As filed with the Securities and Exchange Commission on October 8, 2014

Registration No. 333-195904

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Electronic Cigarettes International Group, Ltd.

(Exact name of registrant as specified in its charter)

Nevada	3990	98-0534859
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14200 Ironwood Drive

Grand Rapids, Michigan 49534

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nevada Agency and Transfer Company

50 West Liberty Street, Suite 880

Reno, Nevada 89501

(775) 322-0626

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David E. Danovitch, Esq. Avraham S. Adler, Esq. Joseph E. Segilia, Esq. Robinson Brog Leinwand Greene Genovese & Gluck P.C. 875 Third Avenue, 9th Floor New York, New York 10022 (212) 603-6300	Andrew R. Keller Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 8, 2014

PRELIMINARY PROSPECTUS

33,333,333 Shares

Electronic Cigarettes International Group, Ltd.

Common Stock

Electronic Cigarettes International Group, Ltd. is offering 28,443,133 shares of its common stock and the selling stockholders identified in this prospectus are selling 4,890,200 shares of our common stock. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “ECIG”. The last reported sale price of our common stock on the Over-the-Counter Bulletin Board on October 7, 2014 was $4.18 per share. In conjunction with this offering, we have applied to list our common stock on the Nasdaq Global Market under the symbol “ECIG.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 11.

	Per Share	Total
Initial price to public	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds before expenses to Electronic Cigarettes International Group, Ltd. (2)	$	$
Proceeds, before expenses, to the selling stockholders (2)	$	$

(1)	We have agreed to reimburse the underwriters for certain FINRA-related expenses. See “Underwriting.”

(2)	We have agreed to pay the underwriting discounts and commissions for the selling stockholders. See “Underwriting.”

We and certain other selling stockholders identified in this prospectus have granted the underwriters a 30-day option to purchase up to an additional 3,250,000 shares and 1,750,000 shares, respectively, of our common stock from us and such selling stockholders at the public offering price less the underwriting discount if the underwriters sell more than 33,333,333 shares of our common stock in this offering.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about             , 2014.

Wells Fargo Securities	Canaccord Genuity

SOCIETE GENERALE	Stephens Inc.

Prospectus dated                , 2014.

ECIG

Building the World's Largest Electronic Cigarette Company

You may rely on the information contained in this prospectus. Neither we nor any of the underwriters have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of our common stock in any circumstances under which the offer of solicitation is unlawful.

i

Industry and Market Data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications such as those of Nielsen, a division company of Nielsen Holdings B.V. (“Nielsen”), Euromonitor International Ltd. (“Euromonitor”) and Information Resources, Inc. (“IRI”), government publications and other published independent sources. Some data is also based on our good faith estimates. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the underwriters have independently verified the accuracy or completeness of this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

Trademarks and Trade Names

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, before making an investment decision. All references to “we,” “us,” “our,” “ECIG” and the “Company” mean Electronic Cigarettes International Group, Ltd.

Our Company

We are a fast-growing independent marketer and distributor of electronic cigarettes. Our objective is to become a leader in the rapidly growing, global electronic cigarette (“e-cigarette”) industry. E-cigarettes are battery-powered products that simulate tobacco smoking through inhalation of nicotine vapor without the fire, flame, tobacco, tar, carbon monoxide, ash, stub, smell and other chemicals found in traditional combustible cigarettes. According to Euromonitor, the global tobacco industry represents a $783 billion market worldwide. In addition, there are an estimated 1.3 billion smokers globally according to The American Cancer Society, and these existing smokers are our target demographic and represent our primary source of revenue growth. We currently sell our products through more than 50,000 outlets across multiple channels in multiple countries.

We accommodate the various product preferences of e-cigarette users by offering a comprehensive set of product offerings, including disposables, rechargeables, tanks, starter kits, e-liquids, open and closed-end vaping systems and accessories. Our products consist of durable components and nicotine liquids that undergo rigorous quality testing during production. We market our products through what we believe is one of the most extensive brand portfolios in the e-cigarette industry. Our global brand portfolio includes the FIN, VIP, VAPESTICK, Victory, Victoria and El Rey brands. We believe that this combination of product breadth and quality, combined with our effective brand strategy, resonates strongly with consumers who associate our products with ease of use, quality, reliability and great taste.

Stronger consumer demand has led retailers to allocate additional shelf space to e-cigarettes and we strive to offer our products at or near every point of distribution where traditional cigarettes are available in the markets we serve. We sell our products through a variety of channels, including wholesale distributors, convenience stores, grocery stores, mass merchandisers, club stores, vape shops, retail mobile kiosk units, owned retail stores, independent retailers, our e-commerce websites, on-premise outlets such as restaurants and bars and other alternative outlets.

We are focused on rapidly securing additional retail distribution in both the domestic United States and international markets through strategic partnerships with key retailers and distributors. We plan on further penetrating existing markets and acquiring new customers by implementing our multi-brand/multi-product strategy, offering products across all price points, to satisfy the demand of consumers with varying preferences. We believe we offer retailers and distributors attractive margins as a result of our low-cost strategy and structured incentives.

Our goal is to become the leading e-cigarette company in the world. We expect to achieve that goal by maximizing our points of distribution, maintaining our low-cost strategy and continuing to differentiate our products and brands in order to resonate with consumers in local markets around the world. We have grown our business both organically and through strategic acquisitions. Our growth trajectory has been further enhanced by accelerating global demand for e-cigarettes over the past few years.

Our Market Opportunity

We operate within the rapidly growing and global e-cigarette industry, an emerging product category that is taking market share from the $783 billion global tobacco industry. The American Cancer Society estimates that there are 1.3 billion tobacco smokers in the world, consuming approximately 6 trillion cigarettes per year, or 190 thousand cigarettes per second. Tobacco use is the leading cause of preventable illness and death, causing more than 5 million annual deaths across the globe according to the Center for Disease Control and Prevention (“CDC”). We believe e-cigarettes offer current smokers an alternative to traditional cigarettes.

Still in the early stages of its market penetration, the e-cigarette industry is highly fragmented with approximately 250 brands worldwide according to the CDC. Primarily propelled by the cannibalization of the traditional tobacco industry, the global e-cigarette industry has recently experienced dramatic growth. According to Euromonitor, e-cigarettes accounted for approximately $3.5 billion in 2013 global retail sales, with approximately 40% of sales generated in the U.S., 30% of sales generated in Europe, and 30% of sales generated in the rest of the world. Euromonitor estimated that significant market growth was achieved from 2012 to 2013 with the U.S., Europe and the rest of the world generating growth rates of 180%, 160%, and 150%, respectively. Euromonitor also projects e-cigarette sales to be approximately $51 billion, or 4 % of the global tobacco and tobacco alternatives market, by 2030. We believe that we are well positioned to benefit from, and take advantage of, these attractive market trends in the coming years.

Source: Euromonitor International 2013.

Business Strengths

Low-Cost Strategy

Our approach is to minimize overall costs by sourcing directly with suppliers instead of receiving supplies through third parties, utilizing a low-cost in-store marketing strategy as well as implementing a lean overhead structure. This allows us to offer an attractive price proposition to our retail and distribution customers. This approach originates at our manufacturing facilities in China, where we work directly with our manufacturing partners instead of using third party sourcing agents. Further, in contrast to many of our competitors, who incur considerable advertising and marketing expenditures, we believe that having the majority of our marketing in-store at the point of purchase provides the highest return on investment. Finally, we have efficiently managed other operating costs by implementing strict corporate expense policies.

Competitive Position in Key Global e-Cigarette Markets

In the United States, FIN is the fourth largest e-cigarette brand for the 52-week period ended August 30, 2014 in the expanded all outlets combined (“XAOC”) and convenience store channels according to Nielsen data. We also believe that upon the completion of our acquisition of Ten Motives Limited and 10 Motives Limited (collectively, “Ten Motives”), each an England and Wales incorporated limited company, as further discussed below in “—Our History and Recent Acquisitions,” Ten Motives, Vapestick Holdings Limited (“Vapestick”) and Must Have Limited (“MHL” or “VIP”) will combine to represent one of the largest e-cigarette businesses in the U.K., based on total subscribed e-cigarette retail markets in the food, drug and mass channels according to IRI industry reports for the 52-week period ended September 6, 2014.

Through our disciplined acquisition and expansion strategy, we believe we have one of the broadest global footprints in the e-cigarette industry. In January 2014, we closed our first international acquisition when we acquired Vapestick, which included the VAPESTICK brand, which gave us an initial and recognizable European brand of e-cigarettes around which we could grow our business in the European market. We are in the early stages of attempting to leverage the VAPESTICK brand by entering into additional markets, such as Russia, Portugal and the Netherlands. According to Euromonitor, Russia is the world’s second largest e-cigarette market. In February 2014, we completed our acquisition of FIN Electronic Cigarette Corporation, Inc. (“FIN”) and its FIN brand, gaining access to a robust sales force and 50,000 outlets in the U.S. More recently, we acquired VIP and its VIP brand in April 2014. We believe that the VIP acquisition further solidifies us as a strategic participant in Europe and brings further product portfolio breadth and a multi-channel distribution system that we believe is replicable worldwide.

Multi-Channel Go-To-Market Approach

We operate a diversified multi-channel distribution model, enabling us to efficiently reach our global end consumers with our products. We sell our products globally through food, drug and mass retailers, convenience stores, direct-store-delivery distributors, owned retail stores, retail mobile kiosk units, vape shops and through the e-commerce channel. As of October 7, 2014, we sold our products through more than 50,000 points of distribution globally. Today, we service a broad base of global strategic retailers, including Wal-Mart, Walgreens, Tesco, 7-Eleven, Speedway, Shell and HEB Grocery Company, and leading distributors, including McLane and Core-Mark in the United States and Palmer and Harvey in the United Kingdom.

We believe that our diversified channel mix provides us with an advantage over those of our competitors who offer their products through fewer channels. We also believe we will be able to quickly adapt and shift our channel mix as regulations and consumer preferences change. Additionally, we believe that having multiple touch points with end consumers drives customer loyalty and brand awareness.

Comprehensive Product and Brand Portfolio

By differentiating our products based on appearance, quality, perceived value and price, we provide our retail and distribution partners with a one-stop solution for all of their e-cigarette needs across varying price points. We currently sell electronic cigarettes under several different brands, including FIN, VIP, VAPESTICK, Victory, Victoria and El Rey. Through this multi-brand/multi-product strategy, we have strategically positioned our portfolio to serve a diverse set of markets and consumer preferences. Ultimately, our target market is the approximately 1.3 billion tobacco smokers who exist worldwide. While many of our competitors limit themselves by focusing on a single brand or product type, our product offerings span the range of customer interests including disposables, rechargeables, tanks, starter kits, e-liquids, open and closed-end vaping systems and accessories. In the U.S. our Victory brand functions as our opening price point brand, while our FIN branded products represent our premium offering. We also offer a portfolio of exclusive or control brands, such as our Greenstix brand, which is manufactured exclusively for MAPCO Express, Inc.

Experienced Leadership Team

We are led by an experienced management team. We are unified by a common vision to build the best global e-cigarette company. Our President and Chief Executive Officer, Brent Willis, is an experienced chief executive with many years of experience leading public and private companies in the food and beverage industry and has years of expertise in building companies, operations and brands worldwide. Mr. Willis has assembled an executive team with broad experience across a wide range of disciplines including sales, marketing, distribution, operations, finance and technology.

Growth Strategies

Drive Organic Growth through Effective Merchandising, Distribution and Global Expansion

We are pursuing three strategies to drive organic growth:

Increase Sell-through and Trial through Effective Merchandising.    While the e-cigarette industry may be complex, our merchandising story remains simple: focus on in-store point of sale marketing and merchandising, given that we believe a significant percentage of purchase decisions are made in-store. Our company offers differentiated product packaging, innovative in-store marketing and customizable display solutions. We are also focused on experiential marketing, including participation in trade shows. We believe our focus on experiential marketing will deliver better results across our brands and generate a higher rate of sell-through and trial because it is important for users of traditional tobacco products to experience the newer delivery devices for nicotine.

Increase Points of Distribution.    We believe we can increase sales to new and existing retail and distribution customers by offering them attractive value chain economics through competitive mark-ups and co-investment programs. Furthermore, our partnership with Fields Texas, which maintains long-standing relationships with some of the world’s largest retailers, provides us an additional avenue to increase distribution globally.

Accelerate International Expansion.    According to Euromonitor, more than 85% of the source of volume for the tobacco industry business lies outside the United States. Our strategy is to increase our international sales by penetrating new and emerging markets where we expect rising consumer incomes and an increase in demand for e-cigarettes. We have implemented a distinct model for expansion into new markets. This model includes building out a localized e-commerce platform in the targeted region, installing retail mobile kiosk units (“kiosks”) in popular shopping centers and erecting flagship stores in that region. We believe that kiosks offer attractive unit economics that are easily scalable. Our kiosk units function as a platform to educate our consumers and by providing important category and product information through our on-site kiosk managers. Given the tremendous success of our kiosks in the U.K., we plan to roll out the kiosk model in our other core markets. As of September 30, 2014, we had approximately 100 kiosks in operation in the U.K. and Ireland.

Selectively Pursue Acquisition Opportunities

Acquisitions are a key part of our strategy to quickly penetrate certain channels and new geographies. Our historical acquisitions have provided us with distribution platforms that have enabled us to establish a local presence in key geographic regions. We continue to evaluate potential acquisition opportunities using a disciplined approach, pursuing only those opportunities that we believe will enhance long-term shareholder value.

Continue to Optimize Manufacturing, Supply Chain and Distribution Operations

We are committed to maintaining as low a cost as possible in order to provide attractive margins to new and existing customers. We believe our plans to integrate our distribution and fulfillment centers will allow us to improve our cost position as we increase scale. For example, we are in the early stages of planning for the integration of an automated ERP system and inventory management system across all of our recently acquired brands.

Evolve our Product Offering to Fit Dynamic Consumer and Product Trends

The global e-cigarette industry is still in nascent form and is continually evolving. Our company has dedicated itself to identifying shifting consumer preferences and responding to those shifts before our competitors. We believe that our global footprint enables us to quickly identify consumer and product trends in one geographic location, analyze and adapt our business as needed, and rapidly drive appropriate changes to our other markets. We plan to continue to adapt to new technologies and products in order to increase our share of the market.

Our History and Recent Acquisitions

ECIG was founded in April 2012, initially as an online e-cigarette business. In March 2013, we launched our first products through retail outlets, offering disposable e-cigarettes in regular and menthol flavors under the Victory brand. In June 2013, ECIG became a public company traded on the over-the-counter market by means of a reverse merger with Teckmine Industries Inc. As part of our efforts to expand retail distribution, we signed a partnership agreement in December 2013 with E-Cig Acquisition Company LLC (“Fields Texas”) and in connection therewith Bill Fields, a member of Fields Texas and former CEO of Wal-Mart Stores Division, joined our board of directors. We believe this was a significant event for the Company as Fields Texas has long standing relationships with some of the world’s largest retailers and we intend to leverage those relationships to significantly expand distribution.

We have completed multiple strategic acquisitions as we continue to look for opportunities to grow our business. On January 9, 2014, we completed the acquisition of Vapestick. Vapestick owns the VAPESTICK brand, under which it sells e-cigarettes in Europe. Vapestick was founded in 2010 by co-founders Michael Clapper and Michiel Carmel. With its distinctive black and chrome style designs and signature blue light tips, VAPESTICK is sold both online (www.vapestick.co.uk) and through thousands of retail outlets across the United Kingdom, including Tesco, Costco, Harrods and Bargain Booze, and Europe. Our distribution throughout Europe beyond the United Kingdom is still in its infancy and represents a small portion of our distribution network. Vapestick is a founding member of the European Electronic Cigarette Industry Trade Association.

On February 28, 2014, we completed the acquisition of FIN. FIN, a wholly owned subsidiary of ours after the merger, along with its subsidiary FIN Branding Group, LLC, was founded in 2011. FIN distributes its brands in more than 50,000 outlets in all 50 states across many channels of distribution, including food, drug, mass retail, gas and convenience stores. The FIN brand is sold in some of the largest retailers in the country, including Wal-Mart, Sam’s Club, Walgreens, Rite-Aid, Kroger, 7-Eleven, Circle K, Stripes Convenience Stores and Mapco Express.

On April 22, 2014, we completed the acquisition of VIP. VIP, which is based in Manchester, United Kingdom, was founded in 2009. VIP has developed a broad portfolio of products that includes traditional rechargeable and disposable e-cigarettes, open and closed-end vaping systems, tanks and e-liquids. VIP offers its products through a multi-channel distribution model with their own retail stores, retail mobile kiosk units, online and traditional retail.

On May 30, 2014, we entered into an agreement with the stockholders of Ten Motives to acquire Ten Motives, which we expect to occur substantially simultaneously with the closing of this offering. Ten Motives, founded in 2008, is one of Europe’s largest e-cigarette companies and is the market leader in the food, drug, and mass channel in the United Kingdom, in each case based on revenues according to recent IRI reports. Ten Motives has a portfolio that spans a broad range of e-cigarette and vaping products and owns the brands Ten Motives, 10 Motives, Cirro and Smoke Relief.

On July 16, 2014, we completed the acquisition of the assets of Hardwire Interactive Inc., a British Virgin Islands company. We plan on using the acquired assets as a platform for expanding our e-commerce sales globally.

A further description of the terms of these acquisitions is described in “Management Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in this prospectus.

Recent Operating Results (preliminary and unaudited)

We have not yet closed our books for our third fiscal quarter ended September 30, 2014. Our independent registered public accounting firm has not completed its review of our results for our third quarter. We are currently in the process of finalizing our financial results for the three and nine months ended September 30, 2014. Set forth below are certain preliminary estimates of the results of operations that we expect to report for our third quarter. Based on preliminary unaudited information and management estimates for the three months ended September 30, 2014, and subject to the completion of our financial closing procedures:

•

We expect revenue for the three months ended September 30, 2014 to be between $16,000,000 and $17,000,000, representing an increase of up to 29% compared to $13,210,893 (on a pro-forma basis, assuming the MHL acquisition occurred at the beginning of the period) for the three months ended June 30, 2014. The estimated increase in revenue for the three months ended September 30, 2014 as compared to the three months ended June 30, 2014 resulted primarily from the initial roll-out of the FIN Advanced Vaping System throughout the United States and an increase in online sales, due to the acquisition of the assets from Hardwire Interactive Ltd.

We currently expect that our final results will be within the ranges described above. However, our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for our third quarter are finalized and released.

We expect to complete our closing procedures for the quarter ended September 30, 2014 in November 2014.

Ten Motives, which we expect to acquire substantially simultaneously with the closing of this offering, has similarly not yet closed its books for the three months ended September 30, 2014, nor will any independent accounting firm complete a review of the results of Ten Motives for the three months ended September 30, 2014. However, Ten Motives has provided us with certain preliminary estimates of the results of operations that it expects for the three months ended September 30, 2014. Based on preliminary unaudited information and estimates of Ten Motives management for the three months ended September 30, 2014, and subject to the completion of its financial closing procedures:

•

Ten Motives expects revenue for the three months ended September 30, 2014 to be between $8,900,000 and $9,300,000, representing a decrease of up to 15.5% compared to $10,533,565 for the three months ended June 30, 2014, and revenue net of sales incentives for the three months ended September 30, 2014 to be between $6,900,000 and $7,300,000. Management of Ten Motives believes that the estimated decrease in revenue for the three months ended September 30, 2014 as compared to the three months ended June 30, 2014 resulted primarily from timing of retailer ordering cycles.

•

On a pro forma basis, the combined revenue of the Company and Ten Motives for the three months ended September 30, 2014 is expected to be between $24,900,000 and $26,300,000, or between $22,9000,000 and $24,300,000 net of Ten Motives’ sale incentives.

We do not have full access to Ten Motives’ books and records prior to the closing of our pending acquisition of Ten Motives. Ten Motives has advised us that they currently expect that Ten Motives’ final results will be within the ranges described above, when included in our consolidated statement of operations for the year ending December 31, 2014 on a pro forma basis, and assuming that the acquisition closes as anticipated. However, Ten Motives’ actual results may differ materially from these estimates due to the completion of its financial closing procedures, final adjustments, integration issues associated with the acquisition and other developments that may arise between now and the time the final results are included in our consolidated statement of operations for the year ending December 31, 2014 on a pro forma basis.

Summary of Risk Factors

Our business is subject to risks, as discussed more fully in the section entitled “Risk Factors” beginning on page 11. You should carefully consider all of the risks discussed in the “Risk Factors” section before investing in our common stock. In particular, the following factors may have an adverse effect on our business, which could cause a decrease in the price of our common stock and result in a loss of all or a portion of your investment:

•	We have incurred losses and cannot assure you that we will achieve or maintain profitable operations.

•	If we do not obtain additional financing, we will not be able to conduct our business operations and achieve our business objectives.

•

We and the businesses we have recently acquired or propose to acquire have limited operating histories and we cannot offer any assurance as to our future financial results, and you should not rely on our past results or the past results of any such businesses as an indicator of our future financial performance.

•	Our two years of operating history and recent acquisitions makes it difficult to accurately predict our future sales and appropriately budget our expenses.

•	Our recent acquisitions and rapid growth of our business could put significant strain on our management and our operational and financial resources.

•	The market for e-cigarettes is a niche market, subject to a great deal of uncertainty, and is still evolving.

•	The recent development of e-cigarettes has not allowed the medical profession to study the long-term health effects of e-cigarette use.

•	The United States Food and Drug Administration (“FDA”) has recently proposed rules seeking to regulate e-cigarettes.

•	The European Parliament has approved the revised European Union Tobacco Product Directive, which will regulate e-cigarettes containing nicotine.

•	Limitation by states and cities in the United States and by other countries on sales of e-cigarettes may have a material adverse effect on our ability to sell our products.

•	Changes in laws, regulations and other requirements could adversely affect our business, results of operations or financial condition.

Corporate Information

We were incorporated in the state of Nevada on May 19, 2004 as Teckmine Industries, Inc. (“Teckmine”). In July 2007, Teckmine became a public company traded in the over the counter market. On June 25, 2013, pursuant to a share exchange agreement, we acquired Victory Electronic Cigarettes, Inc., a Nevada corporation (“VEC”), in which the existing stockholders of VEC exchanged all of their issued and outstanding shares of common stock for 32,500,000 shares of our common stock. After the consummation of the share exchange, stockholders of VEC owned 60.9% of our outstanding common stock and VEC became our wholly owned subsidiary. For accounting purposes, the share exchange was treated as a reverse acquisition with VEC as the acquirer and Teckmine as the acquired party, and as a result the historical financial statements of the Company prior to the acquisition of VEC included in this prospectus are the historical financial statements of VEC. As a result of the reverse merger with Teckmine, we became a public company in June 2013. On July 11, 2013, we changed our name to “Victory Electronic Cigarettes Corporation.” On July 2, 2014, we changed our name to “Electronic Cigarettes International Group, Ltd.”

Our executive offices are located at 14200 Ironwood Drive, Grand Rapids, Michigan 49534, and our telephone number is (616) 384-3272. Our website address is www.ecig.co. Information contained in our website does not form part of this prospectus and is intended for informational purposes only.

The Offering

Common stock offered by us:	28,443,133 shares

Common stock offered by selling stockholders:	4,890,200 shares

Option to purchase additional shares:

We and certain selling stockholders have agreed to allow the underwriters to purchase up to an additional 3,250,000 shares and 1,750,000 shares from us and them, respectively at the public offering price less underwriting discounts and commissions, within 30 days from the date of this prospectus.

Common stock outstanding after this offering:	137,592,246 shares (or 140,842,246 shares, if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds:	We estimate that the net proceeds from our sale of shares of our common stock in this offering will be approximately $113.5 million, or approximately $126.6 million if the underwriters exercise their option to purchase additional shares in full, assuming a public offering price of $4.50 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We expect to use $28.0 million of the net proceeds from this offering to repay indebtedness issued in conjunction with our acquisitions and previous financings, $45.5 million of the net proceeds from this offering to fund cash components of the pending Ten Motives acquisition, $5.0 million to satisfy the earn-out provision of the acquisition consideration for VIP and the remainder for general corporate purposes including working capital, product development, marketing activities, further expansion of our distribution channels and to fund cash components of future acquisitions. On or at any time within 30 days after the closing date of the offering, the holders of an aggregate principal amount of $11.0 million of a series of our convertible notes can require us to redeem all or any part of such notes for an amount equal to the outstanding principal amount and accrued interest multiplied by 105%.

We will not receive any of the net proceeds from the sale of shares of common stock by the selling stockholders.

Dividend Policy:	We do not anticipate paying any cash dividends on our common stock.

Risk factors:	Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 11.

Trading symbol:	ECIG. In conjunction with this offering, we have applied to list our common stock on the Nasdaq Global Market under the symbol “ECIG.”

The number of shares of our common stock outstanding after this offering, assuming a public offering price of $4.50 per share, includes:

•	82,493,649 shares outstanding as October 7, 2014;

•	28,443,133 shares offered in this offering;

•	7,301,442 shares issued upon conversion of 69% of the 15% Convertible Notes;

•	5,088,226 shares issued upon exercise of 18,615,461 warrants held by members of Fields Texas;

•	12,000,000 shares of common stock to be issued to the shareholders of Ten Motives upon the completion of our proposed acquisition of it; and

•	2,265,795 additional shares of common stock to be issued to the purchaser of our common stock in our July 15, 2014 private offering;

and, assuming a public offering price of $4.50 per share excludes a total of 31,938,177 shares, of which:

•	8,612,500 shares of common stock issuable upon exercise of stock options outstanding under the 2013 Long Term Stock Incentive Plan, at exercise prices ranging from $0.25 to $9.05;

•	1,000,000 shares of restricted stock outstanding under the 2014 Long-Term Incentive Plan;

•	150,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.25;

•	6,083,334 shares of common stock issuable upon exercise of warrants at an exercise price of $2.16;

•	323,571 shares of common stock issuable upon exercise of warrants at an exercise price of $2.45;

•	6,191,816 shares of common stock issuable upon exercise of warrants at an exercise price of $4.50;

•	118,519 shares of common stock issuable upon exercise of warrants at an exercise price of $6.75;

•	807,692 shares of common stock issuable upon exercise of warrants at an exercise price of $10.00;

•	6,196,827 shares of common stock issuable upon conversion of convertible debt at a conversion price of $2.48; and

•	2,453,918 shares of common stock issuable upon conversion of convertible debt at a conversion price of $4.50.

A $0.50 decrease in the assumed public offering price of $4.50 per share of common stock would increase the shares to be issued (1) to holders of the 15% Convertible Notes, (2) upon the exercise of the warrants held by members of Fields Texas, (3) to the shareholders of Ten Motives and (4) to the purchaser of our common stock in our July 15, 2014 private offering by 1,515,346 in the aggregate. Additionally, such a decrease in the public offering price would increase the number of shares issuable upon exercise of our outstanding warrants and conversion of our debt listed above by an aggregate of 2,971,453 shares.

Although we can give no assurance that we will be successful, we are in negotiations with one of our current investors regarding the issuance of convertible notes in the principal amount of up to $5,500,000, which new issuance may close prior to the closing of this offering. We expect the conversion price of these notes to be equal to 115% of the VWAP of the common stock on the trading day prior to the issuance of the notes. Should we issue the convertible debt with a conversion price of $4.81 (i.e. 115% of $4.18, which conversion price may change), and based on a public offering price of $4.50 per share, (x) the number of shares issued (1) to the holders of the 15% Convertible Notes that agreed to convert at the closing of this offering and (2) upon the exercise of the warrants held by members of Fields Texas that will be exercised at the closing of this offering would increase by 1,756,458 in the aggregate (depending on the number of shares issuable upon conversion of the notes we ultimately issue), due to the adjustment provisions contained in the 15% Convertible Notes and the warrants issued to Fields Texas and (y) the number of shares issuable upon exercise of our outstanding warrants and conversion of our debt listed above (including the conversion of the new notes) would increase by an aggregate of 2,466,466 shares, depending on the amount of new notes we ultimately issue. If the public offering price were $4.00 per share, such increased numbers of shares would be 1,799,963 and 3,012,656, respectively.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our shares of common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Cautionary Note Regarding Forward-Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus.

Risks Related to Our Business

We have incurred losses and cannot assure you that we will achieve or maintain profitable operations.

As of June 30, 2014, we had an accumulated deficit of $105,784,255. We had a net loss of $20,706,448 for the year ended December 31, 2013. Our net loss for the six months ended June 30, 2014 was $84,491,207. During the six months ended June 30, 2014 we generated gross profit of $8,207,636 while cash used in operating activities was $10,939,359. Our accumulated deficit and net loss are primarily due to, among other reasons, increases in our selling, general and administrative expenditures as we continued to build out and establish our business infrastructure and operations, distribution and marketing expenditures to grow sales of our e-cigarettes, and stock-based compensation expenses. We estimate our operating expenses (exclusive of our advisory warrants) over the next 12 months to be approximately $100 million, including general and administrative expenses. As of June 30, 2014, we had cash of $5,571,019 and working capital deficit of $39,120,055. We cannot assure you that we will achieve sustainable operating profits as we continue to expand our infrastructure, make acquisitions, further develop our marketing efforts and otherwise implement our growth initiatives.

If we do not obtain additional financing, we will not be able to conduct our business operations, refinance or repay portions of our indebtedness and achieve our business objectives.

In order to achieve our objectives established in our business plan, investment capital is required to purchase inventory and invest in infrastructure to grow our business, in addition to funding our operating expenses as discussed above. We believe that our expenses will increase in the long-term as we anticipate our business will grow. We are unable to quantify those increases due to uncertainty with future expenses, such as increased costs associated with our growth and the cost of complying with governmental regulations. In addition, on a pro forma basis after the use of proceeds of this offering, we would have had approximately $29.4 million of debt as of June 30, 2014 that if not paid down or converted will become due and payable within the next 18 months, excluding any amounts outstanding under our FIN credit facility. As of October 7, 2014, we also have $1,090,000 million outstanding under our FIN credit facility, which will have to be repaid unless we agree to new terms for the facility on or before November 14, 2014. Should we complete the proposed issuance of convertible notes in the principal amount of $5,500,000 as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Proposed Financing,” a portion of the proceeds from such offering will be used to repay the balance of the FIN credit facility.

Our current capital resources are insufficient to fund our planned operations for the next 12-month period. We will have to raise additional funds for the continued operations and development of our business, the marketing of our products and servicing our debt. Such additional funds may be raised through the sale of additional common stock, convertible debt and debt securities, new lines of credit and/or commercial borrowing. There can be no assurance that financing will continue to be available as necessary to meet these continuing operating and development costs and debt service requirements or, if the financing is available, that it will be on terms acceptable to us. The issuance of additional common stock, warrants and convertible debt securities by us will result in a significant dilution in the equity interests of our stockholders. Obtaining commercial loans or issuing debt securities, assuming those loans or the capital markets would be available to us, will increase our liabilities and future cash commitments. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may not be able to expand or continue our operations and developments or service our debt and so may be forced to scale back or cease operations or discontinue our business and you could lose your entire investment.

We and the businesses we have recently acquired or propose to acquire have limited operating histories and we cannot offer any assurance as to our future financial results, and you should not rely on the historical financial date included in this prospectus as an indicator of our future financial performance. You may lose your entire investment.

We and the businesses we have recently acquired or propose to acquire have limited operating histories upon which to base any assumption as to the likelihood that we will be successful in implementing our business plan, and we may not be able to generate significant revenues or achieve profitability. You should consider our business and prospects in light of the risks and difficulties we face with our limited operating history and should not rely on our past results or the past results of any of such businesses as an indication of our future performance. There is no assurance that the growth rate we or they have experienced to date will continue. Even if we generate future revenues sufficient to expand operations, increased infrastructure costs and cost of goods sold and marketing expenses could impair or prevent us from generating profitable returns. We recognize that if we are unable to generate significant revenues from our business development, we will not be able to earn profits or potentially continue operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Our two years of operating history and recent acquisitions make it difficult to accurately predict our future sales and appropriately budget our expenses.

In April 2012, we began marketing and distributing electronic cigarettes. In addition, since January of this year we have acquired three other e-cigarette businesses and have entered into an agreement to purchase a fourth. Because of our brief operating history and our recent acquisition activity, it is difficult to accurately predict our future sales and appropriately budget our expenses. Acquisitions involve a number of risks, including possible adverse effects on our operating results during the integration process, the potential loss of customers or employees in connection with the acquisition, delays or reduction in realizing expected synergies, and unexpected liabilities relating to the acquired business. Additionally, our operations will be subject to other risks inherent in the establishment of a developing new business, including, among other things, efficiently deploying our capital, developing our products, expanding our supply and distribution capabilities, developing and implementing our marketing campaigns and strategies and entering into international markets. Our ability to generate future sales will be dependent on a number of factors, many of which are beyond our control, including the pricing of competing products, overall demand for e-cigarettes, changes in consumer preferences, market competition and government regulation. We are currently expanding our staffing, advertising campaigns and operational expenditures to integrate our acquisitions and in anticipation of future sales growth. If our sales do not increase as anticipated, we could incur significant losses due to our higher infrastructure expense levels if we are not able to decrease our advertising and operating expenses or realize other expected synergies in a timely manner to offset the increase in our infrastructure expenses.

Our sales and profitability may decline as a result of increasing product costs and decreasing selling prices.

Our business is subject to pressure on pricing and costs caused by many factors, including intense competition, potential constrained sourcing capacity, pressure from consumers to reduce the prices we charge for our products and changes in consumer demand. Additionally, we have shifted our product mix to distributor and wholesaler sales from online sales to consumers. Selling through traditional retail channels involves significantly greater costs than direct sales to consumers in online sales, including those related to distributor and wholesaler margins, logistics costs and inventory carrying costs. These factors may cause us to experience increased costs, reduce our sales prices to consumers or experience reduced sales in response to increased prices, any of which could have a material adverse effect on our financial condition, operating results and cash flows.

The market for e-cigarettes is a niche market, subject to a great deal of uncertainty, and is still evolving.

E-cigarettes, having recently been introduced to market, are at an early stage of development, represent a niche market and are evolving rapidly and are characterized by an increasing number of market entrants. Our future sales and any future profits are substantially dependent upon the widespread acceptance and use of e-cigarettes. Rapid growth in the use of, and interest in, e-cigarettes is recent, and may not continue on a lasting basis, as evidenced by the decrease in industry growth experienced by the U.S. industry segment during the second quarter of 2014. The demand and market acceptance for these products is subject to a high level of uncertainty. Therefore, we are subject to all of the business risks associated with a new enterprise in a niche market, including risks of unforeseen capital requirements, failure of widespread market acceptance of e-cigarettes, in general or, specifically our products, failure to establish business relationships and competitive disadvantages as against larger and more established competitors.

Our business is in a relatively new consumer product segment, which is difficult to forecast.

Our industry segment is relatively new, and is constantly evolving. As a result, there is a dearth of available information with which to forecast industry trends or patterns. For instance, after several quarters of rapid growth within the segment, there was a decrease in industry growth in the second quarter of 2014 as retailers grappled with high inventory levels from 2013, coupled with changes in preferences and attitudes among users of e-cigarettes and related products. There is no assurance that sustainable industry trends or preferences will develop that will lead to predictable growth or earnings forecasts for individual companies or the industry segment as a whole. We are also unable to determine what impact future governmental regulation may have on trends and preferences or patterns within our industry segment. See “Risks Related to Government Regulation” for a discussion of the risks associated with governmental regulation.

The recent development of e-cigarettes has not allowed the medical profession to study the long-term health effects of e-cigarette use.

Because e-cigarettes were recently developed the medical profession has not had a sufficient period of time to study the long-term health effects of e-cigarette use. Currently, therefore, there is no way of knowing whether or not e-cigarettes are safe for their intended use. If the medical profession were to determine conclusively that e-cigarette usage poses long-term health risks, e-cigarette usage could decline, which could have a material adverse effect on our business, results of operations and financial condition.

The use of e-cigarettes may pose health risks as great as, or greater than, regular tobacco products.

According to the FDA, e-cigarettes may contain ingredients that are known to be toxic to humans and may contain other ingredients that may not be safe. In addition, other publicized recent studies contain assertions that additional carcinogens, including formaldehyde, may be produced through the use of tank systems. Additionally, e-cigarettes may be attractive to young people and may lead them to try other tobacco products, including conventional cigarettes that are known to cause disease. Because clinical studies about the safety and efficacy of e-cigarettes have not been submitted to the FDA, consumers currently have no way of knowing whether e-cigarettes are safe before their intended use; what types or concentrations of potentially harmful chemicals are found in these products; or how much nicotine is being inhaled.

In this regard, on April 25, 2014, the FDA announced a proposed rule (the “Proposed Rule”) establishing, for the first time, federal regulatory authority over e-cigarettes, among other tobacco products. See, “—Government Regulation—United States” below for a more detailed discussion of the Proposed Rule.

In February 2012, it was reported in Florida that an e-cigarette exploded in a smoker’s mouth causing serious injury. Although there does not appear to be similar incidences elsewhere nor are there specific details concerning the Florida incident, there is a risk that an e-cigarette can cause bodily injury and the publicity from such instances of injury could dramatically slow the growth of the market for e-cigarettes.

Our products contain nicotine, which is considered to be a highly addictive substance.

Certain of our products contain nicotine, a chemical found in cigarettes and other tobacco products which is considered to be highly addictive. The Family Smoking Prevention and Tobacco Control Act, empowers the FDA to regulate the amount of nicotine found in tobacco products, but may not require the reduction of nicotine yields of a tobacco product to zero. Any FDA regulation may require us to reformulate, recall and or discontinue certain of the products we may sell from time to time, which may have a material adverse effect on our ability to market our products and have a material adverse effect on our business, financial condition, results of operations, cash flows and/or future prospects.

We face intense competition and our failure to compete effectively could have a material adverse effect on our business, results of operations and financial condition.

We face intense competition from direct and indirect competitors, including “big tobacco,” “big pharma,” and other known and established or yet to be formed e-cigarette companies, each of whom pose a competitive threat to our current business and future prospects. We expect competition to intensify in the future. Certain of these companies are either currently competing with us or are focusing significant resources on providing products that will compete with our e-cigarette product offerings in the future.

Our principal competitors can be classified into three main categories: (1) tobacco companies; (2) other e-cigarette companies; and (3) pharmaceutical companies. We compete primarily on the basis of product quality, brand recognition, brand loyalty, service, marketing, advertising and price. We are subject to highly competitive conditions in all aspects of our business, and barriers to entry into the online business are low. The competitive environment and our competitive position can be significantly influenced by weak economic conditions, erosion of consumer confidence, competitors’ introduction of low-priced products or innovative products, cigarette excise taxes, higher absolute prices and larger gaps between price categories, and product regulation that diminishes the ability to differentiate tobacco products.

Traditional tobacco companies, including Phillip Morris, R.J. Reynolds, British American Tobacco and Imperial Tobacco Group, are expanding into various e-cigarette markets throughout the world. Each of these companies has recently rolled out their own e-cigarette offerings in markets where we currently sell our products. Additionally, Phillip Morris International and Japan Tobacco have recently announced the acquisitions of U.K. brands Nicolites and E-lites, respectively, while Imperial Tobacco Group has announced its intention to purchase Blu, the leading e-cigarette brand in the United States. Because of their well-established sales and distribution channels, marketing expertise and significant resources, “big tobacco” may be better positioned than small competitors to capture a larger share of the e-cigarette market. We also face competition from smaller tobacco companies that are much larger, better funded, and more established than us.

Independent e-cigarette companies that currently market competing products include, but are not limited to, Njoy, Vapor Corp., V2 Cigs and others. Pharmaceutical companies market smoking cessation aids and alternative nicotine delivery products such as, in the case of Glaxo SmithKline, Nicorette® Gum, the NicoDerm® patch, and the Zyban® sustained release tablet, and in the case of Pfizer, Chantix® prescription medication and the Nicotrol® nicotine inhaler.

There can be no assurance that we will be able to compete successfully against any of the aforementioned competitors, who may have greater resources, capital, experience, market penetration,

sales and distribution channels than us. We have no assurances that we will be able to compete with these competitors and that we will be successful in operating our business and increasing profitability. Our inability to successfully compete against these or any of our competitors will have a material adverse effect our business, results of operations and financial condition.

Sales of conventional tobacco cigarettes have been declining, which could have a material adverse effect on our business.

We believe that the vast majority of e-cigarette users are people trying to switch from regular cigarettes. The overall global market for conventional tobacco cigarettes has generally been declining in terms of volume of sales, however, as a result of restrictions on advertising and promotions, funding of smoking prevention campaigns, increases in regulation and excise taxes, a decline in the social acceptability of smoking, and other factors, and such sales are expected to continue to decline. While the sales of e-cigarettes have been increasing over the last several years, the e-cigarette market is only developing and is a fraction of the size of the conventional tobacco cigarette market. A continual decline in cigarette sales may adversely affect the growth of the e-cigarette market, which could have a material adverse effect on our business, results of operations and financial condition.

Our business may be affected if we are taxed like other tobacco products or if we are required to collect and remit sales tax on certain of our internet sales.

As opposed to the sale of conventional cigarettes or other tobacco products, the sale of e-cigarettes is largely free of federal, state and local excise tax burdens; the one exception is North Carolina where the sale of nicotine liquids used in e-cigarettes is subject to tax of $0.05/ml.

Should federal, state and local governments and/or other taxing authorities, including those in the EU or the United Kingdom, impose excise taxes similar to those levied against conventional cigarettes and tobacco products on our products, those taxes may have a material adverse effect on the demand for our products, as consumers may be unwilling to pay the associated increased costs for our products. Currently there are a few additional states considering such legislation.

For example, Minnesota has levied an excise tax that is 95% of wholesale price on the sale of most tobacco products other than traditional cigarettes. This tax currently excludes e-cigarettes. However, an expansion of this tax to include e-cigarettes may have a material adverse effect on the demand for our product.

Similarly, in New Jersey, state legislators are contemplating a 75% wholesale tax on the sale of e-cigarettes, which, if passed, may likewise have a material adverse effect on the demand for our products.

We may be unable to establish the systems and processes needed to track and submit the excise and sales taxes we collect through Internet sales, which would limit our ability to market our products through our websites which would have a material adverse effect on our business, results of operations and financial condition. States such as New York, Hawaii, Rhode Island and North Carolina have begun collecting sales taxes on Internet sales where companies have used independent contractors in those states to solicit sales from residents of that state. The requirement to collect, track and remit sales taxes based on independent affiliate sales may require us to increase our prices, which may affect demand for our products or conversely reduce our net profit margin, either of which would have a material adverse effect on our business, results of operations and financial condition.

We may not be able to implement successfully our growth strategy for our brands on a timely basis or at all.

We believe that our future success depends, in part, on our ability to implement our growth strategy of leveraging our existing brands and products to drive increased sales. Our ability to implement this strategy depends, among other things, on our ability to:

•	enter into distribution and other strategic arrangements with third-party retailers and distributors of our products;

•	compete successfully in the product categories in which we choose to operate;

•	introduce new and appealing products and innovate successfully on our existing products;

•	develop and maintain consumer interest in our brands; and

•	increase our brand recognition and loyalty.

We may not be able to implement this growth strategy successfully, and our rates of sales and income growth may not be sustainable over time. Our sales and results of operations will be negatively affected if we fail to implement our growth strategy or if we invest resources in a growth strategy that ultimately proves unsuccessful.

Our success is dependent upon our marketing efforts.

We have limited marketing experience in marketing e-cigarettes and limited financial, personnel and other resources to undertake extensive marketing activities. If we are unable to generate significant market awareness for our products and our brands our operations may not generate sufficient revenues for us to execute our business plan, generate revenues and achieve profitable operations.

We may be unable to successfully promote and maintain our brands.

We believe that establishing and maintaining the brand identities of our products is a critical aspect of attracting and expanding a large client base. Promotion and enhancement of our brands will depend largely on our success in continuing to provide customers with products that are of satisfactory quality and our ability to identify shifting consumer preferences. If our customers and end users do not perceive our products to be of satisfactory quality, or if we introduce new products or enter into new business ventures that are not favorably received by our customers and end users, we will risk diluting our brand identities and decreasing their attractiveness to existing and potential customers.

Moreover, in order to attract and retain customers and to promote and maintain our brand equity in response to competitive pressures, we may have to increase substantially our financial commitment to creating and maintaining a distinct brand loyalty among our customers. If we incur significant expenses in an attempt to promote and maintain our brands, our profitability will likely be impaired.

We may not be able to establish sustainable relationships with large retailers or national chains.

We believe the best way to develop brand and product recognition and increase sales volume is to establish relationships with large retailers and national chains. We currently have established relationships with several large retailers and national chains and in connection therewith we have agreed to pay such retailers and chains fees, known as “slotting fees”, to carry and offer our products for sale based on the number of stores our products will be carried in. Our biggest retail customers are Wal-Mart and Walgreens in the U.S. and, upon our acquisition of Ten Motives, will be Tesco and Sainsbury in the U.K. For the seven months ended July 31, 2014, Walgreens and Wal-Mart accounted for approximately 55% and approximately 9% of FIN’s gross sales, respectively, and, for the six months ended June 30, 2014, Tesco and Sainsbury, combined, accounted for approximately 90% of Ten Motives’ sales, any of which, if lost, could have a material adverse effect on our business. These existing relationships are “at-will” meaning that either party may terminate the relationship for any reason or no reason at all, and we do not have contracts with these retailers. We may not be able to sustain these relationships or establish other relationships with large retailers or national chains or, even if we do so, sustain such other relationships. Our inability to develop and sustain relationships with large retailers and national chains will impede our ability to develop brand and product recognition and increase sales volume and, ultimately, require us to pursue and rely on local and more fragmented sales channels, which will have a material adverse effect on our business, results of operations and financial condition.

We rely on the efforts of third party agents to generate sales of our products.

We rely significantly on the efforts of independent distributors to purchase and distribute our products to wholesalers and retailers. No single distributor currently accounts for a material percentage of our sales and we believe that should any of these relationships terminate we would be able to find suitable replacements and do so on a timely basis. However, any loss of distributors or our ability to timely replace any given distributor could have a material adverse effect on our business, financial condition and results of operations.

We have recently entered into distribution agreements with certain distributors in the United States to distribute our various products, and are in the process of finalizing distribution agreements with other distributors for the distribution of our products in Europe. We have also signed a memorandum of understanding with Al Mansour International Distribution Company, an affiliate of Man FinCo, to negotiate a sales and distribution agreement to cover the distribution of our products in the Middle East and parts of Africa. No assurances can be made, however, that definitive agreements will be reached in any or all of these negotiations.

We rely, in part, on the efforts of independent salespersons who sell our products to distributors and major retailers and Internet sales affiliates to generate sales of products. No single independent salesperson or Internet affiliate currently accounts for a material percentage of our sales and we believe that should any of these relationships terminate we would be able to find suitable replacements and do so on a timely basis. However, any loss of independent sales persons or Internet sales affiliates or our ability to timely replace any one of them could have a material adverse effect on our business, financial condition and results of operations.

We depend on a small number of third party suppliers and manufacturers for our e-cigarette products.

We do not own or control our suppliers or our suppliers’ suppliers, and therefore we are unable to control or ensure our supply of products or the consistency of those products. We depend on a small number of third-party suppliers and manufacturers for our e-cigarette products, which include, but are not limited to, our electrical components, technology, flavorings and essences. Our customers associate certain characteristics of our products including the weight, feel, draw, flavor, packaging and other attributes of our products to the brands we market, distribute and sell. Export from certain provinces in the People’s Republic of China (“China”) or at times from Hong Kong have run into delays, as have imports and receipts in the United States. A natural or man-made disaster or other interruption in supply and or consistency of our products may harm our relationships and goodwill with customers, and have a materially adverse effect on our cash flow and our operations.

Substantially all of the Company’s products are manufactured by two suppliers in China, one of which sources our e-liquids. We do not have long-term contracts with either of these suppliers. Although we believe that several alternative and redundant sources for our products are available, any failure to obtain the components, chemicals constituents and manufacturing services necessary for the production of our products would have a material adverse effect on our business and prevent us from timely execution of our business plan and may result in additional expenditures of time and money in seeking viable new sources of supply and manufacturer alternatives.

Moreover our inability to replicate those certain characteristics of our products, which our customers associate and enjoy, which are specific to our brands, may cause a loss of customer loyalty, patronage and goodwill and which may have a material adverse effect on our business.

Disruption of our supply or distribution chains could adversely affect our business.

Damage or disruption to our third party manufacturing or distribution capabilities due to weather, natural disaster, fire, environmental incident, terrorism, pandemic, strikes, the financial or operational instability or takeover by any of our competitors or other third parties of key suppliers, distributors, warehousing, and transportation providers, or other reasons could impair the manufacture or distribution of our products. If we are unable or it is not financially feasible to mitigate the likelihood or potential impact of such events, our business and results of operations could be negatively affected and additional resources could be required to restore our supply chain.

We use Chinese manufacturers for the production of our products.

Our suppliers and product manufacturers are based in China. Should Chinese factories continue to draw public criticism for exporting unsafe products, whether those products relate to us or not, we may be adversely and materially affected by the stigma associated with Chinese production, which would affect our business operation, our revenues and our financial projections and prospects.

Moreover, products manufactured by our Chinese suppliers that are not considered safe and or those products that do not comply with U.S. regulatory requirements and safety and health standards may cause significant harm and or death to persons who use the product and subject us to liability and potential legal claims and cause injury to our reputation, goodwill and operating results.

If we fail to keep pace with changing industry technology and consumer preferences, we will be at a competitive disadvantage.

The e-cigarette industry is at an early stage of development and is evolving rapidly. It is characterized by changing technology, budding industry standards, frequent new and enhanced product introductions, rapidly changing consumer preferences and product obsolescence. In order to continue to compete effectively in the e-cigarette industry, we need to respond quickly to technological changes and to understand their impact on our customers’ preferences. It may take significant time and resources to respond to these technological changes. If we fail to keep pace with these changes, our business may suffer. Moreover, developments by others may render our technologies and intended products noncompetitive or obsolete, or we may be unable to keep pace with technological developments or other market factors. If any of our competitors implement new technologies before we are able to implement them, those competitors may be able to provide more effective products than ours. Any delay or failure in the introduction of new or enhanced e-cigarette products, which appeal to the evolving preferences of the e-cigarette consumer, could have a material adverse effect on our business, results of operations and financial condition. Furthermore, our inability to keep pace with changing industry technology and consumer preferences may cause our inventory to become obsolete at a rate faster than anticipated, which may result in our taking goodwill impairment charges in past or future acquisitions that negatively impact our results of operations.

Existing or pending patents could prevent us from operating our business in its present form.

Ruyan Investments Holding Ltd. (“Ruyan”), a Chinese company, and Fontem Ventures B.V. and Fontem Holdings 1 B.V., both Netherlands companies (“Fontem”), have each filed complaints for patent infringement against us and/or one of our subsidiaries, FIN, alleging infringement of certain U.S. patents related to e-cigarette technologies by many of our products including Victory and FIN disposable and rechargeable electronic cigarettes, FIN cartomizer refill packs, Victory and FIN refill cartridges and Victory replacement rechargeable batteries. Should the asserted patents be adjudged valid, enforceable and infringed by our manufacture, use, importation, marketing and/or sale of such products, we may be forced to pay damages and/or be enjoined from infringing activity. We also may be required to obtain a license to the asserted patents or substantially modify or redesign our existing product line in order to continue operations. We can offer no assurances that a license would be available on acceptable terms or at all, or that we will be able to revise our business model economically, efficiently or at all. Should any of these events occur, they are likely to have a material adverse effect on our ability to operate our business.

We are currently defending ourselves and our subsidiary in the lawsuits mentioned above, in addition to other litigation that has come up in the course of our doing business. Should other parties contact us regarding any other possible infringement of intellectual property rights or commence any additional legal action against us, which would require us to participate in additional litigation, we may not have the resources to fund the required litigation costs, which may adversely affect our business prospects, financial condition and results of operations.

We do not own any patents relating to e-cigarettes.

We do not currently own any domestic or foreign patents relating to our electronic cigarettes, nor does the Company currently have any licenses to use any third-party intellectual property. As such, if the Company is not successful in obtaining intellectual property rights covering its products, or obtaining licenses to use a third-party’s intellectual property on reasonable and acceptable terms, it could result in lawsuits against us for trademark and/or intellectual property infringement, and the Company may not be able to counterclaim with its own infringement allegations. Any such infringement, litigation or adverse proceeding could result in substantial costs and diversion of resources and could seriously harm our business operations or results of operations.

We may be required to obtain licenses to patents or proprietary rights of others.

We may be required to obtain licenses to patents or proprietary rights of others. We cannot assure you that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to us or at all. If we do not obtain such licenses, we could encounter delays in product market introductions while we attempt to design around such patents, or could find that the development, manufacture, or sale of products requiring such licenses could be foreclosed. Litigation may be necessary to defend against claims of infringement asserted against us by others, or assert claims of infringement to enforce patents issued to us or exclusively licensed to us, to protect trade secrets or know-how possessed by us, or to determine the scope and validity of the proprietary rights of others. In addition, we may become involved in oppositions in foreign jurisdictions, reexaminations declared by the United States Patent and Trademark Office, or interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions with respect to our patent applications or those of our licensors. Litigation, opposition, reexamination or interference proceedings could result in substantial costs to and diversion of effort by us, and may have a material adverse impact on, us. In addition, we cannot assure you that our efforts to maintain or defend our intellectual property will be successful.

We may not fully realize anticipated benefits from past or future acquisitions or equity investments.

Our growth to date has been, and we expect that a substantial portion of any future growth of our business will be, accomplished by acquiring existing businesses, products or technologies. The success of any acquisition will depend upon, among other things, our ability to integrate acquired personnel, operations, products and technologies into our organization effectively, to retain and motivate key personnel of acquired businesses and to retain their customers. In addition, we might not be able to identify suitable acquisition opportunities and accurately assess their value, growth potential, strengths, weaknesses, contingent and other liabilities, and potential profitability. Any acquisition may result in diversion of management’s attention from other business concerns and such acquisition may be dilutive to our financial results and/or result in impairment charges and write-offs. We might also spend time and money investigating and negotiating with potential acquisition or investment targets, but not complete the transaction.

Although we expect to realize strategic, operational and financial benefits as a result of our past or future acquisitions and equity investments, we cannot predict whether and to what extent such benefits will be achieved. There are significant challenges to integrating an acquired operation into our business, including, but not limited to:

•	successfully managing our combined operations and integrating our supply and distribution channels;

•	integrating the sales organizations and maintaining and increasing the customer base;

•	retaining key employees, suppliers and distributors;

•	integrating new products into our existing product mix;

•	addressing the risks of entering markets in new geographies;

•	integrating management information, inventory, accounting, technology and research and development activities; and

•	addressing operating losses related to individual facilities or product lines.

Any future acquisition could involve other risks, including the assumption of unidentified liabilities for which we, as a successor owner, may be responsible. These transactions typically involve a number of risks and present financial and other challenges, including the existence of unknown disputes, liabilities, or contingencies and changes in the industry, location, or regulatory or political environment in which these investments are located, that our diligence review may not adequately uncover and that may arise after entering into such arrangements.

We may have to pay cash, incur debt, or issue our common stock, warrants, convertible debt or other debt securities to pay for any such acquisition, any of which could adversely affect our financial results, and there is no assurance that we will be able to obtain any necessary financing on acceptable terms. In addition, the sale of common stock, warrants and/or convertible debt to finance any such acquisitions could result in dilution to our stockholders, and certain of those securities may have rights, preferences, or privileges senior to those of our common stock. Additional indebtedness would result in increased fixed obligations and could also result in additional operational restrictions that would impede our ability to manage our operations.

We have recorded a significant amount of goodwill, and we may never realize the full value of our intangible assets, causing us to record impairments that may negatively affect our results of operations.

Our total assets include substantial goodwill. On a pro forma basis as of June 30, 2014, our total assets were $371.8 million, of which $237.3 million consisted of goodwill. The goodwill is primarily associated with our recently completed acquisitions of Vapestick, FIN and MHL, and our proposed acquisition of Ten Motives. Goodwill represents the excess of the purchase price we paid over the fair value of the net tangible and intangible assets we acquired. Goodwill is recorded at fair value on the date of an acquisition and is reviewed annually or more frequently if changes in circumstances indicate the carrying value may not be recoverable. We may be required to recognize an impairment of goodwill in the future due to market conditions or other factors related to our performance. These market events could include a decline over a period of time of our stock price, a decline over a period of time in valuation multiples of comparable e-cigarette companies, the lack of an increase in our market price consistent with our peer companies, or decreases in control premiums. A decline in the forecasted results in our business plan, such as changes in our expected growth in our distribution channels, new market entries or decreases in prices or profit margins, could also result in an impairment charge. Recognition of impairments of a significant portion of goodwill would negatively affect our reported results of operations and total capitalization, the effect of which could be material and could make it more difficult to secure financing on attractive terms and meet expectations of our investors. As of June 30, 2014, we recognized goodwill impairment of approximately $9 million related to our FIN subsidiary. We can give no assurance that we will not be required to record any additional goodwill impairments on our FIN subsidiary or on any of our other acquired businesses in the future.

We have made several acquisitions and have grown rapidly in 2014, and we may encounter difficulties in managing our growth, which would adversely affect our results of operations.

We have recently completed acquisitions of Vapestick, FIN and MHL, and have entered into a binding agreement to acquire Ten Motives. This significant expansion of our operations could put significant strain on our management and our operational and financial resources. To manage future growth, we will need to hire, train, and manage additional employees. Concurrent with expanding our operational and marketing capabilities, we will also need to increase our product development activities. We may not be able to support, financially or otherwise, future growth, or hire, train, motivate, and manage the required personnel. Our failure to manage growth effectively could limit our ability to achieve our goals.

Our success in managing our growth will depend in part on the ability of our executive officers to continue to implement and improve our operational, management, information and financial control systems and to expand, train and manage our employee base, and particularly to attract, expand, train, manage and retain a sales force to market our products on acceptable terms. Our inability to manage growth effectively could cause our operating costs to grow at a faster pace than we currently anticipate, and could have a material adverse effect on our business, financial condition, results of operations and prospects.

The requirements of being a U.S. public company may strain our resources and divert management’s attention.

We are required to comply with various corporate governance and financial reporting requirements under the Sarbanes-Oxley Act of 2002, the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations adopted by the Securities and Exchange Commission and the Public Corporation Accounting Oversight Board. We anticipate that we will spend approximately $500,000 each year to comply with these rules. Further, compliance with various regulatory reporting requires significant commitments of time from our management and our directors, which reduces the time available for the performance of their other responsibilities. Our failure to track and comply with the various rules may materially adversely affect our reputation, ability to obtain the necessary certifications to financial statements, lead to additional regulatory enforcement actions, and could adversely affect the value of our common stock.

We have identified material weaknesses in our financial reporting and may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we have failed to remediate our material weaknesses or if we fail to maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected, which could adversely affect the value of our common stock.

In connection with our preparation of our filings of our quarterly reports on Form 10-Q for each of the first and second quarters of this year, we concluded that there were material weaknesses in our financial reporting and restated our previously issued financial statements as of and for the year ended December 31, 2013. A material weakness is a deficiency, or a combination of deficiencies, in financial reporting such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Due to our recent acquisitions, we lacked the requisite personnel necessary to support our accounting operations as we integrated the systems from the companies we acquired and the systems necessary for the timely and accurate preparation and review of our consolidated financial statements. Management has recently hired a CFO with significant international acquisition integration experience and in the process of hiring an experienced financial controller to help address this situation. In addition, the hiring of additional accounting personnel will continue as required to support our general operations as we continue to grow and expand the Company both organically and through acquisitions. We have also begun the process of planning for the implementation of a global ERP system that we believe should enhance our overall finance infrastructure as well as expedite our reporting process. Although we are actively engaged in the planning for, and implementation of, these remediation efforts, we can give no assurance as to how quickly we will be able to remedy the material weaknesses described above, or that no additional material weaknesses will occur in the future. Pursuant to Section 404(a) of the Sarbanes-Oxley Act, our management will be required to report upon the effectiveness of our internal control over financial reporting and our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting when we file our annual report for our fiscal year ending December 31, 2014. We can give no assurance that we or our independent registered public accounting firm will be able to conclude that our internal controls over financial reporting will be effective at that time.

A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our internal control systems to prevent error or fraud could materially adversely impact us, could lead to restatements of our financial statements and investors not being able to rely on the completeness and accuracy of the financial information contained in our filings with the SEC, and could potentially subject us to sanctions or investigations by the SEC or other regulatory authorities or stockholder litigation. Any such failure could also cause investors to lose confidence in our reported financial information or our common stock listing on the Nasdaq Global Market to be suspended or terminated, which could adversely affect the value of our common stock.

Expanding our operations internationally poses additional risks to our business, including numerous legal and regulatory risks.

As we grow our business internationally, we must successfully tailor our products to the specific customs and cultures of relevant countries and markets. Learning the customs and cultures of various countries and markets can be difficult and costly, and the failure to do so could slow international growth. In addition, we incur additional legal and compliance costs associated with our international operations and could become subject to legal penalties in foreign countries if we do not comply with local laws and regulations. Operating in international markets also exposes us to additional risks, including, among others:

•	Economic and political instability in the various countries and regions in which we operate.

•

Legal and regulatory requirements in multiple jurisdictions that differ from those in the United States and change from time to time, such as tax, labor, and trade laws, as well as laws that affect our ability to source, market, or sell our products.

•

Restrictions on our ability to access cash generated by international operations due to restrictions on the repatriation of dividends, distribution of cash to shareholders outside of such countries, foreign exchange control, and other restrictions.

•	Changes in, and violations of, governmental regulation, including labor regulations, and our inability or failure to obtain required approvals, permits, or registrations.

•	Adverse tax consequences, including imposition of withholding or other taxes on payments by subsidiaries.

•	Trade protection measures and price controls.

•	Diminished protection of intellectual property in some countries.

These risks could lead to certain events that could lead to disruption of our e-cigarette business, significant expenditures and/or damage to our reputation, and could harm our reputation or have a material adverse effect on our business, results of operations and financial condition.

If we fail to comply with anti-bribery laws, including the U.S. Foreign Corrupt Practices Act, or FCPA, we could be subject to civil and/or criminal penalties.

Our business operations and sales in countries outside the United States are subject to anti-corruption, anti-bribery and anti-kickback laws and regulations, including restrictions imposed by the Foreign Corrupt Practices Act (“FCPA”), as well as the United Kingdom Bribery Act of 2010 (“UK Bribery Act”). The FCPA, UK Bribery Act, and similar anti-corruption, anti-bribery and anti-kickback laws in other jurisdictions generally prohibit companies and their intermediaries and agents from making improper payments to government officials or any other persons for the purpose of obtaining or retaining business. If we are found to be liable for violations of the FCPA or similar anti-corruption, anti-bribery and anti-kickback laws in international jurisdictions, either due to our own acts or out of inadvertence, or due to the acts or inadvertence of our intermediaries or agents, we could suffer criminal or civil fines or penalties or other repercussions, including reputational harm, which could have a material and adverse effect on our business, results of operations and financial condition.

A failure to comply with export control or economic sanctions laws and regulations could have a material adverse impact on our business, results of operations or financial condition. We may be unable to ensure that our distributors comply with applicable sanctions and export control laws.

We operate internationally, having acquired two U.K. companies already in 2014 and under agreement to acquire a third U.K. company substantially simultaneously with the closing of this offering. We face several risks inherent in conducting business internationally, including compliance with applicable economic sanctions laws and regulations, such as laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control, or OFAC, the United States Department of State and the United States Department of Commerce. We must also comply with all applicable export control laws and regulations of the United States and other countries. Violations of these laws or regulations could result in significant additional sanctions including criminal or civil fines or penalties, more onerous compliance requirements, more extensive debarments from export privileges or loss of authorizations needed to conduct aspects of our international business.

In certain countries, we may engage third party agents or intermediaries, such as customs agents, to act on our behalf and if these third party agents or intermediaries violate applicable laws, their actions may result in criminal or civil fines or penalties or other sanctions being assessed against us. We take certain measures designed to ensure our compliance with U.S. export and economic sanctions law and we believe that we have never sold our products to Iran, Cuba, Sudan or Syria through third party agents or intermediaries or made any effort to attract business from any of these countries. However, it is possible that some of our products were sold or will be sold to distributors or other parties that, without our knowledge or consent, re-exported or will re-export such products to these countries. Although none of our non-U.S. distributors are located in, or to our knowledge, conduct business with Iran, Cuba, Sudan or Syria, we may not be successful in ensuring compliance with limitations or restrictions on business with these or other countries subject to economic sanctions. There can be no assurance that we will be in compliance with export control or economic sanctions laws and regulations in the future. Any such violation could result in significant criminal or civil fines, penalties or other sanctions and repercussions, including reputational harm that could materially adversely impact our business, results of operations or financial condition.

Additionally, we cannot predict whether and in what manner export or economic sanctions laws may change in the future, and countries or individuals that are not now currently the target of export or economic sanctions laws might, in the future, be the target of export or economic sanctions laws. We plan to expand our business internationally, including into Russia, and those expansion plans might be limited or otherwise adversely affected by changes to export or economic sanctions laws.

Our earnings could be adversely affected by currency exchange rates and currency devaluations.

The majority of our revenues are currently generated in U.S. dollars and British Pounds Sterling, however our manufacturers and suppliers are located in China. Fluctuations in exchange rates between our respective currencies could result in higher production and supply costs to us which would have an adverse effect on our profit margins and our business operation if we are not willing or able to pass those costs on to our customers or effectively hedge our currency exposure.

Moreover, if we attempt to hedge our risk in the currency markets and are unsuccessful and or if our competitors are more successful arbitraging the currency risk we may find ourselves at a competitive disadvantage to other market participants which would have a material adverse effect on our business operations.

We face competition from foreign importers who do not comply with government regulation.

We face competition from foreign sellers of e-cigarettes that may illegally ship their products into the United States for direct delivery to customers. These market participants will not have the added cost and expense of complying with U.S. regulations and taxes and as a result will be able to offer their product at a more competitive price than us and potentially capture market share. Moreover, should we be unable to sell certain of our products during any regulatory approval process we have no assurances that we will be able to recapture those customers that we lost to our foreign domiciled competitors during any “blackout” periods, during which we are not permitted to sell our products. This competitive disadvantage may have a material adverse effect on our business, results of operations and our financial condition.

We rely on a limited number of key employees and may experience difficulty in attracting and hiring qualified new personnel in some areas of our business.

The loss of any of our key employees could adversely affect our business. As a member of the tobacco industry, we may experience difficulty in identifying and hiring qualified executives and other personnel in some areas of our business. This difficulty is primarily attributable to the health and social issues associated with the tobacco industry. The loss of services of any key employees or our inability to attract, hire and retain personnel with requisite skills could restrict our ability to develop new products, enhance existing products in a timely manner, sell products or manage our business effectively. These factors could have a material adverse effect on our business, results of operations and financial condition.

Currently, we do not have key person life insurance on our executive officers or board members and may be unable to obtain such insurance in the near future due to high cost or other reasons. The loss of the services of any of our executive officers/key employees could have a material adverse effect on our business, if we are unable to find suitable replacements.

We may experience product liability claims in our business, which could adversely affect our business.

The tobacco industry in general has historically been subject to frequent product liability claims. As a result, we may experience product liability claims from the marketing and sale of e-cigarettes. Any product liability claim brought against us, with or without merit, could result in:

•	liabilities that substantially exceed our product liability insurance, which we would then be required to pay from other sources, if available;

•	an increase of our product liability insurance rates or the inability to maintain insurance coverage in the future on acceptable terms, or at all;

•	damage to our reputation and the reputation of our products, resulting in lower sales;

•	regulatory investigations that could require costly recalls or product modifications;

•	litigation costs; and

•	the diversion of management’s attention from managing our business.

Any one or more of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

We face a risk of product liability claims and may not be able to obtain adequate insurance, and any such claims could materially and adversely affect our reputation and brand image.

Our business exposes us to potential liability risks that may arise from the clinical testing, manufacture, and sale of our products. Substantial damage awards have been issued in certain jurisdictions against pharmaceutical and tobacco companies based on claims for injuries allegedly caused by the use of pharmaceutical and tobacco products, and similar claims may be brought against manufacturers and distributors of e-cigarette products. Liability claims may be expensive to defend and result in large judgments against us. We currently carry liability insurance, however there is no assurance that it will continue to be available to us at an affordable price if at all. Our insurance may not reimburse us, or the coverage may not be sufficient to cover claims made against us. We cannot predict any or all of the possible harms or side effects that may result from the use of our current products or any future products and, therefore, the amount of insurance coverage we currently hold may not be adequate to cover all liabilities we might incur. If we are sued for any injury allegedly caused by our products, our liability could exceed our ability to pay the liability. Whether or not we are ultimately successful in any adverse litigation, such litigation could consume substantial amounts of our financial and managerial resources, all of which could have a material adverse effect on our business, financial condition, results of operations, prospects and stock price. In addition, even if a product liability claim is found to be without merit or is otherwise unsuccessful, the negative publicity surrounding such assertions regarding our products or processes could materially and adversely affect our reputation and brand image. Any loss of consumer confidence in the safety and quality of our products would be difficult and costly to overcome.

If we experience product recalls, we may incur significant and unexpected costs and our business reputation could be adversely affected.

We may be exposed to product recalls and adverse public relations if our products are alleged to cause illness or injury, or if we are alleged to have violated governmental regulations. A product recall could result in substantial and unexpected expenditures that could exceed our product recall insurance coverage limits and harm to our reputation, which could have a material adverse effect on our business, results of operations and financial condition. In addition, a product recall may require significant management time and attention and may adversely impact on the value of our brands. Product recalls may lead to greater scrutiny by federal or state regulatory agencies and increased litigation, which could have a material adverse effect on our business, results of operations and financial condition.

Product exchanges, returns and warranty claims may adversely affect our business.

If we are unable to maintain an acceptable degree of quality control of our products we will incur costs associated with the exchange and return of our products as well as servicing our customers for warranty claims. Any of the foregoing on a significant scale may have a material adverse effect on our business, results of operations and financial condition.

Adverse economic conditions may adversely affect the demand for our products.

E-cigarettes are new to market and may be regarded by users as a novelty item and expendable as such demand for our products may be extra sensitive to economic conditions. When economic conditions are prosperous, discretionary spending typically increases; conversely, when economic conditions are unfavorable, discretionary spending often declines. Any significant decline in economic conditions that affects consumer spending could have a material adverse effect on our business, results of operations and financial condition.

Internet security poses a risk to our e-commerce sales.

At present, we generate significant revenues through the sale of our products through our websites. We manage our websites and e-commerce platform internally and as a result any compromise of our security or misappropriation of proprietary information could have a material adverse effect on our business, prospects, financial condition and results of operations. We rely on encryption and authentication technology licensed from other companies to provide the security and authentication necessary to effect secure Internet transmission of confidential information, such as credit and other proprietary information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of the technology used by us to protect client transaction data. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause material interruptions in our operations. We may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. To the extent that our activities or the activities of others involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. For example the storage and loss of credit card numbers that may reside on our servers and be used directly by us or by our service suppliers (e.g., merchant account processors). Our security measures may not prevent security breaches. Our failure to prevent these security breaches may result in consumer distrust and may adversely affect our business, results of operations and financial condition.

Risks Related to Government Regulation

The FDA has recently proposed rules seeking to regulate e-cigarettes.

On April 25, 2014, the FDA announced the Proposed Rule seeking to establish, for the first time, federal regulatory authority over, among other tobacco products, e-cigarettes (collectively, “Deemed Tobacco Products”). If approved by the FDA in its current form, the final Proposed Rule would mandate with respect to Deemed Tobacco Products such as e-cigarettes:

•	a prohibition on sales to those younger than 18 years of age and requirements for verification by means of photographic identification;

•	health warnings on product packages and in advertisements; and

•	ban on vending machine sales unless the vending machines are located in a facility where the retailer ensures that individuals under 18 years of age are prohibited from entering at any time.

Also under the Proposed Rule, manufacturers of newly Deemed Tobacco Products would be subject to, among other requirements, the following:

•	registration with, and reporting of product and ingredient listings to, the FDA;

•	no marketing of new tobacco products prior to FDA review;

•

no direct and implied claims of reduced risk such as “light”, “low”, and “mild” descriptions unless FDA confirms (a) that scientific evidence supports the claim and (b) that marketing the product will benefit public health;

•	payment of user fees; and

•	no distribution of free samples.

In addition, the Proposed Rule would require any “new tobacco product,” defined as any Deemed Tobacco Product that was not commercially marketed as of the “grandfathering” date of February 15, 2007, to obtain premarket approval before it could be marketed in the U.S. The premarket approval could take any of the following three pathways: (1) submission of a premarket tobacco product application (“PMTA”) and receipt of a marketing authorization order; (2) submission of a substantial equivalence (“SE”) report and receipt of an SE order; or (3) submission of a request for an exemption from SE requirements and receipt of an SE exemption determination. The FDA has proposed a compliance policy that would delay enforcement of PMTA and SE requirements for two years after the effective date of the final Proposed Rule. We cannot predict if our products, all of which would be considered “non-grandfathered,” will receive the required premarket approval from FDA. Failure to obtain premarket approval for any of our products would prevent us from marketing and selling such products in the U.S., which could have a material effect on our business, financial condition and results of operations.

The Proposed Rule contemplates enforcement actions being brought against products determined to be adulterated and misbranded under the Tobacco Control Act.

We cannot predict the impact the Rule, if approved and finalized, may have on our company specifically or the e-cigarette industry generally, though as it is enacted, it could have a material adverse effect on our business, results of operations and financial condition. Moreover, if the Proposed Rule is approved and finalized, we cannot predict what additional restrictions on Deemed Tobacco Products the FDA may subsequently impose, such as restrictions of online sales or marketing of e-cigarettes or bans on certain flavors. In this regard, total compliance and related costs are not possible to predict and depend substantially on the future requirements imposed by the FDA. Costs, however, could be substantial and could have a material adverse effect on our business, results of operations and financial condition. At present, we are not able to predict whether the Proposed Rule will impact us to a greater degree than competitors in the industry, thus affecting our competitive position.

The European Parliament and the Council of the European Union have adopted a new Directive regulating tobacco and related products.

On April 3, 2014, the European Parliament and the Council of the European Union (“EU”) adopted a directive on the manufacture, presentation and sale of tobacco and related products (the “Tobacco Product Directive”) which will regulate e-cigarettes containing nicotine. The Tobacco Product Directive introduces a number of new regulatory requirements for e-cigarettes. For example it (1) restricts the amount of nicotine that e-cigarettes can contain; (2) requires e-cigarettes and refill containers to be sold in child- and tamper-proof packaging and nicotine liquids to contain only “ingredients of high purity”; (3) provides that e-cigarettes must deliver nicotine doses at “consistent levels under normal conditions of use” and come with health warnings, instructions for their use, information on “addictiveness and toxicity”, an ingredients list, and information on nicotine content; (4) significantly restricts the advertising and promotion of e-cigarettes; and (5) requires e-cigarette manufacturers and importers to notify EU Member States before placing new products on the market and to report annually to Member States (including on their sales volumes, types of users and their “preferences”). The new Tobacco Product Directive came into force in May 2014 and gives Member States a two-year transition period to bring national legislation into line with the Tobacco Product Directive.

We cannot predict how the new rules will be transposed into the national laws of EU Member States or the impact they may have on our company specifically or the e-cigarette industry generally, though they could have a material adverse effect on our business, results of operations and financial condition. Costs could be substantial and could have a material adverse effect on our business, results of operations and financial condition. In this regard, total compliance and related costs are not possible to predict and depend on the future requirements imposed by the EU Member States under the Tobacco Product Directive. Member States may decide, for example, to introduce further rules affecting e-cigarettes (for example, age restrictions) provided that these are compatible with the principles of free movement of goods in the Treaty on the Functioning of the European Union (“TFEU”). For example, the Children and Families Act of 2014 includes provisions that allow the Secretary of State to make regulations that prohibit the sale of e-cigarettes to people under the age of 18 in England and Wales. The Tobacco Product Directive also includes provisions that allow Member States to ban specific e-cigarettes or types of e-cigarettes in certain circumstances if there are grounds to believe that they could present a serious risk to human health. If at least 3 Member States impose a ban and this is found to be duly justified, the European Commission could implement an EU wide ban.

In addition, failure to comply with any of the rules promulgated in accordance with the Tobacco Product Directive could result in significant financial penalties and could have a material adverse effect on our business, financial condition and results of operations and ability to market and sell our products in the EU.

At present, we are not able to predict whether the Tobacco Product Directive will impact us to a greater degree than competitors in the industry, thus affecting our competitive position.

EU and Member State laws on medical products and devices apply to some sales of e-cigarettes.

There is existing legislation at the EU level and in Member States relating to medicinal products and medical devices. E-cigarettes are regarded by the competent authorities in some Member States as medicinal products and/or medical devices, and therefore require a marketing authorization (for medicinal products) prior to being placed on the market (as well as complying with all other requirements relating to medical products and devices).

In the United Kingdom, for example, the Medicines and Healthcare Products Regulatory Agency (“MHRA”) has announced that e-cigarettes will be regulated as medicines in the future. Following the adoption of the Tobacco Products Directive, the MHRA will regulate as medicines a range of nicotine-containing products including e-cigarettes that make medicinal claims or are above the limit set out in the Directive. This means that such e-cigarettes will only be able to be sold in the United Kingdom if a marketing authorization is first obtained from the MHRA. In the meantime, the MHRA is encouraging companies to voluntarily license e-cigarettes and has indicated that it will continue to decide on a case-by-case basis whether products are medicinal products.

If we require a marketing authorization to sell e-cigarettes as a medicinal product in the United Kingdom or elsewhere in the EU, we can give no assurances that we would be able to demonstrate to the satisfaction of the relevant competent authority that the conditions for granting a marketing authorization are satisfied. We may also be subject to disciplinary, administrative, regulatory and/or legal actions if any regulatory agencies in EU Member States and/or a court of proper jurisdiction determines that the sale of our products, or the means by which we marketed our products, was effected without the proper regulatory approvals (for example, without a marketing authorization where required).

Governmental regulation may affect the countries in which we sell our products.

Foreign jurisdictions have varying policies and laws with respect to the use of e-cigarettes that vaporize nicotine. Some countries regulate e-cigarettes as medicinal products, while other countries have instituted a total ban. If more countries move towards prohibition or introduce further restrictions on e-cigarettes, it will have a direct impact on our ability to expand internationally and may have a material adverse effect on our growth strategy.

Limitation by states and cities on sales of e-cigarettes may have a material adverse effect on our ability to sell our products in the United States.

Certain states and cities have enacted laws which preclude the use of e-cigarettes where traditional tobacco-burning cigarettes cannot be used and others have proposed legislation that would categorize e-cigarettes as tobacco products, which if enacted, would be regulated in a manner equivalent to their tobacco burning counterparts. For example, San Francisco, California has passed legislation that includes e-cigarettes under its anti-smoking laws, including only allowing the use of e-cigarettes in areas where traditional cigarettes may be smoked and requiring a tobacco permit to sell e-cigarettes. Chicago, Illinois has passed legislation prohibiting the use of e-cigarettes in most public indoor places and requires that e-cigarettes may only be sold from “behind the counter.” New York City has amended its Smoke Free Air Act to ban the use of e-cigarettes anywhere that traditional cigarettes may not be used, such as bars, parks, restaurants and beaches. Similarly, Boston, Massachusetts has banned the use of e-cigarettes in the workplace and restricted the use of e-cigarettes to adults. Additionally, New Jersey, North Dakota and Utah have included bans on the use of e-cigarettes in designated smoke-free areas such as restaurants and bars, and New York has proposed law that will prohibit the sale or provision of any quantity of e-liquid used to fill e-cigarettes or cartridges. Several states and cities are currently considering similar initiatives and if such states and cities pass or further legislate to ban the use of e-cigarettes anywhere the use of traditional tobacco burning cigarettes are banned, e-cigarettes may lose their appeal as an alternative to traditional cigarettes; which may have the effect of reducing the demand for our products and as a result have a material adverse effect on our business, results of operations and financial condition.

Changes in laws, regulations and other requirements could adversely affect our business, results of operations or financial condition.

In addition to the anticipated regulation of our business by the FDA, as reflected in the FDA’s recently proposed rule seeking to regulate e-cigarettes as a deemed tobacco product, the recent adoption of the EU Tobacco Product Directive, and regulation of e-cigarettes as a medicinal product and/or medical device in the United Kingdom and other EU Member States, our business, results of operations or financial condition could be adversely affected by new or future legal requirements imposed by legislative or regulatory initiatives, including, but not limited to, those relating to health care, public health and welfare and environmental matters. For example, in recent years, states and many local and municipal governments and agencies in the United States, as well as private businesses and certain foreign governments, have adopted legislation, regulations or policies which prohibit, restrict, or discourage smoking; smoking in public buildings and facilities, stores, restaurants and bars; and smoking on airline flights and in the workplace. Furthermore, some jurisdictions prohibit and others are considering prohibiting the sales of e-cigarettes to minors. Other similar laws and regulations are currently under consideration and may be enacted by state, local and foreign governments in the future. On August 26, 2014, the World Health Organization released a report on e-cigarettes and similar devices calling for regulatory measures to be considered for banning flavors in e-cigarettes, ending their use in indoor workplaces and public places, restricting their promotion to avoid initiation of non-smokers and youth and highlighting the potential adverse effects on pregnant women. To the extent e-cigarettes are subject to restrictions on smoking in public and other places, our business, operating results and financial condition could be materially and adversely affected. New legislation or regulations may result in increased costs directly for our compliance or indirectly to the extent such requirements increase the prices of goods and services because of increased costs or reduced availability. We cannot predict whether such legislative or regulatory initiatives will result in significant changes to existing laws and regulations and/or whether any changes in such laws or regulations will have a material adverse effect on our business, results of operations or financial condition.

We may be unable to afford to comply with FDA regulation and the EU Tobacco Product Directive.

The anticipated costs of complying with future FDA regulations as well as the EU Tobacco Product Directive will be dependent on the rules issued by the FDA and the way the EU Tobacco Product Directive is transposed into national laws respectively. Since our products are manufactured by third parties, we anticipate that they will bear the initial investment associated with compliance and will pass those costs to us through price increases. If we need to seek FDA approval, then based on several factors including either pre-market approval or 510K application, we estimate an application could take between 6 to 24 months with a cost of $100,000 to $2 million. If our products are deemed to be a drug, we anticipate that the time and costs to comply with FDA and other country specific regulations, including, without limitation, the U.K.’s MHRA, could be prohibitive to the future operations of our company and may have a material adverse effect on our business, results of operations and financial condition. In addition, failure to comply with FDA regulatory requirements or the national laws implementing the EU Tobacco Product Directive or other laws could result in significant financial penalties and could have a material adverse effect on our business, financial condition and results of operations and ability to market and sell our products.

Restrictions on the public use of e-cigarettes may reduce the attractiveness and demand for our e-cigarettes.

Certain states, cities, businesses, providers of transportation and public venues in the U.S. have already banned the use of e-cigarettes, while others are considering banning the use of e-cigarettes. If the use of e-cigarettes is banned anywhere the use of traditional tobacco burning cigarettes is banned, e-cigarettes may lose their appeal as an alternative to traditional tobacco burning cigarettes, which may reduce the demand for our products and, thus, have a material adverse effect on our business, results of operations and financial condition.

The FDA has issued an import alert which has limited our ability to import certain of our products.

As a result of FDA import alert 66-41 (which allows the detention of unapproved drugs promoted in the U.S.), U.S. Customs has from time to time temporarily and in some instances indefinitely detained products sent to us by our Chinese suppliers. If the FDA modifies the import alert from its current form which allows U.S. Customs discretion to release our products to us, to a mandatory and definitive hold we will no longer be able to ensure a supply of saleable product, which will have a material adverse effect on our business, results of operations and financial condition. We believe this FDA import alert will become less relevant to us as and when the FDA regulates e-cigarettes under the Tobacco Control Act.

The application of the Prevent All Cigarette Trafficking Act and/or the Federal Cigarette Labeling and Advertising Act to e-cigarettes would have a material adverse effect on our business.

At present, neither the Prevent All Cigarette Trafficking Act (which prohibits the use of the U.S. Postal Service to mail most tobacco products and which amends the Jenkins Act, which would require individuals and businesses that make interstate sales of cigarettes or smokeless tobacco to comply with state tax laws) nor the Federal Cigarette Labeling and Advertising Act (which governs how cigarettes can be advertised and marketed) apply to e-cigarettes. The application of either or both of these federal laws to e-cigarettes could result in additional expenses, could prohibit us from selling products through the internet and require us to change our advertising and labeling and method of marketing our products, any of which would have a material adverse effect on our business, results of operations and financial condition.

We may face the same governmental actions aimed at conventional cigarettes and other tobacco products.

The tobacco industry expects significant regulatory developments to take place over the next few years, driven principally by the World Health Organization’s Framework Convention on Tobacco Control (“FCTC”). As of October 7, there were 179 parties to the FCTC, including the European Union. The FCTC is the first international public health treaty on tobacco, and its objective is to establish a global agenda for tobacco regulation with the purpose of reducing initiation of tobacco use and encouraging cessation. Regulatory initiatives that have been proposed, introduced or enacted include:

•	the levying of substantial and increasing tax and duty charges;

•	restrictions or bans on advertising, marketing and sponsorship;

•	the display of larger health warnings, graphic health warnings and other labeling requirements;

•	restrictions on packaging design, including the use of colors and generic packaging;

•	restrictions or bans on the display of tobacco product packaging at the point of sale, and restrictions or bans on cigarette vending machines;

•	requirements regarding testing, disclosure and performance standards for tar, nicotine, carbon monoxide and other smoke constituents levels;

•	requirements regarding testing, disclosure and use of tobacco product ingredients;

•	increased restrictions on smoking in public and work places and, in some instances, in private places and outdoors;

•	elimination of duty free allowances for travelers; and

•	encouraging litigation against tobacco companies.

If e-cigarettes are subject to one or more significant regulatory initiates enacted under the FCTC, our business, results of operations and financial condition could be materially and adversely affected.

If we have improperly marketed and distributed certain of our products in violation of governmental regulations we may be subject to fines, sanctions, administrative actions, penalties and other liability, either civil and or criminal.

We may be subject to disciplinary, administrative, regulatory and or legal actions if the FDA, any regulatory agencies in EU Member States or other countries in which our products are sold and/or a court of proper jurisdiction determines that our products or the means by which we marketed and sold our products was effected without the proper regulatory approvals. As a distributor and marketer of a product that a government or regulatory agency may assert is a smoking cessation device and or a tobacco product, the Company faces potential fines, sanctions, administrative actions, penalties, and other liability for: improper sales, labeling, making improper claims, referencing or publishing to its websites, marketing materials, advertisements, testimonials or representations that certain of our products have the ability or potential to treat, cure or otherwise improve a medical condition, and or provide a healthier alternative to other more traditional tobacco products.

Moreover, in light of the FDA’s recently issued proposed rule seeking to regulate various deemed tobacco products such as e-cigarettes, we may be required to follow federal and state tobacco labeling laws, and could face potential fines, sanctions, administrative actions, penalties and other liability, either civil and or criminal, for any violations thereof.

Any violation of law with respect to the Company’s marketing materials and or labeling could expose our company to liability including but not limited to fines, sanctions, administrative actions, penalties, civil actions and or criminal prosecution. And although our company maintains general liability insurance, our company’s insurance may not cover potential claims of this type or may not be adequate to indemnify our company for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our company’s business, results of operations and financial condition.

If our third-party suppliers or contract manufacturers do not maintain appropriate standards of manufacturing in accordance with GMP and other manufacturing regulations, our development and commercialization activities could suffer significant interruptions or delays.

We rely, and intend to continue to rely, on third-party suppliers and contract manufacturers to provide us with our products. These suppliers and manufacturers must continuously adhere to good manufacturing practice (“GMP”) as well as any applicable corresponding manufacturing regulations outside of the United States. In complying with these regulations, we and our third-party suppliers and contract manufacturers must expend significant time, money and effort in the areas of design and development, testing, production, record-keeping and quality control to assure that our products meet applicable specifications and other regulatory requirements. Failure to comply with these requirements could result in an enforcement action against us, including warning letters, the seizure of products, suspension or withdrawal of approvals, shutting down of production and criminal prosecution. Any of these third-party suppliers or contract manufacturers will also be subject to audits by the FDA and other regulatory agencies. If any of our third-party suppliers or contract manufacturers fails to comply with GMP or other applicable manufacturing regulations, our ability to develop and commercialize our products could suffer significant interruptions and delays.

Risks Related to our Common Stock and the Offering

No liquid market currently exists for our common stock, and an active, liquid trading market for our common stock may not develop, which may cause our common stock to trade at a discount from the public offering price and make it difficult for you to sell the common stock you purchase.

Our common stock is currently quoted on the OTCBB. Although we have applied to list the common stock on the Nasdaq Global Market, there can be no assurance that there will be an active market for our shares of common stock either now or in the future. If an active and liquid trading market does not develop or continue, you may have difficulty selling any of our common stock that you purchase. The public offering price for the shares will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. The market price of our common stock may decline below the public offering price, and you may not be able to sell your shares of our common stock at or above the price you paid in this offering, or at all.

The market price for our common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits, which could lead to wide fluctuations in our share price. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are, compared to the shares of such larger, more established companies, sporadically and thinly traded. As a consequence, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our limited operating history, lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance.

As noted above, in conjunction with this offering, we have applied to list the common stock on the Nasdaq Global Market. However, there is no guarantee that even if do list on the Nasdaq Global Market, such listing will increase the trading volume of our common stock.

Changes in the fair value of financial instruments may result in significant volatility in our reported results.

We have issued convertible notes with certain conversion features and anti-dilution provisions, which we identified as embedded derivatives. We have also issued warrants with provisions that require liability classification. This requires us to “mark to market” or record the derivatives and warrants at fair value as of the end of each reporting period as liabilities on our balance sheet and to record the change in fair value over the period as a non-cash adjustment to our current period results of operations in our income statement, subjecting our results of operations to greater and potentially significant volatility.

Prior to this offering, a discount of 25% for the lack of marketability of the common stock underlying our warrants and convertible notes had been used in the determination of fair value. Because we intend to list our common stock on the Nasdaq Global Market in conjunction with this offering, we will no longer discount the value of such shares in determining the fair values of the Company’s financial instruments. As a result, a portion of the change in fair value of such liabilities in the reporting period in which the closing of the offering occurs will reflect an increase due to the lack of any marketability discount for the underlying common stock.

Future sales, or the perception of future sales, by us or our existing stockholders in the public market following this offering could cause the market price for our common stock to decline.

After this offering, the sale of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock, particularly since, as noted above, our common shares are sporadically and thinly traded compared to the shares of such larger, more established companies. We are unable to predict if the listing of our common stock on the Nasdaq Global Market might encourage certain investors to sell their shares on the market soon after the consummation of the offering. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon consummation of this offering, we will have a total of 137,592,246 shares of common stock outstanding and 31,938,177 shares of common stock issuable upon exercise of outstanding options, warrants and convertible notes. All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act. Additionally, 11,201,954 shares of our outstanding common stock are currently freely tradable without restriction or further registration under the Securities Act.

The remaining 95,477,001 outstanding shares of our common stock immediately following the consummation of this offering (which will represent approximately 69% of our total outstanding shares of common stock following this offering) and the 31,938,177 shares of common stock issuable upon exercise of our outstanding options, warrants and convertible notes will be “restricted securities” within the meaning of Rule 144 and subject to certain restrictions on resale following the consummation of this offering except that any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act (“Rule 144”), including our directors, executive officers and other affiliates (including affiliates of Fields Texas Limited) may be sold only in compliance with the limitations described in “Shares Eligible for Future Sale.” Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration such as Rule 144, as described in “Shares Eligible for Future Sale.” However, 68,550,912 of such outstanding shares may be sold pursuant to Rule 144 so long as we are current in our public filings with the SEC.

In connection with this offering, we, our officers, directors and certain of our shareholders, who will in the aggregate own 70,302,291 shares, or 51.1%, of our total outstanding common stock following this offering (or 68,552,291 shares, or 48.7%, of our total outstanding shares of common stock if the underwriters exercise in full their option to purchase additional shares), have agreed with the underwriters, subject to certain exceptions, not to sell, dispose of or hedge any shares of our common stock or other capital stock or securities convertible into or exercisable or exchangeable for shares of common stock or other capital stock or publicly announce any intention to do any of the foregoing during the period ending either 90 or 180 days (with respect to 10,216,025 and 58,336,266 shares, respectively, held by such shareholders) after the date of this prospectus, except with the prior written consent of Wells Fargo Securities, LLC and Canaccord Genuity Inc. Additionally, certain founders of the Company, who are no longer associated with the Company, David Martin, John Perner, Steve Riffle, and Paul Dillman, have signed lockup agreements that restrict their ability to sell 4,375,000 shares for 45 days, at which time they will be permitted to sell 5% of such shares with the remaining 95% of such shares to be additionally locked-up for an additional 135 days, at which point they will be eligible to sell an additional 45% of such shares, with the remaining 50% of such shares locked up for an additional 185 days. Holders of 1,111,111 and 14,138,888 shares underlying outstanding options and warrants have also agreed to a restricted period of 90 and 180 days, respectively, after the date of this prospectus. See “Underwriting — Lock-up Agreements” for a description of these lock-up agreements. The Company may, without the prior written consent of the underwriters, issue (1) up to 5,000,000 shares of Common Stock and warrants to purchase Common Stock in connection with acquisitions and distribution and similar agreements and (2) shares and options to purchase shares under its 2013 Long Term Incentive Plan and 2014 Long Term Incentive Plan.

Upon the expiration of the lock-up agreements described above, the shares held by the investors in private financings, the sellers of the businesses we have recently acquired and expect to acquire and certain of our directors, officers and employees will be eligible for resale, subject in the case of our directors, officers and other affiliates to volume, manner of sale and other limitations under Rule 144. In addition, pursuant to registration rights agreements entered into in connection with our private financings and acquisitions, we granted the investors in such financings and the sellers of our acquired businesses the right, subject to certain conditions, to require us to register the sale of their shares of our common stock (including those issuable upon exercise of our outstanding warrants and convertible notes) under the Securities Act. By exercising their registration rights and selling a large number of shares, such investors and sellers could cause the prevailing market price of our common stock to decline. Following completion of this offering, the shares covered by registration rights would represent approximately 35.6% of our outstanding common stock (or 34.7%, if the underwriters exercise in full their option to purchase additional shares). Registration of any of these outstanding shares of common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. See “Shares Eligible for Future Sale.”

In addition, the shares of our common stock reserved for future issuance under the 2014 Long Term Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and Rule 144, as applicable. A total of 2,250,000 shares of common stock have been reserved for immediate issuance under the 2014 Long Term Incentive Plan and the 2014 Long Term Incentive Plan provides that the aggregate number of shares that may be issued under the Plan shall be limited to 10% of the shares of common stock outstanding, which calculation shall be made on the first trading day of each new fiscal year.

Our board of directors is authorized to issue additional shares of our stock which would dilute existing shareholders.

We are currently authorized to issue up to 300,000,000 shares of common stock, of which 82,493,649 shares are currently issued and outstanding and 53,525,149 shares are issuable upon the exercise or conversion of our outstanding options, warrants and convertible notes. Assuming a public offering price of $4.50 per share, on a pro forma basis for this offering, the use of proceeds thereof and the closing of the proposed Ten Motives acquisition, we would have 137,592,246 shares issued and outstanding and 31,938,177 shares issuable upon the exercise or conversion of our outstanding options, warrants and convertible notes. Additional shares of our common stock may be issued by our board of directors for such consideration as they may consider sufficient, including in connection with any acquisitions we may consummate in the future, without seeking stockholder approval. The issuance of additional shares of common stock in the future will reduce the proportionate ownership and voting power of current stockholders.

Investors will incur immediate and substantial dilution as a result of this offering.

Investors purchasing shares of our common stock in this offering will incur immediate and substantial dilution in net tangible book value per share. Assuming a public offering price of $4.50 per share, purchasers of our common stock will effectively incur dilution of $(4.77) per share in the net tangible book value of their purchased shares. In addition, purchasers of common stock in this offering will have contributed approximately 31.30% of the aggregate price paid by all purchasers of our stock but will own only approximately 21.41% of our common stock outstanding after this offering. Furthermore, you may experience further dilution to the extent that shares of our common stock are issued upon the exercise of outstanding stock options and warrants and conversion of our convertible notes. See “Dilution.”

Your percentage ownership of our common shares may be diluted by future share issuances, including issuances in respect to adjustments pursuant to agreements with existing investors.

To the extent we issue new shares to fund acquisitions, to raise additional capital, to compensate employees and other persons your percentage ownership of our shares will be diluted. All of the notes and warrants issued in connection our recent financings contain anti-dilution rights, which adjust the conversion price and exercise of the notes and warrants, respectively, should we sell shares of common stock (including in this offering) or common stock equivalents at a price per share less than the conversion price or exercise price of those notes and warrants, respectively, as well as increase the number of shares subject to purchase under the warrants. Our 2014 Plan allows us to issue up to 10% of the issued and outstanding common stock, which calculation shall be made on the first trading day of each new fiscal year, to compensate employees and other persons. Additionally, we plan on issuing at least 5,400,000 shares of common stock to the shareholders of Ten Motives upon completion of the acquisition of Ten Motives, which number of shares will be increased proportionately should this offering occur at a price per share less than $10.00 (assuming a public offering price of $4.50 per share, an additional 6,600,000 shares would be issued to the shareholders of Ten Motives), and additional shares to the purchaser in our July 15, 2014 private offering if this offering occurs at a price per share less than $7.94 (assuming a public offering price of $4.50 per share, an additional 2,265,795 shares would be issued to the purchaser). Upon the occurrence of any of these events, your percentage ownership of our shares will be diluted.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our shares price and trading volume could decline.

The trading market for our shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

We do not intend to pay dividends for the foreseeable future, and you must rely on increases in the market prices of our common stock for returns on equity investment.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact included in this prospectus are forward-looking statements. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. These forward-looking statements are identified by the use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions. However, these words are not the exclusive means of identifying such statements. These statements are contained in many sections of this prospectus, including those entitled “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements contained in this prospectus under the heading “Risk Factors,” as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of common stock offered by us will be approximately $113.5 million, based on an assumed public offering price of $4.50 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares in this offering is exercised in full, we estimate that our net proceeds will be approximately $126.6 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds from the sale of common stock offered by us. However, we currently intend to use (i) $28.0 million of our net offering proceeds to repay $24.9 million principal amount of indebtedness, together with any prepayment premiums and accrued interest, issued in conjunction with our acquisitions and previous financings, specifically (1) the approximately $8.1 million principal amount of 15% Convertible Notes that remain outstanding after approximately $17.9 million of the 15% Convertible Notes are converted into shares of our common stock upon the closing of this offering, which notes are due at various times in January 2015 and February 2015 and whose original proceeds we used for the funding of our acquisition of FIN and general working capital, (2) the $11.0 million VIP Promissory Notes, which currently have an interest rate of 10% per annum and a maturity date of October 14, 2014, which were issued in connection with our acquisition of VIP, (3) the $2.1 principal amount of the 4% Convertible Notes, which currently have an interest rate of 4% per annum and a maturity date of November 30, 2015, whose original proceeds we used for general working capital, and (4) the $3.6 principal amount of the 4% Exchange Convertible Notes which currently have an interest rate of 4% per annum and a maturity date of November 30, 2015, (ii) $45.5 million of our net offering proceeds to complete our acquisition of Ten Motives, which we expect to occur substantially simultaneously with the closing of this offering, (iii) $5.0 million to satisfy the earn-out provision of the acquisition consideration for VIP, and (iv) the remainder for general corporate purposes, including working capital, product development, marketing activities, further expanding our distribution channels and future acquisitions. The terms of the 15% Convertible Notes, VIP Promissory Notes, 4% Convertible Notes and 4% Exchange Convertible Notes are more fully described in “Management Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in this prospectus. To the extent the holders of any of the 4% Convertible Notes or the 4% Exchange Convertible Notes choose to convert their notes into shares of our common stock rather than be redeemed, we will use the offering proceeds we otherwise would have used for such redemption for general corporate purposes. On or at any time within 30 days after the closing date of the offering, the holders of the aggregate principal amount of $11,042,632 of our 12% Convertible Notes outstanding can require us to redeem all or any part of the 12% Convertible Notes for an amount equal to the outstanding principal amount and accrued interest multiplied by 105%.

We will not receive any of the net proceeds from the sale of shares of common stock by the selling stockholders. See “Principal and Selling Stockholders.”

MARKET PRICE INFORMATION FOR OUR SHARES

Market Information

Our common stock, par value $0.001 (the “common stock”) trades on the OTCBB under the symbol “ECIG.” Prior to July 15, 2013, our common stock was listed under the symbol TCKM. The OTCBB is a quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (“OTC”) equity securities. An OTCBB equity security is not listed or traded on a national securities exchange. In conjunction with this offering, we have applied to list the common stock on the Nasdaq Global Market under the symbol “ECIG.”

Price Range of Common Stock

The following table shows, for the periods indicated, the high and low bid prices and average daily trading volume (“ADTV”) per share of our common stock as reported by the OTCBB quotation service. These bid prices represent prices quoted by broker-dealers on the OTCBB quotation service. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

	Fiscal 2013
	High		Low		ADTV
First Quarter (January 1 — March 31)	N/A	(1)	N/A	(1)	N/A	(1)
Second Quarter (April 1 — June 30)	$0.57	(1)	$0.40	(1)	0	(1)
Third Quarter (July 1 — September 30)	$60.00		$0.56		2,220
Fourth Quarter (October 1 — December 31)	$27.50		$5.05		3,217

	Fiscal 2014
	High	Low	ADTV
First Quarter (January 1 — March 31)	19.99	$9.06	10,042
Second Quarter (April 1 — June 30)	$12.80	$6.00	11,230
Third Quarter (July 1 — September 30)	$9.50	$4.20	27,839
Fourth Quarter (October 1 — December 31) (through October 7, 2014)	$4.89	$4.14	23,860

(1)	A public market for our common stock did not exist prior to June 12, 2013.

On October 7, 2014, the closing price of our common stock on OTCBB was $4.18 per share.

Holders

As of October 7, 2014, there were approximately 213 holders of record of our common stock. However, we believe that there are significantly more beneficial holders of our common stock as many beneficial holders hold their stock in “street” name through brokerage clearing houses, depositories or others in unregistered form.

Dividends

We have never declared or paid dividends on our common stock, and our board of directors does not intend to declare or pay any dividends on the common stock in the foreseeable future. Our earnings are expected to be retained for use in expanding our business. The declaration and payment in the future of any cash or stock dividends on the common stock will be at the discretion of our board of directors and will depend upon a variety of factors, including our future earnings, capital requirements, financial condition and such other factors as our board of directors may consider to be relevant from time to time.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, short-term debt and capitalization as of June 30, 2014:

•	on an actual basis;

•

on a pro forma basis to give effect to the proposed acquisition of Ten Motives, which we expect to complete substantially simultaneously with the closing of this offering, and the private placements that we completed on July 15, 2014, July 16, 2014 and August 20, 2014;

•

the conversion of approximately $17.9 million aggregate principal amount of the 15% Convertible Notes into 7,301,442 shares of our common stock and the exercise by members of Fields Texas of warrants for an aggregate of 5,088,226 shares of our common stock; and

•

on a pro forma as adjusted basis to give effect to the sale of 28,443,133 shares of the common stock we are offering based upon an assumed public offering price of $4.50 per share, and after deducting underwriting discounts and approximately $4 million in other estimated offering expenses payable by us, and the use of proceeds described above under “Use of Proceeds.” The pro forma as adjusted column assumes no exercise by the underwriters of their option to purchase additional shares.

The information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and number of shares sold, so that to the extent the public offering price is greater or less than the assumed public offering price of $4.50 per share, we will decrease or increase the number of shares being offered such that we will raise the same amount of net proceeds. You should read this table together with the sections entitled “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our financial statements and the related notes, which appear elsewhere in this prospectus.

	As of June 30, 2014 (unaudited)
	Actual		Pro Forma		Pro Forma As Adjusted
Cash and cash equivalents	$5,571,019		$(9,739,959)		$75,798,359

Short-term debt:
Revolving line of credit	7,292,714		7,292,714		7,292,714
Notes payable	43,471,487	(a)	43,725,513	(b)	23,585,379	(c)

Total short-term debt	$50,764,201		$51,018,227		$30,878,093

Long-term debt and other liabilities:
Senior convertible notes	1,261,827	(d)	1,261,827	(d)	1,261,827	(d)
Warrant liability	86,860,291		84,585,074		26,780,359
Derivative liability	24,732,921		35,257,691		12,888,410

Total long-term debt	112,855,039		121,104,592		40,930,596

Equity:
Common stock: 300,000,000 shares authorized, 74,627,884 shares issued and outstanding, actual; 300,000,000 shares authorized, 92,257,537 shares issued and outstanding, pro forma; 300,000,000 shares authorized, 133,090,338 shares issued and outstanding, pro forma as adjusted	74,628		92,257		133,090
Additional paid in capital	184,638,841		259,590,723		410,894,094
Accumulated other comprehensive income	2,863,499		2,863,499		2,863,499
Accumulated deficit	(105,784,255)		(114,498,889)		(79,990,859)

Total stockholders’ equity	81,792,713		148,047,375		333,899,823

Total capitalization	$245,411,953		$320,170,194		$405,708,512

(a)	Amount represents carrying amount of convertible notes with a total face value at maturity of $69.2 million.
(b)	Amount represents carrying amount of convertible notes with a total face value at maturity of $72.5 million.
(c)	Amount represents carrying amount of convertible notes with a total face value at maturity of $28.0 million.
(d)	Amount represents the non-current portion of the carrying amount of convertible notes with a total face value at maturity of $1.4 million.

DILUTION

The net tangible book value of our common stock as of June 30, 2014, was approximately $(156.8) million, or $(2.10) per share based upon 74,627,884 shares of common stock outstanding on such date. The adjusted net tangible book value per share as of June 30, 2014 would have been approximately $(35.2) million, which represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of common stock outstanding after giving effect to (i) the Transactions (as defined below) and (ii) the sale of 28,443,133 shares of the common stock we are offering based upon an assumed public offering price of $4.50 per share and after deducting underwriting discounts and commissions and estimated offering expenses of approximately $14.5 million.

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the offering price per share and the as adjusted net tangible book value per share of our common stock immediately after completion after this offering. This represents an immediate increase in as adjusted net tangible book value of $1.83 per share to our existing stockholders and an immediate dilution of $4.77 per share to investors purchasing common stock in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Assumed public offering price per share	$4.50

As adjusted net tangible book value per share as of June 30, 2014 after giving effect to (i) the proposed acquisition of Ten Motives, which we expect to complete substantially simultaneously with the closing of this offering, (ii) the issuance of 5,228,758 additional shares of common stock to the purchaser of our common stock in our July 15, 2014 private offering, including those additional shares issued as a result of this offering, (iii) the private placement of 185,511 shares of common stock that we completed on July 16, 2014, (iv) the conversion of approximately $17.9 million aggregate principal amount of the 15% Convertible Notes and, (v) the exercise by members of Fields Texas of warrants for an aggregate of 5,088,226 shares of our common stock (collectively, the “Transactions”)

$(1.42)
Increase in as adjusted net tangible book value per share attributed to new investors purchasing shares from us in this offering	$0.85
As adjusted net tangible book value per share after giving effect to (i) the Transactions and (ii) this offering	$(0.27)

Dilution in as adjusted net tangible book value per share to new investors in this offering	$(4.77)

Each $1.00 increase (decrease) in the assumed public offering price of $4.50 per share would increase (decrease) the net tangible book value, as adjusted to give effect to the (i) the Transactions and (ii) this offering, by $0.15 per share and the dilution to new investors by $0.15 per share after deducting estimated underwriting discounts and commissions. If the underwriters exercise their option to purchase additional shares in full, the net tangible book value per share of our common stock, as adjusted to give effect to the Transactions and this offering, would be $(0.15) per share, and the dilution as adjusted net tangible book value per share to investors in this offering would be $(4.65) per share of our common stock.

The table below summarizes as of June 30, 2014, on an as adjusted basis described above, the number of shares of our common stock, the total consideration and the average price per share (i) paid to us by our existing stockholders and (ii) to be paid by new investors purchasing shares in our common stock in this offering at an assumed public offering price of $4.50 per share, the closing price of our common stock on OTCBB on June 30, 2014, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	104,431,822	78.59%	$280,946,322	68.70%	$2.69
New investors	28,443,133	21.41%	127,994,099	31.30%	$4.50

Total	132,874,955	100%	$408,940,421	100%	$3.08

The total number of shares of our common stock reflected in the discussion and tables above is based on 74,627,884 shares of our common stock outstanding, as of June 30, 2014, and those issued in conjunction with the Transactions and excludes:

•	exercise of the underwriters’ option to purchase up to an additional 3,250,000 shares of common stock;

•	exercise of any options, warrants or conversion rights outstanding as of June 30, 2014; and

•	any securities, options, warrants or conversion rights issued subsequent to June 30, 2014, other than those issued in conjunction with the Transactions.

PRO FORMA FINANCIAL DATA

The unaudited pro forma combined balance sheet as of June 30, 2014 and combined pro forma statements of operations for the six months ended June 30, 2014 and year ended December 31, 2013 present our consolidated results of operations giving pro forma effect to the recent and proposed acquisitions described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Acquisitions,” the private placement offerings that were used to fund the acquisitions as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Private Placements,” recent private placement offerings that we completed in 2014 which, while not directly related to the acquisitions, are considered relevant to an understanding of the Company’s pro forma financial condition and results of operations and this offering and the use of the estimated net proceeds from this offering as described under “Use of Proceeds,” as if such transactions occurred on January 1, 2013, and for purposes of the balance sheet presentation as if such transactions occurred on June 30, 2014. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions on the historical financial information of the Company.

The unaudited pro forma consolidated financial information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, all included elsewhere in this prospectus.

The unaudited pro forma consolidated financial information is included for informational purposes only and does not purport to reflect the Company’s results of operations or financial position that would have occurred had we operated as a combined entity with our recent acquisitions during the periods presented. The unaudited pro forma consolidated financial information should not be relied upon as being indicative of our results of operations or financial position had the acquisitions and financings referred to below, and the use of the estimated net proceeds from this offering as described under “Use of Proceeds” occurred on the dates assumed. The unaudited pro forma consolidated financial information also does not project our results of operations or financial position for any future period or date.

The pro forma adjustments principally give effect to:

•	the acquisitions of Vapestick Holdings Limited on January 9, 2014, FIN Electronic Cigarette Corporation, Inc. on February 28, 2014 and Must Have Ltd. on April 22, 2014;

•	the proposed acquisition of Ten Motives, which we expect to complete substantially simultaneously with the closing of this offering;

•	the private placements described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” that we completed in 2014;

•

the conversion of approximately $17.9 million aggregate principal amount of the 15% Convertible Notes into 7,301,442 shares of our common stock and the exercise by members of Fields Texas of 18,615,461 warrants for an aggregate of 5,088,226 shares of our common stock; and

•	the offering by us of 28,443,133 shares of our common stock at an assumed offering price of $4.50 per share and the estimated use of net proceeds as described under “Use of Proceeds.”

Financial instruments reported at fair value currently included in this pro forma financial data are valued using the assumed public offering price of $4.50 per share for the Company’s stock. Prior to this offering, a discount of 25% for the lack of marketability had been used in the determination of fair value. Because we intend to list our common stock on the Nasdaq Global Market in conjunction with this offering, the assumed offering price of $4.50 per share has not been discounted in determining the fair values of the Company’s financial instruments included in these pro forma financial statements.

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of June 30, 2014

	Historical		Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		Pro Forma for Acquisitions and Financings	Pro Forma Equity Offering Adjustments		Pro Forma Combined
	ECIG	Ten Motives (a)
ASSETS
Current Assets:
Cash	$5,571,019	$10,294,932	$(45,548,588	)(b)	$20,000,000	(d)	$(9,739,959)	$113,494,098	(i)	$75,798,359
			(1,200,000	)(b)	1,085,241	(g)		(27,955,780	)(j)
			(1,000,000	)(b)	(2,215,563	)(f)
					3,273,000	(h)
Accounts receivable, net	3,948,152	8,675,509	—		—		12,623,661	—		12,623,661
Inventory	18,000,752	1,186,515	—		—		19,187,267	—		19,187,267
Prepaid expenses	2,989,395	—	—		—		2,989,395	—		2,989,395
Other current assets	489,145	—	—		—		489,145	—		489,145

Total current assets	30,998,463	20,156,956	(47,748,588)		22,142,678		25,549,509	85,538,318		111,087,827
Restricted Cash	3,047,023						3,047,023	—		3,047,023
Deferred financing costs, net	2,187,935						2,187,935	—		2,187,935
Intangible assets, net	102,083,183				—		102,083,183	—		102,083,183
Goodwill	134,332,545	—	102,990,766	(b)	—		237,323,311	—		237,323,311
Property and equipment, net	1,544,452	80,886	—		—		1,625,338	—		1,625,338

Total assets	$274,193,601	$20,237,842	$55,242,178		$22,142,678		$371,816,299	$85,538,318		$457,354,617

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable and accrued expenses	$19,331,350	$13,680,020	$—		$(815,563	)(f)	$32,195,807	$—		$32,195,807
Other liabilities	22,967	—	10,000,000	(b)			10,022,967	—		10,022,967
Current portion of long-term debt	50,764,201	—			(10,500,000	)(e)	51,018,227	(11,000,000	)(j)	30,878,093
					11,042,632	(e)
					(542,632	)(e)
					(129,231	)(e)
					(1,478,014	)(e)		(4,383,704	)(j)
					(875,000	)(f)		(1,426,929	)(j)
	—	—	—		3,596,704	(h)		(3,329,501	)(k)
					(323,704	)(h)
					(536,729	)(h)

Total current liabilities	$70,118,518	$13,680,020	$10,000,000		$(561,537)		$93,237,001	$(20,140,134)		$73,096,867
Long Term Liabilities:
Long-term debt, net of current portion	1,261,827	—	—		—		1,261,827			1,261,827
					(542,632	)(e)
					(129,231	)(e)
					(1,478,014	)(e)
					(5,002,175	)(e)
Warrant liabilities	86,860,291	—	—		129,231	(e)	84,585,074	(57,804,715	)(l)	26,780,359
					115,945	(g)
					(4,143,891	)(m)
					1,623,498	(n)
Derivative liability	24,732,921	—	—		1,478,014	(e)	35,257,691	(14,560,601	)(k)	12,888,410
					536,729	(h)		(7,890,552	)(j)
					8,510,027	(m)		81,872	(j)
Deferred tax liability	9,427,331						9,427,331			9,427,331

Total long-term liabilities	$122,282,370	$—	$—		$8,249,553		$130,531,923	$(80,173,996)		$50,357,927

Total liabilities	$192,400,888	$13,680,020	$10,000,000		$7,688,016		$223,768,924	$(100,314,130)		$123,454,794

Stockholders’ equity (deficit)
Common stock	74,628	336	12,000	(b)	5,229	(d)	92,257	28,443	(i)	133,090
					215	(d)
			(336	)(c)	185	(g)		7,301	(k)
								5,088	(l)
Additional paid-in capital	184,638,841	—	53,988,000	(b)	19,994,556	(d)	259,590,508	113,465,655	(i)	410,894,094
	—	—			969,111	(g)		14,946,001	(k)
								22,891,930	(l)
Accumulated other comprehensive income	2,863,499	—	—		—		2,863,499			2,863,499
Retained earnings (accumulated deficit)	(105,784,255)	6,557,486	(6,557,486	)(c)	(4,366,136	)(m)	(114,498,889)	$(3,168,953	)(j)	(79,990,859)
			(1,200,000	)(b)	(1,623,498	)(n)		$(167,513	)(j)
			(1,000,000	)(b)	(525,000	)(f)		2,936,800	(k)
								34,907,697	(l)

Total stockholders’ equity (deficit)	$81,792,713	$6,557,822	$45,242,178		$14,454,662		$148,047,375	$185,278,027		$333,899,823

Total liabilities and stockholders’ equity (deficit)	$274,193,601	$20,237,842	$55,242,178		$22,142,678		$371,816,299	$85,538,318		$457,354,617

(a)	Amounts represent historical accounts of Ten Motives Limited and 10 Motives Limited as of April 30, 2014, which have been reconciled to U.S. GAAP and converted from GBP to USD using the April 30, 2014 exchange rate of 1.6819. Ten Motives Limited and 10 Motives Limited are affiliated companies based on common ownership, and are herein referred to as Ten Motives.

(b)	Amounts represent the acquisition of Ten Motives which is expected to be completed within five business days of the closing of this offering. The terms of the purchase agreement with Ten Motives require the completion of this offering prior to closing of the acquisition. As partial consideration for the acquisition, we are required to issue to the selling shareholders 5,400,000 shares of our common stock, which number of shares will be increased proportionately to the extent the initial offering price of this offering is less than $10.00 per share. We have assumed an initial offering price of $4.50 per share, which will result in the issuance of a total of 12,000,000 shares. The excess of the purchase price over net assets for the acquisition of Ten Motives has been preliminarily allocated to goodwill, pending the valuation of the identifiable intangibles, which we expect to include tradenames and customer relationships, and is as follows:

Ten Motives
Cash consideration	$45,548,588
Contingent consideration	10,000,000
Common stock	54,000,000

$109,548,588
Less: Net assets acquired	6,557,822

Goodwill	$102,990,766

The acquisition of Ten Motives includes contingent consideration of between $7,500,000 and $10,000,000 if revenues for the twelve months ended May 31, 2015 are between 18,072,288 GBP and 34,307,288 GBP (approximately $30,271,000 and $57,465,000, respectively). We have included $10,000,000 in other liabilities to reflect this contingency. Additionally, we expect to pay $5,548,588 related to excess cash on-hand at Ten Motives on the acquisition date, which is included in cash consideration above.

The acquisition of Ten Motives includes a payment to Fields Texas for a one-time transaction fee in cash of $1,200,000 based on 3% of the cash purchase price. Additionally, upon closing, the Company will pay a $1,000,000 penalty for having extended the closing date from July 31, 2014 to September 30, 2014. The Company will incur an additional penalty of of $16,129 per day for every day from October 1, 2014, through October 31, 2014 that the offering is not effective.

(c)	Amounts represent the closing of the historical equity accounts of Ten Motives.

(d)	Amount represents a private offering of $20,000,000 completed on July 15, 2014 of 2,962,963 shares of common stock and options to purchase an additional 5,925,926 shares of common stock to an investor (the “July investor”) for net proceeds to the Company of $20,000,000. The Company paid placement agent fees and other expenses of $2,000,000 in the form of 215,384 shares of Common Stock and warrants to acquire 118,519 shares of Common Stock at an exercise price of $6.75 per share. If this offering is at an initial offering price less than $7.94 per share, additional shares will be issued for no consideration; accordingly, pursuant to the agreement assuming a $4.50 per share initial offering price, an additional 2,265,795 shares will be issued (or 2,919,390 shares assuming a $4.00 initial offering price). The option to purchase additional shares is considered to be a forward equity contract.

(e)	Amount represents the exchange of $11,042,632 principal amount of 12% convertible promissory notes for the remaining $10,500,000 principal amount of FIN Seller Notes in July 2014. At the issuance date, due to the allocation of proceeds to the fair value of derivatives primarily associated with the conversion feature and to warrants, the 12% Notes will be recorded as follows:

Face value of notes	$11,042,632
Original issue discount	(542,632)

Proceeds	10,500,000
Fair value of derivatives	(1,478,014)
Fair value of warrant liability	(129,231)

Convertible promissory notes	$8,892,755

The notes contain certain features which are considered to be embedded derivatives and the warrants contain a provision which could reduce the exercise price based on certain future events and thus are considered to be a liability. Fair value as of the date of issuance was estimated based on a binomial model using the following assumptions (date of issuance stock price discounted 25%):

	Derivatives	Warrants
Fair value of common shares	$6.08	$6.08
Term (years)	1.50	1.50
Term-matched risk-free interest rate	0.31%	0.31%
Term-matched stock volatility	33%	33%
Exercise price	$6.50	$10.00

(f)	Amount represents payment of the remaining balance of the FIN Seller Notes, accrued interest and a subordination penalty as the result of the repayment of other indebtedness in advance of satisfaction of the FIN Seller Notes in July 2014 as follows:

Promissory notes issued to FIN sellers	$(875,000)
Accrued interest	(815,563)
Subordination penalty	(525,000)

$(2,215,563)

(g)	Amount represents a private placement of 185,511 shares of common stock with warrants to purchase 46,378 shares of common stock for $1,205,823 completed on July 16, 2014 with total net proceeds of $1,085,241 after deducting placement agent fees and other expenses.

Proceeds	$1,085,241
Fair value of warrant liability	(115,945)

$969,296

The warrants contain a provision which could reduce the strike price based on certain future events and thus are considered to be a liability. Fair value as of the date of issuance was estimated based on a binomial model using the following assumptions (date of issuance stock price discounted 25%):

Fair value of common shares	$6.62
Term (years)	5.00
Term-matched risk-free interest rate	1.62%
Term-matched stock volatility	38%
Exercise price	$6.50

(h)	Amounts represent the completion on August 20, 2014 of the third tranche of the private placement of $3,596,704 aggregate principal amount of 6% Original Issue Discount Senior Secured Convertible Promissory Notes. The notes contain certain features that are considered to be embedded derivatives. As of the issuance date, due to the allocation of proceeds to the fair value of the embedded derivatives, the 6% Notes will be recorded as follows:

Face value of notes	$3,596,704
Original issue discount	(323,704)

Proceeds	$3,273,000
Fair value of derivatives	(536,729)

Convertible promissory notes	$2,736,271

(i)	Amount represents the offering by the Company of 28,443,133 shares in this offering for $127,994,098, net of $14,500,000 in offering costs. For presentation purposes only, we have assumed an initial offering price of $4.50 per share, which approximates the closing price of our stock on October , 2014. The number of shares to be issued by the Company based on an assumed initial offering price of $4.00 per share would be 32,609,800 shares for $130,439,200, net of $14,500,000 in offering costs.

(j)	Amount represents the repayment of the following notes consistent with our planned use of the proceeds from this offering. The 4% Notes and 15% Notes contain certain features that are considered embedded derivatives that have been recognized separately at fair value. In conjunction with this offering and the extinguishment of the related debt, the derivatives will be recorded at fair value assuming a $4.50 per share initial offering price and will be recognized as part of the extinguishment of debt. Amounts are as follows:

	VIP Seller Notes	15% Notes (30% Redemption)	4% Notes	Total
Face value of notes redeemed	$11,000,000	$8,179,224	$5,689,474	$24,868,698
Derivative liability at June 30, 2014	—	6,240,258	1,568,422	7,808,680
Fair value adjustment	—	361,136	(279,264)	81,872
Prepayment premium	—	1,226,884	1,562,566	2,789,450
Accrued interest	—	—	297,632	297,632
Carrying value	11,000,000	1,426,929	4,383,704	16,810,633

Loss on extinguishment of debt	$—	$(150,901)	$(16,612)	$(167,513)

(k)	Amount represents the cashless conversion of 15% Senior Secured Convertible Promissory Notes issued in January and February 2014. Based upon current commitments by the note holders, we have assumed that approximately 70% of the outstanding notes will convert. Pursuant to the agreements, the conversion price will be adjusted dependent upon the number of shares issued by the Company in the offering.

	$4.50 Offering Price	$4.00 Offering Price
Common stock issued at conversion	7,301,442	8,365,923
Conversion price	$2.45	$2.14

Due to the allocation of the proceeds at issuance of the 15% Notes, the carrying value of these instruments is less than face value. Additionally, the 15% Notes contain certain features that are considered embedded derivatives that have been recognized separately at fair value. In conjunction with this offering and the exercise of the conversion option, the derivatives will be recorded at fair value assuming an initial offering price of $4.50 per share and recognized as part of the extinguishment of debt. Amounts, including the effect of a $4.00 per share initial offering price, are as follows:

	$4.50 Offering Price	$4.00 Offering Price
15% Notes (70% converted)	$3,329,501	$3,329,501
Derivative liability at June 30, 2014	14,560,601	14,560,601
Fair value adjustment	842,650	1,393,477
Intrinsic value of shares to be issued	14,953,302	15,560,617

Gain on conversion	$3,779,450	$3,722,963

(l)	Amount represents the cashless exercise of the Fields Texas advisory warrants, and warrants issued to William Fields. In conjunction with this offering the warrants will be recorded at fair value assuming a $4.50 per share initial offering price and amounts exceeding the intrinsic value of the equity will be recognized as a gain on the extinguishment of the warrant liability. Amounts, including the effect of a $4.00 per share initial offering price, are as follows:

	$4.50 Offering Price	$4.00 Offering Price
Common stock issued at exercise	5,088,226	3,397,322
Exercise price	$3.27	$3.27

	$4.50 Offering Price	$4.00 Offering Price
Warrant liability at June 30, 2014	$57,804,715	$57,804,715
Fair value adjustment	(20,387,636)	(26,903,048)
Intrinsic value of shares to be issued	22,897,018	13,589,287

Gain on cashless exercise	$14,520,061	$17,312,380

(m)	As of June 30, 2014, the Company had issued warrants and financial instruments containing embedded derivatives that are recorded at fair value each reporting period. The value of these instruments is affected by the price of the Company’s common stock at the valuation date and, for certain of the instruments, the exercise or strike price may reset. For those instruments remaining after the transactions contemplated by this offering, fair value adjustments assuming a $4.50 per share and a $4.00 per share initial offering price and a listing on the NASDAQ Global Market are as follows:

	$4.50 Offering Price	$4.00 Offering Price
Convertible promissory notes	$8,510,027	$9,560,396
Advisory warrants	(1,912,691)	(2,145,788)
Private placement warrants	(2,231,200)	(1,735,504)

Loss on fair value adjustments	$4,366,136	$5,679,104

(n)	Warrants to purchase 900,418 shares of common stock were issued to various advisors during July and August 2014 with exercise prices ranging from $6.50 to $8.30 per share. The warrants contain a provision which could reduce the strike price based on certain future events and thus are considered to be a liability. Amount represents the fair value of the warrants on the date of issuance based on a binomial model.

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended June 30

	June 30, 2014
	Historical				Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		Pro Forma for Acquisitions and Financings	Pro Forma Equity Offering Adjustments		Pro Forma Combined
	ECIG	FIN (a)	Must Have (b)	Ten Motives (b)
Revenues
Sales	$15,426,263	$1,604,813	$10,736,567	$20,730,028	$—		$—		$48,497,671	$—		$48,497,671
Cost of goods sold	7,218,627	913,896	3,643,128	9,915,072	—		—		$21,690,724			$21,690,724

Gross Profit	8,207,636	690,917	7,093,439	10,814,955	—		—		26,806,947			26,806,947

Operating expenses
Advisory agreement warrants	53,505,222	—	—	—	—		922,247	(i)	52,514,778	$(42,494,825	)(h)	$10,019,953
							(1,912,691	)(m)
Distribution, marketing and advertising	6,076,180	—	—	—	—		—		6,076,180			$6,076,180
Selling, general and administrative	24,294,304	1,702,149	2,287,518	2,234,551	4,287,372	(c)			33,705,893	(859,390	)(h)	$32,846,504
					(1,100,000	)(j)
Loss on impairment of goodwill	8,966,443								8,966,443			$8,966,443

Total Operating Expenses	$92,842,149	$1,702,149	$2,287,518	$2,234,551	$3,187,372		$(990,444)		$101,263,294	$(43,354,215)		$57,909,080

Income (loss) from operations	$(84,634,513)	$(1,011,232)	$4,805,921	$8,580,405	$(3,187,372)		$990,444		$(74,456,347)	$43,354,215		$(31,102,132)
Other (Income) Expense
Fair value in excess of proceeds	29,215,500	—	—	—	—				29,215,500	(29,215,500	)(h)	$—
Warrant fair value adjustment	(12,456,723)	—	—	—	—		49,002	(i)	(14,638,921)			$(14,638,921)
							(2,231,200	)(m)
Derivative fair value adjustment	(4,212,539)	—	—	—	—		2,313,009	(i)	6,610,497	4,980,688	(h)	$11,591,185
							8,510,027	(m)
Interest expense (income)	11,847,283	180,088	4,897	(36,143)			248,000	(f)	14,098,839	(6,287,803	)(d)	$7,024,537
							1,854,715	(g)		(786,500	)(f)

Income (loss) before taxes	$(109,028,034)	(1,191,320)	4,801,025	8,616,548	(3,187,372)		(9,753,109)		(109,742,262)	74,663,329		(35,078,933)
Income tax expense	(24,536,827)	—	—	1,685,678	(1,685,678	)(e)	—		(24,536,827)	—		(24,536,827)

Net income (loss)	$(84,491,207)	$(1,191,320)	$4,801,025	$6,930,871	$(1,501,694)		$(9,753,109)		$(85,205,435)	$74,663,329		$(10,542,106)

Comprehensive income (loss)
Other comprehensive income	2,863,499		21,176	—					2,884,675			2,884,675

Total comprehensive income (loss)	$(81,627,708)	$(1,191,320)	$4,822,201	$6,930,871	$(1,501,694)		$(9,753,109)		$(82,320,760)	$74,663,329		$(7,657,431)

Net loss per common share:
Basic and diluted	$(1.23)								$(0.99)			$(0.08)

Weighted average number of shares outstanding										28,443,133 5,088,226	(l) (l)
Basic and diluted	68,609,985 (k)				12,000,000	(l)	5,228,758	(l)	85,838,743	7,301,417	(l)	126,671,520

(a)	Amounts represent the results of operations of FIN for the months of January and February 2014.

(b)	Amounts represent the results of operations of Must Have for the period from January 1, 2014 through April 22, 2014, reconciled to U.S. GAAP and converted from GBP to USD using an average exchange rate over the period of 1.6548. Amounts represent the results of operations of Ten Motives for the six months ended July 31, 2014, reconciled to U.S. GAAP and converted from GBP to USD using an average exchange rate over the six month period of 1.6789. Ten Motives has sales incentive agreements with certain key customers. The sales incentives have historically been included in cost of goods sold. For the most recent annual fiscal period (ending April 30, 2014) such incentives were $9.6 million or 23.7% of gross sales. The Company’s sales incentives are generally regarded as a reduction of revenue and it is likely that subsequent to its acquisition, Ten Motives sales incentives will likewise be recorded as a reduction of revenue.

(c)	Amount represents adjustments due to (i) the elimination of certain FIN indebtedness at the acquisition date, (ii) the elimination of depreciation expense in conformance with the Company’s policy to expense retail displays and (iii) amortization related to identifiable intangible assets recorded at the time of acquisition. Such amounts are as follows:

	FIN	Must Have	Total
Decrease in amortization of loan costs	$(50,071)	$—	$(50,071)
Decrease in depreciation expense due to write-off of retail displays	(11,973)	—	(11,973)
Amortization of tradename over a preliminary estimated useful life of 10 to 15 years	679,167	551,250	1,230,417
Amortization of website over a preliminary estimated useful life of 10 years		61,750	61,750
Amortization of customer relationships over a preliminary estimated useful life of 5 to 10 years	2,364,000	693,250	3,057,250

	$2,981,122	$1,306,250	$4,287,372

(d)	Amount represents a decrease in interest expense related to the following instruments that were either converted, exchanged or repaid with the proceeds of this offering as described in the notes to the combined pro forma balance sheet and are no longer outstanding:

15% Senior Secured Convertible Promissory Notes	$5,400,000
4% Notes	21,000
FIN Seller Notes	550,000
Obligations due to related parties in FIN acquisition	206,803
VIP Seller Notes	110,000

$6,287,803

(e)	Given the Company’s net operating losses, provisions for income taxes have been eliminated.

(f)	Amount represents the elimination of amortization of deferred financing costs related to the 15% Notes and increase in amortization of deferred financing costs related to the 6% Notes assuming these notes were outstanding from the beginning of the period. The 15% were fully converted or redeemed upon completion of this offering as described in the notes to the pro forma balance sheet.

(g)	Represents an increase in interest expense assuming that the principal amounts of the following instruments were issued at the beginning of the period as follows:

	Interest	Accretion of Discount	Total
6% Notes (first tranche)	$227,500	$543,956	$771,456
6% Notes (second tranche)	42,000	17,926	59,926
12% Notes	630,000	180,667	810,667
6% Notes (third tranche)	105,000	107,667	212,667

	$1,004,500	$850,215	$1,854,715

(h)	Amounts represent the elimination of fair value adjustments included in the historical financial statements related to warrants and convertible instruments that are no longer outstanding in connection with the conversion and redemption of the 15% Senior Secured Notes, the redemption of the 4% Notes, and the cashless exercise of warrants as described in the notes to the combined pro forma balance sheet:

Advisory agreement warrants	$42,494,825
Selling, general and administrative warrants	859,390
Derivatives	(4,980,688)
Fair value in excess of proceeds	29,215,500

$67,589,027

(i)	Amount reflects impact of exercise price resets of the Company’s convertible notes and warrants issued subsequent to June 30, 2014 due to subsequent rounds of financing assuming a $4.50 per share initial offering price and $4.00 per share initial offering price as follows. Refer to note (m) below for the impact of the exercise price resets of the Company’s convertible notes and warrants issued prior to June 30, 2014.

	$4.50 Offering Price	$4.00 Offering Price
Convertible promissory notes	$2,313,009	$1,703,100
Advisory warrants	922,247	917,907
Private placement warrants	49,002	48,751

Loss on fair value adjustments	$3,284,258	$2,669,758

(j)	Amount represents fees paid to Fields Texas during the six months ended June 30, 2014 in connection with acquisitions.

(k)	All of the Company’s common stock equivalents are excluded from the computation of diluted earnings per share since the Company reported losses and the result would be antidilutive. There were 31,938,177 shares not included in the calculation of diluted earnings per share because to do so would have been antidilutive for the periods presented assuming a $4.50 per share initial offering price. The number of antidilutive securities based on an assumed initial offering price of $4.00 per share would be 34,884,744.

(l)	Shares included in the computation of earnings per share assuming a $4.50 per share initial offering price and $4.00 per share initial offering price are as follows:

	$4.50	$4.00
	Offering Price	Offering Price
Ten Motives acquisition	12,000,000	13,500,000
Common stock issued to July investor	5,228,758	5,882,353
Shares offered in this offering	28,443,133	32,609,800
Advisory warrant exercise	5,088,226	3,397,322
15% Notes conversion	7,301,417	8,365,923

	58,061,535	63,755,398

(m)	As of June 30, 2014, the Company had issued warrants and financial instruments containing embedded derivatives that are recorded at fair value each reporting period. The value of these instruments is affected by the price of the Company’s common stock at the valuation date and, for certain of the instruments, the exercise or strike price may reset. For those instruments outstanding as of June 30, 2014 remaining after the transactions contemplated by this offering, fair value adjustments assuming a $4.50 per share and a $4.00 per share initial offering price and a listing on the NASDAQ Global Market are as follows:

	$4.50	$4.00
	Offering Price	Offering Price
Convertible promissory notes	$8,510,027	$9,560,396
Advisory warrants	(1,912,691)	(2,145,788)
Private placement warrants	(2,231,200)	(1,735,504)

Loss on fair value adjustments	$4,366,136	$5,679,104

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31

	December 31, 2013
	Historical					Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		Pro Forma for Acquisitions and Financings	Pro Forma Equity Offering Adjustments		Pro Forma Combined
	ECIG	Vapestick	FIN	Must Have (a)	Ten Motives (b)
Revenues
Sales	$3,102,729	$3,609,360	$41,927,596	$26,917,187	$37,645,139	$—		$—		$113,202,011			$113,202,011
Cost of goods sold	1,288,914	1,259,668	22,273,519	9,077,466	23,849,130	—		—		57,748,698			57,748,698

Gross Profit	1,813,815	2,349,692	19,654,077	17,839,721	13,796,009	—		—		55,453,313	—		55,453,313

Operating expenses
Advisory agreement warrants	16,600,500	—	—	—	—	—		922,247	(i)	15,610,056	(16,600,500	)(h)	(990,444)
								(1,912,691	)(l)
Distribution, marketing and advertising	1,078,180	106,505	—	—	—	—		—		1,184,685			1,184,685
Selling, general and administrative	3,036,873	1,848,012	25,831,286	4,516,419	3,919,623	9,585,566	(c)	—		48,737,779			48,737,779

Total Operating Expenses	$20,715,553	$1,954,517	$25,831,286	$4,516,419	$3,919,623	$9,585,566		$(990,444)		$65,532,520	$(16,600,500)		$48,932,020

Income (loss) from operations	$(18,901,738)	$395,175	$(6,177,209)	$13,323,302	$9,876,386	$(9,585,566)		$990,444		$(10,079,207)	$16,600,500		$6,521,293
Other (Income) Expense
Warrant fair value adjustment	—	—	—	—	—	—		49,002	(i)	(2,182,198)			(2,182,198)
								(2,231,200	)(l)
Derivative fair value adjustment	—	—	—	—	—	—		2,313,009	(i)	10,823,036			10,823,036
								8,510,027	(l)
Interest expense (income)	1,804,710	17,727	1,594,088	(26,644)	(53,504)	(1,240,816	)(d)	1,488,800	(f)	7,358,528	1,964,885	(f)	9,323,413
								3,774,167	(g)

Income (loss) before taxes	(20,706,448)	377,448	(7,771,297)	13,349,946	9,929,889	(8,344,750)		(12,913,361)		(26,078,573)	14,635,615		(11,442,958)
Income tax expense	—	78,078	—	4,142,605	2,178,951	(6,399,634	)(e)	—		—	—		—

Net income (loss)	$(20,706,448)	$299,370	$(7,771,297)	$9,207,341	$7,750,938	$(1,945,117)		$(12,913,361)		$(26,078,573)	$14,635,615		$(11,442,958)

Comprehensive income (loss)
Other comprehensive income	—	13,332	—	(72,348)	439,789	—		—		380,773			380,773

Total comprehensive income (loss)	$(20,706,448)	$312,702	$(7,771,297)	$9,134,993	$8,190,727	$(1,945,117)		$(12,913,361)		$(25,697,800)	$14,635,615		$(11,062,185)

Net loss per common share:
Basic and diluted	$(0.48)									$(0.43)			$(0.11)

Weighted average number of shares outstanding											28,443,133 5,088,226	(k) (k)
Basic and diluted	42,871,414 (j)					12,000,000	(k)	5,228,758	(k)	60,100,172	7,301,417	(k)	100,932,949

(a)	Amounts represent the unaudited statement of operations of Must Have LTD for the year ended December 31, 2013, which was derived from the audited statement of operations for the year ended June 30, 2013, decreased by the unaudited results of operations for the six months ended December 31, 2012 and increased by the unaudited results of operations for the six months ended December 31, 2013. The amounts have been converted from GBP to USD using the average exchange rates of 1.5687 for the year ended June 30, 2013, 1.5926 for the six months ended December 31, 2012 and 1.5839 for the six months ended December 31, 2013.

(b)	Amount represents the unaudited statement of Ten Motives, for the year ended January 31, 2014 which was derived from the audited statement of operations for the year ended April 30, 2014, decreased by the unaudited results of operations for the three months ended April 30, 2014 and increased by the unaudited results of operations for the 3 months ended April 30, 2013. The amounts have been converted from GBP to USD using the average exchange rates of 1.6011 USD/GBP for the year ended April 30, 2014, 1.6636 USD/GBP for the three months ended April 30, 2014 and 1.5297 USD/GBP for the three months ended April 30, 2013. Ten Motives has sales incentive agreements with certain key customers. The sales incentives have historically been included in cost of goods sold. For the most recent annual fiscal period (ending April 30, 2014) such incentives were $9.6 million or 23.7% of gross sales. The Company’s sales incentives are generally regarded as a reduction of revenue and it is likely that subsequent to its acquisition, Ten Motives sales incentives will likewise be recorded as a reduction of revenue.

(c)	Amount represents adjustments due to the elimination of certain FIN indebtedness at the acquisition date, the elimination of depreciation expense in conformance with the Company’s policy to expense retail displays and amortization related to identifiable intangible assets recorded at the time of acquisition. Such amounts are as follows:

	Vapestick	FIN	Must Have	Total
Decrease in amortization of loan costs		$(300,427)		$(300,427)
Decrease in depreciation expense due to write-off of retail displays		(71,840)		(71,840)
Amortization of tradename over a preliminary estimated useful life of 10 to 15 years	439,400	1,358,333	1,102,500	2,900,233
Amortization of website over a preliminary estimated useful life of 10 years			123,500	123,500
Amortization of customer relationships over a preliminary estimated useful life of 5 to 10 years	819,600	4,728,000	1,386,500	6,934,100

	$1,259,000	$5,714,066	$2,612,500	$9,585,566

(d)	Amount represents a decrease in interest expense related to the repayment of certain obligations in conjunction with the FIN acquisition.

(e)	Given the Company’s net operating losses, provisions for income taxes have been eliminated.

(f)	Amount represents the amortization of deferred financing costs related to the 15% Notes and the 6% Notes assuming these notes were outstanding from the beginning of the period. The 15% were fully converted or redeemed upon completion of this offering as described in the notes to the pro forma balance sheet.

(g)	Represents an increase in interest expense assuming that the principal amounts of the following instruments were issued at the beginning of the period as follows:

	Interest	Accretion of Discount	Total
6% Notes (first tranche)	$682,500	$910,000	$1,592,500
6% Notes (second tranche)	84,000	51,000	135,000
12% Notes	1,260,000	361,333	1,621,333
6% Notes (third tranche)	210,000	215,333	425,333

	$2,236,500	$1,537,667	$3,774,167

(h)	Amounts represent fair value adjustments related to advisory warrants that are no longer outstanding in connection with the cashless exercise as described in the notes to the combined pro forma balance sheet.

(i)	Amount reflects impact of exercise price resets of the Company’s convertible notes and warrants issued subsequent to June 30, 2014 due to subsequent rounds of financing assuming a $4.50 per share and $4.00 per share public offering price as follows. Refer to note (l) below for the impact of the exercise price resets of the Company’s convertible notes and warrants issued prior to June 30, 2014.

	$4.50 Offering Price	$4.00 Offering Price
Convertible promissory notes	$2,313,009	$1,703,100
Advisory warrants	922,247	917,907
Warrants issued with private placements	49,002	48,751

Loss on fair value adjustments	$3,284,258	$2,669,758

(j)	All of the Company’s common stock equivalents are excluded from the computation of diluted earnings per share since the Company reported losses and the result would be antidilutive. There were 31,988,177 shares not included in the calculation of diluted earnings per share because to do so would have been antidilutive for the periods presented assuming a $4.50 per share initial offering price. The number of antidilutive securities based on an assumed initial offering price of $4.00 per share would be 34,884,744.

(k)	Shares included in the computation of earnings per share assuming a $4.50 per share initial offering price and $4.00 per share initial offering price are as follows:

	$4.50 Offering Price	$4.00 Offering Price
Ten Motives acquisition	12,000,000	13,500,000
Common stock issued to July investor	5,228,758	5,882,353
Shares offered in this offering	28,443,133	32,609,800
Advisory warrant exercise	5,088,226	3,397,322
15% Notes conversion	7,301,417	8,365,923

	58,061,535	63,755,398

(l)	As of June 30, 2014, the Company had issued warrants and financial instruments containing embedded derivatives that are recorded at fair value each reporting period. The value of these instruments is affected by the price of the Company’s common stock at the valuation date and, for certain of the instruments, the exercise or strike price may reset. For those instruments outstanding as of June 30, 2014 remaining after the transactions contemplated by this offering, fair value adjustments assuming a $4.50 per share and a $4.00 per share initial offering price are as follows:

	$4.50 Offering Price	$4.00 Offering Price
Convertible promissory notes	$8,510,027	$9,560,396
Advisory warrants	(1,912,691)	(2,145,788)
Private placement warrants	(2,231,200)	(1,735,504)

Loss on fair value adjustments	$4,366,136	$5,679,104

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition for the three and six months ended June 30, 2014 and 2013 and for the fiscal years ended December 31, 2013 and 2012, and should be read in conjunction with our financial statements, and the notes to those financial statements that are included elsewhere in this prospectus.

Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Risk Factors,” “Cautionary Notice Regarding Forward-Looking Statements” and “Business” sections in this Registration Statement. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

We are a fast-growing independent marketer and distributor of electronic cigarettes. Our objective is to become a leader in the rapidly growing, global e-cigarette industry. E-cigarettes are battery-powered products that simulate tobacco smoking through inhalation of nicotine vapor without the fire, flame, tobacco, tar, carbon monoxide, ash, stub, smell and other chemicals found in traditional combustible cigarettes. According to Euromonitor, the global tobacco industry represents a $783 billion market worldwide. In addition, there are an estimated 1.3 billion smokers globally according to The American Cancer Society, and these existing smokers are our target demographic and represent our primary source of revenue growth. We currently sell our products through more than 50,000 outlets across multiple channels in multiple countries.

We accommodate the various product preferences of e-cigarette users by offering a comprehensive set of product offerings, including disposables, rechargeables, tanks, starter kits, e-liquids, open and closed-end vaping systems and accessories. Our products consist of durable components and nicotine liquids that undergo rigorous quality testing during production. We market our products through what we believe is one of the most extensive brand portfolios in the e-cigarette industry. Our global brand portfolio includes the FIN, VIP, VAPESTICK, Victory, Victoria and El Rey brands. We believe that this combination of product breadth and quality combined with our effective brand strategy, resonates strongly with consumers who associate our products with ease of use, quality, reliability and great taste.

Stronger consumer demand has led retailers to allocate additional shelf space to e-cigarettes and we strive to offer our products at or near every point of distribution where traditional cigarettes are available in the markets we serve. We sell our products through a variety of channels, including wholesale distributors, convenience stores, grocery stores, mass merchandisers, club stores, vape shops, retail mobile kiosk units, owned retail stores, independent retailers, our e-commerce websites, on-premise outlets such as restaurants and bars and other alternative outlets.

We are focused on rapidly securing additional retail distribution in both the domestic United States and international markets through strategic partnerships with key retailers and distributors. We plan on further penetrating existing markets and acquiring new customers by implementing our multi-brand/multi-product strategy, offering retailers both premium and entry price point brands, to satisfy the demand of consumers with varying preferences. We believe we offer retailers and distributors attractive margins as a result of our low-cost strategy and structured incentives.

Our goal is to become the leading e-cigarette company in the world. We expect to achieve that goal by maximizing our points of distribution, maintaining our low-cost strategy and continuing to differentiate our products and brands in order to resonate with consumers in local markets around the world. We have grown our business both organically and through strategic acquisitions. Our growth trajectory has been further enhanced by accelerating global demand for e-cigarettes over the past few years.

Agreement with Fields Texas Limited LLC’s affiliate, E-Cig Acquisition Company LLC

On December 30, 2013, we entered into a comprehensive partnership agreement with Fields Texas Limited LLC’s affiliate, Fields Texas, pursuant to which Fields Texas will act as the exclusive agent of the Company to secure sales and distribution agreements of the Company’s products with various retailers and distributors both in the United States and internationally. William R. Fields, one of our directors, beneficially owns 25% of Fields Texas. Fields Texas will also support our acquisition, product development, marketing, pricing and promotional efforts both in the United States and internationally. Upon the execution of the Agreement, the Company issued Fields Texas five-year warrants to purchase 6,975,000 shares of common stock at an exercise price of $9.05 per share which were immediately exercisable. Subsequently, Fields Texas assigned a portion of their warrants to an unaffiliated third party and the remainder as a pro-rata distribution to its members. Pursuant to the adjustment provision contained in the warrant, as further described below, following the completion of our subsequent private offerings of convertible notes, warrants and shares of our common stock described under “Liquidity and Capital Resources” below, the exercise price of the warrant adjusted to $3.27 per share and the number of shares currently subject to purchase was increased to 18,338,704 shares of common stock. The Company issued 404,500 shares on April 17, 2014 from a partial exercise by the unaffiliated third party of warrants that Fields Texas had assigned to it. The Company also paid Fields Texas a $200,000 development fee to offset initial start-up costs and expenses.

Pursuant to the agreement, we will pay Fields Texas ongoing commissions on the net sales of our products sold through the sales and distribution agreements secured by Fields Texas. In addition, for every $10,000,000 in annual net sales realized through the sales and distribution agreements secured by Fields Texas, up to an aggregate of $100,000,000 in annual net sales realized, we will issue Fields Texas five-year warrants to purchase 530,000 shares of common stock at an exercise price equal to the closing price on the date the warrants are issued.

The exercise prices of the warrants are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate changes and dilutive issuances. Additionally, the exercise price of the warrants will be adjusted should the Company issue any equity or convertible debt at a purchase price that is less than the current exercise price, with certain limited exceptions. The holders of the warrants have piggy-back registration rights.

For a merger or acquisition, strategic partnership, joint venture, licensing or similar transaction that Fields Texas facilitates, we will pay a one-time fee equal to 5% of the purchase price paid in the same form of consideration as used in the transaction, though warrants may be substituted for shares of common stock at our option on a one-for-one basis with the exercise price set as the closing price of the day such transaction closed. To date, we have paid Fields Texas a fee of $1,250,000 and issued five-year warrants to purchase 500,000 shares of common stock at an initial exercise price of $10.00 per share in connection with the FIN acquisition which were immediately exercisable. Subsequently, Fields Texas distributed its warrants on a pro-rata basis to its members. Pursuant to the adjustment provision contained in the warrants, following the completion of our private offering on August 20, 2014, the exercise price of the warrants adjusted to $5.83 per share and the number of shares subject to purchase was increased to 857,633 shares of common stock.

The term of the agreement is for three years and will automatically be renewed for successive periods upon achieving annual net sales targets.

On April 28, 2014, the Company entered into an advisory agreement with Fields Texas Limited LLC (“FTX”), to provide various advisory services, which agreement was terminated on September 4, 2014. William R. Fields, one of our directors, owns 100% of FTX. Pursuant to the advisory agreement, the Company was obligated to pay FTX a fee equal to 3% of the total purchase price paid in connection with the VIP and Hardwire acquisitions for advice provided in connection with such acquisitions. Fields Texas did not receive a 5% facilitation fee relating to the VIP or Hardwire acquisitions. To date, we have paid FTX fees of $270,000 in connection with the VIP acquisition and $150,000 in connection with the Hardwire acquisition and will pay FTX an additional $330,000 as a fee upon our repayment of the VIP Promissory Notes described below.

Members of Fields Texas who had received warrants in the distribution described above, agreed to exercise 18,615,461 of their warrants upon closing of this offering at a cashless exercise price equal to the offering price. Assuming a public offering price of $4.50 per share, we would issue 5,088,226 shares in the aggregate to such members. As a result of this agreement to exercise, we have agreed to permit Mr. Stanwood, Resource Connection LLC and Direct2Market LLC, each a member of Fields Texas, to sell an aggregate of 2,200,000 shares in this offering to cover tax consequences associated with the exercise of their warrants.

Acquisitions in 2014

Acquisition of Vapestick

On January 9, 2014, we completed the acquisition of all of the issued and outstanding ordinary shares of Vapestick, a company incorporated under the laws of England and Wales, pursuant to a Share Exchange Agreement by and between us, Vapestick and all of the shareholders of Vapestick (the “Vapestick Shareholders”) dated December 15, 2013.

Pursuant to the terms of the acquisition agreement, we acquired all issued and outstanding shares of Vapestick from its shareholders in consideration for (a) an aggregate cash payment of £3,500,000 (approximately $5.74 million) and (b) the issuance of 6,595,900 shares of our common stock.

In connection with our acquisition of Vapestick, we agreed to (1) offer the Vapestick Shareholders the opportunity to participate in future equity offerings by us for so long as they own in the aggregate the greater of 5% of our outstanding shares of common stock or 50% of the number of shares of our common stock issued to the shareholders in connection with the acquisition, (2) fund the business of Vapestick in accordance with its business plan of approximately £350,000 ($595,000 as of July 24, 2014) per month until December 31, 2014, the purpose of which is to ensure that Vapestick has the proper growth capital to reach its proposed targets, at which time we expect them to be self-sufficient, and we have satisfied this requirement to date, (3) maintain the base salary and target cash bonus opportunities of the employees of Vapestick immediately after the acquisition for a period of twelve months following the acquisition and (4) granted piggyback registration rights for all of the shares issued to the Vapestick Shareholders should the Company file a registration statement relating to an offering for its own account or the account of others. As of July 21, 2014, the Vapestick Shareholders have not participated in any of our subsequent equity offerings. Certain Vapestick Shareholders are participating as selling shareholders in this offering and the other Vapestick Shareholders have waived their piggy-back registration rights with respect to this offering.

Acquisition of FIN

On February 28, 2014, we completed the acquisition of FIN, a Delaware corporation, through a merger with and into a wholly-owned subsidiary of ours, pursuant to the Agreement and Plan of Merger dated February 12, 2013, by and among the Company, our subsidiary, FIN, and Elliot B. Maisel, as representative of the FIN stockholders.

Pursuant to the terms of the merger agreement, we acquired all issued and outstanding shares of FIN from its shareholders (the “FIN Shareholders”) in consideration for an aggregate of 10,000,000 shares of our common stock. Additionally, on the closing date we paid $10 million of certain indebtedness and liabilities of FIN and its subsidiaries and issued $15 million of promissory notes to the FIN Shareholders to satisfy other indebtedness and liabilities of FIN and its subsidiaries to them, which were subsequently repaid or exchanged for convertible notes as described in “—Liquidity and Capital Resources” below.

Acquisition of VIP

On April 22, 2014, the Company entered into a share purchase agreement by and between (i) the Company and (ii) the shareholders of VIP, an England and Wales incorporated limited company (the “MHL Shareholders”). Pursuant to the terms of the agreement, the MHL Shareholders transferred to the Company all of the shares of MHL held by such shareholders in exchange for (1) the issuance of 2,300,000 shares of the Company’s common stock, (2) £5,345,713 (equivalent to $9,000,000) in cash consideration, (3) $11,000,000 of promissory notes, (4) £6,796,303 in respect of MHL’s surplus cash and (5) up to $5,000,000 in cash as an earn-out, if the gross profit of VIP (as calculated in accordance with the terms of the agreement) is equal to or exceeds £12,300,000 for the twelve month period ending June 30, 2014. The $5,000,000 cash earn-out is due to be paid at the earlier of the close of this offering or December 13, 2014. A description of such promissory notes is located in “—Liquidity and Capital Resources” below.

Proposed Acquisition of Ten Motives

On May 30, 2014, we entered into a share purchase agreement by and between (i) the Company, (ii) a wholly-owned subsidiary of the Company, and (iii) the stockholders of Ten Motives (the “Ten Motives Shareholders”). Pursuant to the terms of the agreement, the Ten Motives Shareholders will sell and the Company’s subsidiary will purchase all of the shares of Ten Motives held by such stockholders in exchange for (1) $40,000,000, adjusted as necessary for working capital, cash surplus, and acquisition related costs should Ten Motives make an acquisition prior to our acquisition of Ten Motives being completed, (2) 5,400,000 shares of our common stock, based upon an assumed per share price of $10 for a total value of $54,000,000, which number of shares will be increased proportionately should the Company sell shares in an underwritten offering (such as this offering) at a price of less than $10 per share (assuming a public offering price of $4.50 per share, an additional 6,600,000 shares would be issued to the Ten Motives Shareholders) and (3) a range of an earn-out starting at approximately $7,500,000 and attaining a maximum amount of $10,000,000, if the revenue (as defined in the agreement) of Ten Motives is equal to or exceeds £18,072,288 for the lower end of the range and £34,307,228 for the maximum earn-out for the twelve-month period ending May 30, 2015.

The acquisition is expected to occur five business days following the date upon which the closing conditions described below have been satisfied, which we expect to be substantially simultaneous with the closing of this offering.

The obligations of the parties to the agreement to consummate the transaction are subject to the satisfaction (or, if applicable, waiver by the relevant party) of standard closing conditions. Additionally, the following specific conditions set forth in the agreement must be met before the consummation of the transaction:

•	No material adverse changes (as defined in the agreement) with respect to Ten Motives will have occurred; and

•

The Company must list its common stock for trading on the NYSE Market, the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market, or the New York Stock Exchange, along with raising not less than $75,000,000 in conjunction with the listing (the “Listing”).

The agreement may be terminated prior to closing by us by giving written notice to the Ten Motives Shareholders should a material adverse change occur or by the Ten Motives Shareholders should the Listing not occur by October 31, 2014. Should the Listing conditions not be satisfied, we are required to pay a $350,000 break-up fee to Ten Motives. Upon closing, the Company will pay $1,000,000 for having extended the closing date from July 31, 2014 to September 30, 2014, and will pay another $16,129 a day for every day from October 1, 2014, through October 31, 2014 that the Listing has not occurred.

Acquisition of Hardwire Assets

On July 16, 2014, we completed the acquisition of the assets of Hardwire Interactive Inc., a British Virgin Islands company (“Hardwire”), pursuant to an asset purchase agreement with Hardwire and the selling owners of Hardwire. Pursuant to the terms of the agreement, we purchased all of Hardwire’s assets and properties held in connection with, necessary for, or material to Hardwire’s business of selling e-cigarettes via the internet for a purchase price of (1) $5,000,000, (2) 3,000,000 shares of the Company’s common stock and (3) the assumption of all of Hardwire’s liabilities relating to or arising out of any assigned contracts, the employment of Hardwire’s employees or the ownership, operation or use of the assets being sold.

Components of Revenues and Costs and Expenses

Revenues

Our revenues are derived from the sale of e-cigarette products directly to customers over the internet and to various retailers and wholesalers. Our revenues are recorded net of return reserves, which represent that portion of gross revenues not expected to be realized. In particular, retail revenue, including e-commerce sales, is reduced by estimates of returns.

We offer sales incentives and discounts to our customers and consumers including rebates, shelf-price reductions and other trade promotional activities, which are reflected in our net revenues.

Cost of Goods Sold

Cost of goods sold consists of the costs of products manufactured by our suppliers, including freight-in and packaging, and related warehousing expenses.

Operating Expenses

Operating expenses consist primarily of our mark-to-market adjustments on our advisory agreement warrants, equity offered to certain distribution partners pursuant to co-investment programs, distribution, marketing and advertising expenses and selling, general and administrative expenses.

The primary components of our distribution, marketing and advertising expenses are media, agency, trade shows, and other promotional expenses.

Our selling expenses consist primarily of marketing expense and sales commissions and our general and administrative costs consist primarily of wages, related payroll, and employee benefit expenses, including stock-based compensation, legal and professional fees, travel expenses, other facility-related costs, such as rent and depreciation, and consulting expenses.

Although we have only just begun to implement our co-investment programs, we anticipated that the cost of such co-investment programs will include cash and warrants to purchase our common stock issued to such distributors as incentives to reward the achievement of certain revenue milestones. The costs of such awards will be based on the revenue associated with the attainment of such milestones and the warrants or equity-based incentives will be valued at the time of their issuance based on a variety of factors.

Foreign Exchange Movements

Due to the international aspect of our business, our revenues and expenses are affected by foreign exchange movements. Our primary exposures to foreign exchange rates are the British Pound and Euro against the U.S. dollar. The financial results of our foreign operations are translated to U.S. dollars. The functional currency of our foreign subsidiaries is generally the local currency of the country. Accordingly, income and expense items are translated at the average rates prevailing during the period. Changes in exchange rates that affect cash flows and the related receivables or payables are recognized as transaction gains and losses.

Results of Operations

Comparison for the three and six months ended June 30, 2014 and June 30, 2013

Revenues

Revenue for the three months ended June 30, 2014 and 2013 was $11,287,723 and $711,845, respectively, an increase of $10,575,878. Revenue for the six months ended June 30, 2014 and 2013 was $15,426,263 and $1,581,356, respectively, an increase of $13,844,907. The increase in revenue is attributable to our acquisitions of Vapestick, FIN and VIP. Additionally, we began to increase our retail and wholesale marketing in U.S. chains as well as through our international online and retail channels. For the three months ended June 30, 2014, we recorded a return reserve of approximately $550,000. We had not recorded a sales return reserve in any of our previous historical periods.

Revenue on a pro forma basis, as if the acquisitions had occurred on January 1, 2013, for the three months ended June 30, 2014 and 2013 was $13,210,893 and $18,825,381, respectively, a decrease of $5,614,488. Revenue on the same pro forma basis for the six months ending June 30, 2014 and 2013 was $30,478,153 and $42,774,609, respectively, a decrease $12,296,456. The declines were primarily attributable to high levels of sales in the first half of 2013 related to the initial national roll-out by FIN of disposable and rechargeable e-cigarette devices that did not recur at these levels in 2014 as consumers migrated toward other vapor products.

As a result of this consumer trend, the Company substantially revamped its product offerings to include vaporizers, tanks, as well as open and closed vapor products. These products are initially being offered under the FIN brand in the U.S. and will shortly be launched in the U.K. under the Vapestick brand.

Cost of goods sold for the three months ended June 30, 2014 and 2013 was $4,436,960 and $298,309 respectively, an increase of $4,138,651. Cost of goods sold for the six months ended June 30, 2014 and 2013 was $7,218,627 and $650,319 respectively, an increase of $6,568,308. These increases were primarily due to the acquisitions of Vapestick, FIN, and VIP. Management believes that cost of goods sold expense as a percent of net sales, which was 39.3% and 46.8% for the three months and six months ended June 30, 2014, respectively, will maintain or slightly increase as a result of new product introductions that are intended to keep up with changing or evolving consumer preferences.

Operating Expenses

Advisory agreement warrants for the three months ended June 30, 2014 and 2013 was $3,340,872 and $0, respectively. Advisory agreement warrants for the six months ended June 30, 2014 and 2013 was $53,505,222 and $0, respectively. These expenses reflect the warrants we issued to Fields Texas and FTX in connection with the advisory agreements that we entered into on December 30, 2013 and April 28, 2014, respectively.

Distribution, marketing and advertising expenses for the three months ended June 30, 2014 and 2013 was $4,969,645 and $250,239, respectively, an increase of $4,719,406. Distribution, marketing and advertising expenses for the six months ended June 30, 2014 and 2013 was $6,076,180 and $586,985, respectively, an increase of $5,489,195. These increases were primarily attributable to our acquisitions of Vapestick, FIN and VIP, as well as increased online marketing, advertising and promotions, as we continued various advertising campaigns to increase both online and point of sale brand awareness.

Selling, general and administrative cost for the three months ended June 30, 2014 and 2013 was $18,014,932 and $563,087, respectively, an increase of $17,451,845. Selling, general and administrative cost for the six months ended June 30, 2014 and 2013 was $24,294,304 and $961,957, respectively, an increase of $23,332,347. These increases were primarily due to wages, cost associated with general administrative fees, customer service and purchasing outsourcing, insurance, telecommunications, supplies and other miscellaneous items, specifically attributable to the acquisitions of Vapestick, FIN and

VIP, as well as the general build out of our business from an internet only business. Other factors attributable to our increase in selling, general and administrative cost from the prior three and six month periods in 2013 related to increases in compensation related to increased hires, costs associated with our pursuit of acquisitions, legal expenses related to our efforts to list our shares on the Nasdaq Global Market, increased marketing initiatives and costs associated with running an international business, and increased travel related to attendance at trade shows and other marketing initiatives.

We incurred a $9.0 million loss on impairment of goodwill in the three-month period ended June 30, 2014. We test for impairment during any reporting period if certain triggering events occur. As of June 30, 2014, our FIN reporting unit was considered to have a triggering event due to the faster than expected migration of U.S. consumers from disposable products and an accompanying decrease in forecasted revenue as the Company responded with the introduction of new products. The significant change in the analysis from that used in the February FIN purchase price allocation was a 29% reduction of the “year 1” revenue projection. The Company would have recorded approximately an additional $4.9 million loss on goodwill impairment if the “year 1” revenue projection used in the June 30 impairment analysis was reduced 10% and carried forward for the years thereafter. When estimating the fair value of goodwill, we make assumptions regarding revenue growth rates, operating cash flow margins and discount rates. These assumptions require substantial judgment as we operate in a high growth industry and have recently acquired our reporting units.

Other Expenses

Interest expense for the three months ended June 30, 2014 and 2013 was $5,451,457 and $41,522, respectively. Interest expense for the six months ended June 30, 2014 and 2013 was $11,847,283 and $75,833, respectively. The increases were attributable to interest on the convertible notes issued by the Company in 2014 and 2013 and the payment of penalty shares in the quarter ended June 30, 2014 due to late repayment of the FIN Promissory Notes, as well as amortization of deferred finance costs and the accretion of debt, offset by interest income on the conversion feature on certain debt instruments. The fair value in excess of proceeds for warrants issued during 2014 was $29,215,500 and $0 for the six months ended June 30, 2014 and 2013, respectively. The increase was attributable to the recognition of the costs associated with various warrants issued during 2014.

Warrant fair value adjustment for the three months ended June 30, 2014 and 2013 was $8,669,373 and $0, respectively. Warrant fair value adjustment for the six months ended June 30, 2014 and 2013 was $12,456,723 and $0, respectively. Derivative fair value adjustment for the three months ended June 30, 2014 and 2013 were $319,248 and $0, respectively. Derivative fair value adjustment for the six months ended June 30, 2014 and 2013 was $4,212,539 and $0, respectively. These adjustments were primarily due to the exercise and conversion features in our warrants and convertible notes issued in 2014, stemming from the reset of exercise and conversion prices in such warrants and notes as well as movement in the Company’s stock price.

We realized an income tax benefit of $24,536,827 in the three-month period ended June 30, 2014. The income tax benefit resulted from management’s conclusion that a portion of the Company’s deferred tax asset will be realized, allowing for the release of a portion of its valuation allowance. This benefit is a result of business combination accounting and not another source of future taxable income. As of June 30, 2014, we projected that approximately $10.8 million of our deferred tax assets will not be realizable.

Net Loss

The net loss for the three months ended June 30, 2014 and 2013 was $367,138 and $441,312, respectively. The net loss per common share for the three months ended June 30, 2014 and 2013 was $0.00 and $0.01, respectively. The net loss for the six months ended June 30, 2014 and 2013 was $84,491,207 and $693,738, respectively. The net loss per common share for the six months ended June 30, 2014 and 2013 was $1.23 and $0.02, respectively.

Year Ended December 31, 2013 Compared with Year Ended December 31, 2012

Revenues

Revenues for the years ended December 31, 2013 and 2012 were $3,102,729 and $1,470,204, respectively, an increase of $1,632,525 or approximately 111%. The increase in sales is primarily attributable to increases in online sales to new and recurring customers and sales to retail and wholesale customers, as a result of our increase in distributors and in marketing in 2013.

Cost of goods sold for the years ended December 31, 2013 and 2012 were $1,288,914 and $526,300, respectively, an increase of $762,614 or approximately 145%. The increase is primarily due to an increase in sales as well as a shift in product mix to distributor and wholesaler sales, which have lower gross margin than our online sales to consumers. Selling through traditional retail channels involves significantly greater costs than direct sales to consumers in online sales, including those related to distributor and wholesaler margins, logistics costs and inventory carrying costs. As the Company’s sales “mix” skews more toward traditional distribution channels it is expected that the associated costs of this channel will impact gross margins negatively in comparison to our previous online sales model.

Operating Expenses

Advisory agreement warrant expense for the years ended December 31, 2013 and 2012 was $16,600,500 and $0, respectively. This expense was due to the warrants we issued to Fields Texas in connection with the advisory agreement that we entered into with Fields Texas on December 30, 2013 as discussed above.

Distribution marketing and advertising expenses for the years ended December 31, 2013 and 2012 were $1,078,180 and $323,167, respectively, an increase of $755,013. During the year ended December 31, 2013, we continued and increased various advertising campaigns to increase both online and point of sale brand awareness, which caused the increase in the expense.

Selling, general and administrative cost for the years ended December 31, 2013 and 2012 was $3,036,873 and $1,068,767, respectively. The increase is primarily due to cost associated with increased headcount, salaries, insurance, telecommunications, supplies, rent and other miscellaneous items.

Other Expenses

Interest expense for the years ended December 31, 2013 and 2012 was $1,804,710 and $30,140, respectively. The increase was attributable to the interest paid on the convertible notes issued by the Company in 2013.

Net Loss

The net loss for the years ended December 31, 2013 and 2012 was $20,706,448 and $478,170, respectively. The net loss per common share for the years ended December 31, 2013 and 2012 was $0.48 and $0.01, respectively.

Liquidity and Capital Resources

Our uses of cash include working capital needs, debt service and potential acquisitions. As of June 30, 2014, we had unrestricted cash of $5,571,019 and a working capital deficit of $39,120,055, which included $50,764,201 of short-term indebtedness described under “Debt and Equity Financings” below. We estimate our operating expenses (exclusive of our advisory warrants) for the next 12 months may be approximately $100,000,000, consisting primarily of headcount and infrastructure costs, sales and marketing expenditures, research and development and general and administrative costs. We are also continuing to evaluate and consider strategic acquisitions, which would require additional cash expenditures and borrowings or debt issuances and/or issuances of our common stock.

We plan on using approximately $28.0 million of the proceeds generated from this offering to repay the VIP Promissory Notes, the 4% Convertible Notes, the 4% Exchange Convertible Notes and a portion of the 15% Convertible Notes, including any prepayment premiums and accrued interest. Following this offering, and including after giving effect to the conversion of the remainder of the 15% Convertible Notes that are not being repaid as discussed below, our remaining debt outstanding will be the FIN revolving credit facility, the 6% Convertible Notes, which are due December 2, 2015 and as of October 7, 2014 have $15,368,133 of principal outstanding, and the 12% Convertible Notes, which are due January 17, 2016 and as of October 7, 2014 have $11,042,632 of principal outstanding. Each of the 6% Convertible Notes and 12% Convertible Notes contain mandatory prepayment provisions as further described below, which require up to $24,042,632 of principal payments in the aggregate for the 12 months ended September 30, 2015.

In connection with our acquisition of Vapestick, we agreed to (1) fund the business of Vapestick in accordance with its business plan of approximately £350,000 ($581,000 as of August 29, 2014) per month until December 31, 2014, the purpose of which is to ensure that Vapestick has the proper growth capital to reach its proposed targets, at which time we expect them to be self-sufficient, and we have satisfied this requirement to date, and (2) maintain the base salary and target cash bonus opportunities of the employees of Vapestick immediately after the acquisition for a period of twelve months following the acquisition.

In the six months ended June 30, 2014, we raised total net proceeds of $58,262,217 through our equity and debt offerings as described below. We used such proceeds to finance the cash components of our acquisitions of Vapestick, FIN and VIP, for general working capital and to repay a portion of notes related to the 6% Convertible Note offering.

Our sources of cash include cash on hand and equity and debt financings. As of June 30, 2014, we had unrestricted cash of $5,571,019.

We are in the early stages of our business. We are required to fund our growth and working capital and service and refinance our indebtedness from financing activities, and we intend to continue to rely on a combination of equity and debt financings. Due to market conditions and the early stage of our operations, there is considerable risk in our company being able to consummate convertible debt and equity financings on terms that are not overly dilutive to our existing shareholders, and we can offer no assurance that we will be able to raise additional capital on acceptable terms or at all.

Cash Flows

Comparison for the six months ended June 30, 2014 and June 30, 2013

Operating activities for the six months ended June 30, 2014 required cash of $10,934,359 compared to $292,564 for the six months ended June 30, 2013, an increase of $8,799,772. This increase was primarily due to offering and acquisition costs of approximately $4.5 million and related professional fees of approximately $4.8 million. Should the Company undertake future offerings and acquisition activities it can be expected that some level of these expenditures will recur in the future.

Our cash flows provided by financing activities were $35,539,913 and $2,508,655 for the six months ended June 30, 2014 and 2013, respectively, an increase of $33,031,258 primarily due to the proceeds from the issuance of debt.

Our cash flows used through investing activities were $21,326,899 and $7,858 for the six months ended June 30, 2014 and 2013, respectively, an increase of $21,319,041 primarily due to acquisitions made during 2014.

Year Ended December 31, 2013 Compared with Year Ended December 31, 2012

Operating activities for the year ended December 31, 2013 used cash of $2,004,325 compared to $590,515 for the year ended December 31, 2012, an increase of $1,413,810. This increase was primarily due to an increase in operating losses between the two periods.

Our cash flows used in investing activities were $29,385 and $0 for the years ended December 31, 2013 and 2012, respectively, an increase of $29,385 due to purchases of property and equipment.

Our cash flows from financing activities were $4,098,235 and $601,594 for the years ended December 31, 2013 and 2012, respectively, an increase of $3,496,641 primarily due to the proceeds from the sales of common stock and convertible notes discussed below. We also repaid $1,200,000 principal amount of the notes that were issued on November 4, 2013.

FIN Revolving Credit Facility

Overview

On December 31, 2012, FIN Branding Group, LLC entered into a $20,000,000 credit agreement with Wells Fargo Bank, National Association (the “Lender”), as amended on September 10, 2013, February 11, 2014, February 28, 2014, March 31, 2014, June 2, 2014, September 2, 2014 and September 23, 2014, for a revolving credit facility with a maturity date of December 31, 2015 (the “Credit Agreement”). Pursuant to the March 31, 2014 amendment, we and our subsidiary, VCIG LLC, have guaranteed FIN’s obligations under the Credit Agreement. Pursuant to the June 2, 2014 amendment, we repaid $1,500,000 outstanding under the Credit Agreement, and delivered to the Lender a plan for the sale of FIN inventory and updated projections for FIN. Pursuant to the September 2, 2014 amendment, the Lender waived events of default as a result of FIN’s failure to obtain EBITDA of at least $7,000 for the four-month period ended June 30, 2014 and as a result of a new EBITDA covenant not having been renegotiated by July 9, 2014. In addition, pursuant to the September 2, 2014 amendment, the maximum outstanding advances under the Credit Agreement are limited to $1,100,000 and (iii) by no later than November 14, 2014 FIN is required to agree to new financial covenants acceptable to the Lender and document those financial covenants by December 1, 2014. As of October 7, 2014, $1,090,000 was drawn under the Credit Agreement. Should we complete the proposed issuance of convertible notes in the principal amount of $5,500,000 as described below under “—Proposed Financing,” a portion of the proceeds from such offering will be used to repay the balance of the FIN credit facility.

Interest Rate and Fees

Borrowings under the Credit Agreement bear interest at a rate equal to LIBOR plus 3.00%, which interest rate at September 30, 2014 was 3.24%.

In addition to paying interest on outstanding principal, we are required to pay a commitment fee of 0.25% per annum to the lenders under the Credit Agreement in respect of the unutilized commitments thereunder. We also are obligated to pay customary letter of credit fees.

Prepayments

Amounts borrowed under the Credit Agreement may be repaid at any time during the term of the Credit Agreement.

If, at any time, the amount of outstanding advances plus the amount of outstanding letters of credit exceeds the lesser of $1,100,000 or the borrowing base (or such lesser amounts as specified in the Credit Agreement), then the Lender, at its option, may demand immediate prepayment of the obligations in an aggregate amount equal to such excess.

Collateral

All obligations under the Credit Agreement are secured by a security interest in substantially all tangible and intangible assets of FIN whether now owned or hereafter acquired and, pursuant to the March 31, 2014 amendment, a security interest in substantially all of our and VCIG’s tangible and intangible assets, whether now owned or hereinafter acquired not including our MHL subsidiary, subject to the security interest in our assets in favor of the holders of our 15% Convertible Notes.

Conditions to Borrowings

All borrowings under the Credit Agreement are subject to customary conditions, including that there has been no material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of FIN and its subsidiaries.

Certain Covenants and Events of Default

The Credit Agreement contains customary covenants, including covenants that restrict FIN’s ability to, among other things, (i) incur indebtedness, (ii) create liens on assets and further negative pledges, (iii) dispose of its assets or change its line of business or ownership, (iv) pay distributions or make payments on certain junior debt, (v) make certain investments, (vi) incur capital expenditures or (vii) engage in certain transactions with affiliates. In addition, FIN must maintain (1) specified minimum EBITDA amounts ranging from negative $64,000 for the one-month period ending March 31, 2014 to positive $803,000 for the ten-month period ending December 31, 2014, and (2) at least $800,000 as of September 4, 2014 increasing in amounts to at least $2,200,00 as of October 2, 2014 in available borrowings under the Credit Agreement. As of June 30, 2014, the Company was in technical default of the Credit Agreement as FIN failed to achieve the minimum EBITDA required for the four-month period ending June 30, 2014, which prior to our receipt of waivers further described below triggered a cross-default of the 6% Convertible Notes. Our September 2, 2014 amendment waived the EBITDA requirement for June 30, 2014 and our September 23, 2014 amendment eliminated the EBITDA covenant.

The Credit Agreement also contains customary events of default, including any default in any other agreement to which FIN or any of its subsidiaries is a party with third parties relative to the indebtedness of FIN or such subsidiary involving an amount exceeding of $100,000 or more, and such default occurs at the final maturity of the obligations under such agreement or results in a right by such third parties to accelerate the maturity of FIN or its subsidiaries’ obligations thereunder, and if any event or circumstance occurs that the Lender in good faith believes may impair the prospect of payment of all or part of the obligations of FIN to the Lender, or FIN’s ability to perform any of its material obligations under any of the relevant loan documents, or any other document or agreement described in or related to the Credit Agreement, or there occurs any Material Adverse Change (as defined in the Credit Agreement). Additionally, by no later than November 14, 2014, FIN is required to agree to new financial covenants acceptable to the Lender and document those financial covenants by December 1, 2014. Upon the occurrence of an event of default, the lender may terminate its funding obligations under the Credit Agreement, accelerate all loans and exercise any of its rights under the Credit Agreement.

Debt and Equity Financing in 2013 and six months ended June 30, 2014

On January 31, 2013, we issued convertible notes in the principal amount of $200,000 and warrants to purchase 200,000 shares of our common stock at an exercise price of $0.25 per share to investors in a private offering for total net proceeds of $198,379. These notes were converted into 800,000 shares of our common stock on January 31, 2014.

On June 25, 2013, we completed a private placement with investors for the sale of 10,000,000 shares of common stock at $0.25 per share for total net proceeds of $2,209,600. Additionally, we issued 620,800 shares of our common stock to one finder in connection with the private placement and 223,200 shares of our common stock to Wolverton Securities Ltd. pursuant to the terms of an advisory agreement.

On July 29, 2013, the Company entered into a loan repayment agreement with a note holder, pursuant to which the Company paid the $250,000 balance owed and accrued interest of $5,000 for a note that matured on January 31, 2014, in exchange for the note holder agreeing to cancel 1,600,000 shares of the Company’s common stock.

On November 4, 2013, we entered into private placement subscription agreements with three persons and issued three convertible promissory notes in the aggregate principal amount of $2,475,000 for total net proceeds of $2,276,621. Immediately upon the issuance of the notes, we issued an aggregate of 1,649,999 common shares to such persons following which the aggregate principal amount of the notes was reduced to $1,650,000. Each note bore interest at 6% per annum and was scheduled to mature on January 1, 2014. On December 31, 2013, $1,200,000 principal amount of the notes was repaid and the remaining $450,000 aggregate amount of the notes was paid in full on February 6, 2014.

15% Senior Secured Convertible Promissory Notes

Overview. On January 7, 2014, January 14, 2014, January 31, 2014 and February 28, 2014, we completed “best efforts” private offerings of $27,375,000 aggregate principal amount of 15% Senior Secured Convertible Promissory Notes, as amended (the “15% Convertible Notes”) and warrants to purchase shares of common stock with accredited investors for total net proceeds to the Company of $25,424,790 after deducting placement agent fees and other expenses. As of October 7, 2014, the aggregate principal amount of the outstanding 15% Convertible Notes was approximately $26.0 million. Holders of approximately $17.9 million of 15% Convertible Notes have agreed to convert those 15% Convertible Notes into shares of our common stock at a conversion price of $2.45 per share, or 7,301,442 shares, upon pricing of this offering.

Maturity and Interest. The 15% Convertible Notes issued in January are due on January 7, 2015 and the 15% Convertible Notes issued in February are due on February 28, 2015 if not converted prior to those dates and accrue interest at a rate of 15% on the aggregate unconverted and outstanding principal amount, payable in cash on a quarterly basis.

Conversion. The 15% Convertible Notes may be converted, in whole or in part, into shares of common stock at the option of the holder at any time and from time to time. The shares of common stock issuable upon conversion of the 15% Convertible Notes equal: (i) the outstanding principal amount of the convertible note divided by (ii) a conversion price of $5.00, as adjusted from time to time. The conversion price for the 15% Convertible Notes is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, the conversion price of the 15% Convertible Notes will be adjusted should the Company issue any equity or convertible debt at a purchase price or with a conversion price that is less than the current exercise price, with certain exceptions as further described in the 15% Convertible Notes. Furthermore, if the Company or any subsidiary thereof sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition) any of its common stock or any securities which would entitle the holder thereof to acquire at any time its common stock, then the conversion price for the 15% Convertible Notes will be adjusted downward by multiplying it by a fraction, the numerator of which shall be 79,163,999 and the denominator of which shall be the number of fully-diluted shares of our common stock outstanding following such issuance. As a result of the subsequent issuances of our convertible notes, warrants and shares of our common stock described below, the conversion price of the 15% Convertible Notes is currently $3.27 per share.

Prepayments. The 15% Convertible Notes may be prepaid in cash, in whole or in part, at any time for 115% of sum of the outstanding principal and accrued interest.

Warrants. The warrants issued in the offerings are exercisable for an aggregate of 5,475,000 shares of the Company’s common stock. The warrants are exercisable for a period of five years from their respective issue dates. The exercise price with respect to the warrants was initially $5.00 per share, as adjusted from time to time. The exercise price and the amount of shares of our common stock issuable upon exercise of the warrants are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, the exercise price of the warrants will be adjusted should the Company issue any equity or convertible debt at a purchase price or with a conversion price that is less than their current exercise price, with certain limited exceptions as further described in the warrant. Furthermore, if the Company or any subsidiary thereof sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition) any of its common stock or common stock equivalents, then the exercise price for the warrants will be adjusted downward by multiplying it by a fraction, the numerator of which shall be 79,163,999 and the denominator of which shall be the number of fully-diluted shares of our common stock outstanding following such issuance. As a result of the subsequent issuances of our convertible notes, warrants and shares of our common stock described below, the exercise price of the warrants is currently $3.27 per share. Based on an assumed public offering price of $4.50 per share and the issuance by the Company of 55,098,597 shares at the closing of the offering, including shares issued (1) to holders of the 15% Convertible Notes that will be converted at the closing, (2) upon the exercise of the warrants held by members of Fields Texas that will be exercised at the closing, (3) to the shareholders of Ten Motives, and (4) to the purchaser of our common stock in our July 15, 2014 private offering, the exercise price of the warrants will adjust to $2.16 per share, and the number of shares issuable upon exercise of the warrants will increase to 6,083,334 shares of common stock.

Collateral. As collateral security for all of the Company’s obligations under the 15% Convertible Notes and related documents executed in connection with the Offerings, the Company granted the purchasers a first priority security interest in all of (i) the Company’s assets and (ii) the equity interests in each subsidiary of the Company, in each case whether owned or existing when the 15% Convertible Notes were issued or subsequently acquired or coming into existence, including any shares of capital stock of any subsidiary.

In conjunction with this offering the holders of an aggregate principal amount of approximately $17,900,000 of the 15% Convertible Notes have agreed to convert their convertible notes into shares of our common stock. Based on an assumed offering price of $4.50, these 15% Convertible Notes will convert into 7,301,442 shares of our common stock at a conversion price of $2.45 adjusted to take into account the dilution from the shares sold by the Company in this offering. Any decrease in the offering price or increase in the number of shares issued by the Company will lower the conversion price for these notes. At an assumed offering price of $4.00, these 15% Convertible Notes would convert into 8,365,923 at a conversion price of $2.14. The remaining outstanding principal amount will be prepaid with a portion of the proceeds of this offering in accordance with their terms; however, the holders of these notes have the right to convert such notes into our common stock at any time prior to this offering or such repayment.

FIN Promissory Notes

On February 28, 2014, the Company and its wholly owned subsidiary, VCIG LLC, issued $15,000,000 principal amount of promissory notes (the “FIN Promissory Notes”) in connection with our acquisition of FIN. On May 30, 2014, the Company issued 4% Exchange Convertible Notes in exchange for $3,625,000 of principal of the FIN Promissory Notes plus accrued interest. On July 17, 2014, the Company paid back $875,000 of principal of the FIN Promissory Notes plus accrued interest and issued 12% Convertible Notes in exchange for the remaining $10,500,000 of principal of the FIN Promissory Notes. The Company issued an aggregate of 856,178 shares of common stock to the initial holders of the FIN Promissory Notes as penalties for not repaying the FIN Promissory Notes timely. On July 17, 2014, the FIN Promissory Notes were repaid in full.

VIP Promissory Notes

On April 22, 2014, we issued $11,000,000 principal amount of promissory notes (the “VIP Promissory Notes”) to the MHL Shareholders in connection with our acquisition of MHL. The VIP Promissory Notes become due at the earlier of (1) December 13, 2014, (2) the day the Company first trades it shares of a common stock on certain listed exchanges (including the NYSE Market, the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange) or (3) the Company completes an underwritten public offering of a minimum of $40 million (the “Maturity Date”). Beginning on August 21, 2014, the VIP Promissory Notes will accrue interest at a rate of 10% per annum. We may prepay the VIP Promissory Notes at any time without penalty.

Collateral. As security for all of the Company’s obligations under the VIP Promissory Notes and related documents executed in connection with the acquisition: (i) MHL granted a guarantee in favor of the holders of the VIP Promissory Notes supported by a second priority security interest in all of MHL’s assets and (ii) the Company granted such holders a second priority security interest in all of the shares owned by the Company in MHL following the acquisition of MHL.

The VIP Promissory Notes will be repaid with a portion of the proceeds of this offering pursuant to their terms.

6% Original Issue Discount Senior Secured Convertible Promissory Notes

Overview. On April 22, 2014, the Company completed a private offering of $24,175,824 principal amount (the “First Tranche”) of 6% Original Issue Discount Senior Secured Convertible Promissory Notes, as amended (the “6% Convertible Notes”) with accredited investors for total net proceeds to the Company of $20,511,200 after deducting placement agent fees and other expenses. On June 3, 2014, we and the holders of the 6% Convertible Notes amended the 6% Convertible Notes, and we agreed to issue an additional $7,692,308 principal amount of 6% Convertible Notes in two additional tranches. On that date we issued additional 6% Convertible Notes in the principal amount of $4,395,604 (the “Second Tranche”) for total net proceeds to the Company of $3,950,000. The third tranche of additional 6% Convertible Notes in the principal amount of $3,596,704 (the “Third Tranche”) was purchased on August 20, 2014.

Maturity and Interest. The 6% Convertible Notes are due December 2, 2015, and accrue interest at a rate of 6% on the aggregate unconverted and outstanding principal amount payable in cash on a monthly basis. Beginning on June 30, 2014, and on the last trading day of each calendar month thereafter, the Company shall pay additional interest in cash in the amount of $68,750, and following the closing of the Third Tranche in the amount of $75,000, on the aggregate principal amount of all three tranches.

Conversion. The 6% Convertible Notes may be converted in whole or in part into shares of common stock at the option of the holders of the 6% Convertible Notes at any time and from time to time. The conversion price with respect to (i) the First Tranche is $3.76, (ii) the Second Tranche is $3.76 and (iii) the Third Tranche is $5.83, in each case as adjusted from time to time. The conversion prices for the 6% Convertible Notes are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, the conversion price for the 6% Convertible Notes will be adjusted should the Company issue any common stock at, or should the exercise or conversion price of any previously issued option, warrant convertible security be adjusted to, a purchase price that is less than the current exercise price, with certain limited exceptions as further described in the 6% Convertible Notes. Furthermore, should the Company complete an underwritten public offering of a minimum of $25 million, the conversion price would reset to the price that is equal to 115% of the volume weighted average price (“VWAP”) of our common stock of the Company’s shares of common stock on the trading day immediately following the pricing of such public offering should that price be lower than the conversion price then in effect. Based on an assumed public offering price of $4.50 per share, the conversion price of the 6% Convertible Notes will adjust to $2.48 per share.

Prepayments and Redemptions. The 6% Convertible Notes may not be prepaid in whole or in part at any time other than as described below. The Company must prepay $12,000,000 of the principal amount of the 6% Convertible Notes, plus any accrued and unpaid interest thereon, between 15 days and 30 days following the issue date, which the Company has paid. During May 2014, the holders could require the Company to redeem up to $800,000 of the outstanding principal amount (plus accrued and unpaid interests thereon), and commencing June 1, 2014, the holders can require the Company to redeem up to $1,000,000 of the outstanding principal amount (plus accrued and unpaid interest thereon) per calendar month. Per requests from certain holders, we redeemed $800,000 in May 2014 and $1,000,000 in each of June 2014, July 2014, August 2014 and September 2014. As of October 7, 2014, the outstanding principal amount remaining on the 6% Convertible Notes was $15,368,133. On or before October 9, 2014, the Company is required to prepay an additional $1,000,000 of the principal amount of the 6% Convertible Notes, plus any accrued and unpaid interest thereon. The holders have the right, in the event of a change of control, to require the Company to redeem all or portions of the 6% Convertible Notes, in exchange for cash equal to 107.5% of the principal amount redeemed plus all accrued and unpaid interest and late charges.

Collateral. As security for all of the Company’s obligations under the 6% Convertible Notes and related documents executed in connection with the Offering: (i) MHL granted a guarantee in favor of the holders of the 6% Convertible Notes supported by a first priority security interest in all of MHL’s assets and (ii) the Company granted such holders a first priority security interest in all of the shares owned by the Company in MHL following the acquisition of MHL. Additionally, the Company is required to maintain a $3 million cash balance that is restricted as to withdrawal, which may be used for redemptions upon instruction from the holders.

Events of Default. The 6% Convertible Notes include the following events of default, among others: (i) a default in the payment of interest or principal when due, which default, in the case of an interest payment, is not cured within three trading days; (ii) failure to comply with any other covenant or agreement contained in the notes after an applicable cure period; (iii) the occurrence of any default under, redemption of, or acceleration prior to the maturity of any indebtedness (but excluding any indebtedness arising out of the 6% Convertible Notes) (after giving effect to any applicable cure period) of the Company or its subsidiaries; (iv) failure to pay any other obligation of the Company that exceeds $50,000 and causes such obligation to become due and payable earlier that would otherwise become due; (v) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) shall be subject to a bankruptcy or liquidation event; (vi) a judgment for payment of money exceeding $100,000 in the case of MHL and exceeding $1,000,000 in the case of the Company and any of its subsidiaries (other than MHL) remains unvacated, unbonded or unstayed for a period of 30 calendar days; (vii) our common stock is not be eligible for listing on a national exchange or the OTC Bulletin Board; or (viii) failure to have any registration statement declared effective, or the lapsing of such registration statement, by certain deadlines pursuant to the registration rights agreement entered into between the note holders of the 6% Convertible Notes and the Company. We are in the process of negotiating a waiver of the occurrence of an event of default related to a redemption of any indebtedness, which waiver will become effective on the pricing of this offering.

If any event of default occurs, the outstanding principal amount of the notes, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the holder’s election, immediately due and payable in cash in the sum of (a) 110% of the outstanding principal amount of the notes and accrued and unpaid interest thereon, and (b) all other amounts, costs, expenses and liquidated damages due in respect of the notes. After the occurrence of any event of default that results in the acceleration of the notes, the interest rate on shall accrue at an interest rate equal to the lesser of 15% per annum or the maximum rate permitted under applicable law.

As of June 30, 2014, the Company was in technical default of the Credit Agreement as FIN failed to obtain the minimum EBITDA required pursuant to the Credit Agreement, triggering a cross-default of the 6% Convertible Notes. On August 25, 2014, we entered into a waiver with holders of the 6% Convertible Notes from the cross default provisions of such notes. The waiver was effective as of June 30, 2014, and remained in effect through September 2, 2014, at which time we amended our Credit Agreement, waiving the default. We paid $50,000 as consideration for this waiver.

The Units Offerings

Overview. On April 30, 2014, June 19, 2014 and July 16, 2014, we completed “best efforts” private offerings of 808,996 units, each unit consisting of (i) one share of our common stock and (ii) a warrant to purchase  1/4 share of our common stock, or a total of 808,996 shares of our common stock and warrants to purchase 202,244 shares of our common stock, at a price of $6.50 per unit to accredited investors for total net proceeds to the Company of $4,732,623 after deducting placement agent fees and other expenses.

Warrants. The warrants issued in these offerings are exercisable for a period of five years from their issue dates. The exercise price with respect to the warrants is $6.50 per full share. The exercise price for the warrants is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, the exercise price of the warrants will be adjusted should the Company issue any equity or convertible debt at a purchase price or with a conversion price that is less than their current exercise price for two years following the respective issuance date, with certain limited exceptions. Pursuant to the adjustment provision contained in the warrants, following the completion of our private offering on August 20, 2014, the exercise price of the warrants adjusted to $5.83 per share and the number of shares issuable upon exercise of the warrants increased to 225,486 shares of common stock. Based on an assumed public offering price of $4.50 per share, the exercise price of the warrants will adjust to $4.50 per share, and the number of shares issuable upon exercise of the warrants will increase to 288,642 shares of common stock.

4% Original Issue Discount Convertible Promissory Notes

Overview. On May 30, 2014, the Company completed a private offering to Dominion Capital LLC for total net proceeds to the Company of $2,000,000 after deducting placement agent fees and other expenses, which proceeds we used for general working capital. Pursuant to a securities purchase agreement with the purchaser, the Company issued to the purchaser $2,105,263 principal amount of 4% original issue discount convertible promissory notes (the “4% Convertible Notes”). Additionally, on May 30, 2014, we exchanged $3,625,000 principal amount of FIN Promissory Notes plus $375,000 of accrued interest with Dominion Capital LLC, a holder of a portion of our FIN Promissory Notes, for $4,210,526 principal amount of another series of 4% original issue discount convertible promissory notes (the “4% Exchange Convertible Notes”).

Maturity and Interest. The 4% Convertible Notes and the 4% Exchange Convertible Notes are due on November 30, 2015 less any amounts converted prior to the maturity date and accrue interest at a rate of 4% on the aggregate unconverted and outstanding principal amount payable in cash on a monthly basis. Beginning November 30, 2014, and continuing on each of the following twelve successive months thereafter, we are obligated to pay 1/13th of the face amount of the 4% Convertible Notes and accrued interest. Beginning August 30, 2014, and continuing on each of the following fifteen successive months thereafter, we are obligated to pay 1/16th of the face amount of the 4% Exchange Convertible Note and accrued interest. In each case such payments shall, at the Company’s option, be made in cash or, subject to the Company complying with certain conditions, be made in common stock with each share of common stock being ascribed a value that is equal to 80% of the lowest VWAP for the 15 consecutive trading days immediately prior to such payment date.

Conversion. The 4% Convertible Notes and the 4% Exchange Convertible Notes may be converted, in whole or in part, into shares of common stock at the option of the holder at any time and from time to time. The shares of common stock issuable upon conversion of the 4% Convertible Notes or the 4% Exchange Convertible Notes shall equal: (i) the principal amount of the note to be converted (plus accrued interest and unpaid late charges, if any) divided by (ii) a conversion price of $6.00, as adjusted from time to time. The conversion price is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, subject to certain limited exceptions, if the Company issues any common stock or warrants or convertible debt entitling any person to acquire common stock at a per share purchase price that is less than the conversion price for the notes, such conversion price will be adjusted to that lower purchase price. Also, the conversion price of the notes will be adjusted if the closing bid price for the Company’s common stock on November 26, 2014 is below the conversion price, in which case the original conversion price will automatically adjust to 70% of the lowest VWAP in the 15 trading days prior to such date. Pursuant to the adjustment provision contained in the 4% Convertible Notes and the 4% Exchange Convertible Notes, following the completion of our private offering on August 20, 2014, the conversion price of the 4% Convertible Notes and the 4% Exchange Convertible Notes is currently $5.83 per share.

Prepayments. The notes may be prepaid in whole or in part at any time upon ten days’ notice for 125% of the sum of the outstanding principal and any remaining interest through maturity.

Right to Participate in Future Financings. From May 30, 2014 until May 30, 2015, if the Company or any of its subsidiaries issue any securities subsequent to the issuance of the 4% Convertible Notes, other than any issuance through a public underwritten offering or to an investor or a group of investors that already own common stock or any securities that entitle the holder thereof to acquire at any time our common stock, the holders of the 4% Convertible Notes shall have the right to participate in such subsequent financing in an amount up to 100% of the holder’s subscription amount in the 4% Convertible Notes on the same terms, conditions and price provided for in such subsequent financing.

These notes will be prepaid with a portion of the proceeds of this offering in accordance with their terms; however, the holders of these notes have the right to convert such notes into our common stock at any time prior to this offering or such repayment.

Subsequent Debt and Equity Financings

The Equity Offering

Overview. On July 15, 2014, we completed a private offering of shares of our common stock with Man FinCo Limited, a company incorporated as an offshore company under the regulations of the Jebel Ali Free Zone Authority (“Man FinCo”), for total net proceeds to the Company of $20,000,000. The Company paid placement agent fees and other expenses of $2,000,000 in the form of 215,384 shares of Common Stock and warrants to acquire 118,519 shares of Common Stock at an exercise price of $6.75 per share. In the offering, we issued 2,962,963 shares of our common stock at a purchase price of $6.75 per share or $20,000,000 in the aggregate. Pursuant to our agreement with Man FinCo, we agreed that if we sold shares of Common Stock in a public offering at a price of less than $7.94, then we would issue to Man FinCo such additional number of shares of Common Stock equal to (i) $20,000,000 divided by the public offering price multiplied by 0.85 (the “Reset Price”) (ii) less any shares initially issued to Man FinCo. Additionally, the Company granted to Man FinCo an option to purchase an additional number of shares of Common Stock as is derived by dividing $40,000,000 by the lower of $6.75 and the Reset Price. Man FinCo may exercise the option in whole or in part at any time prior to the first anniversary of the closing date of the initial purchase. In the event that Man FinCo does not exercise the option in whole or in part prior to such first anniversary, the option shall remain exercisable in whole or in part until the second anniversary of the closing date of the initial purchase, but only for half the number of additional shares. Based on an assumed public offering price of $4.50 per share, an additional 2,265,795 shares of common stock will be issuable to Man FinCo.

Voting Agreement. Man FinCo has the ability to designate a director to the Company’s board of directors either within six months from July 15, 2014 or within six months of the date Man FinCo exercises its option to purchase additional shares. If Man FinCo does not designate a director or if there is a vacancy in such director position, then Man FinCo may appoint a board observer whom the Company shall invite to attend all board meeting in a non-voting capacity. Brent Willis, Marc Hardgrove and William Fields have agreed to vote any and all of their shares for the election of any director designated by Man FinCo. The voting agreement will remain in effect until Man FinCo holds fewer than 296,297 shares.

12% Original Issue Discount Convertible Promissory Notes

Overview. On July 17, 2014, we exchanged the remaining $10,500,000 outstanding principal amount of FIN Promissory Notes with Dominion Capital LLC and MG Partners II, Ltd., a subsidiary of Magna Group, LLC, the holders of such notes, for 12% original issue discount convertible promissory notes in the aggregate principal amount of $11,042,632 (the “12% Convertible Notes”) and warrants to purchase an aggregate of 807,692 shares of our common stock.

Maturity and Interest. The 12% Convertible Notes are due on January 17, 2016, less any amounts converted or repaid prior to the maturity date, and accrue interest at a rate of 12% on the aggregate unconverted and outstanding principal amount payable, at the holder’s option, in cash or common stock on a monthly basis. Beginning October 17, 2014, and continuing on each of the following fifteen successive months thereafter, we are obligated to pay 1/16th of the face amount of the 12% Convertible Notes and accrued interest. At the holder’s option, the holder can request that our monthly payments be for 5/16th of the face amount of the 12% Convertible Notes. In each case such payments shall, at the holder’s option, be made in cash or, subject to the Company complying with certain conditions, be made in common stock with each share of common stock being ascribed a value that is equal to 80% of the lowest VWAP for the 20 consecutive trading days immediately prior to such payment date.

Conversion. The 12% Convertible Notes may be converted, in whole or in part, into shares of common stock at the option of the holder at any time and from time to time. The shares of common stock issuable upon conversion of the 12% Convertible Notes shall equal: (i) the principal amount of the Note to be converted (plus accrued interest and unpaid late charges, if any) divided by (ii) a conversion price of $6.50, as adjusted from time to time. The conversion price is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, subject to certain limited exceptions, if the Company issues any common stock or warrants or convertible debt entitling any person to acquire common stock at a per share purchase price that is less than the conversion price for the notes, such conversion price will be adjusted to that lower purchase price. Also, the conversion price of the notes will be adjusted if the closing bid price for the Company’s common stock on January 13, 2015 is below the conversion price, in which case the original conversion price will automatically adjust to 70% of the lowest VWAP in the 15 trading days prior to such date. Pursuant to the adjustment provisions contained in the 12% Convertible Notes, following the completion of our private offering on August 20, 2014, the conversion price of the 12% Convertible Notes is currently $5.83 per share. Based on an assumed public offering price of $4.50 per share, the conversion price of the 12% Convertible Notes will adjust to $4.50 per share.

Prepayments and Redemptions. The 12% Convertible Notes may be prepaid in whole or in part at any time upon ten days’ notice for 105% of the sum of the outstanding principal and accrued interest, subject to the Company complying with certain conditions. On or at any time within 30 days after the date our common stock is listed on either the New York Stock Exchange or a Nasdaq exchange, the holders can require the Company to redeem all or any part of the 12% Convertible Notes for an amount equal to the outstanding principal amount and interest multiplied by 105%.

Events of Default. The 12% Convertible Notes include the following events of default, among others: (i) a default in the payment of interest or principal when due, which default, in the case of an interest payment, is not cured within three trading days; (ii) failure to comply with any other covenant or agreement contained in the notes after an applicable cure period; (iii) a default or event of default under any other material agreement not covered by clause (iv) below to which the Company is obligated (subject to any grace or cure period provided in the applicable agreement); (iv) failure to pay any other obligation of the Company that exceeds $50,000 and causes such obligation to become due and payable earlier that would otherwise become due; (v) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) shall be subject to a bankruptcy or liquidation event; (vi) a judgment for payment of money exceeding $50,000 remains unvacated, unbonded or unstayed for a period of 45 calendar days; (vii) our common stock is not eligible for listing on a national exchange or the OTC Bulletin Board; (viii) a Change of Control or Fundamental Transaction (as such terms are defined below) occurs, or the Company agrees to sell over 33% of its assets; or (ix) failure to file with the SEC any required reports under Section 13 or 15(d) of the Exchange Act.

If any event of default occurs, the outstanding principal amount of the notes, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the holder’s election, immediately due and payable in cash in the sum of (a) 125% of the outstanding principal amount of the notes and accrued and unpaid interest thereon, (b) all other amounts, costs, expenses and liquidated damages due in respect of the notes and (c) an amount in cash equal to all of the interest that, but for the default payment, would have accrued with respect to the applicable principal amount being so redeemed for the period commencing on the default payment date and ending on January 17, 2016. After the occurrence of any event of default that results in the acceleration of the notes, the interest rate on shall accrue at an interest rate equal to the lesser of 24% per annum, or the maximum rate permitted under applicable law. In addition, at any time after the occurrence of any event of default the holder may require the Company to, at such holder’s option, convert all or any part of the 12% Convertible Notes into common stock at 55% of the lowest VWAP during the 30 trading day-period immediately prior to such conversion date.

“Change of Control Transaction” means the occurrence of any of (a) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control of in excess of 33% of the voting securities of the Company, (b) the Company merges into or consolidates with any other entity, or any entity merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 66% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its assets to another entity and the stockholders of the Company immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a three year period of more than one-half of the members of the Company’s Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the issue date of such notes, as applicable (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Fundamental Transaction” means the occurrence of any of the following events: (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another entity, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any direct or indirect purchase offer, tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of the Company’s common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding common stock, (iv) the Company, directly or indirectly, in one or more related transactions, effects any reclassification, reorganization or recapitalization of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property or (v) the Company, directly or indirectly, in one or more related transactions, consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another entity whereby such other entity acquires more than 50% of the outstanding shares of common stock of the Company.

Warrants. The warrants issued in the exchange are exercisable for a period of eighteen months from their issue dates. The exercise price with respect to the warrants is $10.00 per share. The exercise price for the warrants is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances, but do not contain any down-round ratchet provisions.

Proposed Financing

Although we can give no assurance that we will be successful, we are in negotiations with one of our current investors regarding the issuance of convertible debt in the principal amount of up to $5,500,000, which new issuance may close prior to the closing of this offering. The notes would be due December 2016, and accrue interest at a rate of 6% on the aggregate unconverted and outstanding principal amount payable in cash on a monthly basis. The conversion price would be 115% of the VWAP of our common stock on the trading day immediately following the pricing of such issuance. We expect the terms of the notes would be substantially similar to the terms of the existing 6% Convertible Notes. A portion of the proceeds from such offering will be used to repay the balance of the FIN credit facility.

Off-Balance Sheet Arrangements

There were no off-balance sheet arrangements for the three and six months ended June 30, 2014.

Critical Accounting Policies

Revenue Recognition

Revenue is derived from product sales and is recognized upon shipment to the customer. Direct sales to individual customers are recognized within internet sales in the accompanying consolidated statements of income, while all sales to retailers and distributors are recognized within retail and wholesale revenues. Payments received by the Company in advance are recorded as deferred revenue until the merchandise has shipped to the customer.

A significant area of judgment affecting reported revenue and net income is estimating sales return reserves, which represent that portion of gross revenues not expected to be realized. In particular, retail revenue, including e-commerce sales, is reduced by estimates of returns. In determining estimates of returns, management analyzes historical trends, seasonal results and current economic or market conditions. The actual amount of sales returns subsequently realized may fluctuate from estimates due to several factors, including, merchandise mix, actual or perceived quality, differences between the actual product and its presentation in the website, timeliness of delivery and competitive offerings. The Company continually tracks subsequent sales return experience, compiles customer feedback to identify any pervasive issues, reassesses the marketplace, compares its findings to previous estimates and adjusts the sales return accrual and cost of sales accordingly. For the three months ended June 30, 2014, the Company recorded a reserve of approximately $500,000.

Accounts Receivable

Accounts receivable, primarily from retail and wholesale customers or third-party internet brokers, are reported at the amount invoiced. Payment terms vary by customer and may be subject to an early payment discount. Management reviews accounts receivable on a monthly basis to determine if any receivables are potentially uncollectible. An overall allowance for doubtful accounts is determined based on a combination of historical experience, length of time outstanding, customer credit worthiness, and current economic trends. Management judgments and estimates are used in connection with establishing the allowance in any accounting period. Changes in estimates are reflected in the period they become known. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. As of June 30, 2014, the Company’s allowance for doubtful accounts was $88,000. For the six months ended June 30, 2014, no accounts receivable were written off.

Goodwill

Goodwill represents the excess of cost over the fair value of net tangible and identifiable intangible assets acquired. We review goodwill for impairment at the reporting unit level annually as of November 1 or, when events or circumstances dictate, more frequently. For purposes of goodwill impairment reasons our reporting units are Vapestick, FIN, and VIP. The impairment review for goodwill consists of a qualitative assessment of whether it is more-likely-than-not that a reporting unit’s fair value is less than its carrying amount, and if necessary, a two-step goodwill impairment test. Factors to consider when performing the qualitative assessment include general economic conditions, limitations on accessing capital, changes in forecasted operating results, changes in fuel prices and fluctuations in foreign exchange rates. If the qualitative assessment demonstrates that it is more-likely-than-not that the estimated fair value of the reporting unit exceeds its carrying value, it is not necessary to perform the two-step goodwill impairment test. We may elect to bypass the qualitative assessment and proceed directly to step one, for any reporting unit, in any period. We can resume the qualitative assessment for any reporting unit in any subsequent period. When performing the two-step goodwill impairment test, the fair value of the reporting unit is determined and compared to the carrying value of the net assets allocated to the reporting unit. If the fair value of the reporting unit exceeds its carrying value, no further analysis or write-down of goodwill is required. If the fair value of the reporting unit is less than the carrying value of its net assets, the implied fair value of the reporting unit is allocated to all its underlying assets and liabilities, including both recognized and unrecognized tangible and intangible assets, based on their fair value. If necessary, goodwill is then written down to its implied fair value.

We test for impairment of goodwill on an annual basis on November 1 of each year. We will, however, test for impairment during any reporting period if certain triggering events occur. As of June 30, 2014, our FIN reporting unit was considered to have a triggering event due to the faster than expected migration of U.S. consumers from disposable products and an accompanying decrease in forecasted revenue as the Company responded through the introduction of new products. As a result of the impairment analysis, the Company recorded a $9.0 million loss on goodwill impairment. The significant change in the analysis from that used in the February FIN purchase price allocation was a 29% reduction of the “year 1” revenue projection. The Company would have recorded approximately an additional $4.9 million loss on goodwill impairment if the “year 1” revenue projection used in the June 30 impairment analysis was reduced 10% and carried forward for the years thereafter. When estimating the fair value of goodwill, we make assumptions regarding revenue growth rates, operating cash flow margins and discount rates. These assumptions require substantial judgment as we operate in a high growth industry and have recently acquired our reporting units.

Inventory Valuation

The Company must order its products and components for its products in advance of product shipments. The Company records a write-down for inventories of components and products which have become obsolete or are in excess of anticipated demand or net realizable value. The Company performs periodic detailed reviews of inventory that considers multiple factors including, but not limited to, demand forecasts, product life cycle status, product development plans and current sales levels. If future demand or market conditions for the Company’s products are less favorable than forecasted or if unforeseen technological changes negatively impact the utility of component inventory, the Company may be required to record additional write-downs which would negatively affect gross margins in the period when the write-downs were recorded. As of June 30, 2014 and December 31, 2013, the Company had an inventory obsolescence reserve of $325,000 and $15,000, respectively.

Employee Stock Based Compensation

The Company awards stock based compensation as an incentive for employees to contribute to the Company’s long-term success. The Company accounts for employee stock based compensation in accordance with ASC 718, Compensation — Stock Compensation (“ASC 718”), which provides investors and other users of financial statements with more complete and neutral financial information, by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. The cost is measured based on the fair value of the equity or liability instruments issued on the date of grant. Determining the appropriate fair value model and calculating the fair value of stock compensation awards requires the input of certain highly complex and subjective assumptions, including the expected life of the stock compensation awards and the Company’s expected common stock price volatility. The assumptions used in calculating the fair value of stock compensation awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of judgment. As a result, if factors change and the Company deems it necessary to use different assumptions, stock compensation expense could be materially different from what has been recorded in the current period.

ASC 718 covers a wide range of share-based compensation arrangements, including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.

Non-Employee Stock Based Compensation

The Company accounts for stock based compensation awards issued to non-employees for services, as prescribed by ASC 505, at either the fair value of the services or the instruments issued in exchange for such services (based on the same methodology described for employee stock based compensation), whichever is more readily determinable. Subsequent to the measurement date, the Company should recognize and classify any future changes in the fair value (including the market condition) in accordance with the relevant accounting literature on financial instruments ASC 815-40.

Income Taxes

Prior to the conversion to a C corporation on March 8, 2013, the Company acted as a pass-through entity for tax purposes. Accordingly, the consolidated financial statements do not include a provision for federal income taxes prior to the conversion. The Company’s earnings and losses were included in the previous members’ personal income tax returns and the income tax thereon, if any, was paid by the members.

The Company now files income tax returns in the United States, which are subject to examination by the tax authorities in that jurisdiction, generally for three years after the filing date. Income taxes are provided for under the liability method, whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The calculation of the Company’s tax liabilities for uncertain income tax positions based on estimates of whether, and the extent to which, additional taxes will be required.

We are subject to U.S. federal, state and local income taxes, and U.K. income taxes that are reflected in our consolidated financial statements. The effective tax rate for the three and six months ended June 30, 2014 was (98.53%) and (22.50%); respectively. The effective tax rate for the six months ended June 30, 2014 was significantly impacted by the recognition of a deferred income tax benefit realized as a result of deferred tax liabilities that were recorded in the Company’s recent acquisitions as discussed below.

We recently completed the acquisitions of FIN, Vapestick, and VIP. During the three months ended June 30, 2014, certain measurement-period adjustments were made with respect to certain deferred tax liabilities that were identified to exist on the acquisition date for each of these acquisitions. As a result, deferred tax liabilities have been recorded for the identifiable intangibles acquired in these acquisitions as the amounts are non-deductible for income tax. Goodwill and deferred tax liabilities were both increased by $33,964,158 during the three months ended June 30, 2014 as a result of these measurement-period adjustments. The Company has also recognized deferred tax assets of $24,536,827 primarily related to net operating losses and mark to market adjustments on the Company’s warrants and derivatives, which will offset the deferred tax liabilities. Accordingly, the Company has recorded a net long-term deferred tax liability of $9,427,331 as of June 30, 2014.

We account for uncertainty in income taxes using a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained upon audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more likely than not to be realized upon ultimate settlement. Such amounts are subjective, as a determination must be made on the probability of various possible outcomes. We reevaluate uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition and measurement could result in recognition of a tax benefit or an additional tax provision.

For the three months and six months ended June 30, 2014, there was no change to our total gross unrecognized tax benefit. We believe that there will not be a significant increase or decrease to the uncertain tax positions within 12 months of the reporting.

We evaluate quarterly the positive and negative evidence regarding the realization of net deferred tax assets. The carrying value of our net deferred tax assets is based on our belief that it is more likely than not that we will be unable to realize some of these deferred tax assets, primarily as a result of losses incurred during our limited history. As a result of this analysis, we project that approximately $10.8 million of our deferred tax assets will not be realizable.

Deferred Tax Assets and Liabilities

During 2014, the Company made acquisitions upon which fair value business combination adjustments were made to the historical assets and liabilities of the acquired enterprises. Among the business combination adjustments (for each of the acquisitions) were identifiable intangible assets that included customer relationships and trade names. These identifiable intangible assets are subsequently amortized for financial reporting purposes over the estimated useful lives of the respective assets. From an income tax accounting perspective, these acquisitions are non-taxable. As a result, the underlying assets acquired do not receive a step up in income tax basis. Consequently, the amortization to be recorded for financial reporting purposes will not be deductible for tax purposes.

The deferred tax liabilities recorded relating to the business combination will reverse over the scheduled amortization period of the underlying intangible asset and will produce taxable income in future periods in the appropriate tax jurisdiction (see the discussion below regarding U.S. and U.K. deferred tax liabilities.) This reversal is within the anticipated reversal period of existing deferred tax assets and therefore provides objective, positive evidence as to the ability of the Company to realize other deferred tax assets that produce tax deductions in those same periods.

The Company’s acquisitions were made in the United States and the United Kingdom. As these are separate tax jurisdictions, the impact of the acquired deferred tax liabilities must be considered separately for each jurisdiction per ASC 740-10-45-6. The following schedule provides a summary of deferred tax assets and liabilities subsequent to the business combination by jurisdiction. We have included the valuation allowance as recorded in this schedule.

(in millions)	United States	United Kingdom	Consolidated
Stock Warrants	$23.9	$—	$23.9
Derivatives Adjustment	7.0	—	7.0
Net Operating Loss	4.0	0.1	4.1
Other	0.4	—	0.4

Deferred Tax Assets	$35.3	$0.1	$35.4
Valuation Allowance	(10.8)	—	(10.8)

Net Deferred Tax Assets	$24.5	$0.1	$24.6

Customer Relationships	(17.1)	(4.7)	(21.8)
Tradenames	(7.4)	(4.8)	(12.2)

Net Deferred Tax Assets/(Liabilities)	$—	$(9.4)	$(9.4)

As can be seen in the table above, subsequent to the business combination accounting the U.S. deferred tax assets are in excess of the deferred tax liabilities by $10.8 million. As reversing deferred tax liabilities is the only source of future taxable income identified under ASC 740-10-30-18, the Company has recorded a valuation allowance for the excess deferred tax asset of $10.8 million.

The Company did not limit the analysis of the impact of the business combinations on existing deferred tax assets and liabilities to the recording of the deferred tax liabilities on intangibles. We believe that currently there is insufficient evidence to conclude that the business combination will provide future taxable income aside from the deferred tax liabilities recorded on the intangibles. This conclusion limits the amount of income tax benefit and the corresponding deferred tax asset recognized during the current year to the amount of deferred tax liability recorded in the appropriate jurisdiction.

During the second quarter ended June 30, 2014 the Company recorded the income tax benefit of $24.5 million related to the future realization of deferred tax assets. As is detailed above the income tax benefit is limited to U.S. income tax jurisdiction deferred tax liabilities acquired. In accordance with ASC 850 this income tax benefit is recorded as a component of income tax expense and not as a business combination adjustment. As this benefit is a result of business combination accounting and not another source of future taxable income, the benefit is recorded in the second quarter and no additional benefit is anticipated in future periods without a subsequent change in the Company’s conclusion regarding the need for a valuation allowance.

Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1 — Quoted prices for identical assets and liabilities traded in active exchange markets, such as the New York Stock Exchange.

Level 2 — Observable inputs other than Level 1 including quoted prices for similar assets or liabilities, quoted prices in less active markets, or other observable inputs that can be corroborated by observable market data. Level 2 also includes derivative contracts whose value is determined using a pricing model with observable market inputs or can be derived principally from or corroborated by observable market data.

Level 3 — Unobservable inputs supported by little or no market activity for financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation; also includes observable inputs for nonbinding single dealer quotes not corroborated by observable market data.

The Company has various processes and controls in place to ensure that fair value is reasonably estimated. A model validation policy governs the use and control of valuation models used to estimate fair value. The Company performs due diligence procedures over third-party pricing service providers in order to support their use in the valuation process. Where market information is not available to support internal valuations, independent reviews of the valuations are performed and any material exposures are escalated through a management review process.

Many of our financial instruments are issued in conjunction with the issuance of debt. At the time of issuance we allocate the proceeds received to the various financial instruments and this involves the determination of fair value. From time to time, the fair value of these financial instruments, primarily embedded derivatives and warrants exceeds the proceeds received. When this occurs, we critically evaluate the validity of the fair value computation, most specifically of the derivatives. We engage a third party valuation specialist who applies accepted valuation methodology as well as assumptions that are appropriate in the circumstances.

With regards to valuing embedded derivatives, there are a variety of methods to be used. We utilize a binomial model as the features of our derivatives, including the down round provisions within the agreements, call for a more complex model than the standard Black-Scholes model to analyze the features appropriately. The binomial model allows multi period views of the underlying asset price and the price of the option for multiple periods as well as the range of possible results for each period, offering a more detailed view. The binomial model takes into account multiple scenarios to better reflect the complexity of the derivatives. Probabilities for each of the scenarios are determined based on extensive discussions with management and outside advisors on the expected likelihood as of the valuation date of an additional reset to the exercise price.

The key sensitivities of the binomial model include: the exercise price, the stock price in which we utilize our trading price less a discount for lack of marketability due to the thinly traded nature of the stock; the expected volatility, which is determined through the analysis of publicly traded guideline companies historic volatilities; the risk free interest rate, which is based on current market rates and the expected term.

When the fair value is determined to reasonable and the fair value exceeds the proceeds, greater value has been given by us than received in the associated transactions. From a purely financial perspective, the theoretical value of a security does not take into account the speed of execution that is necessary to accomplish the goal of financing a specific acquisition. When we identify specific strategic targets where the identification of the target and the consummation of the transaction encompass a very compressed timeline the mechanics of an “orderly market” are not always present. We accept reduced consideration in certain financings due to the need to execute quickly and the accompanying need to be more aggressive in accepting terms. It is our view that the strategic advantage of acquiring our identified targets in this quickly developing market outweighed the discount on the proceeds.

Embedded Derivatives

From time to time the Company issues financial instruments such as debt in which a derivative instrument is “embedded.” Upon issuing the financial instrument, the Company assesses whether the economic characteristics of the embedded derivative are clearly and closely related to the economic characteristics of the remaining component of the financial instrument (i.e., the host contract) and whether a separate, non-embedded instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument. When it is determined that (1) the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract and (2) a separate, stand-alone instrument with the same terms would qualify as a derivative instrument, the embedded derivative is separated from the host contract and carried at fair value, with changes in fair value recorded in the income statement.

Three embedded features that required bifurcation and separate accounting were identified in connection with certain of the convertible notes issued in 2014 and the Company determined these should be bundled together as a single, compound embedded derivative, bifurcated from the host contract, and accounted for at fair value, with changes in fair value being recorded in the consolidated statements of operations and comprehensive income. The three embedded derivatives were the conversion options, the mandatory default amounts and the prepayment clauses found in some or all of those notes. The three embedded features were evaluated together as a single compound derivative to determine the fair value of the derivative using a binomial pricing model. The binomial pricing model takes into account probability-weighted scenarios with regard to the likelihood of changes to the conversion price. The inputs to the model require management to make certain significant assumptions and represent management’s best estimate at the valuation date. The probabilities were determined based on a management review, and input from external advisors, on the expected likelihood as of the valuation date of an additional reset.

The key sensitivities of the binomial model include: the fair value of the common stock, in which the Company utilized the actual trading price less a discount for lack of marketability due to the thinly traded nature of the stock; the expected volatility of the common stock, which was determined through the analysis of publicly traded guideline companies historic volatilities; and the risk free interest rate, which is based on current market rates and the expected term. Any change on one of the above would have an impact on the concluded value for the warrants and derivatives. The fair value of our common stock reflects a 25% marketability discount given the low trading volume of our common stock. Upon listing on the NASDAQ, and sufficient trading volume, this discount will be eliminated.

Warrant Liability

The Company utilizes a binomial model to derive the estimated fair value of those of its warrants that are considered to be liabilities. Key inputs into the model include the fair value of the common stock, in which the Company utilized the actual trading price less a discount for lack of marketability due to the thinly traded nature of the stock, the expected volatility of the stock price, a risk-free interest rate and probability-weighted scenarios with regard to the likelihood of changes to the exercise price of the warrant. Any significant changes to these inputs would have a significant impact to the fair value. The fair value of our common stock reflects a 25% marketability discount given the low trading volume of our common stock. Upon listing on the NASDAQ, and sufficient trading volume, this discount will be eliminated.

The changes in fair value of the warrants are measured at each reporting date and recognized in earnings and classified commensurate with the purpose of issuance. Changes in the fair value of warrants issued for services performed are considered an operating expense and warrants issued in connection with debt are considered other (income) expense. See further discussion in Note 8 to our financial statements for the quarter ended June 30, 2014 included in this prospectus.

Recent Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board (“FASB”) issued guidance on the Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. Under the guidance, an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, noting several exceptions. This guidance is effective for fiscal and interim reporting periods beginning after December 15, 2013. The Company has determined that this new guidance will not have a material impact on its consolidated financial statements.

On April 10, 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-08 “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” ASU No. 2014-08 changes the criteria for reporting discontinued operations and modifies related disclosure requirements. The new guidance is effective on a prospective basis for fiscal years beginning after December 15, 2014, and interim periods within annual periods beginning on or after December 15, 2015. The Company is currently assessing the future impact of ASU No. 2014-08 on its financial statements.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers,” which provides guidance for revenue recognition. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The new guidance is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. The Company is currently assessing the potential impact of ASU No. 2014-09 on its financial statements.

Subsequent Events

For a discussion of subsequent events in 2014, please see “Acquisitions in 2014” and “Liquidity and Capital Resources — Subsequent Debt and Equity Financings” each earlier in this section.

BUSINESS

Overview

We are a fast-growing independent marketer and distributor of electronic cigarettes. Our objective is to become a leader in the rapidly growing, global electronic cigarette (“e-cigarette”) industry. E-cigarettes are battery-powered products that simulate tobacco smoking through inhalation of nicotine vapor without the fire, flame, tobacco, tar, carbon monoxide, ash, stub, smell and other chemicals found in traditional combustible cigarettes. According to Euromonitor, the global tobacco industry represents a $783 billion market worldwide. In addition, there are an estimated 1.3 billion smokers globally according to The American Cancer Society, and these existing smokers are our target demographic and represent our primary source of revenue growth. We currently sell our products through more than 50,000 outlets across multiple channels in multiple countries.

We accommodate the various product preferences of e-cigarette users by offering a comprehensive set of product offerings, including disposables, rechargeables, tanks, starter kits, e-liquids, open and closed-end vaping systems and accessories. Our products consist of durable components and nicotine liquids that undergo rigorous quality testing during production. We market our products through what we believe is one of the most extensive brand portfolios in the e-cigarette industry. Our global brand portfolio includes the FIN, VIP, VAPESTICK, Victory, Victoria and El Rey brands. We believe that this combination of product breadth and quality, combined with our effective brand strategy, resonates strongly with consumers who associate our products with ease of use, quality, reliability and great taste.

Stronger consumer demand has led retailers to allocate additional shelf space to e-cigarettes and we strive to offer our products at or near every point of distribution where traditional cigarettes are available in the markets we serve. We sell our products through a variety of channels, including wholesale distributors, convenience stores, grocery stores, mass merchandisers, club stores, vape shops, retail mobile kiosk units, owned retail stores, independent retailers, our e-commerce websites, on-premise outlets such as restaurants and bars and other alternative outlets.

We are focused on rapidly securing additional retail distribution in both the domestic United States and international markets through strategic partnerships with key retailers and distributors. We plan on further penetrating existing markets and acquiring new customers by implementing our multi-brand/multi-product strategy, offering products across all price points, to satisfy the demand of consumers with varying preferences. We believe we offer retailers and distributors attractive margins as a result of our low-cost strategy and structured incentives.

Our goal is to become the leading e-cigarette company in the world. We expect to achieve that goal by maximizing our points of distribution, maintaining our low-cost strategy and continuing to differentiate our products and brands in order to resonate with consumers in local markets around the world. We have grown our business both organically and through strategic acquisitions. Our growth trajectory has been further enhanced by accelerating global demand for e-cigarettes over the past few years.

Our Market Opportunity

We operate within the rapidly growing and global e-cigarette industry, an emerging product category that is taking market share from the $783 billion global tobacco industry. The American Cancer Society estimates that there are 1.3 billion tobacco smokers in the world, consuming approximately 6 trillion cigarettes per year, or 190 thousand cigarettes per second. Tobacco use is the leading cause of preventable illness and death, causing more than 5 million annual deaths across the globe according to the CDC. We believe e-cigarettes offer an alternative for current smokers of traditional cigarettes.

Still in the early stages of its market penetration, the e-cigarette industry is highly fragmented with approximately 250 brands worldwide according to the CDC. Primarily propelled by the cannibalization of the traditional tobacco industry, the global e-cigarette industry has recently experienced dramatic growth. According to Euromonitor, e-cigarettes accounted for approximately $3.5 billion in 2013 global retail sales, with approximately 40% of sales generated in the U.S., 30% of sales generated in Europe, and 30% of sales generated in the rest of the world. Euromonitor estimated that significant market growth was achieved from 2012 to 2013 with the U.S., Europe and the rest of the world generating growth rates of 180%, 160%, and 150%, respectively. Euromonitor also projects e-cigarette sales to represent approximately $51 billion, or 4% of the global tobacco and tobacco alternatives market by 2030. We believe that we are well positioned to benefit from, and take advantage of, these attractive market trends in the coming years.

Source: Euromonitor International 2013.

Business Strengths

Low-Cost Strategy

Our approach is to minimize overall costs by sourcing directly with suppliers instead of receiving supplies through third parties, utilizing a low-cost in-store marketing strategy as well as implementing a lean overhead structure. This allows us to offer an attractive price proposition to our retail and distribution customers. This approach originates at our manufacturing facilities in China, where we work directly with our manufacturing partners instead of using third party sourcing agents. Further, in contrast to many of our competitors, who incur considerable advertising and marketing expenditures, we believe that having the majority of our marketing in-store at the point of purchase provides the highest return on investment. Finally, we have efficiently managed other operating costs by implementing strict corporate expense policies.

Competitive Position in Key Global e-Cigarette Markets

In the United States, FIN is the fourth largest e-cigarette brand for the 52-week period ended August 30, 2014 in the XAOC and convenience store channels according to Nielsen data. We also believe that upon the completion of our acquisition of Ten Motives, as further discussed below in “— Our History and Recent Acquisitions,” Vapestick, VIP and Ten Motives combined will represent one of the largest e-cigarette businesses in the U.K., based on total subscribed e-cigarette retail markets in the food, drug and mass channels according to IRI industry reports for the 52-week period ended September 6, 2014.

Below is a table presenting the market shares in the United States of various e-cigarette brands for the 52 weeks ended August 30, 2014:

Below is a table presenting the market share in the United Kingdom of various e-cigarette brands for the 52 weeks ended September 6, 2014:

Through our disciplined acquisition and expansion strategy, we believe we have one of the broadest global footprints in the e-cigarette industry. In January 2014, we closed our first international acquisition when we acquired Vapestick, which included the VAPESTICK brand, which gave us an initial and recognizable European brand of e-cigarettes, around which we could grow our business in the European market. We are in the process of attempting to leverage the VAPESTICK brand by entering into additional markets, such as Russia, Portugal and the Netherlands. According to Euromonitor, Russia is the world’s second largest e-cigarette market. In February 2014, we completed our acquisition of FIN and its own FIN brand, gaining access to a robust sales force and 50,000 outlets in the U.S. More recently, we acquired VIP and its VIP brand in April 2014. We believe that the VIP acquisition further solidifies us as a strategic participant in Europe and brings further product portfolio breadth and a diversified multi-channel distribution system that we believe is replicable worldwide.

Multi-Channel Go-To-Market Approach

We operate a diversified multi-channel distribution model, enabling us to efficiently reach our global end consumers with our products. We sell our products globally through food, drug and mass retailers, convenience stores, direct-store-delivery distributors, owned retail stores, retail mobile kiosk units, vape shops and through the e-commerce channel. As of October 7, 2014, we sold our products through more than 50,000 points of distribution globally. Today, we service a broad base of global strategic retailers, including Wal-Mart, Walgreens, Tesco, 7-Eleven, Speedy, Shell and HEB Grocery Company, and leading distributors, including McLane and Core-Mark in the United States and Palmer and Harvey in the United Kingdom.

We believe that our diversified channel mix provides us with an advantage over those of our competitors who offer their products through fewer channels. We also believe we will be able to quickly adapt and shift our channel mix as regulations and consumer preferences change. Additionally, we believe that having multiple touch points with end consumers drives customer loyalty and brand awareness.

Comprehensive Product and Brand Portfolio

By differentiating our products based on appearance, quality, perceived value and price, we provide our retail and distribution partners with a one-stop solution for all of their e-cigarette needs across varying price points. We currently sell electronic cigarettes under several different brands, including FIN, VIP, VAPESTICK, Victory, Victoria and El Rey. Through this multi-brand/multi-product strategy, we have strategically positioned our portfolio to serve a diverse set of markets and consumer preferences. Ultimately, our target market is the approximately 1.3 billion tobacco smokers who exist worldwide. While many of our competitors limit themselves by focusing on a single brand or product type, our product offerings span the range of customer interests including disposables, rechargeables, tanks, starter kits, e-liquids, open and closed-end vaping systems and accessories. In the U.S. our Victory brand functions as our opening price point brand, while our FIN branded products represent our premium offering. We also offer a portfolio of exclusive or control brands, such as our Greenstix brand, which is manufactured exclusively for MAPCO Express, Inc.

Experienced Leadership Team

We are led by an experienced management team. We are unified by a common vision to build the best global e-cigarette company. Our President and Chief Executive Officer, Brent Willis, is an experienced chief executive with many years of experience leading public and private companies in the food and beverage industry and has years of expertise in building companies, operations and brands worldwide. Mr. Willis has assembled an executive team with broad experience across a wide range of disciplines including sales, marketing, distribution, operations, finance and technology.

Growth Strategies

Drive Organic Growth Through Effective Merchandising, Distribution and Global Expansion

We are pursuing three strategies to drive organic growth:

Increase Sell-Through and Trial Through Effective Merchandising.    While the e-cigarette industry may be complex, our merchandising story remains simple: focus on in-store point of sale marketing and merchandising, given that we believe a significant percentage of purchase decisions are made in-store. Our company offers differentiated product packaging, innovative in-store marketing and customizable display solutions. We are also focused on experiential marketing, including participation in trade shows. We believe our focus on experiential marketing will deliver better results across our brands and generate a higher rate of sell-through and trial because it is important to users of traditional tobacco products to sample the newer delivery devices for nicotine.

Increase Points of Distribution.    We believe we can increase sales to new and existing retail and distribution customers by offering them attractive value chain economics through competitive mark-ups and co-investment programs, which give those customers the ability to earn equity in our company, subject to achieving sales thresholds. Furthermore, our partnership with Fields Texas, which maintains long-standing relationships with some of the world’s largest retailers, provides us an additional avenue to increase distribution globally.

Accelerate International Expansion.    According to Euromonitor, more than 85% of the source of volume for the tobacco industry business lies outside the United States. Our strategy is to increase our international sales by penetrating new and emerging markets where we expect rising consumer incomes and an increase in demand for e-cigarettes. We have implemented a distinct model for expansion into new markets. This model includes building out a localized e-commerce platform in the targeted region, installing retail mobile kiosk units in popular shopping centers and erecting flagship stores in that region. We believe that kiosks offer attractive unit economics that are easily scalable. Our kiosk units function as a platform to educate our consumers and by providing important category and product information through our on-site kiosk managers. Given the tremendous success of our kiosks in the U.K., we plan to roll out the kiosk model in our other core markets. As of September 30, 2014, we had approximately 100 kiosks in operation in the U.K. and Ireland.

Selectively Pursue Acquisition Opportunities

Acquisitions are a key part of our strategy to quickly penetrate certain channels and new geographies. Our historical acquisitions have provided us with distribution platforms that have enabled us to establish a local presence in key geographic regions. We plan to continue to evaluate potential acquisition opportunities using a disciplined approach, pursuing only those opportunities that we believe will enhance long-term shareholder value.

Continue to Optimize Manufacturing, Supply Chain and Distribution Operations

We are committed to maintaining as low a cost as possible in order to provide attractive margins to new and existing customers. We believe our plans to integrate our distribution and fulfillment centers will allow us to improve our cost position as we increase scale. For example, we are beginning the process of planning for the integration of an automated ERP system and inventory management system across all of our recently acquired brands.

Evolve our Product Offering to Fit Dynamic Consumer and Product Trends

The global e-cigarette industry is still in nascent form and is continually evolving. Our company has dedicated itself to identifying shifting consumer preferences and responding to those shifts before our competitors. We believe that our global footprint enables us to quickly identify consumer and product trends in one geographic location, analyze and adapt our business as needed, and rapidly drive appropriate changes to our other markets. We plan to continue to adapt to new technologies and products in order to increase our share of the market.

Principal Products

“Electronic cigarettes” or “e-cigarettes,” are battery-powered products that enable users to inhale vapor without smoke, tar, ash or carbon monoxide. Some e-cigarettes look like traditional cigarettes, and, regardless of their construction, are comprised of three functional components:

•	a mouthpiece, which is a small plastic cartridge that contains a liquid nicotine solution;

•	a heating element that vaporizes the liquid nicotine so that it can be inhaled; and

•	the electronics, which include: a lithium-ion battery, an airflow sensor, a microchip controller and an LED, which illuminates to indicate use.

When a user draws air through the e-cigarette, the air flow is detected by a sensor, which activates a heating element that vaporizes the solution stored in the mouthpiece/cartridge. The solution is then vaporized and it is this vapor that is inhaled by the user. The cartridge contains either a nicotine solution or a nicotine-free solution, either of which may be flavored.

We believe our company offers smokers an alternative to traditional cigarettes for a number of reasons. Our products, which contain only four ingredients versus more than 4,000 ingredients and chemicals in tobacco cigarettes, are free of tar and other chemical substances which are produced in traditional cigarettes. No burning or combustion occurs while using e-cigarettes. Some of our e-cigarettes are rechargeable by an electric outlet or car charger so there are no cigarette butts or ashes to dispose of. The FDA has not, nor has the medical community, fully studied the possible health effects of e-cigarette products. Although certain countries, cities, businesses and providers of transportation have banned the use of e-cigarettes, we believe we provide consumers an opportunity to smoke in additional places without the social stigmas increasingly associated with traditional cigarettes.

Our products are sold under multiple brands, including but not limited to (1) Victory, (2) FIN, (3) VAPESTICK, (4) VIP, (5) Victoria and (6) El Rey. E-cigarettes are typically sold individually, with refills sold in packs of three or five, with each refill equivalent to approximately 1.5–2.5 packs of traditional cigarettes. Customers are also able to purchase starter kits, which generally consist of a rechargeable battery, a charger and various quantities of e-cigarettes, and customers are able to purchase such items separately in addition to other products such as carrying cases and refills. E-cigarette cartridges are available in a variety of flavors including regular tobacco, menthol, strawberry, blueberry, cherry, coffee, vanilla and chocolate. We offer a full range of e-cigarette products and related accessories including disposable e-cigarettes, rechargeable kits, prefilled cartomizers, e-liquids, tanks, open and closed-end vaping systems and carry and charging cases.

Most smokers enjoy the substantial and emotional feeling of smoking, which we believe is one reason why smoking cessation gums or patches have only limited effectiveness. Our company provides smokers an experience similar to smoking a traditional cigarette without the fire, flame, tobacco, tar, carbon monoxide, ash, stub or smell found in tobacco cigarettes.

Operations

E-cigarettes are a relatively new product category that has only started to gain consumer traction in the past three years. The category of products has evolved in the last few years, with minor evolutions in product functionality and cosmetics since inception to become “more real cigarette like” in taste, feel, and appearance. We believe that all of our major competitors source virtually all of their components from China, with a few competitors sourcing flavoring systems in the United States and Europe. There are multiple sources for production of e-cigarettes in China, with most major competitors sourcing from two or three major factories, the same ones utilized by our company. Warehousing and transportation is performed and/or organized either by the producers, or set up independently by the Company. Federal Express, DHL, Royal Mail container shipping, and other major global shippers and freight forwarders are all involved in the supply chain.

Distribution

We distribute e-cigarettes globally through multiple channels, including traditional retail stores, company owned retail stores, kiosks and online. All of our products are available for sale on our e-commerce websites. The online business is comprised of monthly subscribers that receive product refills for their rechargeable kits monthly, and consumers that buy directly via our e-commerce websites. Our United States retail business was recently expanded within the last two years, and since then our products have experienced increased same-store sales on a monthly basis, while we have continued distribution growth to new outlets. Our distribution approach to United States retail stores is via brokers and distributors as a way to scale our resources. In addition, we have recently introduced co-investment initiatives with third parties to assist us in increasing our points of distribution. We anticipate that such co-investment programs will include cash and warrants to purchase our common stock issued to such distributors as incentives to reward the achievement of certain revenue milestones; however, we do not yet have enough experience with such initiatives to determine their viability on an ongoing basis.

Our international business also represents growth potential as we continue to enter into distribution agreements with established retailers and distributors in major international markets.

We have entered into an exclusive agent agreement with Fields Texas, the terms of which are further described in “Management Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus, to act as the exclusive agent to secure sales and distribution agreements for all of the Company’s products and brands with various retailers and distributors both in the United States and internationally. Fields Texas will also support our acquisition, product development, marketing, pricing and promotional efforts both in the United States and internationally. The term of our agreement with Fields Texas is for three years and will automatically be renewed for successive periods upon achieving annual net sales targets.

We have also entered into distribution agreements with certain other distributors in the United States to distribute our various products, and are in the process of finalizing distribution agreements with other distributors for the distribution of our products in Europe. We have signed a memorandum of understanding with Al Mansour International Distribution Company, an affiliate of Man FinCo, to negotiate a sales and distribution agreement. Although no assurances can be made that a definitive agreement will be reached, we currently expect that the agreement will cover the distribution of our products in the Middle East and parts of Africa. While the distributor would be allowed to distribute Blu, upon its acquisition by Imperial Tobacco Group, and other competing products of its existing business partner, Imperial Tobacco Group, the distributor would not distribute the products of any independent (non-tobacco producer) e-cigarette manufacturer in the regions described above.

We believe we have one of the most diversified distributor bases and customer bases in the independent e-cigarette industry with global retail distribution exceeding 50,000 stores. Our biggest retail customers are Wal-Mart and Walgreens in the U.S. and, upon our acquisition of Ten Motives, will be Tesco and Sainsbury in the U.K. For the seven months ended July 31, 2014, Walgreens and Wal-Mart accounted for approximately 55% and approximately 9% of FIN’s gross sales, respectively, and, for the six months ended June 30, 2014, Tesco and Sainsbury, combined, accounted for approximately 90% of Ten Motives’ sales, which, if lost, would have a material adverse effect on our business. These existing relationships are “at-will” meaning that either party may terminate the relationship for any reason or no reason at all, and we do not have contracts with either of these retailers.

Marketing

We have been a very active marketer in the industry, with a leadership team that has many years of experience in brand building. In addition to online marketing, we have made important investments in point of sale marketing, including impactful displays and product placements within retail stores. We believe that after distinct packaging, point of sale marketing has the highest return on investment of any marketing activity. We believe our advantage revolves around (1) our brand awareness built through our internet expertise, which creates high levels of exposure and resonates with our target consumer, and (2) our value pricing, which allows our retailers to enjoy the highest landed margins in the industry with attractive pricing for consumers.

Competition

The e-cigarette industry is extremely competitive with low barriers to entry. Competition is based on availability, brand development and recognition and price. We compete with other sellers of e-cigarettes, such as big tobacco companies, pharmaceutical companies, independent domestic and international e-cigarette companies, small internet and kiosk e-cigarette companies as well as multiple resellers and distributors. Our direct competitors sell products that are substantially similar to ours and through the same channels we use to sell our products. We compete with these direct competitors for sales through the internet as well as distributors, wholesalers and retailers including national chain stores, tobacco shops, gas stations, grocery chains and other outlets associated with the selling of tobacco products.

Intellectual Property

Trademarks

We own the United States trademark for the “Victory” brand for e-cigarettes. It has been approved by the U.S. Patent and Trademark Office for publication. Completion of the federal registration process is expected in the fall of 2014. Additionally, we own the United States trademark for the “FIN” brand, “VAPESTICK” brand and “VIP” brand for e-cigarettes, as well as the United Kingdom trademark for the “VAPESTICK” brand and “VIP” brand for e-cigarettes and the European trademark for the “VAPESTICK” brand for e-cigarettes.

Patents and Patent Litigation

We do not currently own any domestic or foreign patents relating to e-cigarettes.

We are a defendant in a certain patent lawsuit as described in “— Legal Proceedings” below.

Third party lawsuits alleging our infringement of patents, trade secrets or other intellectual property rights could have a material adverse effect on our business, results of operations and financial condition.

For a discussion of the risk factors relating to intellectual property that we believe could materially affect our actual and expected results, see “Risk Factors” in this prospectus.

Principal Suppliers

We currently have no manufacturing capabilities. Our products are manufactured to meet our design specifications by third party manufacturers. We source substantially all of our products from two major suppliers in China. The remainder of our products are sourced in the United States and the United Kingdom. These suppliers also supply and produce product for many of our large competitors. We believe that several alternative and redundant sources for our products are available.

Government Regulation

United States

Based on the December 2010 U.S. Court of Appeals for the D.C. Circuit’s decision in Sottera, Inc. v. Food & Drug Administration, 627 F.3d 891 (D.C. Cir. 2010), the FDA is permitted to regulate e-cigarettes as “tobacco products” under the Family Smoking Prevention and Tobacco Control Act of 2009 (the “Tobacco Control Act”). Under this Court decision, the FDA is not permitted to regulate e-cigarettes as

“drugs” or “devices” or a “combination product” under the Federal Food, Drug and Cosmetic Act unless they are marketed for therapeutic purposes. Because we do not market our e-cigarettes for therapeutic purposes, our e-cigarettes are subject to being classified as “tobacco products” under the Tobacco Control Act. The Tobacco Control Act grants the FDA broad authority over the design, manufacture, distribution, sale, marketing and packaging of tobacco products, although the FDA is prohibited from issuing regulations banning all cigarettes or all smokeless tobacco products, or requiring the reduction of nicotine yields of a tobacco product to zero, it has authority to impose tobacco product standards that it deems appropriate for the protection of public health.

The Tobacco Control Act also requires establishment, within the FDA’s new Center for Tobacco Products, of a Tobacco Products Scientific Advisory Committee to provide advice, information and recommendations with respect to the safety, dependence or health issues related to tobacco products. The Tobacco Control Act imposes significant new restrictions on the advertising and promotion of tobacco products. For example, the law requires the FDA to finalize certain portions of regulations previously adopted by the FDA in 1996 (which were struck down by the Supreme Court in 2000 as beyond the FDA’s authority). As written, these regulations would significantly limit the ability of manufacturers, distributors and retailers to advertise and promote tobacco products, by, for example, restricting the use of color, graphics and sound effects in advertising, limiting the use of outdoor advertising, restricting the sale and distribution of non-tobacco items and services, gifts, and sponsorship of events and imposing restrictions on the use for cigarette or smokeless tobacco products of trade or brand names that are used for non-tobacco products. The law also requires the FDA to issue future regulations regarding the promotion and marketing of tobacco products sold or distributed over the internet, by mail order or through other non-face-to-face transactions in order to prevent the sale of tobacco products to minors.

It is likely that the Tobacco Control Act could result in a decrease in tobacco product sales in the United States, including sales of our e-cigarettes.

The FDA has previously indicated that it intends to regulate e-cigarettes under the Tobacco Control Act through the issuance of deeming regulations that would include e-cigarettes under the definition of a “tobacco product” under the Tobacco Control Act subject to the FDA’s jurisdiction. On April 25, 2014, the FDA announced a proposed rule (the “Proposed Rule”) seeking to establish, for the first time, federal regulatory authority over, among other tobacco products, e-cigarettes (collectively, “Deemed Tobacco Products”).

If approved by the FDA in its current form, the final Proposed Rule would mandate with respect to Deemed Tobacco Products such as e-cigarettes:

•	a prohibition on sales to those younger than 18 years of age and requirements for verification by means of photographic identification;

•	health warnings on product packages and in advertisements; and

•	a ban on vending machine sales unless the vending machines are located in a facility where the retailer ensures that individuals under 18 years of age are prohibited from entering at any time.

Also under the Proposed Rule, manufacturers of newly Deemed Tobacco Products would be subject to, among other requirements, the following:

•	registration with, and reporting of product and ingredient listings to, the FDA;

•	no marketing of new tobacco products prior to FDA review;

•

no direct and implied claims of reduced risk such as “light”, “low” and “mild” descriptions unless FDA confirms (a) that scientific evidence supports the claim and (b) that marketing the product will benefit public health;

•	payment of user fees; and

•	no distribution of free samples.

In addition, the Proposed Rule would require any “new tobacco product,” defined as any Deemed Tobacco Product that was not commercially marketed as of the “grandfathering” date of February 15, 2007, to obtain premarket approval before it could be marketed in the U.S. The premarket approval could take any of the following three pathways: (1) submission of a premarket tobacco product application (“PMTA”) and receipt of a marketing authorization order; (2) submission of a substantial equivalence (“SE”) report and receipt of an SE order; or (3) submission of a request for an exemption from SE requirements and receipt of an SE exemption determination. FDA has proposed a compliance policy that would delay enforcement of PMTA and SE requirements for two years after the effective date of the final Proposed Rule. We cannot predict if our products, all of which would be considered “non-grandfathered,” will receive the required premarket approval from FDA. Failure to obtain premarket approval could prevent us from marketing and selling our non-grandfathered products in the U.S. and, thus, have a material effect on our business, financial condition and results of operations.

The Proposed Rule contemplates enforcement actions being brought against products determined to be adulterated and misbranded. The Proposed Rule’s comment period ended on August 8, 2014. It is not known when the Proposed Rule could become final. The Proposed Rule contains various compliance dates based on the publication date of the final Rule in the Federal Register.

The application of the Tobacco Control Act to e-cigarettes could impose, among other things, restrictions on the content of nicotine in e-cigarettes, the advertising, marketing and sale of e-cigarettes, the use of certain flavorings and the introduction of new products. We cannot predict the scope of such regulations or the impact they may have on our company specifically or the e-cigarette industry generally, though if enacted, they could have a material adverse effect on our business, results of operations and financial condition.

State and local governments currently legislate and regulate tobacco products, including what is considered a tobacco product, how tobacco taxes are calculated and collected, to whom and by whom tobacco products can be sold and where tobacco products may or may not be smoked. Certain states and cities have enacted laws which preclude the use of e-cigarettes where traditional tobacco burning cigarettes cannot be used and others have proposed legislation that would categorize e-cigarettes as tobacco products, equivalent to their tobacco burning counterparts. If the use of e-cigarettes is banned anywhere the use of traditional tobacco burning cigarettes is banned, e-cigarettes may lose their appeal as an alternative to cigarettes, which may have the effect of reducing the demand for our products and as a result have a material adverse effect on our business, results of operations and financial condition.

As a result of FDA import alert 66-41 (which allows the detention of unapproved drugs promoted in the U.S.), U.S. Customs has from time to time temporarily and in some instances indefinitely detained products sent to us by our Chinese suppliers. If the FDA modifies the import alert from its current form, which allows U.S. Customs discretion to release our products to us, to a mandatory and definitive hold we will no longer be able to ensure a supply of saleable product, which will have a material adverse effect on our business, results of operations and financial condition. However, we believe this FDA import alert will become less relevant to us as and when the FDA regulates e-cigarettes under the Tobacco Control Act.

At present, neither the Prevent All Cigarette Trafficking Act (which prohibits the use of the U.S. Postal Service to mail most tobacco products and which amends the Jenkins Act, which would require individuals and businesses that make interstate sales of cigarettes or smokeless tobacco to comply with state tax laws) nor the Federal Cigarette Labeling and Advertising Act (which governs how cigarettes can be advertised and marketed) apply to e-cigarettes. The application of either or both of these federal laws to e-cigarettes would have a material adverse effect on our business, results of operations and financial condition.

International Regulation

The Tobacco industry expects significant regulatory developments to take place internationally over the next few years, driven principally FCTC. As of October 7, 2014, 179 countries, including the European Union, have become parties to the FCTC. The FCTC is the first international public health treaty on tobacco, and its objective is to establish a global agenda for tobacco regulation with the purpose of reducing initiation of tobacco use and encouraging cessation. Regulatory initiatives that have been proposed, introduced or enacted include:

•	the levying of substantial and increasing tax and duty charges;

•	restrictions or bans on advertising, marketing and sponsorship;

•	the display of larger health warnings, graphic health warnings and other labeling requirements;

•	restrictions on packaging design, including the use of colors and generic packaging;

•	restrictions or bans on the display of tobacco product packaging at the point of sale, and restrictions or bans on cigarette vending machines;

•	requirements regarding testing, disclosure and performance standards for tar, nicotine, carbon monoxide and other smoke constituents levels;

•	requirements regarding testing, disclosure and use of tobacco product ingredients;

•	increased restrictions on smoking in public and work places and, in some instances, in private places and outdoors;

•	elimination of duty free allowances for travelers; and

•	encouraging litigation against tobacco companies.

If e-cigarettes are subject to one or more significant regulatory initiatives enacted under the FCTC, our business, results of operations and financial condition could be materially and adversely affected.

European Union

On April 3, 2014, the EU adopted the Tobacco Product Directive which will regulate e-cigarettes containing nicotine. In particular, the Tobacco Product Directive introduces a number of new regulatory requirements for e-cigarettes. For example, it (1) restricts the amount of nicotine that e-cigarettes can contain (2) requires e-cigarettes and refill containers to be sold in child- and tamper-proof packaging and nicotine liquids to contain only “ingredients of high purity”; (3) provides that e-cigarettes must deliver nicotine doses at “consistent levels under normal conditions of use” and come with health warnings, instructions for their use, information on “addictiveness and toxicity”, an ingredients list, and information on nicotine content; (4) significantly restricts the advertising and promotion of e-cigarettes; and (5) requires e-cigarette manufacturers and importers to notify EU Member States before placing new products on the market and to report annually to Member States (including on their sales volumes, types of users and their “preferences”).

The new Tobacco Product Directive came into force in May 2014 and gives Member States a two-year transition period to bring national legislation into line with the Tobacco Product Directive. Its effect will depend on how Member States transpose the Directive into their national laws. Member States may decide, for example, to introduce further rules affecting e-cigarettes (for example, age restrictions) provided that these are compatible with the principles of free movement of goods in the TFEU. For example, the Children and Families Act 2014 includes provisions that allow the Secretary of State to make regulations that prohibit the sale of e-cigarettes to people under the age of 18. The Tobacco Product Directive also includes provisions that allow Member States to ban specific e-cigarettes or types of e-cigarettes in certain circumstances if there are grounds to believe that they could present a serious risk to human health. If at least 3 Member States impose a ban and this is found to be duly justified, the European Commission could implement an EU wide ban. Similarly, the Tobacco Product Directive provides that Member States may prohibit a certain category of tobacco or related products on grounds relating to a specific situation in that Member State for public health purposes. Such measures must be notified to the European Commission to determine whether they are justified.

There is also existing legislation at the EU level and in Member States regulating medicinal products and medical devices. E-cigarettes are regarded by the competent authorities in some Member States as medicinal products and/or medical devices, and therefore require a marketing authorization (for medicinal products) prior to being placed on the market (as well as complying with all other requirements relating to medical products and devices). In the United Kingdom, for example, the MHRA has announced that e-cigarettes will be regulated as medicines in the future. Following the adoption of the Tobacco Products Directive, the MHRA will regulate as medicines a range of nicotine containing products including e-cigarettes that make medicinal claims or are above the limit set out in the Directive. This means that such e-cigarettes will only be able to be sold in the United Kingdom if a marketing authorization is first obtained from the MHRA.

There are also other national laws in Member States regulating e-cigarettes. It is not clear what impact the new Tobacco Product Directive will have on these laws.

General

We cannot predict the scope of any of the new rules described above or the impact they may have on our company specifically or the e-cigarette industry generally, though they could have a material adverse effect on our business, results of operations and financial condition. In this regard, total compliance and related costs are not possible to predict and depend on the future requirements imposed by the FDA under the Tobacco Control Act, the EU Member States under the Tobacco Product Directive or by any other relevant regulatory authority under applicable law. Costs, however, could be substantial and could have a material adverse effect on our business, results of operations and financial condition and ability to market and sell our products. In addition, failure to comply with any of the rules promulgated in accordance with the Tobacco Control Act, the Tobacco Product Directive or any other applicable law could result in significant financial penalties and could have a material adverse effect on our business, financial condition and results of operations. Furthermore, if we require a license to sell e-cigarettes as a medicine in the United Kingdom or elsewhere in the EU, we can give no assurances that we would be able to demonstrate to the satisfaction of the relevant competent authorities that the conditions for granting a marketing authorization are satisfied. At present, we are not able to predict whether any of the regulation described above will impact us to a greater degree than competitors in the industry, thus affecting our competitive position.

Our History

ECIG was founded in April 2012, initially as an online e-cigarette business. In March 2013, we launched our first products through retail outlets, offering disposable e-cigarettes in regular and menthol flavors under the Victory brand. In June 2013, we became a public company traded on the over-the-counter market by means of a reverse merger with Teckmine. On July 11, 2013, we changed our name to “Victory Electronic Cigarettes Corporation.” On July 2, 2014, we changed our name to “Electronic Cigarettes International Group, Ltd.”

We have completed multiple strategic acquisitions as we continue to look for opportunities to grow our business. On January 9, 2014, we completed the acquisition of Vapestick. Vapestick owns the VAPESTICK brand, under which it sells e-cigarettes in Europe. Vapestick was founded in 2010 by co-founders Michael Clapper and Michiel Carmel. With its distinctive black and chrome style designs and signature blue light tips, VAPESTICK is sold both online (www.vapestick.co.uk) and through thousands of retail outlets across the United Kingdom, including Tesco, Costco, Harrods and Bargain Booze, and Europe. Our distribution throughout Europe beyond the United Kingdom is still in its infancy and represents a small portion of our distribution network. Vapestick is a founding member of the European Electronic Cigarette Industry Trade Association.

On February 28, 2014, we completed the acquisition of FIN. FIN, a wholly owned subsidiary of ours after the merger, was founded in 2011. Today, with distribution of its brands in more than 50,000 outlets in all 50 states across many channels of distribution, including food, drug, mass retail, gas and convenience stores, FIN enjoys an increasing market position in the U.S., according to Nielsen data over the 52-week period ending August 30, 2014. FIN is sold in some of the largest retailers in the country, including Wal-Mart, Sam’s Club, Walgreens, Rite-Aid, Kroger, 7-Eleven, Circle K, Stripes Convenience Stores and Mapco Express.

On April 22, 2014, we completed the acquisition of VIP. VIP, which is based in Manchester, United Kingdom, was founded in 2009. VIP has developed a broad portfolio of products that includes traditional rechargeable and disposable e-cigarettes, open and closed-end vaping systems, tanks and e-liquids. VIP offers its products through a multi-channel distribution model with their own retail stores, retail mobile kiosk units, online and traditional retail.

On May 30, 2014, we entered into a share purchase agreement with the stockholders of Ten Motives to acquire Ten Motives, which we expect to occur simultaneous with the closing of this offering. According to recent IRI reports, Ten Motives, founded in 2008, is one of Europe’s largest e-cigarette companies based on revenues. According to recent IRI reports, the Company is the market leader in the food, drug, and mass channel in the United Kingdom, based on stores sold through, with a portfolio that spans a broad range of e-cigarette and vaping products and owns the brands Ten Motives, 10 Motives, Cirro and Smoke Relief.

A further description of the terms of these acquisitions is described in “Management Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

Subsidiaries

We are a holding company and run our operations through four wholly-owned subsidiaries consisting of Victory Electronic Cigarettes, Inc., a Nevada corporation, Vapestick Holdings Limited, a company incorporated under the laws of England and Wales, VCIG LLC, a Delaware limited liability company, whose wholly owned subsidiary is FIN Branding Group, LLC, and Must Have Limited, an England and Wales incorporated limited company.

Employees

We currently have approximately 130 employees, all of which are full-time, across all functions of finance, supply chain, legal, sales, marketing and customer service. From time to time we engage independent contractors to provide services as necessary. None of our staff are currently covered by a collective bargaining agreement. We have had no labor-related work stoppages and we believe our relations with our staff are excellent.

Properties

We have entered into an agreement to purchase our corporate headquarters in Grand Rapids, Michigan. The facility is a 17,500 sq. ft. commercial facility. The purchase price for our facility is $530,000. At closing, we paid the seller $105,000, with the balance payable in the following installments: $100,000 due October 12, 2014, $100,000 due November 12, 2014, $100,000 due December 12, 2014, and the balance or $125,000 due prior to December 31, 2014 in each case together with accrued interest. We believe our new corporate offices are suitable and adequate to operate our business at this time and for the foreseeable future. Our subsidiary, FIN, sub-leases its corporate offices, having an area of approximately 3,928 square feet in Atlanta, Georgia, for $5,460 per month, increasing to $5,625 per month on January 1, 2015. The lease commenced on January 1, 2013 and terminates on January 31, 2015. Our subsidiary, Vapestick leases an area of approximately 3,100 square feet, in Borehamwood, Hertfordshire, England, for £5,800 per month ($9,338 as of October 7, 2014), with an option to terminate the lease after three years. Our subsidiary, VIP, leases its corporate offices as well as a storage and distribution center, in Radcliffe, Manchester, England, at an annual rental rate of £13,420 ($21,606 as of September 18, 2014). This lease expires in November 2015.

VIP maintains a lease of an additional distribution center at in Heywood, England, having an area of approximately 8,084 square feet, at an annual rental rate of £44,800 ($72,128 as of October 7, 2014). The lease expires in May 2018. Additionally, we house inventory in a few distribution centers on a month-to-month basis with no long term or other commitments or contracts. We are looking to lease additional space to house our inventory as it increases through our acquisitions.

Legal Proceedings

On June 22, 2012, Ruyan filed a lawsuit against our subsidiary FIN Branding Group, LLC, as well as several other manufacturers and distributors of e-cigarettes, alleging infringement of U.S. Patent No. 8,156,944 (the “‘944 Patent”) based on the manufacture, use, importation, marketing and/or sale of the Finiti and FIN disposable e-cigarettes. On July 31, 2012, FIN filed an answer and counterclaims against Ruyan. The lawsuits against FIN and other lawsuits brought against third-party manufacturers and distributors of e-cigarettes were consolidated for discovery purposes as Ruyan Investment Holdings Ltd. vs. Soterra, Inc., et. al., Case No. 2:12 CV-05454-GAF-FFM, which is pending in the United States District Court for the Central District of California.

On September 13, 2012, FIN filed a request for inter partes reexamination of the ‘944 Patent with the U.S. Patent and Trademark Office seeking to invalidate claims of the ‘944 Patent. On October 15, 2012, FIN filed a motion in the District Court to stay the lawsuit pending the outcome of its reexamination. On November 27, 2012, the U.S. Patent and Trademark Office granted FIN’s request for inter partes reexamination of the ‘944 Patent and issued an Office Action to Ruyan, requiring a response to certain arguments made by FIN. On January 28, 2013, and February 5, 2013, Ruyan filed responses to the Office Action. On February 25, 2013, the District Court granted FIN’s motion to stay the lawsuit until the reexamination is complete. On February 27, 2013, FIN filed comments in the reexamination proceeding.

On July 24, 2013, CB Distributors, Inc., and DR Distributors, LLC (collectively “CB Distributors”), two co-defendants in the consolidated lawsuit, separately filed a request for inter partes review of the ‘944 Patent with the U.S. Patent and Trademark Office. On December 30, 2013, the U.S. Patent and Trademark Office issued a decision to institute the inter partes review of the ‘944 Patent, and ordered a stay of FIN’s reexamination proceeding. FIN’s reexamination and, correspondingly, the lawsuit both remain stayed pending completion of the inter partes review. Oral hearing in the inter partes review was held on September 18, 2014. A decision by the Patent Trial and Appeal Board is expected by December 30, 2014. No scheduling order or trial date has been entered by the District Court, and no discovery will occur while the lawsuit is stayed. The Company intends to continue to vigorously defend FIN against Ruyan’s claims.

On March 5, 2014, Fontem filed a complaint against us and FIN alleging infringement of U.S. Patents Nos. 8,365,742, 8,375,957, 8,393,331, and 8,490,628 based on the manufacture, use, importation, marketing and/or sale of Victory and FIN disposable and rechargeable electronic cigarettes and their components. On April 8, 2014, Fontem filed an amended complaint additionally alleging infringement of U.S. Patent No. 8,689,805. The case is pending in the United States District Court for the Central District of California, Case No. CV14-1651-GW-MRW. The Company and FIN filed an answer and counterclaims against Fontem on May 15, 2014. The counterclaims seek a declaratory judgment that the Company and FIN have not and do not infringe the asserted patents and that the asserted patents are invalid. Fontem filed an answer to the counterclaims on May 23, 2014. On June 23, 2014 a scheduling conference was held, and case deadlines were set. Co-defendant NJOY, Inc. filed a petition seeking inter partes review of the ‘331 patent on August 14, 2014, and a petition seeking inter partes review of the ‘628 patent on August 15, 2014. Defendants filed a joint motion to stay proceedings on September 22, 2014, which the Court denied on September 24, 2014. The next claim construction hearing is currently scheduled for December 15, 2014. The Company intends to continue to vigorously defend against Fontem’s claims.

Such patent lawsuits as well as any other potential future third-party lawsuits alleging infringement of patents, trade secrets or other intellectual property rights could force us to do one or more of the following:

•	stop selling products or using technology that allegedly infringe the intellectual property;

•	incur significant legal expenses to defend against lawsuits and/or invalidate patents;

•	pay substantial damages if we are found to be infringing a third party’s intellectual property rights;

•	redesign those products that contain the allegedly infringing intellectual property; or

•	attempt to obtain a license to the relevant intellectual property from third parties, which may not be available to us on reasonable terms or at all.

On September 3, 2014, we filed an action in the Second Judicial District Court of the State of Nevada against our former employee Paul Cory Simon and his business Strive, Inc. Our complaint seeks injunctive relief and damages arising from Mr. Simon’s alleged violation of his non-compete and non-solicitation provisions of his employment agreement with us. In addition, our complaint alleges that Mr. Simon disparaged certain of our officers and misused certain of our business secrets and intellectual property in an effort to advance his personal business interests. Among the prayers for relief requested in our complaint is the cancellation of all of Mr. Simon’s shares or our common stock that he received based on expectations associated with his employment with us and representations made to us upon his separation from service. On October 7, 2014, we reached a preliminary understanding with Mr. Simon that, upon consummation of the offering, we would settle our dispute with him and withdraw our litigation. The terms of our settlement understanding provide that Mr. Simon will forfeit his 3.9 million shares in consideration of a payment by us of $4 million plus his legal and related expenses of $200,000. There is no guarantee that we will come to terms on the final details of such settlement or that the final settlement will not provide for different terms even if we do agree on terms that the settlement will be executed. Should the terms of such settlement be finalized prior to the closing of this offering, then the expected settlement of $4.2 million will be paid out of the use of proceeds from this offering.

From time to time we may be involved in various claims and legal actions arising in the ordinary course of our business. Other than as described above, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company’s or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

MANAGEMENT

Our executive officers, directors and other significant employees and their ages and positions are as follows:

Name	Age	Position	Date First Elected or Appointed
Brent David Willis	53	Chief Executive Officer, President, Secretary and Director	June 25, 2013
James P. McCormick	47	Chief Financial Officer and Treasurer	April 30, 2014
Marc Hardgrove	40	President – Online Division and Director	June 25, 2013
James P. Geiskopf	54	Director	June 25, 2013
William R. Fields	63	Director	December 30, 2013
Craig Colmar	61	Director	August 18, 2014
Charles L. Jarvie	77	Director	August 18, 2014
Howard Lefkowitz	55	Director	August 18, 2014
Tim McClure	66	Director	August 18, 2014
David Karp	49	Director	August 18, 2014

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director and executive officer of our company, indicating the person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Brent David Willis has served as the Chief Executive Officer, President, Secretary and a director of our company since June 25, 2013. From June 2012 until June 2013, Mr. Willis served as Chief Operating Officer of Victory Electronic Cigarettes, Inc. From 2009 to 2013, Mr. Willis served as the Chairman and Chief Executive Officer of Liberty Ammunition Inc., a private lead-free ammunition company. From 2008 to present, Mr. Willis has served as the Chairman of Throwdown Industries Inc., a private mixed martial arts company. From 2008 to 2009, Mr. Willis was the Chairman and Chief Executive Officer of Vascular Technologies, Inc., a private medical device company. Mr. Willis served as the Chief Executive Officer and on the board of directors of Cott Corporation (NYSE: COT), a retail brand beverage company, from 2006 to 2008 and on the board of directors for the American Beverage Association. From 2002 to 2006, Mr. Willis was the Global Chief Commercial Officer, President, and on the board of management for Anheuser-Busch InBev SA/NV (NYSE: BUD) AmBev (NYSE: ABV). At InBev, he developed and implemented growth initiatives and acquisitions. From 1996 through 2001, Mr. Willis served as a President in Latin America for the Coca-Cola Company. From 1987 through 1996, Mr. Willis worked for Kraft Foods, Inc., where he managed a number of Kraft’s brands, developed their category management system in the United States, led acquisitions and joint ventures in Japan, Korea, Indonesia and others, and helped launch the Kraft brand in China. Mr. Willis obtained a Bachelors of Science in Engineering from the United States Military Academy at West Point in 1982 and obtained a Masters in Business Administration from the University of Chicago in 1991.

We believe Mr. Willis is qualified to serve on our board of directors because of his education and business experiences, including his experience as a director of Victory Electronic Cigarettes, Inc., as described above.

James P. McCormick has served as the Chief Financial Officer of the Company since April 30, 2014. From November 2012 through April 2014, Mr. McCormick was an independent management consultant in the consumer goods sector supporting international investment analysis, M&A opportunities and brand and trade marketing strategic reviews. From April 2011 through November 2012, Mr. McCormick was the chief financial officer of Sodexo, Inc., a U.S. subsidiary of Sodexo Group, a global food and facilities management company. From March 2009 through October 2010, Mr. McCormick was the Chief Financial Officer of Federal Flange, Inc., an oil and gas manufacturing company. From 1992 through 2008, Mr. McCormick was a senior manager with British American Tobacco, a multinational tobacco company, holding numerous chief executive officer and chief financial officer roles in various subsidiaries around the world. Mr. McCormick obtained a Bachelors of Science in Finance and Accounting from the Eastern Illinois University in 1988 and obtained a Masters in Business Administration from Southern Illinois University (Edwardsville) in 1992.

Marc Hardgrove has served as the President – Online Division since July 2014 and a director of our company since June 25, 2013. Marc Hardgrove is a co-founder of Victory Electronic Cigarettes, Inc., and from November 2010 to June 25, 2013, Mr. Hardgrove served as the Chief Executive Officer of our company and from June 2013 through July 2014 served as our Chief Creative Innovation Officer. In 1997, Mr. Hardgrove co-founded Jumpline Inc., a private web hosting company and served as Vice President for nine years from 1999 to 2007. Jumpline Inc. has customers in 97 countries and hosts over 150,000 websites around the world. Mr. Hardgrove is a major equity holder of Jumpline Inc. and currently sits on the board of directors for the Company. In 2006, Mr. Hardgrove co-founded a web2.0 business called Next Net Media LLC. Next Net Media LLC is a private search engine optimization company in the United States that manages search results for over 5,000 small businesses. Mr. Hardgrove sits on the Next Net Media LLC board of directors and continues to own a significant equity stake in the Company. Mr. Hardgrove is a graduate of The Ohio State University (1994) with a double major in Business-Marketing and Finance.

We believe Mr. Hardgrove is qualified to serve on our board of directors because of his education and business experiences, including his experience with Victory Electronic Cigarettes, Inc., as described above.

James P. Geiskopf has served as a director of our company since June 25, 2013. James P. Geiskopf has 32 years of experience in the car rental industry. From 1975 to 1986, Mr. Geiskopf was the Chief Financial Officer of Budget Rent a Car of Fairfield California. From 1986 to 2007, Mr. Geiskopf was the President and Chief Executive Officer of Budget Rent a Car of Fairfield California. In 2007, Mr. Geiskopf successfully sold the franchise and its four locations. Mr. Geiskopf served on the board of directors of Suisun Valley Bank from 1986 to 1993. The bank was successfully sold to a larger institution in 1993. Mr. Geiskopf also served on the board of directors of Napa Valley Bancorp from 1991 to 1993. The bank holding company was successfully sold to a larger institution in 1993. Mr. Geiskopf was the President and director of the Resource Group Inc. from 2007 to 2009, a shell company with minimal operations quoted on the OTCBB. Mr. Geiskopf was President, Secretary, Treasurer, and director of Search By Headlines.com from 2011 to 2012, a shell company with minimal operations quoted on the OTCBB.

We believe Mr. Geiskopf is qualified to serve on our board of directors because of his business experiences, including his experience with other public companies, as described above.

William R. Fields has served as a director of our company since December 30, 2013. Mr. Fields is currently Chairman of Fields Texas Limited LLC and Four Corners Sourcing International. In addition, Mr. Fields is also a General Partner of Origentics Rejuvenation Centers and Managing Partner of Strategic Brands LLC. Previously, Mr. Fields served as Chairman and Chief Executive Officer of Factory 2-U Stores, Inc. from 2002 to 2003, President and Chief Executive Officer of Hudson’s Bay Company from 1997 to 1999 and as Chairman and Chief Executive Officer of Blockbuster Entertainment Group, a division of Viacom, Inc., from 1996 to 1997. Mr. Fields has also held numerous positions with Wal-Mart Stores, Inc., which he joined in 1971. He left Wal-Mart in March 1996 as President and Chief Executive Officer of Wal-Mart Stores Division, and Executive Vice President of Wal-Mart Stores, Inc. Mr. Fields has also served as a director of the following companies during the past five years: Lexmark International, Biosara Corporation, as Chairman, since 2009, Graphic Packaging Corporation from 2005 to 2008, Sharper Image Corporation from 2006 to 2008, and VitaminSpice LLC from 2009 to 2010.

Mr. Fields’ qualifications to serve on our board of directors include his significant executive management experience.

Craig Colmar has served as a member of the Board of Directors of the Company since August 18, 2014. Mr. Colmar has practiced law with Johnson and Colmar, a firm focusing on business, corporate finance and mergers and acquisitions, since 1980, where his practice is concentrated on mergers and acquisitions transactions. In 2006 Mr. Colmar was co-founder of Digital Music Group, Inc., which, before its merger with Orchard Enterprises, was listed on NASDAQ. Mr. Colmar received a JD from Northwestern University School of Law in 1977 and a BA in economics from Northwestern University in 1974.

Mr. Colmar’s qualifications to serve on our board of directors include his significant experience with corporate finance and mergers and acquisitions of public companies.

Charles L. Jarvie has served as a member of the Board of Directors of the Company since August 18, 2014. For approximately 20 years, Mr. Jarvie held various positions with Procter and Gamble, including a stint as Corporate Vice President in charge of food and industrial businesses from 1976 to 1980 From 1980 to 1983 Mr. Jarvie served as the President of the Dr. Pepper Co. Mr. Jarvie thereafter served as President of Marketing for Fidelity Investments in Boston from 1983 to 1984, and as CEO of Schenley Industries from 1984 to 1988, among other corporate leadership roles. Mr. Jarvie obtained a BS from Cornell University in 1958, and an MBA from Cornell University in 1959.

Mr. Jarvie’s qualifications to serve on our board of directors include his significant experience with public companies.

Howard Lefkowitz has served as a member of the Board of Directors of the Company since August 18, 2014. From August 2001 until August 2010, Mr. Lefkowitz served as CEO of Vegas.com, a city website for Las Vegas. From 1997 to 2001, Mr. Lefkowitz served as Vice President/ Business Development and Internet Marketing of EarthLink, an IT services provider. Additionally, Mr. Lefkowitz served as the president of the Home Shopping Network telemedia company from 1989 to 1991, and as Chief Commercial Officer for Row 44, a multi-channel media company, from September 2010 until July 2012.

Mr. Lefkowitz’s qualifications to serve on our board of directors include his significant executive and general management experience.

Tim McClure has served as a member of the Board of Directors of the Company since August 18, 2014. Prior to serving as a Director of the Company, Mr. McClure co-founded GSD&M, an American-based advertising agency, in 1971. Mr. McClure served as GSD&M’s Executive Creative Director for 30 years, and continues to serve in an advisory capacity. Mr. McClure is founder and CEO of Mythos Legends, a global Brand Invention, Evolution and Legacy Company he launched in 2001; he is also founder and CEO of MindMeld Alliance. Mr. McClure has a bachelor of journalism in Communication from the University of Texas at Austin, and currently chairs the Advisory Board Marketing Committee of the Moody College of Communication.

Mr. McClure’s qualifications to serve on our board of directors include his advertising and branding experience with a variety of large, multinational businesses in different industry segments.

David Karp has served as a director of our company since August 18, 2014. Mr. Karp is an accounting and corporate finance professional with over 20 years of financial and operating experience. Since 2006, Mr. Karp has been the Chief Financial Officer, Treasurer and Corporate Secretary of CounterPath Corporation, a NASDAQ and Toronto Stock Exchange (“TSX”) listed software company, with responsibility for that company’s acquisitions and integration as well as its initial listing process to the NASDAQ and the TSX. From 2004 to 2006 he was the Chief Financial Officer and Corporate Secretary of Chemokine Therapeutics Corp., a formerly TSX and US listed development stage biotechnology firm, and from 2002 to 2004 he was the Chief Financial Officer of Neuro Discovery Inc., a formerly TSX listed investment management company focused on life science and biotechnology companies. From 1997 through 2001 he was Vice-President, Investment Banking with BMO Capital Markets. Mr. Karp holds a Master of Business Administration degree from the Ivey School of Business at the University of Western Ontario in Canada and a Bachelor of Science degree in Mechanical Engineering from the University of Waterloo in Canada. He is a Chartered Financial Analyst (CFA) and professional engineer.

Mr. Karp’s qualifications to serve on our board of directors include his financial experience with public companies and his experience with newly listed Nasdaq companies.

Voting Agreement

On July 15, 2014, we entered into a voting agreement with Man FinCo, Brent Willis, Marc Hardgrove and William Fields, in which we granted Man FinCo the ability to designate a director to the Company’s board of directors, and Mr. Willis, Mr. Hardgrove and Mr. Fields agreed to vote any and all of their shares for the election of such director. For a further description of the voting agreement, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Subsequent Debt and Equity Financings—The Equity Offering.”

Term of Office

Each director of our company is to serve for a term of one year ending on the date of subsequent annual meeting of stockholders following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director is to serve until his successor is elected and qualified or until his death, resignation or removal. Our board of directors is to elect our officers and each officer is to serve until his successor is elected and qualified or until his death, resignation or removal.

Composition of Board

Our board of directors currently consists of nine members, six of which qualify as independent directors under the corporate governance standards of the Nasdaq Global Market and the independence requirements of Rule 10A-3 of the Exchange Act, constituting a board that is comprised of a majority of independent directors.

Board Committees

Our board of directors has established an audit committee, compensation committee and corporate governance and nomination committee that have the composition and responsibilities described below. Our board of directors may establish additional committees from time to time, in accordance with our bylaws. All members of the committees described below, other than Bill Fields, are “independent” under NASDAQ Marketplace Rules. Following our uplisting to Nasdaq, Bill Fields will serve on the Corporate Governance and Nomination Committee pursuant to NASDAQ Marketplace Rule 5605(e)(3) which provides for one non-independent director to serve under exceptional and limited circumstances. The Board determined that Bill Fields should remain on the Nominating and Corporate Governance Committee as it is in the best interest of the Company and its stockholders due to his extensive experience with corporate governance and strategic transactions, which the Board believes would permit him to better evaluate candidates to be a director for the Company in the context of issues that are important to the Company’s future. This exception period allowing William Fields to serve on the Corporate Governance and Nomination Committee will end two years following our uplisting to Nasdaq.

The composition of our committees are as follows:

Audit — David Karp*^, James P. Geiskopf, Craig Colmar

Compensation — James Geiskopf*, Craig Colmar, Charles Jarvie

Corporate Governance and Nomination — Craig Colmar*, Bill Fields, Howard Lefkowitz, Tim McClure

* — Indicates Committee Chair

^ — Indicates audit financial expert

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•	determines the engagement of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	reviews our critical accounting policies and estimates; and

•	annually reviews the audit committee charter and the committee’s performance.

The audit committee operates under a written charter adopted by the board that satisfies the applicable standards of Nasdaq.

Compensation Committee

Our compensation committee reviews and recommends policies relating to the compensation and benefits of our officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and makes recommendations to the board of directors regarding compensation of these officers based on such evaluations. The compensation committee administers the issuance of stock options and other awards under our stock plans. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee. The compensation committee operates under a written charter adopted by the board of directors that satisfies the applicable standards of Nasdaq.

Corporate Governance and Nomination Committee

Our corporate governance and nomination committee is responsible for, among other objectives, making recommendations to the Board regarding candidates for directorships; overseeing the evaluation of the board of directors; reviewing developments in corporate governance practices; developing a set of corporate governance guidelines, and; reviewing and recommending changes to the charters of other board committees. In addition, the corporate governance and nomination committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the board concerning corporate governance matters.

Director Independence

As we have applied to list the common stock on the Nasdaq Global Market in conjunction with this offering, we have used the definition of “independence” of The NASDAQ Stock Market to make the determination of whether our directors are deemed to be independent. Based on this definition, we have determined that James Geiskopf, Craig Colmar, Charles L. Jarvie, Howard Lefkowitz, Tim McClure and David Karp are all independent directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers during the years ended December 31, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Brent D. Willis(1)	2013	142,308	—	—	150,000	—	—	—	292,308
Chief Executive Officer,	2012	100,000	—	—	—	—	—	—	100,000
President and Secretary

Robert Hartford(2)	2013	71,154	—	—	50,000	—	—	—	121,154
Former Chief Financial Officer and Treasurer

Marc Hardgrove(3)	2013	106,731	—	—	—	—	—	—	106,731
President — Online Division	2012	150,000	—	—	—	—	—	—	150,000

Nathan Woods(4)	2013	—	—	—	—	—	—	—	—
Former Chief Executive Officer and President	2012	—	—	—	—	—	—	—	—

(1)	Mr. Willis was appointed as Chief Executive Officer, President and Secretary on June 25, 2013. The amount set out in the table above for Mr. Willis for the year 2012 and for 2013 up to June 25, reflects $100,000 and $50,000 of compensation, respectively, paid by Victory Electronic Cigarettes, Inc., which became our wholly-owned subsidiary on June 25, 2013.

(2)	Mr. Hartford was appointed Chief Financial Officer and Treasurer on July 9, 2013. Mr. Hartford received compensation prior to July 9, 2013 from the Company for services rendered as a consultant. He resigned upon the appointment of James McCormick as Chief Financial Officer.

(3)	Mr. Hardgrove was appointed as Chief Creative Innovation Officer on June 25, 2013. The amount set out in the table above for Mr. Hardgrove for the year 2012 and for 2013 up to June 25, reflects $150,000 and $37,000 of compensation, respectively, paid by Victory Electronic Cigarettes, Inc., which became our wholly-owned subsidiary on June 25, 2013.

(4)	Mr. Woods resigned from his position as Chief Executive Officer and President on June 25, 2013. Mr. Woods received no compensation for his services as an employee for the year 2012 and for 2013 up to June 25. We did not have an employment agreement with Mr. Woods. He received no compensation upon his resignation or the change of control that occurred on June 25, 2013, when we acquired Victory Electronic Cigarettes, Inc. pursuant to a share exchange agreement.

(5)	The aggregate grant date fair value for 2013 stock awards was computed in accordance with FASB ASC 718. A discussion of all assumptions made in the valuation of the awards is in Note 8, Stock Based Compensation, to our consolidated financial statements for the year ended December 31, 2013 included in this prospectus.

Employment Agreements

On August 22, 2014, the Compensation Committee of the Board of Directors approved amended and restated employment agreements, including a bonus plan, with each of Brent Willis, our Chairman and Chief Executive Officer and Marc Hardgrove, the Company’s President — Online Division, and an employment agreement with James McCormick, our Chief Financial Officer, who became our chief financial officer on April 30, 2014, the date of Mr. Hartford’s resignation. Such employment agreements and bonus plans were entered into as of April 1, 2014, for Messrs. Willis and Hardgrove and May 1, 2014, for Mr. McCormick. Prior to the approval of their amended and restated agreements, we were party to employment agreements with Messrs. Willis and Hardgrove.

Employment Agreement with Robert Hartford

On July 9, 2013, we entered into an employment agreement with Robert Hartford, whereby Mr. Hartford agreed to provide employment services as the Chief Financial Officer of our company.

Pursuant to the terms of his agreement, Mr. Hartford is entitled to receive a base salary of $100,000 per annum, which is subject to annual review commencing January 1, 2014. His base salary for the 2013 calendar year was based upon an amount of $100,000 pro-rated from July 9, 2013, which such amount was $46,154. In January of each year starting in 2014, the board of directors will determine if a salary adjustment increase is warranted for Mr. Hartford and shall establish criteria for the payment of an incentive bonus with respect to such year. Mr. Hartford was not provided with an increase in his salary in January of 2014. Mr. Hartford’s performance bonus is based upon a target of three areas consisting of profit growth, free cash flow and cash flow management; and a strategic objective (e.g. funding, line of credit, etc.). If Mr. Hartford achieves such targets as established by the board of directors, he will earn a performance bonus calculated at 25% of base salary. Mr. Hartford did not receive a performance bonus in respect of 2013. Pursuant to his agreement, Mr. Hartford is also eligible to participate in our company’s stock option or share award plan, and Mr. Hartford has the right to receive a potential stock or stock option award each year commensurate with the achievement of the performance bonus, subject to vesting and other requirements.

Pursuant to the terms of his agreement, Mr. Hartford was entitled to receive a grant of a yet to be determined equity or equity-based award with respect to 1,000,000 common shares of our company, to vest at a rate of 50% on December 31, 2013 and 50% on December 31, 2014. Accordingly, on July 9, 2013, he was granted 1,000,000 options by the board of directors, which have an exercise price of $0.25 per share and will expire on July 9, 2018.

In the event of a “significant financial event or a change of control” as defined in Mr. Hartford’s employment agreement, all shares, options, warrants or share equivalents held by him will immediately vest.

Mr. Hartford is entitled to three weeks’ paid vacation each year. He is also entitled to receive reimbursement for all expenses reasonably incurred in connection with the performance of his duties under the agreement.

Mr. Hartford’s employment agreement was initially effective from July 9, 2013 until January 1, 2014, with annual 1-year automatic renewals, unless terminated in accordance with the agreement. Either party must provide written notice to the other party if the former elects not to renew the employment agreement; however, the exercising party shall provide such written notice on or before 60 days prior to the commencement of the renewal period.

Pursuant to the terms of the employment agreement, Mr. Hartford has agreed that he will not, without the prior written consent of our company, during the term of the employment agreement or for a period of 12 months after the expiration or termination of his employment, engage in or carry on business or otherwise have any interest in or permit his name to be used in connection with any e-cigarette business which is competitive to the business of our company or which provides the same or substantially similar services as the business of our company. Further, and under such circumstances, Mr. Hartford agreed he will not solicit, interfere with, accept any business from or render any services to anyone whom Mr. Hartford knows or should have reason to know is a client or prospective client of our company.

Mr. Hartford is not entitled to receive severance payments under the terms of his employment agreement. His agreement does provide that our company may terminate the employment agreement for the following reasons at any time, without payment of any amounts except accrued amounts, by delivery of a notice of termination for any of the following reasons:

•	Mr. Hartford, in carrying out his duties, engages in conduct that constitutes intentional or conscientious misconduct (including but not limited to intentional or reckless breach of fiduciary duties);

•

Mr. Hartford commits an intentional or reckless and material breach of his employment agreement or commits an intentional or reckless act of misappropriation or fraud against our company, our property, or otherwise;

•	Mr. Hartford is convicted of any felony or act of dishonesty by a court of competent jurisdiction; or

•	Mr. Hartford materially fails to achieve annual mutually agreed performance objectives as established by management and agreed upon by our board of directors.

Pursuant to the terms of the employment agreement, we agreed to defend, indemnify and hold harmless Mr. Hartford if he is threatened or made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer or employee of our company.

Prior Employment Agreements with Brent Willis and Marc Hardgrove

On June 25, 2013, we entered into employment agreements with Brent Willis and Marc Hardgrove, both of which are in substantially the same form (except for the economic difference as described below) whereby we agreed to employ Mr. Willis as our Chief Executive Officer and Mr. Hardgrove originally as our Chief Creative Innovation Officer and currently as our President – Online Division. On August 22, 2014, we entered into amended and restated employment agreements with Mr. Willis and Mr. Hardgrove. See “2014 Employment Agreements”, below.

Pursuant to the terms of their prior agreements, we agreed to pay Mr. Willis and Mr. Hardgrove base salaries of $200,000 and $150,000 per annum, respectively, subject to annual review commencing January 1, 2014. Both of Mr. Willis’ and Mr. Hardgrove’s base salaries for the 2013 calendar year were pro-rated from June 25, 2013, and they received total salaries for 2013 of $92,308 and $69,231, respectively. In January of each year starting in 2014, the board of directors is to determine if a salary adjustment increase is warranted for Mr. Willis and Mr. Hardgrove and establishes criteria for the payment of an incentive bonus with respect to such year. For 2014, the board of directors did not provide for an increase in Mr. Willis’ and Mr. Hardgrove’s base salary. Mr. Willis and Mr. Hardgrove were also entitled under the terms of their prior agreement to receive performance bonuses based upon criteria to be established by the board of directors. If Mr. Willis or Mr. Hardgrove achieved the targets established by the board of directors, they would each earn a performance bonus of 50% of their respective base salaries. If Mr. Willis or Mr. Hardgrove exceeded the targets established by the board of directors, they had the opportunity to earn a performance bonus of up to 100% of their respective base salaries. Pursuant to the terms of their prior agreements, Mr. Willis and Mr. Hardgrove were eligible to participate in our company’s stock option or share award plan, and had the right to receive a potential stock or stock option award each year commensurate with the achievement of the performance bonus, subject to vesting and other requirements.

Pursuant to the terms of his prior agreement, Mr. Willis was entitled to receive a grant of a yet to be determined equity or equity-based award with respect to 3,000,000 common shares of our company to vest at a rate of 50% on December 31, 2013 and 50% on December 31, 2014. Accordingly, on June 25, 2013, he was granted 3,000,000 options by the board of directors, which have an exercise price of $0.25 per share and will expire on June 25, 2018. In the event of a “significant financial event” or a “change of control” as defined under “Potential Payments upon Termination or Change in Control,” all shares, options, warrants or share equivalents will immediately vest.

Pursuant to the terms of his prior agreement, Mr. Hardgrove was entitled to receive a grant of equity or equity-based awards in for an unspecified number of shares, with vesting and other terms to be determined at the time of grant.

Messrs. Willis’ and Hardgrove’s prior employment agreements were initially effective from June 25, 2013 until January 1, 2014, with annual 1-year automatic renewals, unless terminated in accordance with the agreement. Either of Messrs. Willis and Hardgrove, as applicable, or our company was required to provide written notice to the other party if the former elected not to renew the employment agreement; however, the exercising party shall provide such written notice on or before 60 days prior to the commencement of the renewal period.

Pursuant to the terms of their prior employment agreement, Messrs. Willis and Hardgrove had agreed that they would not, without the prior written consent of our company, during the term of the employment agreement or for a period of 12 months after the expiration or termination of their employment, engage in or carry on business or otherwise have any interest in or permit their name to be used in connection with any e-cigarette business which is competitive to the business of our company or which provides the same or substantially similar services as the business of our company. Further, and under such circumstances, Messrs. Willis and Hardgrove agreed that they would not solicit, interfere with, accept any business from or render any services to anyone whom they knew or should have had reason to know is a client or prospective client of our company.

Messrs. Willis and Hardgrove were not entitled to receive severance payments under the terms of their prior agreements employment agreement. We also agreed to defend, indemnify and hold harmless Messrs. Willis and Hardgrove if either of them was threatened or made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that they were a director, officer or employee of our company.

2014 Employment Agreements

On August 22, 2014, we entered into amended and restated employment agreements with Messrs. Willis and Hardgrove and a new employment agreement with Mr. McCormick, all of which are in substantially the same form, except for the economic difference as described below (the “2014 Employment Agreements”). The 2014 Employment Agreements were effective as of April 1, 2014 for Messrs. Willis and Hardgrove and May 1, 2014 for Mr. McCormick and provide for initial terms of three years from the relevant effective dates, unless terminated by Messrs. Willis, McCormick and Hardgrove or by us.

Pursuant to the terms of the 2014 Employment Agreements, we agreed to pay Mr. Willis, Mr. McCormick and Mr. Hardgrove annual base salaries of $390,000, $225,000 and $250,000, respectively, subject to annual review. Messrs. Willis, McCormick and Hardgrove are eligible for performance-based annual cash incentive bonuses depending on the extent to which the applicable performance goals of the Company, which are to be established by our Compensation Committee or pursuant to a formal bonus plan, are achieved. Messrs. Willis and Hardgrove are eligible to receive annual cash incentive bonuses in an amount determined by our Compensation Committee or our board of directors and Mr. McCormick is initially eligible for a targeted cash bonus of up to 50% of his base salary as well as an agreed multiple thereof, as approved by our Compensation Committee. Messrs. Willis, McCormick and Hardgrove are also entitled to participate in all of our benefit plans and our equity-based compensation plans, which currently consists of our 2014 Long-Term Incentive Plan (the “LTIP”). Their agreements also provide for the accelerated vesting of all outstanding equity awards held by them upon the occurrence of a change of control of us.

Messrs. Willis, McCormick and Hardgrove are entitled to a level of paid vacation consistent with vacation afforded other similarly situated executives. Our company has agreed to reimburse Messrs. Willis, McCormick and Hardgrove for all expenses reasonably incurred in connection with the performance of their duties.

Pursuant to the terms of the 2014 Employment Agreements, Messrs. Willis, McCormick and Hardgrove have agreed that they will not, without the prior written consent of our company, during the term of each of their 2014 Employment Agreements or for as long as they receive any severance benefits following the expiration or termination of their employment, be engaged as an officer or executive of, or in any way be associated in a management or ownership capacity with, any business which is in direct competition with the business of our company. Further, Messrs. Willis, McCormick and Hardgrove have agreed they will not solicit, interfere with, accept any business from or render any services to anyone whom they know or should have reason to know is a client or prospective client of our company.

Our company may terminate Messrs. Willis, McCormick and Hardgrove at any time by delivery of a notice of termination. In the event of the death of Messrs. Willis, McCormick or Hardgrove, their respective employment automatically terminates. If our company determines in good faith that Mr. Willis, Mr. McCormick or Mr. Hardgrove has been absent from his duties for an aggregate of 180 days within any given period of 270 consecutive days as result of incapacity, despite any reasonable accommodation required by law, which will be permanent and continuous during the remainder of their life, we may give notice of our intention to terminate their respective employment. In this event, Messrs. Willis, McCormick or Hardgrove’s employment shall terminate on the thirtieth day after receipt of such notice, provided they have not returned to full-time performance of their duties. In either such cases of their death or disability, Messrs. Willis, McCormick and Hardgrove will be entitled to receive any accrued amounts of their base salary and a lump sum payment equal to 24 months of their base salary as of the date of their termination.

Messrs. Willis, McCormick and Hardgrove may terminate their employment for “Good Reason”, which includes: (A) the assignment of any duties inconsistent with such executive’s position; (B) the Company requiring such executive to be based at any office or location other than Nunica, Michigan and (C) any purported termination of such executive by the Company other than expressly permitted by their respective 2014 Employment Agreement. The 2014 Employment Agreements may be terminated for “Cause” for any of the following reasons:

•

Such executive, in bad faith or without reasonable belief that his actions are in the best interest of the Company, fails to perform substantially his duties under the relevant 2014 Employment Agreement;

•

Such executive, in bad faith or without reasonable belief that his actions are in the best interest of the Company, engages in illegal conduct or gross misconduct that is materially and demonstrably detrimental to the Company; or

•	Such executive is convicted of, or pleads nolo contendere to, any felony of theft, fraud, embezzlement or violent crime.

If Messrs. Willis, McCormick or Hardgrove terminates their employment for Good Reason or is terminated by the Company other than for Cause, the Company is required to pay such executive a lump sum consisting of their earned but unpaid base salary through the termination date, a pro-rata annual bonus, thirty-six months of base salary, and an amount equal to three times their annual bonus (which is unspecified under the terms of Messrs. Willis and Hardgrove’s agreements and is 100% of base salary in the case of Mr. McCormick). In addition, all stock options, stock appreciation rights, restricted stock and performance shares they hold will immediately vest and the Company will be required to pay the amount of any excise and income tax payments payable by such executive as a result of any payments of our common stock in settlement of accelerated stock options or stock appreciation rights.

Pursuant to the terms of the 2014 Employment Agreements, we have agreed to defend, indemnify and hold harmless Messrs. Willis, McCormick and Hardgrove if they are threatened or made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that they are or were a director, officer or employee of our company.

Outstanding Equity Awards at 2013 Fiscal Year End

The following table provides information relating to the unexercised options and stock awards that have not vested for the named executive officers as of December 31, 2013. Each award to each named executive is shown separately, with a footnote describing the award’s vesting schedule.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested ($)
Brent D. Willis	1,500,000	(1)	1,500,000	(2)	—	$0.25	6/25/18	—	—	$—	$—
Robert Hartford	500,000	(3)	500,000	(2)	—	$0.25	7/9/18	—	—	$—	$—
Marc Hardgrove	—		—		—	—	—	—	—	$—	$—
Nathan Woods	—		—		—	—	—	—	—	$—	$—

(1)	These options vested on December 31, 2013 and have not been exercised.

(2)	These options vest on December 31, 2014.

(3)	These options vested on December 31, 2013 and have been exercised.

Director Compensation for Fiscal 2013

Our non-employee directors generally receive $50,000 annually for serving on our Board, which is paid quarterly in cash, as well as 100,000 options to purchase shares of our common stock annually. Mr. Fields, who became a director on December 30, 2013, was awarded warrants as described below and will also receive the standard non-employee director compensation in future fiscal years. The following table reflects all compensation awarded to, earned by or paid to the Company’s non-employee directors for the fiscal year ended December 31, 2013.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James P. Geiskopf(4)	25,000	—	25,000(3)	—	—	—	50,000
William R. Fields(5)	—	—	—	—	—	235,000(5)	235,000

(1)	We did not issue any stock awards to our directors as compensation in the year ended December 31, 2013. There were no stock awards outstanding for our non-employee directors as of December 31, 2013.

(2)	The aggregate number of option awards outstanding as of December 31, 2013 was 500,000 for Mr. Geiskopf and none for Mr. Fields.

(3)	We granted Mr. Geiskopf stock options for 500,000 shares of our common stock in the year ended December 31, 2013. The aggregate grant date fair value for 2013 option awards was computed in accordance with FASB ASC 718. A discussion of all assumptions made in the valuation of the awards is in Note 8, Stock Based Compensation, to our consolidated financial statements for the year ended December 31, 2013 included in this prospectus.

(4)	Mr. Geiskopf has served as a director since June 25, 2013. He received $25,000 in cash for serving on our Board during the quarters ended September 30, 2013 and December 31, 2013.

(5)	Mr. Fields became a director on December 30, 2013. Upon his appointment, he was awarded warrants to purchase 100,000 shares of common stock at an exercise price of $9.05. Pursuant to the adjustment provision contained in the warrant, following the completion of our private offering on January 7, 2014, the exercise price of the warrant adjusted to $3.13 per share with the ability to purchase up to 289,137 shares of common stock. This award was not applicable to any of our other directors. The fair value for the warrants was computed in accordance with FASB ASC 815. A discussion of all assumptions made in the valuation of the awards is in Note 7, Distribution Agreement, to our consolidated financial statements for the year ended December 31, 2013 included in this prospectus.

Pension Benefits

We do not have any defined pension plans.

Potential Payments upon Termination or Change in Control

Our executive employment agreements do not call for any potential payments upon the termination or change in control other than Messrs. Willis, Mr. Hardgrove, and Mr. McCormick’s respective employment agreements. If Messrs. Willis, McCormick or Hardgrove terminates their employment for Good Reason or is terminated by the Company other than for Cause, the company is required to pay such executive a lump sum consisting of their earned but unpaid base salary through the termination date, a pro-rata annual bonus, thirty-six months of base salary, and an amount equal to three times their annual bonus (which is unspecified under the terms of Messrs. Willis and Hardgrove’s agreements and is 100% of base salary in the case of Mr. McCormick). In addition, all stock options, stock appreciation rights, restricted stock and performance shares they hold will immediately vest and the Company will be required to pay the amount of any excise and income tax payments payable by such executive as a result of any payments of our common stock in settlement of accelerated stock options or stock appreciation rights. In connection with a change of control of our company, Messrs. Willis, McCormick and Hardgrove are entitled to receive gross-up payments equal to any excise tax imposed by Section 4999 of the Internal Revenue Code on any payment by the Company to such executive.

The 2014 Long-Term Stock Incentive Plan

On April 10, 2014 a majority of the Company’s shareholders approved the adoption of the 2014 Long-Term Stock Incentive Plan (the “2014 Plan”) by written consents received from stockholders holding 50.54% of the outstanding shares of our common stock in lieu of a meeting of stockholders.

The 2014 Plan provides for discretionary grants to our (or our affiliates’) employees, consultants, and directors of awards of restricted stock, restricted stock units, shares of common stock, incentive or non-qualified stock options, stock appreciation rights, performance-based awards payable in shares of common stock, cash payments, or a combination thereof, and phantom stock awards tied to the value of shares of common stock which may be settled in common stock, cash, or a combination thereof.

The purpose of the 2014 Plan is to attract able directors, employees, and consultants and to provide a means whereby those individuals upon whom the responsibilities rest for our successful administration and management, and whose present and potential contributions are of importance, can acquire and maintain common stock ownership, thereby strengthening their concern for our welfare. A further purpose of the 2014 Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance our profitable growth.

General

The maximum aggregate number of shares of common stock that may be issued under the 2014 Plan, including pursuant to stock options, stock awards and stock appreciation rights, is limited to 10% of the shares of common stock outstanding, which calculation shall be made on the first trading day of each new fiscal year. During 2014 the maximum aggregate number of shares of common stock that may be issued under the 2014 Plan is limited to 2,250,000 shares of common stock, and in each year thereafter to 5% of the issued and outstanding shares of common stock.

The 2014 Plan will be administered by a committee appointed by the Board of Directors that will be comprised solely of two or more non-employee directors who also qualify as “outside directors” (within the meaning assigned to such term under Section 162(m) of the Code (“Section 162(m)”)) and as “Non-Employee Directors” as defined in Rule 16b-3 of the Exchange Act. The Board of Directors has appointed the Compensation Committee to initially administer the 2014 Plan. The committee will have full authority, subject to the terms of the 2014 Plan, to establish rules and regulations for the proper administration of the 2014 Plan, to select the employees, directors and consultants to whom awards are granted, and to set the dates of grants, the types of awards that shall be made and the other terms of the awards. The Board of Directors may amend the 2014 Plan; however, any change that would impair the rights of a participant with respect to an outstanding award will require the participant’s consent and the Board of Directors may not make certain amendments (as detailed in the 2014 Plan) to the 2014 Plan or outstanding awards without the prior approval of our stockholders.

The 2014 Plan became effective as of April 8, 2014, the date the Board of Directors approved it and no further awards may be granted under the 2014 Plan after April 8, 2024, and the 2014 Plan will terminate thereafter once all awards have been satisfied, exercised or expire.

Terms of Awards

Each award of restricted stock, restricted stock units, shares of common stock, incentive or non-qualified stock options, stock appreciation rights, performance-based or phantom stock awards will be evidenced by a written award agreement setting forth the terms and conditions of such award as determined by the committee, subject to the terms of the 2014 Plan. Such terms and conditions may include, as applicable, but without limitation, the number of shares or dollar value of such awards, the strike or exercise price, time or performance-based vesting conditions, transfer restrictions, provisions setting forth the time at which such award will be settled or whether such award may be settled in cash, common stock or a combination thereof. In addition, options and stock appreciation rights will be granted with a strike or exercise price no less than the fair market value of a share of common stock on the date of grant and may not be repriced, except in the case of adjustment related to changes to our common stock, without stockholder approval. In addition, to the extent applicable, such awards will be structured to be exempt from or comply with Sections 162(m), 409A, or 422 of the Internal Revenue Code of 1986, as amended.

Corporate Change and Other Adjustments

The 2014 Plan provides that, upon the occurrence of a Corporate Change (as defined below), which includes certain corporate transactions such as a merger, consolidation, asset sale, dissolution, or change in control, the committee generally may, with respect to options and stock appreciation rights, provide for the accelerated vesting, cancellation of in exchange for cash, or conversion into similar awards of a party to a Corporate Change transaction or otherwise adjust such awards as appropriate to reflect the Corporate Change. With respect to awards under the 2014 Plan other than options and stock appreciation rights, upon changes in our capitalization the committee generally may make appropriate adjustments to the awards. The 2014 Plan provides that a “Corporate Change” occurs if (i) we are not the surviving entity in any merger or consolidation or other reorganization (or we survive only as a subsidiary of an entity other than an entity that was directly or indirectly wholly-owned by us immediately prior to such merger, consolidation or other reorganization), (ii) we sell, lease or exchange all or substantially all of our assets to any other person (other than an entity that is directly or indirectly wholly owned by us), (iii) we are to be dissolved, (iv) any person or group acquires or gains ownership or control of more than 50% of the outstanding shares of our voting stock, (v) as a result of a contested election of directors, the persons who were our directors before the election cease to constitute a majority of our Board of Directors or (vi) we are party to any other corporate transaction (as defined under section 424(a) of the Code and applicable Department of Treasury regulations) that is not described in clauses (i), (ii), (iii), (iv) or (v).

The maximum number of shares that may be issued under the 2014 Plan and the maximum number of shares that may be issued to any one individual and the other individual award limitations, as well as the number and price of shares of common stock or other consideration subject to an award under the 2014 Plan, will be appropriately adjusted by the committee in the event of changes in the outstanding common stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of common stock occurring after an award is granted.

Recoupments in Restatement Situations

If we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under applicable securities laws, a recipient of an award under the 2014 Plan who was or is then one of our executive officers will forfeit and must repay to us any compensation awarded to him under the 2014 Plan to the extent specified in any of our recoupment policies established or amended (now or in the future) in compliance with the rules and standards of the SEC under or in connection with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

RELATED PARTY TRANSACTIONS

Our Board has adopted a written policy governing the approval of related party transactions that complies with all applicable SEC requirements and NASDAQ listing rules. Our related parties include directors (including any nominee for election as a director), executive officers, 5% shareholders and the immediate family members of these persons. Our Chief Financial Officer, in consultation with other members of management and outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to the policy. If so, the transaction will be referred to the Audit Committee of our Board of Directors for approval. In determining whether to approve a related party transaction, our Audit Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer, taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and any possible violations of other of our corporate policies. Upon completion of the offering, our Related Party Transactions Policy will be available on our website at www.ecig.co.

Except as described below, during the past three years, there have been no transactions, whether directly or indirectly, between our company and any of our officers, directors, beneficial owners of more than 5% of our outstanding common stock or their family members, that exceeded $16,125.

As of December 31, 2013, Brent Willis, our Chief Executive Officer and a Director, had loans outstanding to our company in amounts totaling approximately $60,000 and Marc Hardgrove had loaned amounts totaling approximately $388,166, respectively, including accrued interest of approximately $6,690 and $103,010, respectively. These payables accrued interest at a rate of 12% annually and were scheduled to mature on January 31, 2014. These notes were paid in full as of February 6, 2014.

On December 30, 2013, we entered into a comprehensive partnership agreement with Fields Texas Limited LLC’s affiliate, Fields Texas pursuant to which Fields Texas will act as the exclusive agent of the Company to secure sales and distribution agreements of the Company’s products with various retailers and distributors both in the United States and internationally. William R. Fields, one of our directors, beneficially owns 25% of Fields Texas. Fields Texas will also support our acquisition, product development, marketing, pricing and promotional efforts both in the United States and internationally. Upon the execution of the Agreement, the Company issued Fields Texas five-year warrants to purchase 6,975,000 shares of common stock at an exercise price of $9.05 per share which were immediately exercisable. Subsequently, Fields Texas assigned a portion of their warrants to an unaffiliated third party and the remainder as a pro-rata distribution to its members. Pursuant to the adjustment provision contained in the warrant, as further described below, following the completion of our subsequent private offerings of convertible notes, warrants and shares of our common stock described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”, the exercise price of the warrant adjusted to $3.27 per share and the number of shares currently subject to purchase was increased to 18,338,704 shares of common stock. The Company also paid Fields Texas a $200,000 development fee to offset initial start-up costs and expenses.

Pursuant to the agreement, we will pay Fields Texas ongoing commissions on the net sales of our products sold through the sales and distribution agreements secured by Fields Texas. In addition, for every $10,000,000 in annual net sales realized through the sales and distribution agreements secured by Fields Texas, up to an aggregate of $100,000,000 in annual net sales realized, we will issue Fields Texas five-year warrants to purchase 530,000 shares of common stock at an exercise price equal to the closing price on the date the warrants are issued.

The exercise prices of the warrants are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate changes and dilutive issuances. Additionally, the exercise price of the warrants will be adjusted should the Company issue any equity or convertible debt at a purchase price that is less than the current exercise price, with certain limited exceptions. The holders of the warrants have piggy-back registration rights.

For a merger or acquisition, strategic partnership, joint venture, licensing or similar transaction that Fields Texas facilitates, we will pay a one-time fee equal to 5% of the purchase price paid in the same form of consideration as used in the transaction, though warrants may be substituted for shares of common stock at our option. To date, we have paid Fields Texas a fee of $1,250,000 and issued five-year warrants to purchase 500,000 shares of common stock at an initial exercise price of $10.00 per share in connection with the FIN acquisition which were immediately exercisable. Subsequently, Fields Texas distributed its warrants on a pro-rata basis to its members. Pursuant to the adjustment provision contained in the warrants, following the completion of our private offering on August 20, 2014, the exercise price of the warrants adjusted to $5.83 per share and the number of shares subject to purchase was increased to 857,633 shares of common stock.

The term of the agreement is for three years and will automatically be renewed for successive periods upon achieving annual net sales targets.

On April 28, 2014, the Company entered into an Advisory Agreement with Fields Texas Limited LLC (“FTX”), to provide various advisory services, which agreement was terminated on September 4, 2014. William R. Fields, one of our directors, owns 100% of FTX. Pursuant to the agreement, the Company was obligated to pay FTX a fee equal to 3% of the total purchase price paid in connection with the VIP and Hardwire acquisitions for advice provided in connection with such acquisitions. Fields Texas did not receive a 5% facilitation fee relating to the VIP or Hardwire acquisitions. To date, we have paid FTX fees of $270,000 in connection with the VIP acquisition and $150,000 in connection with the Hardwire acquisition and will pay FTX an additional $330,000 as a fee upon our repayment of the VIP Promissory Notes described below.

Members of Fields Texas who had received warrants in the distribution described above, agreed to exercise their warrants upon closing of this offering at a cashless exercise price equal to the offering price. As a result of this agreement to exercise, we have agreed to permit Mr. Stanwood, Resource Connection LLC and Direct2Market LLC, each a member of Fields Texas, to sell an aggregate of 2,200,000 shares in this offering to cover tax consequences associated with their exercise.

Vapestick has a search engine optimization (“SEO”) service agreement with a company that is 50% owned by one of Vapestick’s directors, Michael Clapper, one of the Company’s former directors. Per the agreement, Vapestick will pay 18% of the gross revenue, plus applicable value added tax, arising from sales made by, on, or through relevant websites.

On January 27, 2014, the parties amended the SEO service agreement. Pursuant to the terms of the amended agreement Vapestick will pay £15,000 ($24,150 as of October 7, 2014) for each month during which the agreement continues, and will pay an additional £10,000 ($16,100 as of October 7, 2014) per month for each month during the whole of which the Vapestick website is found at all times on page 1 of Google UK’s organic search listings, following a search of Google UK only, using only the key phrase “electronic cigarette”. The amended agreement can be terminated by either party by written notice immediately following persistent breach that has not been remedied within 30 days of notice of such breach or upon 12 months’ notice. Total costs incurred under this agreement were $321,238 and $218,718 for the years ended December 31, 2013 and 2012 and $185,538 for the six months ended June 30, 2014.

At December 31, 2012, Vapestick owed Michiel Carmel, a director of Vapestick at the time, $58,189 related to cash advances of $32,332 made to cover short-term operating needs and $25,857 for services provided under the SEO service agreement. There were no stated terms on the cash advances provided by the director.

At December 31, 2012, a director of Vapestick owed $27,116 to Vapestick. There were no stated terms on the advance provided to the director. This was paid back January 9, 2014, at the closing of our acquisition of Vapestick.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 7, 2014 by (a) each stockholder who is known to us to own beneficially 5% or more of our outstanding common stock; (b) all directors; (c) our executive officers, (d) all executive officers and directors as a group, and (e) each other stockholder selling shares in this offering. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of common stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of common stock.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of October 7, 2014. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of October 7, 2014 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise identified, the address of our directors, officers and 5% shareholders is c/o Electronic Cigarettes International Group, Ltd., 14200 Ironwood Drive, Grand Rapids, Michigan 49534.

Name and address of beneficial owner	Shares owned before offering(1)		Shares offered in the Offering	Shares owned after offering (no option exercise)(2)			Shares owned after offering (full option exercise)(3)
	Number	Percent	Number	Number		Percent	Number		Percent
5% Shareholders
None, other than certain persons listed under “Directors and Officers”.
Directors and Officers
Brent David Willis Chief Executive Officer, President, Secretary and Director(4)	6,265,000	7.46%	753,300	6,265,000		4.50%	5,511,700		3.87%
James P. McCormick(5) Chief Financial Officer and Treasurer	333,333	*	—	333,333	*	*	333,333	*	*
Marc Hardgrove President – Online Division and Director(6)	17,550,000	21.27%	753,300	17,550,000		12.76%	16,796,700		11.93%
James P. Geiskopf Director(7)	800,000	*	—	800,000		*	800,000		*
William R. Fields Director(8)	5,075,848	5.80%	—	2,109,714		1.53%	2,109,714		1.49%
Craig Colmar Director	—	—	—	—		—	—		—
Charles L. Jarvie Director	—	—	—	—		—	—		—
Howard Lefkowitz Director	—	—	—	—		—	—		—
Tim McClure Director	—	—	—	—		—	—		—
David Karp Director	—	—	—	—		—	—		—
Directors and Officers as a group (10 persons)	30,024,181	33.40%	1,506,600	27,058,047		19.30%	25,551,447		17.81%

Name and address of beneficial owner	Shares owned before offering(1)		Shares offered in the Offering	Shares owned after offering (no option exercise)(2)		Shares owned after offering (full option exercise)(3)
	Number	Percent	Number	Number	Percent	Number	Percent
Other Selling Stockholders
0908353 BC Ltd.(9)	400,000	*	120,000	280,000	*	280,000	*
James Crawford(10)	140,000	*	42,000	98,000	*	98,000	*
Paul MacKillop(11)	200,000	*	60,000	140,000	*	140,000	*
Ian Hill(12)	200,000	*	50,000	150,000	*	150,000	*
Randell Thiessen(13)	40,000	*	12,000	28,000	*	28,000	*
Wayne Leong(14)	300,000	*	90,000	210,000	*	210,000	*
Cedar Point Capital Inc.(15)	183,333	*	54,000	129,333	*	129,333	*
William Robinson(16)	100,000	*	30,000	70,000	*	70,000	*
Mark Kondrat(17)	100,000	*	30,000	70,000	*	70,000	*
Jean-Guy Couturier(18)	100,000	*	20,000	80,000	*	80,000	*
Darcy Nickel(19)	40,000	*	4,000	36,000	*	36,000	*
Timothy Bergen(20)	40,000	*	10,000	30,000	*	30,000	*
Diaser Consulting Ltd.(21)	100,000	*	30,000	70,000	*	70,000	*
Grizzly Grinds Inc.(22)	60,000	*	18,000	42,000	*	42,000	*
Richard G. B. Langley(23)	300,000	*	90,000	210,000	*	210,000	*
John Bergen(24)	40,000	*	10,000	30,000	*	30,000	*
George Edmund Paulus(25)	20,000	*	4,000	16,000	*	16,000	*
Stuart George(26)	40,000	*	8,000	32,000	*	32,000	*
Brian Bassen(27)	40,000	*	4,000	36,000	*	36,000	*
Denise and/or Dean Jones(28)	40,000	*	10,000	30,000	*	30,000	*
Avalanche Investments Ltd.(29)	120,000	*	36,000	84,000	*	84,000	*
Delor M. Silva(30)	80,000	*	16,000	64,000	*	64,000	*
Jonathan Leong(31)	20,000	*	6,000	14,000	*	14,000	*
Craig Stone(32)	40,000	*	8,000	32,000	*	32,000	*
Moeez Moledina(33)	100,000	*	30,000	70,000	*	70,000	*
Darryl Bouvier and/or Derrick Brown(34)	40,000	*	12,000	28,000	*	28,000	*
Anton Q. Suberlak Professional Corporation(35)	40,000	*	7,000	33,000	*	33,000	*
Neil Shanks(36)	100,000	*	30,000	70,000	*	70,000	*
Bryan Murphy(37)	100,000	*	20,000	80,000	*	80,000	*
Anthony George Francl(38)	100,000	*	30,000	70,000	*	70,000	*
Darcy Hall(39)	300,000	*	75,000	225,000	*	225,000	*
Doug W. Morningstar(40)	80,000	*	24,000	56,000	*	56,000	*
Brian Kenning(41)	250,000	*	75,000	175,000	*	175,000	*
Raymond B. Peppler(42)	80,000	*	20,000	60,000	*	60,000	*
Gregory B. Giffin(43)	200,000	*	60,000	140,000	*	140,000	*
Gavin McCulloch(44)	100,000	*	30,000	70,000	*	70,000	*
Abraham Raizman(45)	120,000	*	20,000	100,000	*	100,000	*
John T. Manton(46)	80,000	*	24,000	56,000	*	56,000	*
Bluenose Investment Management Inc.(47)	80,000	*	24,000	56,000	*	56,000	*
Victor Choy(48)	170,000	*	51,000	119,000	*	119,000	*
Anthony Durkacz(49)	80,000	*	24,000	56,000	*	56,000	*
Sanjay Sharma(50)	80,000	*	12,000	68,000	*	68,000	*
David Cross(51)	80,000	*	24,000	56,000	*	56,000	*
Robert K. Brimacombe(52)	200,000	*	60,000	140,000	*	140,000	*
Robert Marconato(53)	60,000	*	15,000	45,000	*	45,000	*
Rachel Mantel(54)	400,000	*	120,000	280,000	*	280,000	*

Name and address of beneficial owner	Shares owned before offering(1)		Shares offered in the Offering	Shares owned after offering (no option exercise)(2)		Shares owned after offering (full option exercise)(3)
	Number	Percent	Number	Number	Percent	Number	Percent
David Lewis(55)	100,000	*	10,000	90,000	*	90,000	*
Bogard & Franca Messow(56)	100,000	*	30,000	70,000	*	70,000	*
John Worton(57)	80,000	*	24,000	56,000	*	56,000	*
Christopher Smith(58)	120,000	*	30,000	90,000	*	90,000	*
Raymond Spiteri(59)	100,000	*	30,000	70,000	*	70,000	*
Rupert Bramall(60)	100,000	*	30,000	70,000	*	70,000	*
Edgar Weisshaar(61)	100,000	*	30,000	70,000	*	70,000	*
Brian Wener Enterprises Ltd.(62)	80,000	*	24,000	56,000	*	56,000	*
Frederic Lesage(63)	80,000	*	24,000	56,000	*	56,000	*
Roland Truchon(64)	80,000	*	24,000	56,000	*	56,000	*
Jacqueline Truchon(65)	80,000	*	24,000	56,000	*	56,000	*
Genevieve Paquet(66)	80,000	*	24,000	56,000	*	56,000	*
William Logie(67)	80,000	*	16,000	64,000	*	64,000	*
Stephane Paquet(68)	80,000	*	24,000	56,000	*	56,000	*
Gundy Co. ITF Bernard Moring(69)	80,000	*	24,000	56,000	*	56,000	*
Steve Mantel (70)	1,200,000	1.45%	360,000	840,000		840,000	*
Douglas Johnson (71)	1,066,666	1.29%	100,000	906,666	*	906,666	*
Wolverton Securities, Ltd. (72)	844,000	1.02%	253,200	590,800	*	590,800	*
Michiel Carmel (73)	2,672,744	3.24%	85,308	2,672,744	1.94%	2,587,436	1.84%
Michael Clapper (74)	2,693,048	3.26%	88,146	2,693,048	1.95%	2,604,902	1.85%
Jo Dempsey(75)	345,513	*	11,028	345,513	*	334,485	*
Howard Wallis(76)	172,756	*	5,514	172,756	*	167,242	*
Mark Davies(77)	172,756	*	5,514	172,756	*	167,242	*
Geoffrey Alan Carmel(78)	140,674	*	4,490	140,674	*	136,184	*
David Steven Levin (79)	534,635	*	10,074	534,635	*	524,561	*
Melanie Levin (80)	534,635	*	10,074	534,635	*	524,561	*
Miguel Carlos Corral (81)	1,069,270	1.30%	20,152	1,069,270	*	1,049,118	*
David Ryder (82)	161,460	*	3,100	161,460	*	158,360	*
Darren Stanwood(83)(84)	4,799,082	4.99%	520,497	583,867	*	583,867	*
Resource Connection LLC(83)(85)	4,799,082	4.99%	375,000	652,778	*	652,778	*
Direct2Market LLC(83)(86)	4,799,082	4.99%	375,000	652,778	*	652,778	*
Other Selling Stockholders, as a group	31,543,090	33.03%	5,073,600	17,790,713	12.85%	17,547,313	12.40%

*	Less than 1%

(1)	Based on 82,493,649 shares of common stock issued and outstanding as of October 7, 2014. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(2)

Based on 137,592,246 shares of common stock issued and outstanding as of October 7, 2014, as adjusted for the conversion of the 15% Convertible Notes, the exercise of warrants by the members of Fields Texas, the issuance of additional shares to the purchaser in our July 15, 2014 offering, the issuance of shares in connection with the acquisition of Ten Motives and the issuance of shares in this offering. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(3)	Based on 140,842,246 shares of common stock issued and outstanding as of October 7, 2014, as adjusted for the conversion of the 15% Convertible Notes, the exercise of warrants by the members of Fields Texas, the issuance of additional shares to the purchaser in our July 15, 2014 offering, the issuance of shares in connection with the acquisition of Ten Motives, the issuance of shares in this offering and the exercise in full by the Underwriters of their option to purchase additional shares. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(4)	Includes 1,500,000 shares of common stock underlying options held by Mr. Willis that are presently exercisable. If the underwriters exercise in full their option to purchase additional shares, Mr. Willis will sell 753,300 shares of common stock in this offering.

(5)	Includes 333,333 shares of restricted stock held by Mr. McCormick that will vest within 60 days.

(6)	If the underwriters exercise in full their option to purchase additional shares, Mr. Hardgrove will sell 753,300 shares of common stock in this offering.

(7)	Includes 500,000 shares of common stock underlying options held by Mr. Geiskopf that are presently exercisable.

(8)	Includes 276,758 shares of common stock underlying warrants held directly by Mr. Fields that are presently exercisable and 4,799,090 shares of common stock underlying warrants that Mr. Fields indirectly holds through Fields Texas Limited, LLC, of which Mr. Fields owns 100%. Mr. Fields and Fields Texas Limited, LLC have agreed to exercise their warrants at a cashless exercise price equal to the offering price (other than warrants to purchase 214,408 shares currently exerciseable at an exercise price of $5.83, which will only be exercised if the offering price is above $5.83), which, at an assumed offering price of $4.50, would be an aggregate of 1,328,792 shares of common stock. Additionally, prior to the exercise by Resource Connection LLC and Direct2Market LLC of their warrants, those entities will sell warrants that will be exercised into an aggregate of 503,144 shares to Fields Texas Limited, LLC. Following the offering, the exercise price of the remaining warrants that Fields Texas Limited, LLC holds will adjust to $4.50 as a result of the offering and the shares issuable pursuant to the exercise of those warrants will increase to 277,778. Mr. Fields is not selling any shares in this offering.

(9)	Paul Lui has voting and investment power for 0908353 BC Ltd. 0908353 BC Ltd. will sell 120,000 shares of common stock in this offering. The address of 0908353 BC Ltd. is 203-950 W 58th Ave., Vancouver, BC V6P 6Y3.

(10)	Mr. Crawford will sell 42,000 shares of common stock in this offering. The address of Mr. Crawford is 603 Hamptons Place SE, High River, AB T1V 0B1.

(11)	Mr. MacKillop will sell 60,000 shares of common stock in this offering. The address of Mr. MacKillop is PO Box 5542, Stn Main, High River, AB T1V 1M6.

(12)	Mr. Hill will sell 50,000 shares of common stock in this offering. The address of Mr. Hill is 39 Makenzie Lake Landing SE, Calgary, AB T2Z 1M4.

(13)	Mr. Thiessen will sell 12,000 shares of common stock in this offering. The address of Mr. Thiessen is 9 Cimarron Estates Manor, Okotoks, AB T1S 0J8.

(14)	Mr. Leong will sell 90,000 shares of common stock in this offering. The address of Mr. Leong is 818 Royal Ave SW, Calgary, AB T2T 0L3.

(15)	Tarik Elsaghir has voting and investment power for Cedar Point Capital Inc. Cedar Point Capital Inc. will sell 54,000 shares of common stock in this offering. The address of Cedar Point Capital Inc. is 1725 25th SW, Calgary, AB T3C 1L7.

(16)	Mr. Robinson will sell 30,000 shares of common stock in this offering. The address of Mr. Robinson is 123 Coach Manor Rise SW, Calgary, AB T3H 1C5.

(17)	Mr. Kondrat will sell 30,000 shares of common stock in this offering. The address of Mr. Kondrat is 192 Wentworth Close SW, Calgary, AB T3H 4W1.

(18)	Mr. Couturier will sell 20,000 shares of common stock in this offering. The address of Mr. Couturier is 155 Cove Close, Chestermere, AB T1X 1V4.

(19)	Mr. Nickel will sell 4,000 shares of common stock in this offering. The address of Ms. Nickel is 176 Sundown Way SE, Calgary, AB T2X 2M2.

(20)	Mr. Bergen will sell 10,000 shares of common stock in this offering. The address of Mr. Bergen is 624 Rideau RD SW, Calgary, AB T2S 0R6.

(21)	Sergei Doodchenko has voting and investment power for Diaser Consulting Ltd. Diaser Consulting Ltd. will sell 30,000 shares of common stock in this offering. The address of Diaser Consulting Ltd. is Box 244, Candle Lake, SK S0J 3E0.

(22)	Leslie Freadrich has voting and investment power for Grizzly Grinds Inc. Grizzly Grinds Inc. will sell 18,000 shares of common stock in this offering. The address of Grizzly Grinds Inc. is PO Box 446, Forestburg, AB T0B 1N0.

(23)	Mr. Langley will sell 90,000 shares of common stock in this offering. The address of Mr. Langley is 6037 Oakland Rd, Halifax, NS B3H 1N9.

(24)	Mr. Bergen will sell 10,000 shares of common stock in this offering. The address of Mr. Bergen is #2131 48 Inverness Gate SE, Calgary, AB T2Z 4N1.

(25)	Mr. Paulus will sell 4,000 shares of common stock in this offering. The address of Mr. Paulus is 1314 Quebec Ave SW, Calgary, AB T2T 1G2.

(26)	Mr. George will sell 8,000 shares of common stock in this offering. The address of Mr. George is 67 Patina Terr. SW, Calgary, AB T3H 4M8.

(27)	Mr. Bassen will sell 4,000 shares of common stock in this offering. The address of Mr. Bassen is 5 Maple Ridge Estate, Strathmore, AB T1P 1G5.

(28)	Mr. Jones and/or Ms. Jones will sell 10,000 shares of common stock in this offering. The address of Mr. Jones and Ms. Jones is 1413 16th St SE, Calgary, AB T2G 3P4.

(29)	Malcolm Holbrook has voting and investment power for Avalanche Investments Ltd. Avalanche Investments Ltd. will sell 36,000 shares of common stock in this offering. The address of Avalanche Investments Ltd. is 4632 5th St NE, Calgary, AB T2E 7C3.

(30)	Mr. Silva will sell 16,000 shares of common stock in this offering. The address of Mr. Silva is PO Box 2099, Strathmore, AB T1P 1K1.

(31)	Mr. Leong will sell 6,000 shares of common stock in this offering. The address of Mr. Leong is 730 17th Ave SW, Calgary, AB T2S 0B7.

(32)	Mr. Stone will sell 8,000 shares of common stock in this offering. The address of Mr. Stone is 125 Hillvale Crescent, Strathmore, AB T1P 1X6.

(33)	Mr. Moledina will sell 30,000 shares of common stock in this offering. The address of Mr. Moledina is 1684 Evergreen Dr. SW, Calgary, AB T2Y 3J7.

(34)	Mr. Bouvier and/or Mr. Brown will sell 12,000 shares of common stock in this offering. The address of Mr. Bouvier and Mr. Brown is Box 415 9911 Chilla Blvd, Tsuu Tina Nation, AB T2W 6H6.

(35)	Anton Q. Suberlak has voting and investment power for Anton Q. Suberlak Professional Corporation. Anton Q. Suberlak Professional Corporation will sell 7,000 shares of common stock in this offering. The address of Anton Q. Suberlak Professional Corporation is 209 10836 24th St. SE, Calgary, AB T2Z 4C9.

(36)	Mr. Shanks will sell 30,000 shares of common stock in this offering. The address of Mr. Shanks is PO Box 18 Ste 14 RR 1, Priddis, AB T0L 1W0.

(37)	Mr. Murphy will sell 20,000 shares of common stock in this offering. The address of Mr. Murphy is 1681 Bramsey Dr., Mississauga, ON L5J 2H9.

(38)	Mr. Francl will sell 30,000 shares of common stock in this offering. The address of Mr. Francl is 17 Birch Dr., St. Albert, AB T8N 0E1.

(39)	Mr. Hall will sell 75,000 shares of common stock in this offering. The address of Ms. Hall is 252 Fairlawn Ave, Toronto, ON M2M 1T1.

(40)	Mr. Morningstar will sell 24,000 shares of common stock in this offering. The address of Mr. Morningstar is 1173 Murray Dr., Deloraine, MB R0M 0M0.

(41)	Mr. Kenning will sell 75,000 shares of common stock in this offering. The address of Mr. Kenning is 5611 Wallace St., Vancouver, BC V6C 3E8.

(42)	Mr. Peppler will sell 20,000 shares of common stock in this offering. The address of Mr. Peppler is 37 Rosewood Rise, Sylvan Lake, AB T2T 1G2.

(43)	Mr. Giffin will sell 60,000 shares of common stock in this offering. The address of Mr. Giffin is 7-1040 W 7th Ave., Vancouver, BC V6H 1B3.

(44)	Mr. McCulloch will sell 30,000 shares of common stock in this offering. The address of Mr. McCulloch is 108 Heath St., E, Toronto, ON M4L 6S9.

(45)	Mr. Raizman will sell 20,000 shares of common stock in this offering. The address of Mr. Raizman is 405 Bower Blvd., Winnipeg, MB R3P 0L6.

(46)	Mr. Manton will sell 24,000 shares of common stock in this offering. The address of Mr. Manton is 1450 St. Paul St., Kelowna, BC V1Y 2E6.

(47)	Nigel Roberts has voting and investment power for Bluenose Investment Management Inc. Bluenose Investment Management Inc. will sell 24,000 shares of common stock in this offering. The address of Bluenose Investment Management Inc. is 13187 Trewhitt Rd., Oyama, BC V4V 2B1.

(48)	Mr. Choy will sell 51,000 shares of common stock in this offering. The address of Mr. Choy is 1119 15th St. NW, Calgary, AB T2N 2B5.

(49)	Mr. Durkacz will sell 24,000 shares of common stock in this offering. The address of Mr. Durkacz is 3004-2045 Lakeshore Blvd. W, Toronto, ON M8V 2Z6.

(50)	Mr. Sharma will sell 12,000 shares of common stock in this offering. The address of Mr. Sharma is 3949 Selkirk Pl., Mississauga, ON L5L 3L5.

(51)	Mr. Cross will sell 24,000 shares of common stock in this offering. The address of Mr. Cross is 3923 Vardell Rd. NW, Calgary, AB T3A 0C3.

(52)	Mr. Brimacombe will sell 60,000 shares of common stock in this offering. The address of Mr. Brimacombe is 13 Cedar Park St., Ottawa, ON K2C 4C2.

(53)	Mr. Marconato will sell 15,000 shares of common stock in this offering. The address of Mr. Marconato is 4324 Curia Crescent, Mississauga, ON L4Z 2X4.

(54)	Ms. Mantel will sell 120,000 shares of common stock in this offering. The address of Ms. Mantel is 6275 St. Georges Crescent, West Vancouver, BC V7W 1Z3.

(55)	Mr. Lewis will sell 10,000 shares of common stock in this offering. The address of Mr. Lewis is 171 Wood Valley Dr. SW, Calgary, AB, T2W 5T5.

(56)	Mr. Messow and Ms. Messow will sell 30,000 shares of common stock in this offering. The address of Mr. Messow and Ms. Messow is 322-1733 Queen St. E, Toronto, ON M4L 6S9.

(57)	Mr. Worton will sell 24,000 shares of common stock in this offering. The address of Mr. Worton is 2508 Eastdowne Rd., Victoria, BC V8R 5P9.

(58)	Mr. Smith will sell 30,000 shares of common stock in this offering. The address of Mr. Smith is 11 Balmy Ave., Toronto, ON M4E 1C7.

(59)	Mr. Spiteri will sell 30,000 shares of common stock in this offering. The address of Mr. Spiteri is 818 Beechmont Lane, Saskatoon, SK S7V 1C9.

(60)	Mr. Bramall will sell 30,000 shares of common stock in this offering. The address of Mr. Bramall is 18 Old Yonge St., Toronto, ON M2P 1P7.

(61)	Mr. Weisshaar will sell 30,000 shares of common stock in this offering. The address of Mr. Weisshaar is 450 Dalhousie St., Amherstburg, ON N9V 1X3.

(62)	Brian Wener has voting and investment power for Brian Wener Enterprises Ltd. Brian Wener Enterprises Ltd. will sell 24,000 shares of common stock in this offering. The address of Brian Wener Enterprises Ltd. is 6195 St. Clair Pl., Vancouver, BC V6N 2A6.

(63)	Mr. Lesage will sell 24,000 shares of common stock in this offering. The address of Mr. Lesage is 1000 De La Gauchetiere W Ste. 600, Account 7AP574F, Montreal, QC H3B 4W5.

(64)	Mr. Truchon will sell 24,000 shares of common stock in this offering. The address of Mr. Truchon is 1000 De La Gauchetiere W Ste. 600, Account 7E5089F, Montreal, QC H3B 4W5.

(65)	Ms. Truchon will sell 24,000 shares of common stock in this offering. The address of Ms. Truchon is 1000 De La Gauchetiere W Ste. 600, Account 7A5093F, Montreal, QC H3B 4W5.

(66)	Ms. Paquet will sell 24,000 shares of common stock in this offering. The address of Ms. Paquet is 1000 De La Gauchetiere W Ste. 600, Account 7M9418F, Montreal, QC H3B 4W5.

(67)	Mr. Logie will sell 16,000 shares of common stock in this offering. The address of Mr. Logie is 1000 De La Gauchetiere W Ste. 600, Account 7X7170F, Montreal, QC H3B 4W5.

(68)	Mr. Paquet will sell 24,000 shares of common stock in this offering. The address of Mr. Paquet is 1000 De La Gauchetiere W Ste. 600, Account 7X8213F, Montreal, QC H3B 4W5.

(69)	Bernard Morin has voting and investment power for Gundy Co. ITF Bernard Morin. Gundy Co. ITF Bernard Morin will sell 24,000 shares of common stock in this offering. The address of Gundy Co. ITF Bernard Morin is 22 Front St. W Fl. 4, Account 322-98002-26, Toronto, ON M5J 2W5. Mr. Morin is an employee of CIBC Wood Gundy, which is a Canadian broker-dealer which had U.S. registered broker-dealer affiliates.

(70)	Mr. Mantel will sell 360,000 shares of common stock in this offering. The address of Mr. Mantel is 6275 St. Georges Cres., W. Vancouver, BC V7W 123.

(71)	Mr. Johnson will sell 160,000 shares of common stock in this offering. The address of Mr. Johnson is 2941 Palmerston Ave, W. Vancouver, BC V7V 2X2.

(72)	John Mitchell has voting and investment power for Wolverton Securities, Ltd. Wolverton Securities, Ltd. will sell 253,200 shares of common stock in this offering. The address of Wolverton Securities, Ltd. is 777 Dunsmuir St, Vancouver, BC V7Y 1J5. Wolverton Securities served as a placement agent for the Company’s private offering in June 2013 and is the 100% owner of a U.S. incorporated subsidiary, Wolverton Securities (USA) Ltd., which is a U.S. registered broker-dealer.

(73)	If the underwriters exercise in full their option to purchase additional shares, Mr. Carmel will sell 85,308 shares of common stock in this offering. The address of Mr. Carmel is Wayside Cottage, The Brickfields, Watling St. Radlett, Hertfordshire WD7 8BS United Kingdom. Mr. Carmel is an employee of the Company.

(74)	If the underwriters exercise in full their option to purchase additional shares, Mr. Clapper will sell 88,146 shares of common stock in this offering. The address of Mr. Clapper is Winterbourne House, Butterfly Lane Elstree Hertfordshire, United Kingdom. Mr. Carmel is an employee of the Company.

(75)	If the underwriters exercise in full their option to purchase additional shares, Ms. Dempsey will sell 11,028 shares of common stock in this offering. The address of Ms. Dempsey is 1 Hadleigh Close, Shenley, Hertfordshire WD7 9LT, United Kingdom. Ms. Dempsey is an employee of the Company’s Vapestick subsidiary.

(76)	If the underwriters exercise in full their option to purchase additional shares, Mr. Wallis will sell 5,514 shares of common stock in this offering. The address of Mr. Wallis is 78 Oakwood Rd, Bricket Wood Herts, AL2 3QA, United Kingdom.

(77)	If the underwriters exercise in full their option to purchase additional shares, Mr. Davies will sell 5,514 shares of common stock in this offering. The address of Mr. Davies is 1 Bouverie Ave., Swindon Wiltshire, SN3 1PZ, United Kingdom.

(78)	If the underwriters exercise in full their option to purchase additional shares, Mr. Carmel will sell 4,490 shares of common stock in this offering. The address of Mr. Carmel is Penniwells Lodge, Barnet Lane, Elstree, WD6 3RA, United Kingdom.

(79)	If the underwriters exercise in full their option to purchase additional shares, Mr. Levin will sell 10,074 shares of common stock in this offering. The address of Mr. Levin is 7 Ringley Chase, Whitefield, Manchester M45 7UA. Mr. Levin is an employee of the Company’s VIP subsidiary.

(80)	If the underwriters exercise in full their option to purchase additional shares, Ms. Levin will sell 10,074 shares of common stock in this offering. The address of Ms. Levin is 7 Ringley Chase, Whitefield, Manchester M45 7UA.

(81)	If the underwriters exercise in full their option to purchase additional shares, Mr. Corral will sell 20,152 shares of common stock in this offering. The address of Mr. Corral is 1 Sergeants Lane, Whitefield, M45 7TR. Mr. Corral is an employee of the Company’s VIP subsidiary.

(82)	If the underwriters exercise in full their option to purchase additional shares, Mr. Ryder will sell 3,100 shares of common stock in this offering. The address of Mr. Ryder is 311 Hulton Lane, Bolton, Lancashire, BL3 4LF. Mr. Ryder is an employee of the Company’s VIP subsidiary.

(83)	Members of Fields Texas, who had received warrants as a pro-rata distribution from Fields Texas, agreed to exercise their warrants at a cashless exercise price equal to the offering price. As a result of this agreement to exercise, we have agreed to permit Mr. Stanwood, Resource Connection LLC and Direct2Market LLC to sell an aggregate of 2,200,000 shares in this offering to cover tax consequences associated with their exercise.

(84)

Mr. Stanwood owns warrants to purchase 4,799,082 shares of common stock. The warrants are not exercisable, however, to the extent that the number of shares of common stock to be issued pursuant to such exercise would exceed, when aggregated with all other shares of common stock owned by Mr. Stanwood at such time, the number of shares of common stock which would result in Mr. Stanwood beneficially owning in excess of 4.99% of the then issued and outstanding shares of our common stock. Mr. Stanwood may increase this ownership cap on 61 days’ prior notice to us. As a result of this ownership cap, Mr. Stanwood beneficially owns 4,337,200 shares of our common stock. If Mr. Stanwood waived this ownership cap, he would beneficially own 4,779,082 shares of our common stock or approximately 5.50% of our outstanding common stock. Mr. Stanwood has agreed to exercise his warrants at a cashless exercise price equal to the offering price (other than warrants to purchase 214,408 shares currently exercisable at an exercise price of $5.83, which will only be exercised if the offering price is above $5.83), which, at an assumed offering price of $4.50, would be 1,253,144 shares of common stock. Additionally, prior to the exercise by Resource Connection LLC and Direct2Market LLC of their warrants, those entities will sell warrants that will be exercised into an aggregate of 503,144 shares to Mr. Stanwood. Mr. Stanwood will sell 1,450,000 shares of common stock in this offering. Following the offering, the exercise price of the remaining warrants that Mr. Stanwood holds will adjust to $4.50 as a result of the offering and the shares issuable pursuant to the exercise of the warrant will increase to 277,778. The address of Mr. Stanwood is 161 Main St., Suite 3, Gloucester, MA 01930.

(85)	Resource Connection LLC owns warrants to purchase 4,799,082 shares of common stock. The warrants are not exercisable, however, to the extent that the number of shares of common stock to be issued pursuant to such exercise would exceed, when aggregated with all other shares of common stock owned by Resource Connection LLC at such time, the number of shares of common stock which would result in Resource Connection LLC beneficially owning in excess of 4.99% of the then issued and outstanding shares of our common stock. Resource Connection LLC may increase this ownership cap on 61 days’ prior notice to us. As a result of this ownership cap, Resource Connection LLC beneficially owns 4,337,200 shares of our common stock. If Resource Connection LLC waived this ownership cap, it would beneficially own 4,779,082 shares of our common stock or approximately 5.50% of our outstanding common stock. Resource Connection LLC has agreed to exercise on a cashless basis, concurrent with the closing of this offering and at a cashless exercise price equal to the offering price, such number of warrants as is necessary to result in the issuance of 750,000 shares of common stock. In addition, immediately prior to exercising its warrants, Resource Connection LLC will sell to Mr. Stanwood and Fields Texas Limited, LLC all of the remaining warrants that it is not exercising (other than warrants to purchase 214,408 shares currently exercisable at an exercise price of $5.83), which, at an assumed offering price of $4.50 per share, will be exercised by Mr. Stanwood and Fields Texas Limited, LLC for an aggregate of 503,144 shares. Bruce Hahn has voting and investment power for Resource Connection LLC. Resource Connection LLC will sell 375,000 shares of common stock in this offering. Following the offering, the exercise price of the remaining warrants that Resource Connection LLC holds will adjust to $4.50 as a result of the offering and the shares issuable pursuant to the exercise of the warrant will increase to 277,778. The address of Resource Connection LLC is 1623 Central Avenue, Suite 4850, Cheyenne, Wyoming 82001.

(86)

Direct2Market LLC owns warrants to purchase 4,799,082 shares of common stock. The warrants are not exercisable, however, to the extent that the number of shares of common stock to be issued pursuant to such exercise would exceed, when aggregated with all other shares of common stock owned by Direct2Market LLC at such time, the number of shares of common stock which would result in Direct2Market LLC beneficially owning in excess of 4.99% of the then issued and outstanding shares of our common stock. Direct2Market LLC may increase this ownership cap on 61 days’ prior notice to us. As a result of this ownership cap, Direct2Market LLC beneficially owns 4,337,200 shares of our common stock. If Direct2Market LLC waived this ownership cap, it would beneficially own 4,779,082 shares of our common stock or approximately 5.50% of our outstanding common stock. Direct2Market LLC has agreed to exercise on a cashless basis, concurrent with the closing of this offering and at a cashless exercise price equal to the offering price, such number of warrants as is necessary to result in the issuance of 750,000 shares of common stock. In addition, immediately prior to exercising its warrants, Direct2Market LLC will sell to Mr. Stanwood and Fields Texas Limited, LLC all of the remaining warrants that it is not exercising (other than warrants to purchase 214,408 shares currently exercisable at an exercise price of $5.83), which, at an assumed offering price of $4.50 per share, will be exercised by Mr. Stanwood and Fields Texas Limited, LLC for an aggregate of 503,144 shares. Tonda Mullis has voting and investment power for Direct2Market LLC. Direct2Market LLC will sell 375,000 shares of common stock in this offering. Following the offering, the exercise price of the remaining warrants that Direct2Market LLC holds will adjust to $4.50 as a result of the offering and the shares issuable pursuant to the exercise of the warrant will increase to 277,778. The address of Direct2Market LLC is 4023 Kennett Park St., 560 Wilmington, Delaware 19807.

Except as disclosed in the table above, to our knowledge, none of the selling stockholders or beneficial owners:

•	has had a material relationship with us other than as a stockholder at any time within the past three years;

•	has ever been one of our officers or directors or an officer or director of our affiliates; or

•	are broker-dealers or affiliated with broker-dealers.

With respect to those selling stockholders noted above who are or were affiliated with registered broker-dealers, each has represented to us that the shares being registered for resale were purchased in the ordinary course of business and, at the time of purchase, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

DESCRIPTION OF CAPITAL STOCK AND OTHER SECURITIES

Introduction

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, bylaws and the Nevada Revised Statutes relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Nevada law and is qualified in its entirety by reference to our certificate of incorporation and our bylaws. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.

Authorized Capital Stock

The company is authorized to issue 300,000,000 shares of its capital stock consisting of 300,000,000 shares of common stock, par value $0.001 per share. As of October 7, 2014, 82,493,649 shares of our common stock were issued and outstanding and 53,525,149 shares were issuable under our outstanding options, warrants, and convertible notes described below. Assuming a public offering price of $4.50 per share, following the offering, 137,592,246 shares of our common stock would be issued and outstanding and 31,938,177 shares would be issuable under our outstanding options, warrants, and convertible notes.

Common Stock

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of stockholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the stockholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities. There are no provisions in our certificate of incorporation or our by-laws that would prevent or delay change in our control.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our board of directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our board of directors may deem relevant.

Warrants

As of October 7, 2014, we had warrants to purchase 30,239,640 shares of our common stock outstanding, with exercise prices and expiration dates as listed below:

Number of Warrants	Exercise Price	Expiration Date
150,000	$0.25	January 31, 2015
807,692	$10.00	January 17, 2016
18,338,704	$3.27	December 27, 2018
276,758	$3.27	December 30, 2018
2,265,000	$3.27	January 2019
242,431	$3.27	January 31, 2019
3,210,000	$3.27	February 28, 2019
224,700	$5.00	February 28, 2019
857,633	$5.83	February 28, 2019
1,446,827	$5.83	April 1, 2019
131,956	$5.83	April 22, 2019
134,647	$5.83	April 30, 2019
944,768	$5.83	May 16, 2019
28,816	$5.83	May 30, 2019
76,981	$5.83	June 3, 2019
39,136	$5.83	June 19, 2019
118,519	$6.75	July 15, 2019
51,703	$5.83	July 16, 2019
91,311	$5.83	July 16, 2019
802,058	$5.83	August 1, 2019

The exercise price of the warrants are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications and mergers or other corporate change. Additionally, except for the warrants which expire January 31, 2018, the exercise price of the warrants will be adjusted should the Company issue any equity or convertible debt at a purchase price that is less than the current exercise price, with certain limited exceptions. Based on an assumed public offering price of $4.50 per share, following the offering, we will have warrants to purchase 13,674,933 shares of our common stock outstanding.

Options

As of October 7, 2014, we had granted 9,112,500 options under our 2013 Plan, of which 500,000 options have been exercised, 4,512,500 options have vested and 4,100,000 options have yet to vest. The vesting dates, exercise prices and expiration dates are listed below.

Number of Options	Exercise Price	Vesting Date	Expiration Date
2,300,000	$0.25	Vested	June 25, 2018
2,000,000	$0.25	Vested	July 10, 2018
212,500	$9.05	Vested	December 27, 2018
1,500,000	$0.25	December 31, 2014	June 25, 2018
500,000	$0.25	December 31, 2014	July 9, 2018
2,100,000	$5.15	January 1, 2015	August 25, 2018

On April 10, 2014, we received written consents in lieu of a meeting of stockholders from stockholders holding 50.54% of the outstanding shares of our common stock approving the 2014 Plan. The 2014 Plan became effective as of April 8, 2014, the date the Board of Directors approved it.

The maximum aggregate number of shares of common stock that may be issued under the 2014 Plan, including pursuant to stock options, stock awards and stock appreciation rights, is limited to 2,250,000 shares of common stock during 2014, approximately 3% of the common stock outstanding on the date the 2014 Plan was approved by the Board of Directors, and thereafter to 10% of the shares of common stock outstanding, which calculation shall be made on the first trading day of each new fiscal year. No further awards may be granted under the 2014 Plan after April 8, 2024, and the 2014 Plan will terminate thereafter once all awards have been satisfied, exercised or expire.

As of October 7, 2014, we had granted 1,000,000 shares of restricted stock to James McCormick, our Chief Financial Officer, under our 2014 Plan, which have yet to vest. 333,333 shares of restricted stock will vest on October 31, 2014, 333,333 shares of restricted stock will vest on January 1, 2015 and the remaining 333,334 shares of restricted stock will vest on January 1, 2016.

Convertible Debt

As of October 7, 2014, we had $58,132,536 aggregate principal amount of outstanding convertible notes, which at the current time are convertible into 14,673,009 shares of our common stock, with conversion prices and maturity dates as listed below:

Current Principal Amount Outstanding	Interest Rate	Conversion Price	Underlying Shares	Maturity Date
$10,282,299	15%	$3.27	3,233,119	January 7, 2015
$15,750,000	15%	$3.27	4,877,675	February 28, 2015
$11,375,824	6%	$3.76	3,025,485	December 2, 2015[1]
$5,689,474	4%	$5.83	1,021,035	November 30, 2015[1]
$1,395,604	6%	$3.76	371,171	December 2, 2015[1]
$11,042,632	12%	$5.83	1,894,105	January 17, 2016[2]
$2,596,704	6%	$5.83	445,404	December 2, 2015

[1]	Beginning June 1, 2014, the holders can require the Company to redeem up to $1,000,000 of the outstanding principal amount (plus accrued and unpaid interest thereon) per calendar month. Between October 1, 2014, and October 9, 2014, upon written notice to the holders, the Company is required to prepay $1,000,000 of the principal amount of the 6% Convertible Notes, plus any accrued and unpaid interest thereon. The holders have the right, in the event of a change of control, to redeem all or portions of the 6% Convertible Notes, in exchange for either cash or shares of the Company’s common stock.
[2]	Beginning October 17, 2014, and continuing on each of the following fifteen successive months thereafter, we are obligated to pay 1/16th of the face amount of the 12% Convertible Notes and accrued interest. At the holder’s option, the holder can request that our monthly payments be for 5/16th of the face amount of the 12% Convertible Notes. In each case such payments shall, at the Company’s option, be made in cash or, subject to the Company complying with certain conditions, be made in common stock with each share of common stock being ascribed a value that is equal to 80% of the lowest VWAP for the 20 consecutive trading days immediately prior to such payment date.

We plan on using a portion of the proceeds generated from this offering to repay: (1) the approximately $8.2 million of 15% Convertible Notes that remain outstanding after approximately $17.8 million of the 15% Convertible Notes are converted into shares of our common stock upon the pricing of this offering and (2) the 4% Convertible Notes, and the 4% Exchange Convertible Notes. Following this offering, the only remaining convertible notes will be the 6% Convertible Notes and the 12% Convertible Notes.

The exercise price of the convertible notes are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications and mergers or other corporate change. Additionally, the conversion price of the convertible notes will be adjusted should we issue any equity or convertible debt at a purchase price that is less than the current conversion price, with certain limited exceptions. Based on an assumed public offering price of $4.50 per share, following the offering, we will have $26,410,764 aggregate principal amount of outstanding convertible notes, which will be convertible into 8,650,745 shares of our common stock.

Although we can give no assurance that we will be successful, we are in negotiations with one of our current investors regarding the issuance of convertible notes in the principal amount of up to $5,500,000, which new issuance may close prior to the closing of this offering. We expect the conversion price of these notes to be equal to 115% of the VWAP of the common stock on the trading day prior to the issuance of the notes. Should we issue the convertible debt with a conversion price of $4.81 (i.e. 115% of $4.18, which conversion price may change), and based on a public offering price of $4.50 per share, (x) the number of shares issued (1) to the holders of the 15% Convertible Notes that agreed to convert at the closing of this offering and (2) upon the exercise of the warrants held by members of Fields Texas that will be exercised at the closing of this offering would increase by 1,756,458 in the aggregate (depending on the number of shares issuable upon conversion of the notes we ultimately issue), due to the adjustment provisions contained in the 15% Convertible Notes and the warrants issued to Fields Texas and (y) the number of shares issuable upon exercise of our outstanding warrants and conversion of our debt listed above (including the conversion of the new notes) would increase by an aggregate of 2,466,466 shares, depending on the amount of new notes we ultimately issue.

Anti-Takeover Effects of Provisions of Nevada Law

We may be or in the future we may become subject to Nevada’s control share laws. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record with addresses in Nevada on the corporation’s stock ledger, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers. As of September 23, 2014, we have 214 stockholders of record and none of them have addresses of record in Nevada.

The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for two years after the interested stockholder first becomes an interested stockholder, unless (a) the corporation’s Board of Directors approves the combination in advance, and (b) at or after that time, the combination is approved at an annual or special meeting of the stockholders of the corporation, by the holders of stock representing at least 60 percent of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder. For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or (b) an affiliate or associate of the corporation and at any time within the previous two years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of a “combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of our company from doing so if it cannot obtain the approval of our Board of Directors.

Registration Rights

After our public offering, holders of up to approximately 49,104,215 shares of, including shares underlying certain convertible notes and warrants, our common stock outstanding will be entitled to certain rights with respect to registration of such shares under the Securities Act. In connection with certain private offerings, the acquisitions of Vapestick, FIN and VIP and our purchase of the Hardwire assets, we granted registration rights to the purchasers of the 15% Convertible Notes and related warrants, the 6% Convertible Notes and related warrants, the units offered in our April 30, 2014, June 19, 2014 and July 16, 2014 offerings, and the shares issued in our July 15, 2014 offering and to the FIN Shareholders, the MHL Shareholders, the sellers of the Hardwire assets and certain Vapestick Shareholders. In connection with the completion of our offering of our 15% Convertible Notes in February 2014, we agreed to amend all of the financing documents, including the registration rights agreement, for those noteholders who had purchased the 15% Convertible Notes in January 2014, to match any updated terms in the February documents.

Pursuant to the registration rights agreements, we agreed to register all of the shares of our common stock (i) underlying the notes, warrants, units and shares referred to above and (ii) issued to the FIN Shareholders, the MHL Shareholders, the sellers of the Hardwire assets and certain Vapestick Shareholders in connection with our acquisitions of Vapestick, FIN and VIP and purchase of the Hardwire assets (such shares, the “Registrable Securities”) on a registration statement filed with the SEC by certain dates ranging from April 26, 2014 to July 9, 2015 (and in the case of the units, by 90 days following the listing of our common stock on the Nasdaq Stock Market), and to cause such registration statement to be declared effective under the Securities Act within 90 days following such filing date. However, if the Company is involved in an underwritten public offering and the underwriters do not approve the inclusion of the Registrable Securities in such offering, the date by which the registration statement must be filed may be delayed until 45 days (and in the case of shares issued in our July 15, 2014 offering and to the sellers of the Hardwire assets, 90 days) following the effectiveness date of the registration statement for the underwritten public offering. The underwriters of this offering have not approved the inclusion of the Registrable Securities in this offering. In addition, no holder of registration rights will be allowed to include its Registrable Securities on a registration statement until any registration rights granted prior to the date such holder’s registration rights were granted have been satisfied other than the shares issued in our July 15, 2014 offering for which we agreed to register such shares no later than January 15, 2015 notwithstanding anything to the contrary stated above.

If, at any time after the date when a registration statement is required to be declared effective until all the Registrable Securities (i) have been sold or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144, there is not an effective registration statement covering all of the Registrable Securities and the Company files a registration statement relating to an offering for its own account or the account of others of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act), then each FIN Shareholder or MHL Shareholder or Hardwire seller or purchaser of the 15% Convertible Notes, 6% Convertible Notes, the units or the shares referred to above shall have the right, subject to any applicable underwriter approval rights, to include all or any part of its respective Registrable Securities in such registration statement.

If the Company does not file a registration statement covering the Registrable Securities and have it declared effective within the applicable timeframes described above, the Company is required to pay partial liquidated damages in cash to each holder of registration rights in the amount equal to (i) in the case of the FIN Shareholders, the MHL Shareholders and the Hardwire sellers, 2% of the value of the shares received by such shareholders on the closing date of the respective acquisition or (ii) in the case of the purchasers of the 15% Convertible Notes, the 6% Convertible Notes, the units or the shares, 2% of the purchase price paid for such instrument then owned by such purchaser, for each 30-day period for which the Company is non-compliant. The underwriters have not approved the Registrable Securities for inclusion in this offering. Accordingly, no liquidated damages are currently applicable.

In addition, we granted certain piggy-back registration rights to the Vapestick Shareholders in connection with our acquisition of Vapestick. If the Company files a registration statement relating to an offering for its own account or the account of others of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act), the Vapestick Shareholders can request that any of the shares of our common stock issued to them in connection with our acquisition of Vapestick be included on such registration statement. Certain Vapestick Shareholders are participating as selling shareholders in this offering and the other Vapestick Shareholders waived their piggy-back registration rights with respect to this offering.

Listing

Our common stock is listed on the OTCBB under the symbol “ECIG.” In conjunction with this offering, we have applied to list the common stock on the Nasdaq Global Market under the symbol “ECIG.”

Transfer Agent

The transfer agent and registrar for our common stock is Nevada Agency and Transfer Company. The transfer agent’s address is 50 West Liberty Street, Suite 880, Reno, Nevada 89501, and its telephone number is 775-322-0626.

SHARES ELIGIBLE FOR FUTURE SALE

As of October 7, 2014, we had 82,493,649 shares of common stock outstanding, and 53,525,149 shares issuable upon exercise of our outstanding options, warrants and convertible debt. All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

The outstanding shares of our common stock not included in this prospectus will be available for sale in the public market as follows:

Public Float

Of our outstanding shares, as of October 7, 2014 approximately 22,615,000 shares are beneficially owned by our executive officers and directors (excluding shares of our common stock which may be acquired upon exercise of stock options and warrants). The approximately 59,878,649 remaining shares include 11,201,954 shares that are freely transferable, 38,436,444 shares that are currently transferable subject to Rule 144 so long as we are current in our public filings, and 10,240,251 shares that will be transferable subject to Rule 144 upon completion of the Rule 144 holding period.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for a least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us, due to our previous status as a “shell company”.

In general, under Rule 144 as currently in effect, our affiliates or persons selling shares on behalf of our affiliates who own shares that were acquired from us or an affiliate of ours at least six months prior to the proposed sale are entitled to sell upon expiration of the lock-up agreements described below, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately 1,375,922 shares immediately after this offering; or

•	The average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Lock-Up Agreements

In connection with this offering, we, our officers, directors and certain of our shareholders, who will in the aggregate own 70,302,291 shares, or 51.1%, of our total outstanding common stock following this offering (or 68,552,291 shares, or 48.7%, of our total outstanding shares of common stock if the underwriters exercise in full their option to purchase additional shares), have agreed with the underwriters, subject to certain exceptions, not to sell, dispose of or hedge any shares of our common stock or other capital stock or securities convertible into or exercisable or exchangeable for shares of common stock or other capital stock or publicly announce any intention to do any of the foregoing during the period ending either 90 or 180 days (with respect to 10,216,025 and 58,336,266 shares, respectively, held by such shareholders) after the date of this prospectus, except with the prior written consent of Wells Fargo Securities, LLC and Canaccord Genuity Inc. Additionally, certain founders of the Company, who are no longer associated with the Company, David Martin, John Perner, Steve Riffle, and Paul Dillman, have signed lockup agreements that restrict their ability to sell 4,375,000 shares and for 45 days, at which time they will be permitted to sell 5% of such shares with the remaining 95% of such shares to be additionally locked-up for an additional 135 days, at which point they will be eligible to sell an additional 45% of such shares, with the remaining 50% of such shares locked up for an additional 185 days. Holders of 1,111,111 and 14,138,888 shares underlying outstanding options and warrants have also agreed to a restricted period of 90 and 180 days, respectively, after the date of this prospectus. See “Underwriting—Lock-up Agreements” for a description of these lock-up agreements. The Company may, without the prior written consent of the underwriters, issue (1) up to 5,000,000 shares of Common Stock and warrants to purchase Common Stock in connection with acquisitions and distribution and similar agreements and (2) shares and options to purchase shares under its 2013 Long Term Incentive Plan and 2014 Long Term Incentive Plan.

Registration Rights

Pursuant to registration rights agreements entered into in connection with our private financings and acquisitions, we granted the investors in such financings and the sellers of our acquired businesses the right, subject to certain conditions, to require us to register the sale of their shares of our common stock (including those issuable upon exercise of our outstanding warrants and convertible notes) under the Securities Act. By exercising their registration rights and selling a large number of shares, such investors and sellers could cause the prevailing market price of our common stock to decline. Following completion of this offering, the shares covered by registration rights would represent approximately 35.6% of our outstanding common stock (or 34.7%, if the underwriters exercise in full their option to purchase additional shares). See “Description of Capital Stock and Other Securities—Registration Rights” for additional information. Registration of any of these outstanding shares of common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. These shares also may be sold under Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material United States federal income and estate tax consequences to a non-U.S. holder (as defined below) of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset.

A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete an applicable Internal Revenue Service Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Additional Withholding Requirements

A 30% United States federal withholding tax may apply to any dividends, and the gross proceeds from a disposition of our common stock occurring after December 31, 2016, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account” holders (as specifically defined in the Code) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. You should consult your own tax advisor regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement dated             , 2014, the Company and the selling stockholders have agreed to sell to the Underwriters, and the Underwriters have agreed to purchase from the Company, the common stock.

Underwriter	Number of Shares
Wells Fargo Securities, LLC
Canaccord Genuity Inc.
SG Americas Securities, LLC
Stephens Inc.

Total

The underwriting agreement provides that the obligation of the underwriters to purchase and accept delivery of the shares of common stock offered by this prospectus are subject to approval by their counsel of legal matters and to certain other conditions set forth in the underwriting agreement. The underwriters are obligated to purchase and accept delivery of all of the shares of common stock offered by this prospectus, if any are purchased, other than those covered by the option to purchase additional shares of common stock described below.

Option to Purchase Additional Shares of common stock

We and certain of the selling stockholders have granted the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase in whole or in part at any time up to an aggregate of             additional shares of common stock, at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. If purchased, these additional shares of common stock will be sold by the underwriters on the same terms as those on which the shares of common stock offered by this prospectus are sold.

Commission and Discounts

The underwriters propose to offer shares of common stock directly to the public at the public offering price indicated on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $         per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $         per share to other dealers. If all of the shares of common stock are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms.

The following table shows the per share and total underwriting discount that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per share	Total Without Option to Purchase Additional Shares	Total With Option to Purchase Additional Shares
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

We have agreed to reimburse the underwriters for certain expenses relating to clearing this offering with the Financial Industry Regulatory Authority, Inc. in the amount up to $            . We have also agreed to reimburse the selling stockholders for all of their underwriting discount. We estimate that the total expenses of the offering payable by us, excluding the underwriting discount, will be approximately $         million. The selling stockholders may be deemed to be underwriters within the meaning of the Securities Act.

Indemnification

We have agreed to indemnify the underwriters against various liabilities, including certain liabilities under the Securities Act and the Exchange Act or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Lock-Up Agreements

In connection with this offering, we, our officers, directors and certain of our shareholders, who will in the aggregate own 70,302,241 shares, or 51.1%, of our total outstanding common stock following this offering (or 68,552,291 shares, or 48.7%, of our total outstanding shares of common stock if the underwriters exercise in full their option to purchase additional shares), have agreed with the underwriters, subject to certain exceptions, not to sell, dispose of or hedge any shares of our common stock or other capital stock or securities convertible into or exercisable or exchangeable for shares of common stock or other capital stock or publicly announce any intention to do any of the foregoing during the period ending either 90 or 180 days (with respect to 10,216,025 and 58,336,266 shares, respectively, held by such shareholders) after the date of this prospectus, except with the prior written consent of Wells Fargo Securities, LLC and Canaccord Genuity Inc. Additionally, holders of 1,111,111 and 14,138,888 shares underlying outstanding options and warrants have also agreed to a restricted period of 90 and 180 days, respectively, after the date of this prospectus. The Company may, without the prior written consent of the underwriters, issue (1) up to 5,000,000 shares of Common Stock and warrants to purchase Common Stock in connection with acquisitions and distribution and similar agreements, (2) shares pursuant to agreements described in this prospectus and (3) shares and options to purchase shares under its 2013 Long Term Incentive Plan and 2014 Long Term Incentive Plan.

•

Our officers and directors owning an aggregate of 22,615,000 shares of our common stock have agreed to a restricted period of 180 days after the date of this prospectus, except for William Fields who agreed to a 90-day restricted period and except for 1,506,600 shares that may be sold if the underwriters exercise their option to purchase additional shares.

•

Fields Texas and its affiliates, including William Fields, owning an aggregate of 2,888,226 shares of our common stock following the completion of this offering have agreed to a restricted period of 90 days after the date of this prospectus.

•

The Vapestick, and MHL Shareholders, and Man Finco, owning an aggregate of 26,726,249 shares of our common stock following the completion of this offering, have agreed to a restricted period of 180 days after the date of this prospectus except for 243,400 shares that may be sold if the underwriters exercise their option to purchase additional shares. In addition, certain stockholders, including holders of 15% Convertible Notes who are converting their notes in conjunction with this offering, owning an aggregate of 10,745,017 shares of our common stock following the completion of this offering have agreed to a restricted period of 180 days after the date of this prospectus.

•

Certain stockholders, including some selling stockholders, owning an aggregate of 7,327,799 shares of our common stock following the completion of this offering have agreed to a restricted period of 90 days after the date of this prospectus.

•

Certain founders of the Company, who are no longer associated with the Company, David Martin, John Perner, Steve Riffle, and Paul Dillman, have signed lockup agreements that restrict their ability to sell 4,375,000 shares and for 45 days, at which time they will be permitted to sell 5% of such shares with the remaining 95% of such shares to be additionally locked-up for an additional 135 days, at which point they will be eligible to sell an additional 45% of such shares, with the remaining 50% of such shares locked up for an additional 185 days.

The restricted periods described above will be automatically extended if:

•	during the last 17 days of the applicable restricted period we issue an earnings release or announce material news or a material event; or

•	prior to the expiration of the applicable restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of such restricted period,

in which case the restrictions described in this paragraph will continue to apply until the expiration of the applicable restricted period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Price Stabilization, Short Positions and Penalty Bids

Until this offering is completed, SEC rules may limit the ability of the underwriters and certain selling group members to bid for and purchase shares of common stock. As an exception to these rules, the underwriters may engage in certain transactions that stabilize the price of the shares of common stock. These transactions may include short sales, stabilizing transactions, purchases to cover positions created by short sales and passive market making. A short sale is covered if the short position is no greater than the number of shares of common stock available for purchase by the underwriters under the option to purchase additional common stock. The underwriters can close out a covered short sale by exercising the option to purchase additional shares of common stock or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares of common stock compared to the price available under the option to purchase additional shares of common stock. The underwriters may also sell shares of common stock in excess of the option to purchase additional shares of common stock, creating a naked short position. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the shares of common stock. The underwriters may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the shares of common stock in the offering, if the syndicate repurchases previously distributed shares of common stock to cover syndicate short positions or to stabilize the price of the shares of common stock. These activities may raise or maintain the market price of the shares of common stock above independent market levels or prevent or retard a decline in the market price of the shares of common stock.

In connection with this transaction, the underwriters may engage in passive market making transactions in the shares of common stock, prior to the pricing and completion of this offering. Passive market making is permitted by Regulation M of the Securities Act and consists of displaying bids no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the shares of common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the shares of common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the shares of common stock. As a result the price of the shares of common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities. If these activities are commenced, they may be discontinued by the underwriters without notice at any time.

Electronic Distribution

A prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters of the offering, or by its affiliates. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by the underwriters is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Listing

Our common stock is currently listed on the Over-the-Counter Bulletin Board under the symbol “ECIG.” In conjunction with this offering, we have applied to list the common stock on the Nasdaq Global Market under the symbol “ECIG.”

Other Relationships

The underwriters and their affiliates have provided, and may in the future provide, various investment banking, financial advisory and other financial services to us and our affiliates for which it has received, and in the future may receive, advisory or transaction fees, as applicable, plus out-of-pocket expenses of the nature and in amounts customary in the industry for these financial services. In addition to investment banking services that the underwriters and their affiliates provide from time to time, we have banking and brokerage transactions in the ordinary course of business with the underwriter and its affiliates. It is expected that we will continue to use the underwriters and their affiliates for various services in the future.

On December 31, 2012, our subsidiary FIN Branding Group, LLC entered into a credit and security agreement, as amended on September 10, 2013, for a $20,000,000 asset-based revolving loan with Wells Fargo Bank, National Association as lender. No proceeds from this offering will be used to pay down the reolver. For a description of current discussions regarding an amendment to this facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—FIN Revolving Credit Facility.”

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented amendments to Article 3(2) of the Prospectus Directive introduced by the 2010 PD Amending Directive (each, an “Early Implementing Member State”), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of any shares of common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer of the common stock to the public in that Relevant Member State may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b) to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the Subscribers; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the common stock referred to in (a) to (c) above shall require the issuer or any Subscriber to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any shares of the common stock or to whom any offer is made will be deemed to have represented, warranted and agreed to and with the issuer or any Subscriber that it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of the common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe to any shares of the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC of the European Parliament and of the Council of 4 November 2003 (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Investors in the United Kingdom

This prospectus and any other material in relation to the securities described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, (the “Order”), (ii) fall within Article 49(2)(a) to (d) of the Order and (iii) are persons to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to engage in investment activity with respect to such securities will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

The distribution of this prospectus in the United Kingdom to anyone not falling within the above categories is not permitted and may contravene FSMA. No person falling outside those categories should treat this prospectus as constituting a promotion to him, or act on it for any purposes whatever. Recipients of this prospectus are advised that we, the underwriters and any other person that communicates this prospectus are not, as a result solely of communicating this prospectus, acting for or advising them and are not responsible for providing recipients of this prospectus with the protections which would be given to those who are clients of any aforementioned entities that is subject to the Financial Services Authority Rules.

Notice to Prospective Investors in Switzerland

This document as well as any other material relating to the shares of our common stock that are the subject of the offering contemplated by this prospectus do not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations. Our common stock will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to our common stock, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

Our common stock is being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase shares of our common stock with the intention to distribute them to the public. The investors will be individually approached by us from time to time.

This document as well as any other material relating to our common stock is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

LEGAL MATTERS

The validity of the shares of common stock to be issued in this offering and certain other legal matters with respect to the offering will be passed upon for us by each of Robinson Brog Leinwand Greene Genovese & Gluck P.C. and Lionel Sawyer & Collins. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

Our financial statements as of and for the fiscal year ended December 31, 2013 included in this prospectus have been audited by McGladrey LLP, independent registered public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance on such report given upon the authority of said firm as experts in auditing and accounting. Our financial statements as of and for the fiscal year ended December 31, 2012 included in this prospectus have been audited by Accell Audit & Compliance P.A. (“Accell”), independent registered public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance on such report given upon the authority of said firm as experts in auditing and accounting.

Effective April 1, 2014, we dismissed Accell as the Company’s independent registered public accounting firm. Effective April 1, 2014, we engaged McGladrey LLP (“McGladrey”) as its registered public accounting firm. The decision to change registered public accounting firms and the appointment of the new registered public accounting firm was made by the Company’s Board of Directors. During the Company’s two most recent fiscal years and through April 1, 2014, there were no disagreements with Accell on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Accell, would have caused them to make reference thereto in their reports on the financial statements for such years. During the two most recent fiscal years and through April 1, 2014, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The financial statements for Vapestick as of and for the fiscal years ended December 31, 2013 and 2012 included in this prospectus have been audited by Accell, independent registered public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance on such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements for FIN as of and for the fiscal years ended December 31, 2013 and 2012 included in this prospectus have been audited by Crow Shields Bailey, PC, independent public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance on such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements for MHL as of and for the twelve months ended June 30, 2013 and 2012 and for the six months ended December 31, 2013 included in this prospectus have been audited by SCCA Ltd T/a Stafford & Co., independent public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance on such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements for Ten Motives as of and for the twelve months ended April 30, 2014 and 2013 included in this prospectus have been audited by Centrix Partnership, independent public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance on such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.

We file annual, quarterly, and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on our corporate website at www.ecig.co. The information we file with the SEC or contained on, or linked to through, our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at the SEC’s prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

FINANCIAL STATEMENTS

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD.

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE QUARTER ENDED JUNE 30, 2014

PART I — FINANCIAL INFORMATION

Item 1. Financial Statements

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD.

CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE QUARTER ENDED JUNE 30, 2014

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD

CONSOLIDATED BALANCE SHEETS

	Unaudited June 30, 2014	December 31, 2013
Assets
Current assets:
Cash	$5,571,019	$2,081,963
Accounts receivable, net	3,948,152	112,921
Inventory	18,000,752	340,636
Prepaid expenses	2,989,395	42,704
Other current assets	489,145	6,750

Total current assets	30,998,463	2,584,974
Restricted cash	3,047,023	—
Deferred financing costs, net	2,187,935	—
Intangible assets, net	102,083,183	—
Goodwill	134,332,545	—
Property and equipment, net	1,544,452	27,376

Total assets	$274,193,601	$2,612,350

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$19,331,350	$306,200
Convertible promissory notes	—	650,000
Private placement funds received in advance	—	1,100,000
Due to related party	—	448,166
Current portion of long-term debt	50,764,201	—
Other liabilities	22,967	20,000

Total current liabilities	70,118,518	2,524,366
Warrant liabilities	86,860,291	16,600,500
Derivative liability	24,732,921	—
Deferred tax liability	9,427,331	—
Long-term debt, net of current portion	1,261,827	—

Total liabilities	$192,400,888	$19,124,866

Stockholders’ equity (deficit)
Common stock, $.001 par value; 300,000,000 and 100,000,000 shares authorized, 74,627,885 and 53,394,000 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	74,628	53,394
Additional paid-in capital	184,638,841	4,727,138
Accumulated other comprehensive income	2,863,499	—
Accumulated deficit	(105,784,255)	(21,293,048)

Total stockholders’ equity (deficit)	81,792,713	(16,512,516)

Total liabilities and stockholders’ equity (deficit)	$274,193,601	$2,612,350

See accompanying notes to the consolidated financial statements.

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

	Six Months Ended June 30,		Three Months Ended June 30,
	2014	2013	2014	2013
Revenues
Internet sales	$3,639,255	$835,983	3,357,036	356,560
Retail and wholesale revenues	11,787,008	745,373	7,930,687	355,285

Total revenues	15,426,263	1,581,356	11,287,723	711,845
Cost of goods sold	7,218,627	650,319	4,436,960	298,309

Gross profit	8,207,636	931,037	6,850,763	413,536

Operating expenses
Advisory agreement warrants	$53,505,222	$—	3,340,872	—
Distribution, marketing and advertising	6,076,180	586,985	4,969,645	250,239
Selling, general and administrative	24,294,304	961,957	18,014,932	563,087
Loss on impairment of goodwill	8,966,443	—	8,966,443	—

Total operating expenses	92,842,149	1,548,942	35,291,816	813,326

Loss from operations	$(84,634,513)	$(617,905)	(28,441,129)	(399,790)

Other (income) expense
Fair value in excess of proceeds	29,215,500	—	—	—
Warrant fair value adjustment	(12,456,723)	—	(8,669,373)	—
Derivative fair value adjustment	(4,212,539)	—	(319,248)	—
Interest expense, net	11,847,283	75,833	5,451,457	41,522

Loss before income taxes	$(109,028,034)	(693,738)	(24,903,965)	(441,312)

Income tax (provision) benefit	24,536,827	—	24,536,827	—

Net loss	$(84,491,207)	(693,738)	(367,138)	(441,312)

Other comprehensive income	2,863,499	—	1,554,353	—

Comprehensive (loss) income	$(81,627,708)	$(693,738)	1,187,215	(441,312)

Net loss per common share:
Basic and Diluted	$(1.23)	$(0.02)	(0.00)	(0.01)

Weighted average number of shares outstanding
Basic and Diluted	68,609,985	33,065,111	73,500,294	33,630,222

See accompanying notes to the consolidated financial statements.

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD

UNAUDITED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common stock		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income	Total stockholders’ equity (deficit)
	Shares	Amount
Balance at December 31, 2013	53,394,000	$53,394	$4,727,138	$(21,293,048)	$—	$(16,512,516)
Issuance of common shares related to Vapestick acquisition	6,595,900	6,596	48,967,962	—	—	48,974,558
Issuance of common shares related to FIN acquisition	10,000,000	10,000	108,590,000	—	—	108,600,000
Issuance of common shares related to Must Have Limited acquisition	2,300,000	2,300	15,522,700	—	—	15,525,000
Issuance of common shares on April 30, 2014	483,075	483	2,431,078	—	—	2,431,561
Issuance of common shares on June 19, 2014	140,410	140	733,989	—	—	734,129
Stock based compensation	—	—	89,376	—	—	89,376
Conversion of debt	800,000	800	199,200			200,000
Exercise of stock options	500,000	500	124,500	—	—	125,000
Exercise of warrants	404,500	405	3,117,908	—	—	3,118,313
Purchase of trademark	10,000	10	134,990	—	—	135,000
Net loss	—	—	—	(84,491,207)	—	(84,491,207)
Foreign currency translation	—	—	—	—	2,863,499	2,863,499

Balance at June 30, 2014	74,627,885	$74,628	$184,638,841	$(105,784,255)	$2,863,499	$80,292,713

See accompanying notes to the consolidated financial statements.

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(84,491,207)	$(693,738)
Adjustments to reconcile net loss tonet cash (used in) operating activities:
Depreciation expense	247,773	321
Increase in tax deferrals	(24,536,827)
Amortization of intangible assets	3,138,594	—
Impairment of goodwill	8,966,443	—
Derivative fair value adjustment	4,212,539	—
Stock based compensation	89,376	3,600
Fair value in excess of proceeds	29,215,500
Warrant fair value adjustment	41,907,889	—
Bad debt expense	48,681	16,616
Amortization and accretion	1,048,342	9,600
Changes in operating assets and liabilities:
Accounts receivable	(1,498,511)	78,484
Inventory	2,999,279	(24,813)
Other prepaid expenses, deposit, advances	(520,507)	(40,004)
Other current assets	(482,395)	—
Accounts payable and accrued expenses	12,059,769	261,443
Deferred revenue	—	(17,699)
Other liabilities	2,926	113,626
Restricted cash	(3,047,023)

Net cash (used in) operating activities	(10,939,359)	(292,564)

Cash flows from investing activities:
Purchases of property and equipment	(101,439)	(7,858)
Acquisition of businesses, net of cash acquired	(21,225,460)	—

Net cash (used in) investing activities	(21,326,899)	(7,858)

Cash flows from financing activities:
Proceeds from issuance of common stock	3,165,690	2,000,000
Deferred financing costs	(3,438,840)	—
Proceeds from exercise of stock options	125,000	—
Advances (repayments) from related party, net	(448,166)	329,296
Revolving line of credit, net	(4,738,771)	(20,641)
Payments on convertible notes	(450,000)	—
Payments on debt	(12,800,000)	—
Proceeds from issuance of debt, net	55,325,000	200,000
Net cash provided by financing activities	35,539,913	2,508,655

Effect of exchange rate changes on cash	215,401	—

Net change in cash	3,489,056	2,208,233
Cash at beginning of the period	2,081,963	17,438

Cash at end of the period	$5,571,019	$2,225,671

Supplementary Cash Flow Information
Cash paid for interest	$4,409,765	$16,000

Disclosure of Non-Cash Transactions
Shares issued for trademark	$135,000	$—

Conversion of convertible promissory notes	$200,000	$—

See accompanying notes to the consolidated financial statements.

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	BASIS OF PRESENTATION

The accompanying condensed consolidated balance sheet of Electronic Cigarettes International Group, Ltd. (formerly Victory Electronic Cigarettes Corporation) and its consolidated subsidiaries, (“ECIG” or the “Company”) as of December 31, 2013, which was derived from the Company’s audited financial statements as of December 31, 2013 and our accompanying unaudited condensed consolidated financial statements as of June 30, 2014 and for the six and three months ended June 30, 2014 and 2013, respectively, have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, certain information and note disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to those rules and regulations, although we believe that the disclosures made are adequate to make the information not misleading. In our opinion, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair statement have been included. Our operations consist of one reportable segment. For further information, refer to the consolidated financial statements and footnotes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Form 10-K”). Our financial condition as of, and operating results for the six and three-month periods ended, June 30, 2014 are not necessarily indicative of the financial condition or results that may be expected for any future interim period or for the year ending December 31, 2014.

On January 9, 2014, the Company completed the acquisition of all of the issued and outstanding ordinary shares of Vapestick Holdings Limited (“Vapestick”) a company incorporated under the laws of England and Wales, pursuant to a share exchange agreement for an aggregate cash payment of £3,500,000 (approximately $5.8 million) and the issuance of 6,595,900 shares of our common stock. The results of Vapestick’s operations have been included in our consolidated statements of operations and comprehensive loss from the date of acquisition. See Note 3.

On February 28, 2014, the Company completed the acquisition of FIN Electronic Cigarette Corporation, Inc. (“FIN”), a Delaware corporation, for 10,000,000 shares of common stock, an aggregate cash payment of $10 million and $15 million of promissory notes that became due 90 days from the date of issuance, on May 29, 2014, and were amended on May 30, 2014. The results of FIN’s operations have been included in our consolidated statements of operations and comprehensive loss from the date of acquisition. See Notes 3 and 5.

On April 22, 2014, the Company completed the acquisition of Must Have Limited (“VIP”), an England and Wales incorporated limited company for 2,300,000 shares of the Company’s common stock, GBP £5,345,713.58 (approximately $9 million), $11,000,000 of promissory notes and GBP £6,796,303 (approximately $11.4 million) in respect of VIP’s surplus cash. Additional payments include up to $5 million as an earn-out conditioned upon certain performance and employment conditions. The results of VIP’s operations have been included in our consolidated statement of operations and comprehensive loss from the date of acquisition. See Notes 3 and 5.

As of June 30, 2014, the Company was not in compliance with certain requirements of its line of credit. As a result of its non-compliance and pursuant to cross default provisions contained in the 6% Notes issued in May 2014, these notes are also in default. See Notes 4 and 5. Pursuant to the 6% Note agreement and the default provision, the holders must notify the Company of an intent to accelerate payment for the 6% Notes to be considered due and payable. The holders have waived the event of default through September 3, 2014 and it is the Company’s understanding that there is no intent of the holders to accelerate

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

the notes subsequent to the September 3, 2014 termination of the waiver. Accordingly, the 6% Notes have been classified as non current liabilities in the accompanying consolidated balance sheets. While the Company believes that a waiver will be obtained relative to the line of credit, there can be no assurance that this waiver will be obtained and at what cost.

2.	SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Revenue is derived from product sales and is recognized upon shipment to the customer. Direct sales to individual customers are recognized within internet sales in the accompanying consolidated statements of income, while all sales to retailers and distributors are recognized within retail and wholesale revenues. Payments received by the Company in advance are recorded as deferred revenue until the merchandise has shipped to the customer.

A significant area of judgment affecting reported revenue and net income is estimating sales return reserves, which represent that portion of gross revenues not expected to be realized. In particular, retail revenue, including e-commerce sales, is reduced by estimates of returns. In determining estimates of returns, management analyzes historical trends, seasonal results and current economic or market conditions. The actual amount of sales returns subsequently realized may fluctuate from estimates due to several factors, including, merchandise mix, actual or perceived quality, differences between the actual product and its presentation in the website, timeliness of delivery and competitive offerings. The Company continually tracks subsequent sales return experience, compiles customer feedback to identify any pervasive issues, reassesses the marketplace, compares its findings to previous estimates and adjusts the sales return accrual and cost of sales accordingly. For the three months ended June 30, 2014 and 2013, the Company recorded a reserve of approximately $550,000 and $0, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could differ from those estimates. Significant estimates inherent in the preparation of the accompanying consolidated financial statements include the allowance for doubtful accounts, the reserve for excess and obsolete inventory, stock-based compensation, assumptions used to determine the fair value of warrant liabilities and embedded derivatives as well as the recoverability of the Company’s net deferred tax assets.

Goodwill

Goodwill represents the excess of cost over the fair value of net tangible and identifiable intangible assets acquired. We review goodwill for impairment at the reporting unit level annually as of November 1 or, when events or circumstances dictate, more frequently. For purposes of goodwill impairment reasons our reporting units are Vapestick, FIN, and VIP. The impairment review for goodwill consists of a qualitative assessment of whether it is more-likely-than-not that a reporting unit’s fair value is less than its carrying amount, and if necessary, a two-step goodwill impairment test. Factors to consider when performing the qualitative assessment include general economic conditions, limitations on accessing capital, changes in forecasted operating results, changes in fuel prices and fluctuations in foreign exchange rates. If the qualitative assessment demonstrates that it is more-likely-than-not that the estimated fair value of the reporting unit exceeds its carrying value, it is not necessary to perform the two-step goodwill

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

impairment test. We may elect to bypass the qualitative assessment and proceed directly to step one, for any reporting unit, in any period. We can resume the qualitative assessment for any reporting unit in any subsequent period. When performing the two-step goodwill impairment test, the fair value of the reporting unit is determined and compared to the carrying value of the net assets allocated to the reporting unit. If the fair value of the reporting unit exceeds its carrying value, no further analysis or write-down of goodwill is required. If the fair value of the reporting unit is less than the carrying value of its net assets, the implied fair value of the reporting unit is allocated to all of its underlying assets and liabilities, including both recognized and unrecognized tangible and intangible assets, based on their fair value. If necessary, goodwill is then written down to its implied fair value. As of June 30, 2014, we recognized goodwill impairment of approximately of $9 million related to our FIN reporting unit. See Note 10.

Financial Instruments

The carrying amounts of cash, accounts receivable, and accounts payable approximate fair value as of June 30, 2014 and December 31, 2013, because of the relatively short maturities of these instruments. The estimated fair values for financial instruments presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values. The carrying values of the Company’s promissory notes approximate fair value because the underlying instruments are fixed-rate notes based on current market rates and current maturities.

Embedded Derivatives

The Company has issued financial instruments such as debt in which a derivative instrument is “embedded.” Upon issuing the financial instrument, the Company assesses whether the economic characteristics of the embedded derivative are clearly and closely related to the economic characteristics of the remaining component of the financial instrument (i.e., the host contract) and whether a separate, non-embedded instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument. When it is determined that (1) the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract and (2) a separate, stand-alone instrument with the same terms would qualify as a derivative instrument, the embedded derivative is separated from the host contract and carried at fair value, with changes in fair value recorded in the income statement.

Intangible Assets

In connection with our acquisitions, we have acquired certain intangible assets to which value has been assigned based on our estimates. Intangible assets that are deemed to have an indefinite life are not amortized, but are subject to an annual impairment test, or when events or circumstances dictate, more frequently. The indefinite-life intangible asset impairment test consists of a comparison of the fair value of the indefinite-life intangible asset with its carrying amount. If the carrying amount exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. If the fair value exceeds its carrying amount, the indefinite-life intangible asset is not considered impaired.

Other intangible assets assigned finite useful lives are amortized on a straight-line basis over their estimated useful lives.

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Foreign Currency Translation

We translate assets and liabilities of our foreign subsidiaries whose functional currency is the local currency, at exchange rates in effect at the balance sheet date. We translate revenues and expenses at weighted-average exchange rates for the period. Equity is translated at historical rates and the resulting foreign currency translation adjustments are included as a component of accumulated other comprehensive income (loss), which is reflected as a separate component of stockholders’ equity (deficit).

Concentration of Credit Risk

The Company supplies products and services and extends credit where permitted by law. Due to its acquisitions, the majority of the Company’s sales are to large retail chains and distributors servicing convenience stores. The Company also generated $10.0 million and $0 of foreign sales, during the six months ended June 30, 2014 and 2013, respectively.

Restricted Cash

Pursuant to certain debt agreements, the Company is required to maintain a $3 million cash balance that is restricted as to withdrawal. As the related debt is current, the restricted cash is classified as a current asset in the accompanying consolidated balance sheets. As of June 30, 2014 and December 31, 2013, restricted cash was $3,047,023 and $0.

Accounts Receivable

Accounts receivable are primarily from retail and wholesale customers or third-party internet brokers. Management reviews accounts receivable on a monthly basis to determine if any receivables are potentially uncollectible. An allowance for doubtful accounts is determined based on a combination of historical experience, length of time outstanding, customer credit worthiness, and current economic trends. As of December 31, 2013, the Company expects the amount of any potentially uncollectible receivables to be insignificant; therefore, no allowance for doubtful accounts has been determined necessary by management. As of June 30, 2014 and December 31, 2013, the Company has recorded an allowance for doubtful accounts of $88,000 and $0, respectively.

Inventory

Inventory, which consists of ready for sale disposable and rechargeable e-cigarettes, batteries, cartomizers and other accessories, is carried at the lower of cost or fair market value. Cost is determined using the first-in, first-out method. Historical inventory usage and current revenue trends are considered in estimating both excess and obsolete inventories. As of June 30, 2014 and December 31 2013, the Company has recorded a reserve for its estimate of excess and obsolete inventory of $325,000 and $15,000, respectively.

Deferred Financing Costs

The Company capitalizes costs related to the issuance of debt which are included on the accompanying consolidated balance sheet. Deferred financing costs are amortized using a method that approximates the interest method over the life of the related loan and are included as a component of interest expense on the accompanying consolidated statements of operations and comprehensive loss.

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Reclassifications

Certain reclassifications have been made to the prior year balances in order to conform to the current year presentation. These reclassifications had no impact on working capital, net income, stockholders’ equity (deficit) or cash flows as previously reported.

Income Taxes

Prior to the conversion to a C corporation on March 8, 2013, the Company acted as a pass-through entity for tax purposes. Accordingly, the consolidated financial statements do not include a provision for federal income taxes prior to the conversion. The Company’s earnings and losses were included in the previous members’ personal income tax returns and the income tax thereon, if any, was paid by the members.

The Company now files income tax returns in the United States, which are subject to examination by the tax authorities in that jurisdiction, generally for three years after the filing date. Income taxes are provided for under the liability method, whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The calculation of the Company’s tax liabilities for uncertain income tax positions are based on estimates of whether, and the extent to which, additional taxes will be required.

We are subject to U.S. federal, state and local income taxes, and U.K. income taxes that are reflected in our consolidated financial statements. The effective tax rate for the three and six months ended June 30, 2014 was (98.53%) and (22.50%); respectively. The effective tax rate for the six months ended June 30, 2014 was significantly impacted by the recognition of a deferred income tax benefit realized as a result of deferred tax liabilities that were recorded in the Company’s recent acquisitions as discussed below.

We recently completed the acquisitions of FIN, Vapestick, and VIP. During the three months ended June 30, 2014, certain measurement-period adjustments were made with respect to certain deferred tax liabilities that were identified to exist on the acquisition date for each of these acquisitions. As a result, deferred tax liabilities have been recorded for the identifiable intangibles acquired in these acquisitions as the amounts are non-deductible for income tax. Goodwill and deferred tax liabilities were both increased by $33,964,158 during the three months ended June 30, 2014 as a result of these measurement-period adjustments.

We account for uncertainty in income taxes using a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained upon audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more likely than not to be realized upon ultimate settlement. Such amounts are subjective, as a determination must be made on the probability of various possible outcomes. We reevaluate uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition and measurement could result in recognition of a tax benefit or an additional tax provision.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

For the three months and six months ended June 30, 2014, there was no change to our total gross unrecognized tax benefit. We believe that there will not be a significant increase or decrease to the uncertain tax positions within 12 months.

We evaluate quarterly the positive and negative evidence regarding the realization of net deferred tax assets. The carrying value of our net deferred tax assets is based on our belief that it is more likely than not that we will be unable to realize some of these deferred tax assets, primarily as a result of losses incurred during our limited history. As a result of this analysis, we project that approximately $10.8 million of our deferred tax assets will not be realizable.

Recent accounting pronouncements

In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This ASU clarifies guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. We adopted this ASU effective January 1, 2014. The adoption did not have a material change in our financial statement presentation.

On April 10, 2014, the FASB issued ASU No. 2014-08 “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” ASU No. 2014-08 changes the criteria for reporting discontinued operations and modifies related disclosure requirements. The new guidance is effective on a prospective basis for fiscal years beginning after December 15, 2014, and interim periods within annual periods beginning on or after December 15, 2015. The Company is currently assessing the future impact of ASU No. 2014-08 on its financial statements.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers,” which provides guidance for revenue recognition. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The new guidance is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. The Company is currently assessing the potential impact of ASU No. 2014-09 on its financial statements.

3.	ACQUISITIONS

Vapestick Holdings Limited

On January 9, 2014, the Company completed its acquisition of Vapestick.

The assets and liabilities of Vapestick shown below are based on preliminary estimates of their acquisition date fair values. The following is the Company’s assignment of the aggregate consideration:

Estimated Fair Value of Consideration Transferred
Cash	$5,804,240
Issuance of shares of common stock	48,974,558

$54,778,798

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Assets Acquired and Liabilities Assumed
Cash	$136,165
Accounts receivable	212,331
Inventory	234,656
Prepaids and other current assets	100,548
Furniture and equipment	47,772
Tradename	6,591,000
Customer relationships	4,098,000
Accounts payable and accrued expenses	(221,210)
Revolving line of credit	(330,322)
Long-term debt	(45,577)
Deferred tax liability	(2,513,440)
Other liabilities	(72,994)

Total identifiable net assets	8,236,929
Goodwill	46,541,869

Total fair value of consideration	$54,778,798

FIN Electronic Cigarette Corporation, Inc.

On February 28, 2014, the Company completed its acquisition of FIN.

The assets and liabilities of FIN shown below are based on their acquisition date fair values. The following is the Company’s assignment of the aggregate consideration:

Estimated Fair Value of Consideration Transferred
Cash	$10,000,000
Issuance of shares of common stock	108,600,000
Short term promissory notes	15,000,000

$133,600,000

Assets Acquired and Liabilities Assumed
Cash	$177,786
Accounts receivable	1,730,151
Inventory	18,045,580
Prepaids and other current assets	990,289
Furniture and equipment	1,230,774
Tradename	20,375,000
Customer relationships	47,280,000
Accounts payable and accrued expenses	(2,484,203)
Deferred tax liability	(25,441,968)
Other liabilities	(11,134,042)

Total identifiable net assets	50,769,367
Goodwill	82,830,633

Total fair value of consideration	$133,600,000

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Must Have Limited (VIP)

On April 22, 2014, Company completed its acquisition of VIP.

The assets and liabilities of VIP shown below are based on preliminary estimates of their acquisition date fair values. The following is the Company’s assignment of the aggregate consideration:

Estimated Fair Value of Consideration Transferred
Cash	$20,396,767
Issuance of shares of common stock	15,525,000
Short term promissory notes	11,000,000

$46,921,767

Assets Acquired and Liabilities Assumed
Cash	$14,698,409
Accounts receivable	426,243
Inventory	2,379,159
Prepaids and other current assets	1,315,212
Furniture and equipment	249,863
Tradename	11,025,000
Customer relationships	13,865,000
Domain name/website	1,235,000
Accounts payable and accrued expenses	(4,301,751)
Deferred tax liability	(6,008,750)

Total identifiable net assets	34,883,385
Goodwill	12,038,382

Total fair value of consideration	$46,921,767

The acquisition date amounts for Vapestick, FIN, and VIP are based upon management’s estimate of the fair values using valuation techniques including income, cost and market approaches. In estimating the fair value of the acquired assets and assumed liabilities, the fair value estimates are based on, but not limited to, expected future revenue and cash flows, expected future growth rates, and estimated discount rates. The customer relationships are being amortized over an estimated useful life of 5 to 10 years. Tradenames are being amortized over an estimated useful life of 10 to 15 years. Goodwill is calculated as the excess of the fair value of the consideration transferred over the fair value of the identifiable net assets acquired and liabilities assumed, and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce, as well as expected future synergies. We expect that goodwill will not be deductible for tax purposes.

The allocation of the purchase price for our acquisitions of Vapestick and VIP is considered preliminary as the Company is in the process of finalizing the purchase price allocation amounts received from its third party valuation specialist given the proximity of these acquisitions to June 30, 2014. With regard to Vapestick, the Company is completing the evaluation of opening balance sheet tax amounts. With regard to VIP, the Company is completing the evaluation of opening balance sheet identifiable intangibles and tax amounts.

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The Company’s consolidated results of operations for the six months ended June 30, 2014 include the results of Vapestick, FIN and VIP since January 9, 2014, February 28, 2014 and April 22, 2014, respectively. The following table sets forth the unaudited pro forma results of operations assuming that the acquisitions occurred on January 1, 2013:

	Unaudited Pro Forma Information
	Six Months Ended
	June 30, 2014	June 30, 2013
Revenue	30,478,153	42,774,609
Income (loss) from operations	(87,741,410)	7,211,533

	Unaudited Pro Forma Information
	Three Months Ended
	June 30, 2014	June 30, 2013
Revenue	13,210,893	18,825,381
Income (loss) from operations	(28,020,419)	1,485,527

4.	PRIVATE PLACEMENTS

During the six months ended June 30, 2014, the Company completed a series of private placement transactions and issued various debt and equity instruments primarily to fund its acquisitions. Certain of these instruments include detachable warrants and certain have compound embedded derivatives that require bifurcation. As of June 30, 2014, private placement debt transactions are as follows:

	Face Amount	Carrying Amount	Fair Value of Derivatives	Fair Value of Warrants
January Private Placement	$11,325,000	$2,772,472	$8,497,278	$6,993,900
February Private Placement	16,050,000	1,983,958	12,303,581	11,588,100
6% Notes	28,571,428	14,518,180	2,363,640	n/a
4% Notes	6,315,789	4,383,704	1,568,422	n/a

Total	$62,262,217	$23,658,314	$24,732,921	$18,582,000

January and February 2014 Convertible Notes and Warrants

Overview

On January 7, 2014, January 14, 2014, and January 31, 2014, we completed a private offering of $11,325,000 aggregate principal amount of 15% Senior Secured Convertible Promissory Notes (the “January Private Placement”) and warrants to purchase shares of common stock at an exercise price of $5.00 per share, for total net proceeds to the Company of approximately $10,506,000 after deducting placement agent fees and other expenses.

On February 28, 2014, we completed a private offering of $16,050,000 aggregate principal amount of 15% notes (the “February Private Placement”) and warrants to purchase shares of common stock at an exercise price of $5.00 per share for total net proceeds to the Company of approximately $14,919,000 after deducting placement agent fees and other expenses.

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The notes issued in the January Private Placement and the February Private Placement are due on the first anniversary of their respective issuance dates if not converted prior to the maturity date and accrue interest at a rate of 15% on the aggregate unconverted and outstanding principal amount, payable in cash on a quarterly basis. The notes issued in the January Private Placement and the February Private Placement may be prepaid in cash, in whole or in part, at any time for 115% of the outstanding principal and accrued interest.

Conversion Price

The initial conversion price of $5.00 is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, the conversion price will be adjusted if the Company issues any equity or convertible debt at a purchase price that is less than the current exercise price, with certain exceptions. The conversion price will also adjust on any subsequent issuance of shares of common stock or common stock equivalents based on a formula intended to maintain the fully diluted percentage ownership on an “if converted” basis. Furthermore, if the Company or any subsidiary thereof sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition) any of its common stock or any securities which would entitle the holder thereof to acquire at any time its common stock, then the conversion price will be adjusted downward by multiplying it by a fraction, the numerator of which shall be 79,163,999 and the denominator of which shall be the number of fully-diluted shares of our common stock outstanding following such issuance. As of June 30, 2014, as a result of the subsequent issuances of our convertible notes, warrants and shares of our common stock described below, the conversion price of the notes issued in the January Private Placement and February Private Placement is $3.77 per share.

Derivatives

Three embedded features that required bifurcation and separate accounting were identified in the January Private Placement and the February Private Placement and the Company determined these should be bundled together as a single, compound embedded derivative, bifurcated from the host contract, and accounted for at fair value, with changes in fair value being recorded in the consolidated statements of operations and comprehensive loss. The three embedded derivatives were the conversion option, the mandatory default amount and the prepayment clause. The mandatory default amount represents the greater of the (i) as converted value of the note plus accrued interest or (ii) 115% of the outstanding principal and 100% of accrued interest, plus a make-whole amount, which represents interest for the remaining term of the note. The prepayment provision allows the Company to prepay any portion of the outstanding principal amount of the note.

The three embedded features were evaluated together as a single compound derivative to determine the fair value of the derivative.

Warrants

The warrants issued in the January Private Placement and the February Private Placement are exercisable for an aggregate of 5,475,000 shares of the Company’s common stock. The warrants are exercisable for a period of five years from their respective issue dates. The exercise price with respect to the warrants is $5.00 per share, as adjusted from time to time. The initial exercise price and the amount of shares of our common stock issuable upon exercise of the warrants are subject to adjustment upon certain

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, the exercise price of the warrants will be adjusted should the Company issue any equity or convertible debt at a purchase price that is less than their current exercise price, with certain limited exceptions as further described in the warrant. Furthermore, if the Company or any subsidiary thereof sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition) any of its common stock or common stock equivalents, then the exercise price for the warrants will be adjusted downward by multiplying it by a fraction, the numerator of which shall be 79,163,999 and the denominator of which shall be the number of fully-diluted shares of our common stock outstanding following such issuance. As of June 30, 2014, as a result of the subsequent issuances of our convertible notes, warrants and shares of our common stock described below, the strike price of the warrants issued in conjunction with the January Private Placement and the February Private Placement is $3.77 per share.

These warrants are considered liabilities and will be recorded at fair value each reporting period with adjustments recorded in the consolidated statements of operations and comprehensive loss.

The proceeds for the January Private Placement and the February Private Placement were allocated at issuance based upon the fair value of the warrants and the embedded derivatives as follows:

	January	February	Total
Proceeds	$11,325,000	$16,050,000	$27,375,000
Fair value of warrants	(8,871,000)	(22,116,900)	(30,987,900)
Fair value of conversion features	(6,342,600)	(19,260,000)	(25,602,600)
Convertible promissory notes	—	—	—

Fair value of amounts in excess of proceeds	$(3,888,600)	$(25,326,900)	$(29,215,500)

April 2014 Convertible Notes

Overview

On April 22, 2014, we completed a private offering of $24,175,824 (the “First Tranche”) aggregate principal amount of 6% senior convertible notes (the “6% Notes”) for total net proceeds to the Company of approximately $20,511,200 after deducting original issue discount (9%), placement agent fees and other transaction-related expenses. On June 3, 2014, the 6% Notes were amended and we issued additional 6% convertible notes in the principal amount of $4,395,604 (the “Second Tranche”) for total net proceeds to the Company of $3,950,000. The third tranche of additional 6% convertible notes in the principal amount of up to $3,296,704 (the “Third Tranche”) is expected to be issued on September 2, 2014, or such other date as the parties may agree, subject to the satisfaction of certain closing conditions set forth in the 6% Notes.

The 6% Notes are due the later of (i) September 3, 2015, and (ii) if the Third Tranche is issued, December 2, 2015, and accrue interest at a rate of 6% on the aggregate unconverted and outstanding principal amount payable in cash on a monthly basis. Beginning on June 30, 2014, and on the last trading day of each calendar month thereafter, the Company shall pay additional interest in cash in the amount of $68,750, and following the closing of the Third Tranche, if any, in the amount of $75,000.

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The Company was required to prepay $12,000,000 plus any accrued and unpaid interest, between 15 days and 30 days following the issue date. The Company has paid the amounts due. During May 2014, the holders had the right and required the Company to redeem $800,000 of the outstanding principal amount (plus accrued and unpaid interest thereon), and commencing June 1, 2014, the holders can require, and did so for the month of June, the Company to redeem up to $1,000,000 of the outstanding principal amount (plus accrued and unpaid interest thereon) per calendar month.

Between October 1, 2014, and October 9, 2014, upon written notice to the holders, the Company is required to prepay $1,000,000 of the principal amount plus any accrued and unpaid interest thereon. The holders have the right, in the event of a change of control, to redeem all or portions of the 6% Notes, in exchange for either cash or shares of the Company’s common stock. The 6% Notes are secured by all of the assets of VIP.

Conversion Price

The initial conversion price with respect to (i) the First Tranche is $9.92, (ii) the Second Tranche is $10.63 and (iii) the Third Tranche, if any, is 115% of the volume weighted average price (“VWAP”) of the Company’s common stock on the trading day preceding the issuance of the Third Tranche. The conversion price is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, the conversion price will be adjusted should the Company issue any equity or convertible debt at a purchase price that is less than the current exercise price, with certain limited exceptions. Furthermore, should the Company complete an underwritten public offering of a minimum of $25 million, the conversion price would reset to the price that is equal to 115% of the VWAP of the Company’s shares of common stock on the trading day immediately following the pricing of such public offering should that price be lower than the conversion price then in effect. As of June 30, 2014, pursuant to the adjustment provisions the conversion price of the First Tranche is $6.90 per share and the conversion price of the Second Tranche is $7.48 per share.

Derivatives

Five embedded features that required bifurcation and separate accounting were identified in the 6% Notes and the Company determined these should be bundled together as a single, compound embedded derivative, bifurcated from the host contract, and accounted for at fair value, with changes in fair value being recorded in the consolidated statements of operations and comprehensive loss. The five embedded derivatives were the conversion option, the mandatory default amount, the fundamental transaction redemption right, the “stock on” provision and the dividend rights. The mandatory default amount represents the greater of the (i) as converted value of the note plus accrued interest or (ii) 110% of the outstanding principal and 100% of accrued interest. The fundamental transaction redemption right represents 107.5% of the outstanding principal and 100% of accrued and unpaid interest. The “stock on” provision represents the number of shares of common stock equal to the quotient of the applicable redemption amount and 90% of the arithmetic average of each of the five lowest daily VWAPs for the common stock. The dividend rights represent the right to receive dividends paid and distributions made to holders of common stock to the same extent as if the holders of the 6% Notes had converted the 6% Notes into common stock.

The five embedded features were evaluated together as a single compound derivative to determine the fair value of the derivative.

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

May 2014 Convertible Notes

Overview

On May 30, 2014, we completed a private offering of $6,315,789 aggregate principal amount of 4% convertible notes (the 4% Notes) for total net proceeds to the Company of $2,000,000 after satisfaction of $4,210,526 of FIN promissory notes principal and accrued interest, original issue discount (5%), and deducting placement agent fees and other expenses.

The 4% Notes are due on November 30, 2015 less any amounts converted prior to the maturity date and accrue interest at a rate of 4% on the aggregate unconverted and outstanding principal amount payable in cash on a monthly basis. Payments due shall, at the Company’s option, be made in cash or, subject to the Company complying with certain conditions, be made in common stock with each share of common stock being ascribed a value that is equal to 80% of the lowest VWAP for the 15 consecutive trading days immediately prior to such payment date.

Conversion Price

The initial conversion price with respect to the 4% Notes is $6.00. The conversion price is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, subject to certain limited exceptions, if the Company issues any common stock or warrants or convertible debt entitling any person to acquire common stock at a per share purchase price that is less than the conversion price for the notes, such conversion price will be adjusted to that lower purchase price. Also, the conversion price of the notes will be adjusted if the closing bid price for the Company’s common stock on November 26, 2014 is below the conversion price, in which case the original conversion price will automatically adjust to 70% of the lowest VWAP in the 15 trading days prior to such date. As of June 30, 2014, the conversion price was $6.00.

Derivatives

Four embedded features that required bifurcation and separate accounting were identified in the 4% Notes and the Company determined these should be bundled together as a single, compound embedded derivative, bifurcated from the host contract, and accounted for at fair value, with changes in fair value being recorded in the consolidated statements of operations and comprehensive loss. The four embedded derivatives were the conversion option, the mandatory default amount, the amortization conversion rate and the prepayment clause. The mandatory default amount represents 130% of the outstanding principal and accrued interest, plus a make-whole amount, which represents interest for the remaining term of the note. The Company has the option to make monthly payments in shares at the amortization conversion rate, which is 82.5% of the lowest VWAP. The prepayment provision allows the Company to prepay any portion of the outstanding principal amount of the note. The four embedded features were evaluated together as a single compound derivative to determine the fair value of the derivative.

Common Stock and Warrants

During the six months ended June 30, 2014, the Company issued common stock with detachable warrants. At issuance the proceeds were allocated based upon the fair value of the warrants. As of and for the six months ended June 30, 2014, amounts related to these transactions are as follows:

	Common Stock	Equity Proceeds	June 30, 2014 Fair Value of Warrants
April 30, 2014	483,075	$2,431,561	$344,088
June 19, 2014	140,410	734,129	87,404

Total	623,485	$3,165,690	$431,492

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Overview

On April 30, 2014 and June 19, 2014 we completed private offerings of 623,485 units, each unit consisting of (i) one share of our common stock and (ii) a warrant to purchase 1/4 share of our common stock, or a total of 623,485 shares of our common stock and warrants to purchase 155,870 shares of our common stock, at a price of $6.50 per unit to accredited investors for total net proceeds to the Company of $3,647,382 after deducting placement agent fees and other expenses and allocation of proceeds for fair value of warrants.

Warrants

The warrants issued in these offerings are exercisable for a period of five years from their issue dates. The exercise price with respect to the warrants is $6.50 per full share. The exercise price for the warrants is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, the exercise price of the warrants will be adjusted should the Company issue any equity or convertible debt at a purchase price that is less than their current exercise price for two years following the issuance date, with certain limited exceptions. As of June 30, 2014, pursuant to the adjustment provision contained in the warrants, the exercise price of the warrants issued in the April 30, 2014 offering adjusted to $6.00 per share and the number of shares issuable upon exercise of the warrants increased to 130,832 shares from 120,768 shares of common stock.

Registration Rights Agreements

In connection with the January and February Private Placements, the 6% Notes, the 4% Notes and the common stock and warrant issuances, as well as certain of our acquisitions, we entered into registration rights agreements pursuant to which we agreed to register all of the shares of our common stock underlying the offerings on a Form S-1 registration statement. If the Company does not meet the registration requirements, there are penalty provisions. The Company expects to meet all registration requirements.

5.	DEBT

As of June 30, 2014 and December 31, 2013, debt is as follows:

	June 30, 2014	December 31, 2013
January Private Placement	$2,772,472	$—
February Private Placement	1,983,958	—
6% Notes	13,218,180	—
4% Notes	4,383,704	—
FIN Seller Notes	11,375,000	—
VIP Seller Notes	11,000,000	—
Line of credit	7,292,714	—
Convertible promissory note	—	650,000

	$52,026,028	$650,000
Less current portion	(50,764,201)	(650,000)

Total long-term debt	$1,261,827	—

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The January and February 2014 Private Placements

As discussed in Note 4, the notes issued in the January Private Placement and the February Private Placement are due on the first anniversary of their respective issuance dates if not converted prior to the maturity date and accrue interest at a rate of 15% on the aggregate unconverted and outstanding principal amount, payable in cash on a quarterly basis. The carrying value of the notes issued in each of the January Private Placement and February Private Placement represents the accreted value from the date of issuance to June 30, 2014 given the full allocation of the proceeds to the fair value of the warrants issued and the fair value of the embedded derivatives.

6% and 4% Notes

The 6% and 4% Notes are due on September 3, 2015 and November 30, 2015, respectively, if not converted prior to the maturity date.

FIN Seller Notes

In February 2014, we issued notes to the former shareholders of FIN in the amount of $15,000,000 as part of our acquisition of FIN. In May 2014, the FIN note holders assigned $3,625,000 worth of principal and accrued interest of $375,000, for a total of $4,000,000, to Dominion Capital LLC. The former shareholders of FIN then amended their respective notes to reflect the new principal amount, increased the interest rate from 10% to 18% per annum and extended the term. The amended FIN Seller Notes contain a provision that requires issuance of 12,500 share of common stock per day, up to 500,000 shares of common stock, from June 9, 2014 to the repayment date. As of June 30, 2014, approximately $3.2 million had been recorded relative to the unissued shares.

After the amendment of the FIN Seller Notes, Dominion Capital LLC exchanged $4,000,000 of notes with the Company for a new convertible note with a principal balance of approximately $4,210,000, and an interest rate of 4% per annum. See Note 4.

The FIN Seller Notes were fully repaid in July 2014. See Note 13.

VIP Seller Notes

In April of 2014, we issued $11,000,000 worth of notes to the former shareholders of VIP as part of our acquisition of VIP. The notes mature at the earlier of October 14, 2014, the day the Company first trades it shares of common stock on certain listed exchanges (including the NYSE Market, the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange) or the Company completes an underwritten public offering of a minimum of $40 million. Beginning 120 days following the date of issuance, the promissory notes will accrue interest at a rate of 10% per annum.

Line of Credit

In conjunction with the FIN acquisition, the Company assumed a credit agreement expiring on December 31, 2015 which provides for a revolving credit and/or letter of credit commitment in the maximum combined amount of $20 million. The amount of credit to be provided is additionally limited to a specified percentage of eligible receivables and eligible finished goods and in-transit inventory. All collections of accounts receivable are required to be applied to reduce any revolving credit balance outstanding. The interest rate is the daily three month LIBOR plus a margin of 3% and at June 30, 2014 was

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

3.23%. The credit agreement includes a subjective acceleration clause and a lockbox arrangement; accordingly, amounts outstanding have been included as a current liability in the consolidated balance sheets.

The Company is obligated to comply with a number of covenants that include financial reporting, weekly collection reports, debt service and EBITDA coverage. As of June 30, 2014, the Company was in technical default of the agreement as its wholly-owned subsidiary FIN failed to obtain the minimum EBITDA required pursuant to the Credit Agreement, which has triggered a cross-default of the 6% Notes.

Interest Expense

Interest expense for the six and three months ended June 30, 2014 and 2013 is as follows:

	Six Months Ended		Three Months Ended
	6/30/2014	6/30/2013	6/30/2014	6/30/2013
Accretion of and interest on convertible notes	$7,860,335	$—	$1,617,734	$—
FIN Seller Notes	655,625	—	530,625	—
FIN Penalty Shares	3,224,813		3,224,813
Other	106,510	75,833	78,285	41,522

	$11,847,283	$75,833	$5,451,457	$41,522

6.	RELATED PARTY TRANSACTIONS

The Company, through the acquisition of Vapestick, became a party to a distribution agreement with MPL Ltd. (“MPL”). Under the terms of the agreement, MPL is licensed to act as the manufacturer, importer and distributor for Vapestick products for specified retailers in return for a royalty payment. Either party may terminate the agreement after January 1, 2016 on six months prior notice and the satisfaction of certain conditions. The Chief Executive Officer of MPL is related to the Company’s President-International. Royalties for the six months ended June 30, 2014 and 2013 were $83,253 and $0, respectively.

The Company, through the acquisition of Vapestick, became a party to a supplier agreement with Internet Marketing Hub Ltd. (“IMH”). Under the terms of the agreement, IMH provides the labor and expertise for the design, development and maintenance, including search engine optimization for internet marketing on the websites: www.vapestick.co.uk and www.electroniccigarettedirect.co.uk. The Company’s President-International is a 50% owner of IMH. Pursuant to the terms of the agreement Vapestick will pay £15,000 ($25,500 as of June 30, 2014) for each month during which the agreement continues, and will pay an additional £10,000 ($17,000 as of June 30, 2014) per month for each month during the whole of which the Vapestick website is found at all times on page 1 of Google UK’s organic search listings, following a search of Google UK only, using only the key phrase “electronic cigarette”. Total costs incurred under this agreement were $185,538 and $0 for the six months ended June 30, 2014 and 2013, respectively.

As described in the Company’s 2013 Form 10-K, on December 30, 2013, the Company entered into a comprehensive partnership agreement with Fields Texas Limited LLC’s affiliate, E-Cig Acquisition Company LLC (“Fields Texas”), which is partially owned by one of the Company’s directors. Pursuant to the agreement, if Fields Texas facilitates a merger or acquisition, strategic partnership, joint venture, licensing or similar transaction, we will pay Fields Texas a one-time fee equal to 5% of the purchase price paid in the same form of consideration as used in the transaction. Amounts due under this agreement included a $200,000 development fee and $500,000 related to the acquisition of FIN for the six months ended June 30, 2014 of which all amounts have been paid.

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

During April 2014, the Company entered into an Advisory Agreement with Fields Texas Limited LLC (“FTX”), which is owned by one of the Company’s directors. According to the Advisory Agreement, in the event FTX provides advice related to operational, strategic and synergistic considerations associated with a merger or acquisition which is closed by the Company, which Fields Texas is not receiving a 5% facilitation fee for, the Company shall pay FTX a fee equal to three percent (3%) of the total purchase price paid. During the six months ended June 30, 2014, the Company recorded an expense $600,000 related to this agreement.

As of June 30, 2014 warrants outstanding with Fields Texas and FTX (including warrants issued to William Fields) are as follows (see also Note 8):

	Original Issue Warrants	Additional Anti-Dilution Warrants	Warrant Liability	Loss on fair value adjustment
December 31, 2013	7,075,000		$16,600,500
Fair value adjustment			8,728,000	$8,728,000

Issued:
Anti-Dilution		9,702,806	35,594,528	35,594,528
Advisory services	500,000	333,333	2,150,000	2,150,000
Advisory services	69,000		110,400	110,400
Exercised:
April 2014	(631,238)		(3,118,313)	—

June 30, 2014	7,012,762	10,036,140	$60,065,115	$46,582,928

As of December 31, 2013, stockholders of the Company had loans outstanding to us totaling $448,166. Such amounts, including accrued interest of $115,078, were paid on January 31, 2014.

In September 2013, the Company moved its operations from Ballground, Georgia to Nunica, Michigan and entered into a month-to-month agreement with a company related to the Chief Executive Officer to provide office and warehouse facilities, as well as administrative services to include a call center, order fulfillment, purchasing, inventory management and accounting for a monthly fee of approximately $21,000 per month. The contract is cancellable at any time by either party.

7.	COMMITMENTS AND CONTINGENCIES

From time to time we may be involved in various claims and legal actions arising in the ordinary course of our business. When the Company becomes aware of potential litigation, it evaluates the merits of the case in accordance with the applicable accounting literature. The Company evaluates its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If the Company determines that an unfavorable outcome is probable and can be reasonably estimated, it establishes the necessary accruals. Certain insurance policies held by the Company may reduce the cash outflows with respect to an adverse outcome on certain of these litigation matters. The Company does not believe it is reasonably possible that any of these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations and cash flows.

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

8.	WARRANTS

As discussed in the Company’s 2013 Form 10-K, warrants were issued pursuant to an agreement with Fields Texas. Pursuant to the terms of the Fields warrant agreement, the strike price as of June 30, 2014 was adjusted from $9.05 to $3.77. During the six months ended June 30, 2014, 8,130,813 warrants were issued in connection with the January Private Placement and February Private Placement and 511,465 additional warrants were issued to placement agents for advisory services. The warrants issued in connection with each of the January Private Placement and February Private Placement contain a provision which could adjust the strike price based on certain future events and are thus considered to be liabilities. As of June 30, 2014, warrants outstanding are as follows:

	Warrants	Warrant Liability		Loss/(gain) recognized on fair value adjustment
December 31, 2013	7,075,000	$16,600,500	(1)
Fair value adjustment	—	8,728,000		$8,728,000	(3)

	7,075,000	25,328,500

Issued:
Fields Texas and FTX	10,605,140	37,854,928	(2)	37,854,928	(4)
Other advisory warrants	2,932,344	7,781,685		7,781,685	(4)
January and February Private Placements	5,475,000	18,582,000		(12,405,900)	(5)
Warrants issued with common stock	165,934	431,491		(50,824)	(5)
Exercised:
Fields Texas	(631,238)	(3,118,313)		—	(6)

June 30, 2014	25,622,180	$86,860,291		$41,907,889

(1)	Warrants as of December 31, 2013 represent warrants issued to Fields Texas pursuant to a strategic partnership agreement.
(2)	Additional warrants represent 9,702,806 warrants issued pursuant to the anti-dilution provisions of warrants issued during 2013, 833,333 warrants issued for 2014 advisory services and 69,000 of warrants issued for additional advisory services.
(3)	Includes $859,390 related to warrants issued to William Fields pursuant to his role as a director of the Company included in selling, general and administrative expense and $7,868,610 included in advisory agreement warrant expense in the accompanying statements of operations and comprehensive (loss) income.
(4)	Included in advisory agreement warrant expense in the accompanying statements of operations and comprehensive (loss) income.
(5)	Warrants represent warrants issued with the January Private Placement and February Private Placement as well as the warrants issued in conjunction with the private placement of common stock and included in warrant fair value adjustments, net in the accompanying statements of operations and comprehensive (loss) income.
(6)	Represents the cashless exercise of warrants for 404,500 shares of common stock.

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Included in Note 11 are the fair value adjustments related to the advisory agreement warrants, the warrants issued in connection with the 2014 Private Placements and the warrants issued to William Fields as follows:

Advisory agreement warrants	$53,505,222
Warrants issued with private placements	(12,456,723)
Selling, general, and administrative	859,390

$41,907,889

A binomial model is used to compute the fair value of the warrants. In order to calculate the fair value of the warrants, certain assumptions are made regarding components of the model. As of June 30, 2014, significant assumptions include the estimated $6.62 fair value of the underlying common stock, the risk-free interest rate ranging from 1.43% to 1.71% and volatility of 38%. Changes to the assumptions could cause significant adjustments to the valuation.

The fair value of the underlying common stock was determined based on the traded price of the Company’s stock with a marketability discount of 25%. The risk-free interest rate is based on the yield of U.S. treasury bonds over the expected term. The expected stock volatility is based on historical common stock prices for comparable publicly traded companies over a period commensurate with the life of the instrument.

9.	EARNINGS PER SHARE

For the periods where the Company reported losses, all common stock equivalents are excluded from the computation of diluted earnings per share, since the result would be antidilutive. Common stock equivalents, that were not included in the calculation of diluted earnings per share because to do so would have been antidilutive for the periods presented, are as follows:

	Six Months Ended June 30, 2014	Three Months Ended June 30, 2014
Stock options	6,694,724	6,624,333
Warrants	16,501,269	14,514,737
Convertible debt	10,362,998	10,362,998

Total antidilutive common stock equivalents excluded from dilutive earnings per share	33,558,991	31,502,068

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

10.	GOODWILL AND INTANGIBLES

During the six months ended June 30, 2014, we completed the Vapestick, FIN, and VIP acquisitions. As a result of these acquisitions, we recorded goodwill and intangible balances. A summary of changes in our goodwill and other intangible assets for the six months ended June 30, 2014 is as follows:

Goodwill/ Intangible	Net Balance as of December 31, 2013	Additions	Translation Adjustment	Impairment	Amortization	Net Balance as of June 30, 2014
Goodwill	—	141,410,874	1,888,114	(8,966,443)	—	134,332,545
Tradename	—	37,991,000	394,716	—	(875,954)	37,509,762
Customer relationships	—	65,243,000	341,189	—	(2,238,975)	63,345,214
Domain name and website	—	1,235,000	16,872	—	(23,665)	1,228,207

						236,415,728

Impairment

We test for impairment of goodwill on an annual basis on November 1 of each year. We will, however, test for impairment during any reporting period if certain triggering events occur. As of June 30, 2014, our FIN reporting unit was considered to have a triggering event due to the faster than expected migration of U.S. consumers from disposable products and an accompanying decrease in forecasted revenue as the Company responded through the introduction of new products. As a result of the impairment analysis, the Company recorded a $9.0 million loss on goodwill impairment. The significant change in the analysis from that used in the February FIN purchase price allocation related to the “year 1” revenue projections. These “year 1” revenue projections initially included a revenue increase of approximately 22%, while the June 30, 2014 impairment analysis reflected a projected revenue increase of approximately 7%. When estimating the fair value of goodwill, we make assumptions regarding revenue growth rates, operating cash flow margins and discount rates. These assumptions require substantial judgment as we operate in a high growth industry and have recently acquired our reporting units.

We consider company specific factors including customers, new products and demand patterns as well as industry information to arrive at these estimates. As of June 30, 2014, we have utilized a 19% discount rate in determining the loss on impairment. In calculating the discount rate, we considered estimates of the long-term mean market return, industry beta, corporate borrowing rate, average industry debt to capital ratio, average industry equity capital ratio, risk free rate and the tax rate.

11.	FAIR VALUE MEASUREMENTS

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques the

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1 — Quoted prices for identical assets and liabilities traded in active exchange markets, such as the New York Stock Exchange.

Level 2 — Observable inputs other than Level 1 including quoted prices for similar assets or liabilities, quoted prices in less active markets, or other observable inputs that can be corroborated by observable market data. Level 2 also includes derivative contracts whose value is determined using a pricing model with observable market inputs or can be derived principally from or corroborated by observable market data.

Level 3 — Unobservable inputs supported by little or no market activity for financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation; also includes observable inputs for nonbinding single dealer quotes not corroborated by observable market data.

The Company has various processes and controls in place to ensure that fair value is reasonably estimated. A model validation policy governs the use and control of valuation models used to estimate fair value. The Company performs due diligence procedures over third-party pricing service providers in order to support their use in the valuation process. Where market information is not available to support internal valuations, independent reviews of the valuations are performed and any material exposures are escalated through a management review process.

While the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The following is a description of the valuation methodologies used for instruments measured at fair value:

Warrant liability

The Company utilizes a binomial option pricing model to derive the estimated fair value. Key inputs into the model include a discount for lack of marketability on the stock price, expected volatility, and a risk-free interest rate.

In order to calculate the fair value of the warrants, certain assumptions are made regarding components of the model. As of June 30, 2014, significant assumptions include the estimated $6.62 fair value of the underlying common stock, the risk-free interest rate ranging from 1.43% to 1.71% and volatility of 38%. Changes to the assumptions could cause significant adjustments to the valuation.

The fair value of the underlying common stock was determined based on the traded price of the Company’s stock with a marketability discount of 25%. The risk-free interest rate is based on the yield of U.S. treasury bonds over the expected term. The expected stock volatility is based on historical common stock prices for comparable publicly traded companies over a period commensurate with the life of the instrument.

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Derivatives

Derivatives consisting of complex embedded derivatives, are valued using a binomial option pricing model. Key inputs into the model include a discount for lack of marketability on the stock price, expected volatility, and a risk-free interest rate. Any significant changes to these inputs would have a significant impact to the fair value. See further discussion in Note 4.

Assets and liabilities measured at fair value as of June 30, 2014 and December 31, 2013 are summarized as follows:

	June 30, 2014
Recurring fair value measurements	Total	Level 1	Level 2	Level 3
Liabilities:
Warrant liability	$86,860,291	$—	$—	$86,860,291
Derivatives	$24,732,921	$—	$—	$24,732,921

Total liabilities	$111,593,212	$—	$—	$111,593,212

	December 31, 2013
Recurring fair value measurements	Total	Level 1	Level 2	Level 3
Liabilities:
Warrant liability	$16,600,500	$—	$—	$16,600,500

The following table presents a reconciliation of assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3).

	Fair Value Measurements Using Signification Unobservable Inputs (Level 3)
	Total	Warrant Liability	Derivatives
Balance, January 1, 2014	$16,600,500	$16,600,500	$—
Transfers into level 3	—	—	—
Transfers out of level 3	—	—	—
Total net (gains) losses included in:
Net loss	34,577,078	41,907,889	(4,212,498)
Other comprehensive loss	—	—	—
Purchases, sales, issues, and settlements
Purchases	—	—	—
Issues	60,415,634	31,470,215	28,945,419
Sales	—	—	—
Settlements	—	(3,118,313)	—

Balance, June 30, 2014	$111,593,212	$86,860,291	$24,732,921

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

12.	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

As of June 30, 2014 and December 31, 2013, accounts payable and accrued expenses are as follows:

	June 30, 2014	December 31, 2013
Accounts payable	$2,594,175	$137,919
VIP earn out	5,037,900	—
FIN penalty shares	3,224,813	—
Accrued interest	3,591,097	—
Other accrued expenses	4,883,365	168,281

	$19,331,350	$306,200

13.	SUBSEQUENT EVENTS

Name Change

On July 2, 2014, the Company filed a Certificate of Amendment to its Articles of Incorporation to affect the Name Change of “Electronic Cigarettes International Group, Ltd.” from “Victory Electronic Cigarettes Corporation.”

The Equity Offering

On July 15, 2014, we completed a private offering of shares of our common stock with Man FinCo Limited, a company incorporated as an offshore company under the regulations of the Jebel Ali Free Zone Authority (“Man FinCo”) for total net proceeds to the Company of $20,000,000. The Company paid placement agent fees and other expenses of $2,000,000 in the form of 215,384 shares of Common Stock and warrants to acquire 118,519 shares of Common Stock at an exercise price of $6.75 per share. In the offering, we issued 2,962,963 shares of our common stock at a purchase price of $6.75 per share or $20,000,000 in the aggregate. Pursuant to our agreement with Man FinCo, we agreed that if we sold shares of Common Stock in a public offering at a price of less than $7.94, then we would issue to Man FinCo such additional number of shares of Common Stock equal to (i) $20,000,000 divided by the public offering price multiplied by 0.85 (the “Reset Price”) (ii) less any shares initially issued to Man FinCo. Additionally, the Company granted to Man FinCo an option to purchase an additional number of shares of Common Stock as is derived by dividing $40,000,000 by the lower of $6.75 and the Reset Price. Man FinCo may exercise the option in whole or in part at any time prior to the first anniversary of the closing date of the initial purchase. In the event that Man FinCo does not exercise the option in whole or in part prior to such first anniversary, the option shall remain exercisable in whole or in part until the second anniversary of the closing date of the initial purchase, but only for half the number of additional shares.

The Company and Man FinCo entered into a registration rights agreement pursuant to which the Company will agree to register the shares being issued based on certain terms and conditions.

Acquisition of Hardwire

On July 16, 2014, we completed the acquisition of the assets of Hardwire Interactive Inc., a British Virgin Islands company (“Hardwire”) pursuant to an asset purchase agreement by and between (i) the Company, (ii) Hardwire Interactive Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of the Company, (iii) Hardwire, and (iv) the selling owners of the Hardwire. Pursuant to the terms of the asset purchase agreement, we purchased all of Hardwire’s assets and properties held in

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

connection with, necessary for, or material to Hardwire’s business of selling electronic cigarettes via the internet for a purchase price of (1) $5,000,000, (2) 3,000,000 shares of Common Stock and (3) the assumption of all of Hardwire’s liabilities relating to or arising out of any assigned contracts, the employment of Hardwire’s employees or the ownership, operation or use of the assets being sold.

The Units Offering

On July 16, 2014, we completed a “best efforts” private offering of 185,511 units, each unit consisting of (i) one share of our common stock and (ii) a warrant to purchase 1/4 share of our common stock, or a total of 185,511 shares of our common stock and warrants to purchase 46,374 shares of our common stock, at a price of $6.50 per unit to accredited investors for total net proceeds to the Company of $1,085,241 after deducting placement agent fees and other expenses.

The warrants issued in this offering are exercisable for a period of five years from their issue dates. The exercise price with respect to the warrants is $6.50 per full share. The exercise price for the warrants is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, the exercise price of the warrants will be adjusted should the Company issue any equity or convertible debt at a purchase price that is less than their current exercise price for two years following the issuance date, with certain limited exceptions.

The Company and the purchasers entered into a registration rights agreement pursuant to which the Company will agree to register the shares and shares underlying the warrants based on certain terms and conditions.

12% Original Issue Discount Convertible Promissory Notes

Overview. On July 17, 2014, we exchanged the remaining $10,500,000 outstanding principal amount of FIN Promissory Notes with Dominion Capital LLC and MG Partners II, Ltd., a subsidiary of Magna Group, LLC, the holders of such notes, for 12% original issue discount convertible promissory notes in the aggregate principal amount of $11,042,632 (the “12% Convertible Notes”) and warrants to purchase an aggregate of 807,692 shares of our common stock.

Maturity and Interest. The 12% Convertible Notes are due on January 17, 2016, less any amounts converted or repaid prior to the maturity date, and accrue interest at a rate of 12% on the aggregate unconverted and outstanding principal amount payable, at the holder’s option, in cash or common stock on a monthly basis. Beginning October 17, 2014, and continuing on each of the following fifteen successive months thereafter, we are obligated to pay 1/16th of the face amount of the 12% Convertible Notes and accrued interest. At the holder’s option, the holder can request that our monthly payments be for 5/16th of the face amount of the 12% Convertible Notes. In each case such payments shall, at the Company’s option, be made in cash or, subject to the Company complying with certain conditions, be made in common stock with each share of common stock being ascribed a value that is equal to 80% of the lowest VWAP for the 20 consecutive trading days immediately prior to such payment date.

Conversion. The 12% Convertible Notes may be converted, in whole or in part, into shares of common stock at the option of the holder at any time and from time to time. The shares of common stock issuable upon conversion of the 12% Convertible Notes shall equal: (i) the principal amount of the note to be converted (plus accrued interest and unpaid late charges, if any) divided by (ii) a conversion price of $6.50,

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

as adjusted from time to time. The conversion price is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, subject to certain limited exceptions, if the Company issues any common stock or warrants or convertible debt entitling any person to acquire common stock at a per share purchase price that is less than the conversion price for the notes, such conversion price will be adjusted to that lower purchase price. Also, the conversion price of the notes will be adjusted if the closing bid price for the Company’s common stock on January 13, 2015 is below the conversion price, in which case the original conversion price will automatically adjust to 70% of the lowest VWAP in the 15 trading days prior to such date.

Warrants. The warrants issued in the exchange are exercisable for a period of eighteen months from their issue dates. The exercise price with respect to the warrants is $10.00 per share. The exercise price for the warrants is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, the exercise price of the warrants will be adjusted should the Company issue any equity or convertible debt at a purchase price that is less than their current exercise price for two years following the issuance date, with certain limited exceptions.

Prepayments. The notes may be prepaid in whole or in part at any time upon ten days notice for 105% of the sum of the outstanding principal and accrued interest, subject to the Company complying with certain conditions.

FINANCIAL STATEMENTS

VICTORY ELECTRONIC CIGARETTES CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Victory Electronic Cigarettes Corporation

We have audited the accompanying consolidated balance sheet of Victory Electronic Cigarettes Corporation as of December 31, 2013, and the related consolidated statements of operations and comprehensive income, stockholders’ deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2013 consolidated financial statements, referred to above present fairly, in all material respects, the financial position of Victory Electronic Cigarettes Corporation as of December 31, 2013, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the 2013 consolidated financial statements as previously filed on March 31, 2014, have been restated.

/s/ McGladrey LLP

Fort Lauderdale, Florida

May 6, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Victory Electronic Cigarettes Corporation

We have audited the accompanying consolidated balance sheet of Victory Electronic Cigarettes Corporation and subsidiary (the “Company”) as of 2012, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Victory Electronic Cigarettes Corporation and subsidiary as of December 31, 2012, and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Accell Audit & Compliance, P.A.

Tampa, FL

February 28, 2013

4868 West Gandy Boulevard — Tampa, Florida 33611 — 813.440.6380

VICTORY ELECTRONIC CIGARETTES CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2013 (as restated)	December 31, 2012
Assets
Current assets:
Cash	$2,081,963	$17,438
Accounts receivable	112,921	157,295
Inventory	340,636	287,373
Prepaid expenses	42,704	150,671
Other current assets	6,750	—

Total current assets	2,584,974	612,777
Furniture and equipment, net	27,376	—

Total assets	$2,612,350	$612,777

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$306,200	$37,853
Deferred revenue	—	17,699
Revolving credit line	—	20,641
Convertible promissory notes	650,000	—
Private placement funds received in advance	1,100,000	—
Due to related parties	448,166	703,870
Deferred compensation	—	350,003
Other liabilities	20,000	—

Total current liabilities	2,524,366	1,130,066
Warrant liability	16,600,500	—

Total liabilities	$19,124,866	$1,130,066

Stockholders’ deficit
Common stock, $.001 par value; 100,000,000 shares authorized, 53,394,000 and 32,500,000 shares issued and outstanding at December 31, 2013 and 2012, respectively	$53,394	$32,500
Additional paid-in capital	4,727,138	36,811
Accumulated deficit	(21,293,048)	(586,600)

Total stockholders’ deficit	$(16,512,516)	$(517,289)

Total liabilities and stockholders’ deficit	$2,612,350	$612,777

See notes to consolidated financial statements.

VICTORY ELECTRONIC CIGARETTES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Years Ended December 31,
	2013 (as restated)	2012
Revenues
Internet sales	$1,758,762	$855,758
Retail and wholesale revenues	1,343,967	614,446

Total revenues	3,102,729	1,470,204

Cost of goods sold	1,288,914	526,300

Gross profit	1,813,815	943,904

Operating expenses
Advisory agreement warrants	$16,600,500	$—
Distribution, marketing and advertising	1,078,180	323,167
Selling, general and administrative	3,036,873	1,068,767

Total operating expenses	20,715,553	1,391,934

Loss from operations	$(18,901,738)	$(448,030)

Other expense
Interest expense	(1,804,710)	(30,140)

Loss before income taxes	(20,706,448)	(478,170)

Income tax provision	—	—

Net loss	(20,706,448)	(478,170)

Other comprehensive income (loss)	—	—
Comprehensive loss	$(20,706,448)	$(478,170)

Net loss per common share:
Basic	$(0.48)	$(0.01)

Diluted	$(0.48)	$(0.01)

Weighted average number of shares outstanding
Basic	42,871,414	32,500,000

Diluted	42,871,414	32,500,000

See notes to consolidated financial statements.

VICTORY ELECTRONIC CIGARETTES CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount
Balance at December 31, 2011	32,500,000	$32,500	$36,811	$(108,430)	$(39,119)
Net loss	—	—	—	(478,170)	(478,170)
Balance at December 31, 2012	32,500,000	32,500	36,811	(586,600)	(517,289)

Sale of common shares, net of issuance costs	10,000,000	10,000	2,199,600	—	2,209,600
Issuance of common shares in reverse merger	10,844,000	10,844	(10,844)	—	—
Debt assumed as part of reverse merger	—	—	(210,000)	—	(210,000)
Retirement of shares returned from shareholder	(1,600,000)	(1,600)	1,600	—	—
Issuance of common shares	1,650,000	1,650	823,350	—	825,000
Stock based compensation	—	—	235,000	—	235,000
Net loss	—	—	—	(9,427,558)	(9,427,558)

Balance at December 31, 2013, as previously filed	53,394,000	$53,394	$3,075,517	$(10,014,158)	$(6,885,247)

Issuance of common shares	—	—	1,451,621	—	1,451,621
Stock based compensation	—	—	200,000	—	200,000
Net loss	—	—	—	(11,278,890)	(11,278,890)

Balance at December 31, 2013, as restated	53,394,000	$53,394	$4,727,138	$(21,293,048)	$(16,512,516)

See notes to consolidated financial statements.

VICTORY ELECTRONIC CIGARETTES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013 (as restated)	2012
Cash flows from operating activities:
Net loss	$(20,706,448)	$(478,170)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation expense	2,009	—
Stock based compensation	435,000	—
Amortization of debt discount	1,451,621	—
Amortization of deferred financing costs	210,020	—
Warrant liability	16,600,500	—
Changes in operating assets and liabilities:
Accounts receivable	44,374	(156,977)
Inventory	(53,263)	(241,177)
Prepaid expenses	107,967	(119,588)
Other current assets	(6,750)	—
Accounts payable and accrued expenses	258,347	37,695
Other liabilities	20,000	—
Deferred revenue	(17,699)	17,699
Deferred compensation	(350,003)	350,003

Net cash (used in) operating activities	(2,004,325)	(590,515)

Cash flows from investing activities:
Purchases of property and equipment	(29,385)	—

Net cash (used in) investing activities	(29,385)	—

Cash flows from financing activities:
Due to related parties	(255,704)	580,953
Sale of common stock related private placement	2,209,600	—
Sale of common stock related to convertible debentures	2,276,621	—
Payment of debt issuance costs	(210,020)	—
Revolving line of credit	(20,641)	20,641
Convertible debentures	198,379	—
Private placement funds received in advance	1,100,000	—
Repayment of convertible debentures	(1,200,000)	—

Net cash provided by financing activities	4,098,235	601,594

Net change in cash	2,064,525	11,079
Cash beginning of the period	17,438	6,359

Cash at end of the period	$2,081,963	$17,438

Supplementary Cash Flow Information
Cash paid for interest	$368,028	$23

Non-cash financing transactions
Stock issued in reverse merger	$10,844	$—

Convertible debenture assumed as part of reverse merger	$210,000	$—

Retirement of shares returned from shareholder	$1,600	$—

See notes to consolidated financial statements.

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	NATURE OF BUSINESS, BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Victory Electronic Cigarettes Corporation (“Victory”) together with its wholly-owned subsidiary Victory Electronic Cigarettes, Inc. (“VEC”), collectively referred to herein as the “Company”, imports and distributes smokeless electronic cigarettes. It offers starter kits, cartridges, carrying cases, charger packs, disposable tobacco, and other related products for smokers. The Company offers its products through retail stores, distributors, independent retailers, and grocery and convenience store operators, as well as online in the United States. Pursuant to the Company’s recent acquisitions in 2014, the Company has expanded its operations outside of the United States. See Note 12. The Company’s primary operations are based in Nunica, Michigan.

Basis of Presentation

These consolidated financial statements represent the consolidated financial statements of Victory, formerly known as Teckmine Industries, Inc, (“Teckmine”), and its wholly-owned operating subsidiary VEC. VEC was formed as a limited liability company under the laws of the State of Florida on March 2, 2010 and effected a conversion on March 8, 2013 into a corporation under the laws of the State of Nevada.

On June 25, 2013, pursuant to a share exchange agreement, Teckmine acquired VEC in which the existing stockholders of VEC exchanged all of their issued and outstanding shares of common stock for 32,500,000 shares of common stock of Teckmine (the “Reverse Merger”). The Reverse Merger was treated as a reverse recapitalization with VEC as the accounting acquirer and Teckmine as the accounting acquired party. Immediately after the consummation of the Reverse Merger, the previous stockholders of VEC owned 60.9% of Teckmine’s outstanding common stock and VEC became a wholly-owned subsidiary of Teckmine. Teckmine was renamed Victory. See Note 2.

As a result, the business and financial information included in these consolidated financial statements are the business and financial information of VEC.

Significant Accounting Policies

Restatement

The Company is restating its consolidated financial statements for the year ended December 31, 2013 to correct errors related to the fair value of warrant liabilities, the allocation of proceeds related to the issuance of common stock and a debt instrument and stock compensation expense. The Company’s decision to restate the aforementioned consolidated financial statements was made as a result of management’s reconsideration of the fair value of its stock as included in various valuation models. On April 21, 2014, management concluded, and the Board of Directors has agreed, that the fair value of the Company’s stock previously determined as if the Company were a private enterprise did not properly consider the public trading value of the Company’s stock. This error impacted the warrant liability and stockholders’ deficit in the consolidated balance sheet as well as advisory agreement warrant expense, selling, general and administrative expense and interest expense in the accompanying consolidated statement of operations and comprehensive income; accordingly, these were misstated in the previously issued consolidated financial statements. The December 31, 2013 consolidated balance sheet, consolidated statement of operations and comprehensive income, consolidated statement of stockholders’ deficit, and notes to the consolidated financial statements have been restated to correct these errors.

The effect of these error corrections on the consolidated statement of operations and comprehensive income for the year ended December 31, 2013 is to increase the net loss by $11,278,890 (including

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

increasing advisory agreement warrant expense and selling, general and administrative expense by $9,627,269 and $200,000, respectively, and increasing interest expense by $1,451,621).

The Company’s consolidated financial statements have been restated as follows:

Consolidated Statement of Operations and Comprehensive Income

	Year Ended December 31, 2013
	As Previously Reported	Adjustments	As Restated
Advisory agreement warrants	$6,973,231	$9,627,269	$16,600,500
Selling, general and administrative	2,836,873	200,000	3,036,873
Interest expense	353,089	1,451,621	1,804,710
Net loss	(9,427,558)	(11,278,890)	(20,706,448)

Consolidated Balance Sheet

	December 31, 2013
	As Previously Reported	Adjustments	As Restated
Warrant liability	$6,973,231	$9,627,269	$16,600,500
Additional paid-in capital	3,075,517	1,651,621	4,727,138
Accumulated deficit	(10,014,158)	(11,278,890)	(21,293,048)

Principles of Consolidation

The consolidated financial statements include the accounts of Victory and its wholly-owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could differ from those estimates. Significant estimates inherent in the preparation of the accompanying consolidated financial statements include the allowance for doubtful accounts, the reserve for excess and obsolete inventory, assumptions used in the valuation of stock-based compensation, warrant liabilities and the allocation of proceeds with regard to convertible debt instruments as well as the recoverability of the Company’s net deferred tax assets.

Concentration of Credit and Supply Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk include cash in banks in excess of federally insured limits. The Company manages this risk by maintaining all deposits in high quality financial institutions. Cash is deposited in various financial institutions. Due to the timing of deposits and posting of disbursements, balances occasionally exceed amounts insured by the Federal Deposit Insurance Corporation.

At December 31, 2013 and 2012, there were no significant concentrations of accounts receivable included in the accompanying consolidated balance sheets.

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In both 2013 and 2012, all of the Company’s products were obtained from vendors in the People’s Republic of China (“China”). Because the Company sources products in China, the Company is significantly affected by economic conditions in that country, including increased duties, possible employee turnover, and labor unrest. However, the Company believes that if necessary, alternative vendors for inventory would be available.

Revenue Recognition

Revenue is derived from product sales and is recognized upon shipment to the customer and when collection is reasonably assured. Direct sales to individual customers are recognized within internet sales in the accompanying consolidated statements of operations and comprehensive income, while all sales to retailers and distributors are recognized within retail and wholesale revenues. Returns are accepted for a limited period, but are not significant to the Company’s overall operations. As such, no reserve for sales returns and allowances has been determined necessary by management at both December 31, 2013 and 2012. Payments received by the Company in advance are recorded as deferred revenue until the merchandise has shipped to the customer.

Cost of Goods Sold

The Company recognizes the direct cost of purchasing product for sale, including freight-in and packaging, as cost of goods sold in the accompanying consolidated statements of operations and comprehensive income.

Shipping and Handling Costs

Outgoing shipping and handling costs are included in selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive income and totaled $282,935 and $168,350 for the years ended December 31, 2013 and 2012, respectively.

Advertising and Promotion

The Company expenses advertising and promotion costs as incurred. Advertising and promotion expense recognized for the years ended December 31, 2013 and 2012 was $1,078,180 and $323,167, respectively, and is included in distribution, marketing, and advertising in the accompanying statements of operations and comprehensive income.

Cash

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 2013 and 2012, the Company had no cash equivalents.

Accounts Receivable

Accounts receivable are primarily from retail and wholesale customers or third-party internet brokers. Management reviews accounts receivable on a monthly basis to determine if any receivables are potentially uncollectible. An allowance for doubtful accounts is determined based on a combination of historical experience, length of time outstanding, customer credit worthiness, and current economic trends. As of December 31, 2013 and 2012, the Company expects the amount of any potentially uncollectible receivables to be insignificant; therefore, no allowance for doubtful accounts has been determined necessary by management. For the years ended December 31, 2013 and 2012, no accounts receivable were written off.

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventory

Inventory, which consists of ready for sale disposable and rechargeable e-cigarettes, batteries, cartomizers and other accessories, is carried at the lower of cost or fair market value. Cost is determined using the first-in, first-out method. Historical inventory usage and current revenue trends are considered in estimating both excess and obsolete inventories. If actual product demand and market conditions are less favorable than those projected by management, inventory write-downs may be required.

Furniture and Equipment

The Company records furniture and equipment at historical cost, less accumulated depreciation. Major expenditures for additions and improvements that substantially extend the useful life of furniture and equipment or increase its operating effectiveness are capitalized. Repair and maintenance costs are expensed as incurred.

Long-lived assets are reviewed for impairment whenever events or circumstances warrant such a review. Recoverability of the asset is measured by comparison of its carrying amount to the undiscounted future net cash flows the asset is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value, which is measured by future discounted cash flows.

The Company depreciates the cost of property and equipment over the estimated useful lives of the assets, ranging from five to ten years, using the straight-line method. As of December 31, 2013 and 2012, the Company had furniture and equipment of $29,385 and $0, respectively, and accumulated depreciation of $2,009 and $0, respectively. Depreciation expense for the years ended December 31, 2013 and 2012 was $2,009 and $0, respectively.

Employee Stock Based Compensation

The Company awards stock based compensation as an incentive for employees to contribute to the Company’s long-term success. The cost is measured based on the fair value of the equity or liability instruments issued on the date of grant. Determining the appropriate fair value model and calculating the fair value of stock compensation awards requires the input of certain assumptions, including the expected life of the stock compensation awards and the Company’s expected common stock price volatility.

Non-Employee Stock Based Compensation

The Company accounts for stock based compensation awards issued to non-employees for services, at either the fair value of the services or the instruments issued in exchange for such services (based on the same methodology described for employee stock based compensation), whichever is more readily determinable.

Earnings (Loss) Per Share

Basic earnings (loss) per share (“EPS”) is computed by dividing net income or loss available to common stockholders by the weighted average common shares outstanding for the period. Diluted earnings per share data reflects the potential dilution of securities that could share in the earnings of an entity, such as stock options and warrants and convertible debt instruments only in periods where such effect would have been dilutive.

Income Taxes

The asset and liability method is used in accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The calculation of the Company’s tax liabilities for uncertain income tax positions based on estimates of whether, and the extent to which, additional taxes will be required.

Prior to the conversion to a corporation on March 8, 2013, the Company was a pass-through entity for income tax purposes. Accordingly, the consolidated financial statements do not include a provision for federal income taxes prior to the conversion. The Company’s earnings and losses were included in the previous members’ personal income tax returns and the income tax thereon, if any, was paid by the members. The Company now files income tax returns in the United States and state and local jurisdictions, which are subject to examination by the tax authorities in that jurisdiction, generally for three years after the filing date.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the consolidated financial statements.

Financial Instruments

The carrying amounts of cash, accounts receivable, and accounts payable approximate fair value as of December 31, 2013 and 2012, because of the relatively short maturities of these instruments.

The estimated fair values for financial instruments presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values. The carrying values of the Company’s promissory notes approximate fair value because the underlying instruments are fixed-rate notes based on current market rates and current maturities.

Reclassifications

Certain reclassifications have been made to the prior year balances in order to conform to the current year presentation. These reclassifications had no impact on working capital, net income, stockholders’ deficit or cash flows as previously reported.

2.	REVERSE MERGER

The transaction between Teckmine (renamed Victory) and VEC described in Note 1 was accounted for as a reverse recapitalization of VEC. VEC is the accounting acquirer (and legal acquiree) based on Teckmine’s status as a non operating, public shell company, VEC stockholders obtaining approximately

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

60.9% of the post-transaction common shares of stock and post-transaction management and Board composition (VEC). As a result, the common stock of VEC was retroactively restated to give effect to the 32,500,000 shares issued in the June 25, 2013 share exchange agreement.

On June 25, 2013, Victory completed a private placement transaction concurrently with the Reverse Merger to provide post-transaction working capital. As a result of the private placement, 10,000,000 shares were issued at $0.25 per share resulting in proceeds of $2,500,000. During the private placement, Victory incurred issuance costs of $290,400 which were netted against the proceeds.

Additionally, in conjunction with the closing of the Reverse Merger, various other share-based transactions occurred as follows:

Teckmine shares previously outstanding	19,506,304
Teckmine shares retired	(9,506,304)
Shares issued in connection with the Reverse Merger	844,000

Total shares issued in Reverse Merger	10,844,000

Teckmine Convertible Promissory Notes and Warrants

Effective on January 31, 2013, in anticipation of the Reverse Merger, Teckmine issued $200,000 of convertible promissory notes (the “Teckmine Notes”). The Teckmine Notes were assumed by the Company in the Reverse Merger and, as such, were recorded at fair value which was considered to approximate face value plus accrued and unpaid interest given the short remaining term to maturity and terms reflective of current market conditions. These notes bear interest at 12% and are due on January 31, 2014 or are convertible to the unregistered common stock of the Company at a conversion price that was set at $0.25 at the time of the Reverse Merger. On January 31, 2014, the Teckmine Notes were converted to 800,000 shares of the Company’s common stock and accrued and unpaid interest was paid in cash.

Concurrent with the issuance of the Teckmine Notes, Teckmine issued 200,000 five-year common stock warrants (the “Teckmine Warrants”). The warrants were assumed in the Reverse Merger and are exercisable for unregistered common stock of the Company at an exercise price of $0.25. The Teckmine Warrants are considered to be equity instruments based on the fact that the terms are not subject to adjustment and no circumstances exist under which the holder can receive cash in exchange for the warrant and/or the underlying shares.

3.	REVOLVING CREDIT LINES

The Company no longer maintains any revolving credit lines and has closed its credit cards. The Company had a balance due on these credit cards of $0 and $20,641 at December 31, 2013 and 2012, respectively.

4.	CONVERTIBLE PROMISSORY NOTES

In addition to the Teckmine Notes described in Note 2, on November 4, 2013, the Company issued 6% convertible debentures with a total face value of $2,475,000, maturing on January 1, 2014 convertible at $0.50 per common share at the Company’s option or by the holders if the Company does not convert or repay the notes on or prior to the maturity date. Concurrent with the issuance of the notes, 1,649,999 shares of the Company’s unregistered common stock were issued to the investors and the face amount of the notes was reduced to $1,650,000. The proceeds from the notes were allocated based on the proportionate fair values of the debt and the shares issued creating a discount on the debt of $1,451,621 which was fully amortized to interest expense during the year ended December 31, 2013. At December 31, 2013, $1,200,000 of the note was repaid, and on January 1, 2014, the remaining balance of $450,000 was repaid in full satisfaction of the notes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	RELATED PARTY TRANSACTIONS

On December 30, 2013, the Company entered into a comprehensive partnership agreement (the “Agreement”) with Fields Texas Limited LLC’s affiliate, E-Cig Acquisition Company LLC (“Fields Texas”), which is partially owned by one of the Company’s directors. See Note 7.

At December 31, 2013 and 2012, stockholders of the Company had loaned amounts totaling $448,166 and $703,570, respectively, which is included in due to related parties in the accompanying consolidated balance sheets. Associated accrued interest of approximately $110,000 and $34,000, respectively, is included in accounts payable and accrued expenses in the accompanying consolidated balance sheets. These payables accrue interest at a rate of 12% annually and have a maturity date of January 31, 2014.

On January 27, 2013 (prior to the Reverse Merger ), a related party loaned the Company $250,000 and VEC issued a promissory note for the principal amount with a maturity date of January 31, 2014. As an incentive to advance the loan, VEC issued an 8% interest in VEC to the related party which was converted into 40,000 common shares of VEC (pre-reverse merger). On June 25, 2013, pursuant to the Reverse Merger, the Company exchanged the related party’s shares for 2,600,000 Victory shares. On July 29, 2013, the Company entered into a loan repayment agreement with the related party whereby the Company repaid the $250,000 as full and final settlement. In exchange for early repayment, the related party surrendered 1,600,000 of the 2,600,000 shares issued. Given the fact that this transaction was with a related party and the shares had minimal value at issuance, this transaction has been recorded in stockholders’ deficit.

At December 31, 2012, the Company owed deferred compensation to three individuals totaling $350,000. The deferred compensation was non-interest bearing and for services rendered during 2012. Such amounts were paid in 2013.

In September 2013, the Company moved its operations from Ballground, Georgia to Nunica, Michigan and entered into a month to month agreement with a company related to the Chief Executive Officer to provide office and warehouse facilities, as well as administrative services to include a call center, order fulfillment, purchasing, inventory management and accounting for a monthly fee of approximately $21,000 per month. The contract is cancellable at any time by either party.

6.	COMMITMENTS AND CONTINGENCIES

From time to time we may be involved in various claims and legal actions arising in the ordinary course of our business. When the Company becomes aware of potential litigation, it evaluates the merits of the case in accordance with the applicable accounting literature. The Company evaluates its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If the Company determines that an unfavorable outcome is probable and can be reasonably estimated, it establishes the necessary accruals. Certain insurance policies held by the Company may reduce the cash outflows with respect to an adverse outcome on certain of these litigation matters. The Company does not believe it is reasonably possible that any of these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations and cash flows.

7.	DISTRIBUTION AGREEMENT

On December 30, 2013, the Company entered into the Agreement described above whereby Fields Texas will act as the exclusive agent to secure sales and distribution agreements for the Company’s products with various retailers and distributors. Fields Texas will also support the Company’s acquisition, product development, marketing, pricing and promotional efforts.

Pursuant to the Agreement, the Company paid and recorded an expense of $200,000 related to a development fee and issued Fields Texas five-year warrants to purchase 6,975,000 shares of the Company’s

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

common stock. The warrants have an original strike price of $9.05, and contain a provision which could reduce the strike price based on certain future events and are thus considered to be a liability. In addition, the Company will pay Fields Texas commissions on the net sales of their products sold. Also, for every $10,000,000 in annual net sales realized, pursuant to the agreement, up to $100,000,000, the Company will issue Fields Texas additional five-year warrants to purchase 530,000 shares of common stock at an exercise price equal to the closing price on the date the warrants are issued.

For a merger or acquisition, strategic partnership, joint venture, licensing or similar transaction that Fields Texas facilitates, Victory will pay a one-time fee of 5% of proceeds. The term of the Agreement is for three years and will automatically be renewed for successive periods upon achieving annual net sales targets.

As a result of this Agreement, a liability has been recorded at December 31, 2013 with the related expense recorded in advisory agreement warrants in the accompanying consolidated statements of operations and comprehensive income. The warrants were valued at the balance sheet date using a binomial pricing model based on the terms of the warrant agreement.

In order to calculate the fair value of the warrants, certain assumptions are made regarding components of the model including the estimated fair value of the underlying common stock, risk-free interest rate and volatility. Changes to the assumptions could cause significant adjustments to the valuation. At December 31, 2013, the assumptions are as follows:

Fair value of common shares	$7.24
Term (years)	5.00
Term-matched risk-free interest rate	1.74%
Term-matched stock volatility	40%
Exercise price	$9.05

The fair value of the underlying common stock was determined based on the traded price of the Company’s stock with a marketability discount of 25%. The risk-free interest rate is based on the yield of U.S. treasury bonds over the expected term. The expected stock volatility is based on historical common stock prices for comparable publicly traded companies over a period commensurate with the life of the instrument.

8.	STOCK BASED COMPENSATION

During 2013, the Company adopted the 2013 Stock Option Plan (the “Plan”) which is intended to advance the interest of the Company’s stockholders by enhancing the Company’s ability to attract, retain, and motivate persons who make (or are expected to make) important contributions to the Company. The maximum aggregate number of shares of the Company’s common stock that may be issued under the Plan is 10,000,000 shares. As of December 31, 2013, the Company granted an aggregate of 9,700,000 stock options to purchase the Company common stock to directors, officers and certain employees and consultants. During the fourth quarter, 2,000,000 of the options were forfeited, leaving 7,700,000 options outstanding at December 31, 2013. The options granted in June and July of 2013 which total 7,500,000 are exercisable at $0.25 and the 200,000 options granted in December are exercisable at $9.05 per share. The options are exercisable for a period of five years from the date of grant. Options to purchase 2,500,000 shares vested immediately, while options to purchase the remaining 5,200,000 shares vested 50% on December 31, 2013 and 50% on December 31, 2014.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model that uses the assumptions noted in the following table. The Company calculates expected volatility based on a comparable industry group and estimates the expected term of its stock options using

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the simplified method. The expected term represents an estimate of the time options are expected to remain outstanding. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. treasury yield curve in effect at the time of grant. The stock price is based on the Company’s trading price at the date of grant and with a marketability discount of 25%. The assumptions are as follows:

Fair value of common shares	$0.25 – $7.24
Risk free interest rate	.50% – .59%
Expected award life (years)	2.5
Expected volatility	38% – 40%

A summary of option activity under the Plan as of December 31, 2013, and changes during the year then ended is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted — Average Remaining Contractural Term	Aggregate Intrinsic Value
Outstanding, December 31, 2012	—	—	—
Granted	9,700,000	$0.43
Forfeited	(2,000,000)	$(0.25)	—
Exercised	—	—	—

Outstanding as of December 31, 2013	7,700,000	$0.48	5.5	$59,367,000

Exercisable as of December 31, 2013	5,100,000	$0.60	5.5	$39,320,000

The weighted-average grant-date fair value of options granted during the years ended December 31, 2013 was $0.47.

Total stock based compensation expense for the year ended December 31, 2013 and 2012 was $435,000 and $0, respectively. As of December 31, 2013, there was $130,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized during 2014.

9.	EARNINGS PER SHARE

The following table represents a reconciliation of basic and diluted earnings per share:

	2013	2012
Net loss used in the computation of basic and diluted earnings per share	$(20,706,448)	$(478,170)

Weighted average shares outstanding — basic	42,871,414	32,500,000
Common stock equivalents	—	—

Total weighted average shares outstanding — diluted	42,871,414	32,500,000

Per Share Data:
Basic
Net earnings	$(0.48)	$(0.01)

Diluted
Net earnings	$(0.48)	$(0.01)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the periods where the Company reported losses, all common stock equivalents are excluded from the computation of diluted earnings per share, since the result would be antidilutive. Securities, that were not included in the calculation of diluted earnings per share because to do so would have been antidilutive for the periods presented, are as follows:

	Years Ended December 31
	2013	2012
Stock options	7,269,656	—
Warrants	775,430	—
Convertible debt	1,700,000	—

Total antidilutive common stock equivalents excluded from dilutive earnings per share	9,745,086	—

10.	INCOME TAXES

Due to the Company’s loss and the valuation allowance related to the resulting tax benefit, there was no income tax expense for the current year.

The reconciliation between the effective tax rate and the statutory rate is as follows:

	Years Ended December 31,
	2013	2012
US Federal statutory income tax rate	35.00%	—%
Permanent non-deductible items	(0.27)	—
Other	0.16	—
Effect of valuation allowance	(34.89)	—

Effective income tax rate	—%	—%

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. The significant components of the deferred income tax asset (liability) are as follows:

	Years Ended December 31,
	2013	2012
Deferred tax assets:
Net operating loss (“NOL”) carryforwards	$921,499	$—
Stock compensation	123,782	—
Stock warrants	6,133,885
Deferred tax liabilities:
Basis difference in fixed assets	(1,429)	—

Net Deferred Tax Assets	7,177,737	—
Valuation allowance	(7,177,737)	—

Total deferred tax assets	$—	$—

The Company has net operating loss carryforwards for federal purposes of approximately $2,493,908 and $0 for the years ended December 31, 2013 and 2012, respectively. The losses will begin expiring in 2033.

In assessing the possible realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

deferred tax assets is dependent upon the generation of future taxable income during the periods in which those differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In making this assessment, management does not believe that it is more likely than not that the Company will realize the benefits of the net deferred tax assets as of December 31, 2013. This determination was based on cumulative net losses as of the balance sheet date.

Upon adoption, the Company had no unrecognized tax benefits, and there were no material changes for the year ended December 31, 2013. The Company recognizes interest and/or penalties related to uncertain tax positions in income tax expenses. To the extent accrued interest and penalties do not ultimately become payable, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision in the period that such determination is made. There was no interest or penalties related to income tax matters for the year ended December 31, 2013. The company does not have any open years for audit as of December 31, 2013.

11.	FAIR VALUE MEASUREMENTS

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1 — Quoted prices for identical assets and liabilities traded in active exchange markets, such as the New York Stock Exchange.

Level 2 — Observable inputs other than Level 1 including quoted prices for similar assets or liabilities, quoted prices in less active markets, or other observable inputs that can be corroborated by observable market data. Level 2 also includes derivative contracts whose value is determined using a pricing model with observable market inputs or can be derived principally from or corroborated by observable market data.

Level 3 — Unobservable inputs supported by little or no market activity for financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation; also includes observable inputs for nonbinding single dealer quotes not corroborated by observable market data.

The Company has various processes and controls in place to ensure that fair value is reasonably estimated. A model validation policy governs the use and control of valuation models used to estimate fair value. The Company performs due diligence procedures over third-party pricing service providers in order to support their use in the valuation process. Where market information is not available to support internal valuations, independent reviews of the valuations are performed and any material exposures are escalated through a management review process.

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

While the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

As described in Note 1, the Company re-evaluated its common stock price which resulted in a restatement. There were no other changes to the Company’s valuation techniques that had, or are expected to have, a material impact on its consolidated financial position or results of operations.

The following is a description of the valuation methodologies used for instruments measured at fair value:

Warrant liability

The Company utilizes a binomial option pricing model to derive the estimated fair value. Key inputs into the model include a discount for lack of marketability on the stock price, expected volatility, and a risk-free interest rate. Any significant changes to these inputs would have a significant impact to the fair value. See further discussion in Note 7.

Assets and liabilities measured at fair value as of December 31, 2013 are summarized as follows:

Recurring fair value measurements	December 31, 2013
	Total	Level 1	Level 2	Level 3
Liabilities:
Warrant Liability	$16,600,500	$—	$—	$16,600,500

The following table presents a reconciliation of assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3 assets).

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Warrant Liability
Balance, January 1, 2013	—
Transfers Into Level 3	—
Transfers Out of Level 3	—
Total net gains (losses)
Net income	—
Other comprehensive income	—
Purchases, sales, issues and settlements
Purchases	—
Issues	16,600,500
Sales	—
Settlements	—

Balance, December 31, 2013	$16,600,500

12.	SUBSEQUENT EVENTS

Private Placements

January and February 2014

On January 7, 2014, January 14, 2014, and January 31, 2014, we completed a “best efforts” private offering of $11,325,000 aggregate principal amount of 15% Senior Secured Convertible Promissory Notes

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(the “Notes”) and warrants (the “Warrants”) to purchase shares of Common Stock at an exercise price of $5.00 per share (the “First Offering”), with a group of accredited investors (the “Purchasers”) for total net proceeds to the Company of $10,505,790 after deducting placement agent fees and other expenses.

On February 28, 2014, we completed another “best efforts” private offering of $16,050,000 aggregate principal amount of Notes and Warrants (the “Second Offering” and together with the First Offering, the “Offerings”) with a group of accredited investors (the “Purchasers”) for total net proceeds to the Company of $14,919,000 after deducting placement agent fees and other expenses.

Notes

The Notes are due on the first anniversary of their respective issuance dates (the “Maturity Date”) if not converted prior to the Maturity Date and accrue interest at a rate of 15% on the aggregate unconverted and outstanding principal amount, payable in cash on a quarterly basis. The shares of Common Stock issuable upon conversion of the Notes shall equal: (i) the principal amount of the Note divided by (ii) $5.00. The conversion price for the Notes is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. The Notes may be prepaid in whole or in part at any time for 115% of the outstanding principal and accrued interest.

Warrants

The Warrants issued in the Offerings are exercisable for an aggregate of 5,475,000 shares of the Company’s Common Stock. The Warrants are exercisable for a period of five years from their respective issue dates. The exercise price with respect to the Warrants is $5.00 per share. The exercise price for the Warrants is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances.

Registration Rights Agreement

In connection with the sale of the Notes and Warrants in the Offerings, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Purchasers, pursuant to which we agreed to register all of the shares of our Common Stock underlying the Notes and the Warrants (the “Registrable Securities”) on a Form S-1 registration statement (the “Registration Statement”) to be filed with the SEC by May 15, 2014 (the “Filing Date”) and to cause the Registration Statement to be declared effective under the Securities Act within 90 days following the Filing Date (the “Required Effective Date”).

If the Registration Statement is not filed by the Filing Date or declared effective by the Required Effective Date, the Company is required to pay partial liquidated damages in cash to each Purchaser in the amount equal to 2% of the purchase price paid for the Notes and Warrants then owned by such Purchaser for each 30-day period for which the Company is non-compliant.

Security Agreement

As collateral security for all of the Company’s obligations under the Purchase Agreement and related documents executed in connection with the Offerings, the Company granted the Purchasers a first priority security interest in all of the Company’s assets pursuant to the terms of the Security Agreement entered into between the Company and the Purchasers (the “Security Agreement”

April 22, 2014

On April 22, 2014, the Company completed a private offering with a group of accredited investors (the “Purchasers”) for total net proceeds to the Company of $20,511,200 after deducting placement agent fees

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and other expenses. Pursuant to a securities purchase agreement with the Purchasers (the “Purchase Agreement”), the Company issued to the Purchasers 6% Original Issue Discount Senior Secured Convertible Promissory Notes for a principal amount of $24,175,824 (the “Notes”).

Notes

The Notes are due on the first anniversary of the issue date (the “Maturity Date”) less any amounts converted or redeemed prior to the Maturity Date and accrue interest at a rate of 6% on the aggregate unconverted and outstanding principal amount payable in cash on a monthly basis. The shares of Common Stock issuable upon conversion of the Notes shall equal: (i) the principal amount of the Note to be converted (plus accrued interest and unpaid late charges, if any) divided by (ii) $9.92 (the “Original Conversion Price”). The Original Conversion Price for the Notes is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, should the Company complete an underwritten public offering of a minimum of $25 million, the conversion price would reset to the price that is equal to 115% of the VWAP of the Company’s shares of common stock on the trading day immediately following the pricing of such public offering should that price be lower than the Original Conversion Price. The Company must prepay $12,000,000 of the principal amount of the Notes, plus any accrued and unpaid interest thereon, between 15 days and 30 days following the issue date. The Notes may not be prepaid in whole or in part at any other time. The Purchasers have the right, in certain circumstances, to redeem all or portions of the Notes, in exchange for either cash or shares of the Company’s common stock, including the ability to redeem an aggregate of up to $800,000 per month, as further described in Section 7 of the Notes.

Registration Rights Agreement

In connection with the sale of the Notes, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Purchasers, pursuant to which the Company agreed to register all of the shares of our Common Stock underlying the Notes (the “Registrable Securities”) on a Form S-1 registration statement (the “Registration Statement”) to be filed with the SEC by June 6, 2014, subject to the satisfaction of any registration rights previously granted by the Company (the “Filing Date”) and to cause the Registration Statement to be declared effective under the Securities Act within 90 days following the Filing Date (the “Required Effective Date”).

If the Registration Statement is not filed by the Filing Date or declared effective by the Required Effective Date, the Company is required to pay partial liquidated damages in cash to each Purchaser in the amount equal to 2% for the purchase price paid for the Notes then owned by such Purchaser for each 30-day period for which the Company is non-compliant.

Security Agreements

As security for all of the Company’s obligations under the Purchase Agreement and related documents executed in connection with the Offering: (i) MHL (as defined below) granted a guarantee in favor of the Purchasers (the “Purchasers’ Guarantee”) supported by a first priority security interest in all of MHL’s assets pursuant to the terms of the Debenture entered into between MHL and the security trustee for the Purchasers (the “Purchasers’ Security Agreement”); and (ii) the Company granted the Purchasers a first priority security interest in all of the shares owned by the Company in MHL following completion of the Share Exchange, as further described below, pursuant to the terms of a share charge entered into between the Company and the security trustee for the Purchasers (the “Share Charge”).

April 30, 2014

On April 30, 2014, we completed an initial closing of a “best efforts” private offering of $3,139,987.50 (the “Offering”) of units, each unit consisting of (i) one (1) share of our common stock, par value $0.001 per

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

share (the “Common Stock) and (ii) a warrant to purchase  1/4 share of our Common Stock (the “Units”). Pursuant a purchase agreement, we sold 483,075 Units in the Offering, at a price of $6.50 per Unit, to a group of accredited investors (the “Purchasers”) for total net proceeds to the Company of $2,825,988.75 after deducting placement agent fees and other expenses. In the Offering, we issued 483,075 share of our Common Stock (the “Shares”) and warrants to purchase 120,768 shares of our Common Stock (the “Warrants”).

Warrants

The Warrants are exercisable for a period of five years from their issue date. The exercise price with respect to the Warrants is $6.50 per full share. The exercise price for the Warrants is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances.

Registration Rights Agreement

In connection with the sale of the Shares and Warrants in the Offerings, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Purchasers, pursuant to which we agreed to register all of the Shares and shares of our Common Stock underlying the Warrants (the “Registrable Securities”) on a Form S-1 registration statement (the “Registration Statement”) to be filed with the SEC within 90 calendar days following the uplisting of our Common Stock on the Nasdaq Stock Market (the “Filing Date”) and to cause the Registration Statement to be declared effective under the Securities Act within 90 days following the Filing Date (the “Required Effective Date”).

If the Registration Statement is not filed by the Filing Date or declared effective by the Required Effective Date, the Company is required to pay partial liquidated damages in cash to each Purchaser in the amount equal to 2% of the purchase price paid for the Shares and Warrants then owned by such Purchaser for each 30-day period for which the Company is non-compliant.

Acquisitions

Acquisition of Vapestick

On January 9, 2014, we completed the acquisition of all of the issued and outstanding ordinary shares of Vapestick Holdings Limited, a company incorporated under the laws of England and Wales (“Vapestick”), pursuant to a Share Exchange Agreement by and between us, Vapestick and all of the shareholders of Vapestick (the “Shareholders”) dated December 15, 2013 (the “Exchange Agreement”).

Pursuant to the terms of the Exchange Agreement, we acquired all issued and outstanding shares of Vapestick from its Shareholders in consideration for (a) an aggregate cash payment of £3,500,000 (approximately $5.74 million) and (b) the issuance of 6,595,900 shares of our Common Stock.

The assets and liabilities of Vapestick shown below are based on preliminary estimates of their acquisition date fair values. The determination of the fair values of the acquired assets and assumed liabilities (and the related determination of estimated lives of depreciable tangible and identifiable intangible assets) requires significant judgment. As such, the Company has not yet completed the valuation analysis and calculations in sufficient detail necessary to arrive at the final estimates of the fair value of Vapestick’s assets acquired and liabilities assumed, along with the related allocations to goodwill and intangible assets. The fair values of certain tangible assets, intangible assets, and residual goodwill are the most significant areas not yet finalized and therefore are subject to change. The final fair value determinations may be significantly different than those shown below.

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is our preliminary assignment of the aggregate consideration:

Estimated Fair Value of Consideration Transferred
Cash	$5,746,965
Issuance of shares of common stock	47,718,321

$53,465,286

Assets Acquired and Liabilities Assumed
Cash	$99,353
Accounts receivable	229,007
Inventory	234,656
Prepaids and other current assets	120,683
Furniture and equipment	47,772
Tradename	7,814,000
Customer Relationships	2,923,000
Accounts payable and accrued expenses	(149,814)
Revolving line of credit	(320,848)
Long-term debt	(55,051)
Other liabilities	(114,777)

Total identifiable net assets	10,827,981
Goodwill	42,637,305

Total fair value of consideration	$53,465,286

The excess of the purchase price over the net assets has been preliminarily allocated to goodwill pending final valuation by an independent valuation firm. The Company expects that intangible assets will be identified and valued and some portion of the identified intangibles will be subject to amortization.

Acquisition of FIN

On February 28, 2014, (the “Closing Date”), we completed the acquisition (the “Merger”) of FIN Electronic Cigarette Corporation, Inc., a Delaware corporation (“FIN”), through a merger with and into VCIG LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“VCIG”), pursuant to the Agreement and Plan of Merger dated February 12, 2013, by and among the Company, VCIG, FIN, and Elliot B. Maisel, as representative of the FIN stockholders (the “Merger Agreement”).

Pursuant to the terms of the Merger Agreement, and on the Closing Date, we acquired all issued and outstanding shares of FIN from its shareholders (the “FIN Shareholders”) in consideration for an aggregate of 10,000,000 shares of Common Stock (the “Merger Shares”). Additionally, on the Closing Date we paid $10 million of certain indebtedness and liabilities of FIN and its subsidiaries and issued $15 million of promissory notes (the “Promissory Notes”) to satisfy other indebtedness and liabilities of FIN and its subsidiaries. The Promissory Notes become due 90 days from the date of issuance, on May 29, 2014, and accrue interest at a rate of 10% per annum. We may prepay the Promissory Notes without penalty. If we fail to pay off the Promissory Notes in full by June 9, 2014, for every subsequent day the Promissory Notes are not paid in full, we will issue up to 12,500 shares of Common Stock per day, dependent on the outstanding principal amount at that time, but no more than a total of 500,000 shares of Common Stock, to the note holders as a penalty payment (the “Late Payment Shares”).

In connection with the Merger, the Company entered into a registration rights agreement (the “FIN Registration Rights Agreement”) with the FIN Shareholders, pursuant to which we agreed to register all of

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Merger Shares and the Late Payment Shares, if any (the “Registrable Securities”) on a Form S-1 registration statement (the “Registration Statement”) to be filed with the SEC by April 26, 2014, subject to the satisfaction of the registration rights of the Purchasers in connection with the January and February 2014 private offerings, which if not satisfied by the Filing Date, will cause the Filing Date to be a date following the Purchasers, registration rights being satisfied (the “Filing Date”), and to cause the Registration Statement to be declared effective under the Securities Act within 90 days following the Filing Date (the “Required Effective Date”).

If the Registration Statement is not filed by the Filing Date or declared effective by the Required Effective Date, the Company is required to pay partial liquidated damages to the FIN Shareholders in cash in the amount equal to 2% of the value of the Merger Shares on the Closing Date for each 30-day period for which the Company is non-compliant.

The Company has not yet assessed the fair value of the assets acquired and the liabilities assumed in this transaction. Revenues and expenses of FIN will be included in the consolidated financial statements beginning February 28, 2014.

Acquisition of Must Have Limited (VIP)

On April 22, 2014 (the “Closing Date”), the Company entered into a share purchase agreement (the “Exchange Agreement”) by and between (i) the Company and (ii) the shareholders of Must Have Limited (“MHL”), an England and Wales incorporated limited company (the “MHL Shareholders”). Pursuant to the terms of the Exchange Agreement, the MHL Shareholders transferred to the Company all of the shares of MHL held by such shareholders in exchange for (1) the issuance of 2,300,000 shares (the “Exchange Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (2) GBP £5,345,713.58 (equivalent to $9,000,000) in cash consideration, (3) $11,000,000 of promissory notes (the “Share Exchange”), (4) GBP £6,796,303 in respect of MHL’s surplus cash, and (5) (if payable in accordance with the terms of the Exchange Agreement) up to $5,000,000 as an earn-out.

On the Closing Date, the Company issued $11,000,000 of promissory notes (the “Promissory Notes”). The Promissory Notes become due at the earlier of (1) October 14, 2014, (2) the day the Company first trades it shares of common stock on certain listed exchanges (including the NYSE Market, the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange) or (3) the Company completes an underwritten public offering of a minimum of $40 million (the “Maturity Date”). Beginning 120 days following the date of issuance, the Promissory Notes will accrue interest at a rate of 10% per annum.

In connection with the Share Exchange, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the MHL Shareholders, pursuant to which the Company agreed to register all of the Exchange Shares (the “Registrable Securities”) on a Form S-1 registration statement (the “Registration Statement”) to be filed with the SEC within 30 calendar days following the completion of the audit of the MHL financial statement for the MHL 2013 fiscal year, subject to the satisfaction of any registration rights previously granted by the Company (the “Filing Date”), and to cause the Registration Statement to be declared effective under the Securities Act within 90 days following the Filing Date (the “Required Filing Date”).

If the Registration Statement is not filed by the Filing Date or declared effective by the Required Effective Date, the Company is required to pay partial liquidated damages to the MHL Shareholders in the amount equal to 2% of the value of the Exchange Shares on the Closing Date for each 30-day period for which the Company is non-compliant.

As security for all of the Company’s obligations under the Promissory Notes and related documents executed in connection with the Share Exchange, MHL granted a guarantee in favor of the MHL

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Shareholders (the “MHL Shareholders’ Guarantee”) supported by a second priority security interest in all of MHL’s assets pursuant to the terms of the Debenture entered into between MHL and the security trustee for the MHL Shareholders (the “Security Agreement”).

In connection with the closing of the Share Exchange and the sale of the Notes, on April 22, 2014, the Company, MHL, the Purchasers, the security trustee for the Purchasers, the MHL Shareholders and the security trustee for the MHL Shareholders entered into an intercreditor agreement (the “Intercreditor Agreement”). The Intercreditor Agreement governs the relative priorities (and certain other rights) of the Purchasers and MHL Shareholders pursuant the respective security agreements that each entered into with the Company and MHL.

The Company has not yet assessed the fair value of the assets acquired and the liabilities assumed in this transaction. Revenues and expenses of Must Have will be included in the consolidated financial statements beginning April 22, 2014.

VAPESTICK HOLDINGS LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

AND INDEPENDENT AUDITORS’ REPORT

DECEMBER 31, 2013 AND 2012

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of Vapestick Holdings Limited:

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Vapestick Holdings Limited (“the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinions.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vapestick Holdings Limited as of December 31, 2013 and 2012 and the results of their consolidated operations and cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Accell Audit & Compliance, P.A.

Tampa, Florida

March 24, 2014

4868 West Gandy Boulevard — Tampa, Florida 33611 — 813.440.6380

VAPESTICK HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2013 AND 2012

	2013	2012
Assets
Current assets:
Cash	$187,084	$11,310
Accounts receivable	181,949	94,924
Inventory	107,866	79,363
Prepaid inventory	254,717	—
Prepaids and other current assets	5,252	3,993
Due from director	—	27,116
Deferred tax asset	—	13,972

Total current assets	736,868	230,678

Furniture and equipment, net	47,954	44,074

Total assets	$784,822	$274,752

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$300,002	$372,180
Revolving line of credit, net	357,026	—
Due to director	—	58,189
Current maturities of long-term debt	15,170	29,291

Total current liabilities	672,198	459,660
Long-term debt, less current maturities	30,743	45,913

Total liabilities	702,941	505,573

Stockholders’ equity (deficit)
Common stock; 5,000 Series A shares, 5000 Series B shares and 1,136 Series C shares; all shares at $.016 par value, all shares issued and outstanding at December 31, 2013 and 2012, respectively	178	178
Other comprehensive income (loss)	5,911	(7,421)
Retained earnings (accumulated deficit)	75,792	(223,578)

Total stockholders’ equity (deficit)	81,881	(230,821)

Total liabilities and stockholders’ equity (deficit)	$784,822	$274,752

See accompanying notes to the consolidated financial statements and Independent Auditors’ Report

VAPESTICK HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
Revenues
Sales	$3,609,360	$1,935,393
Cost of goods sold	1,259,668	621,803

Gross profit	2,349,692	1,313,590

Operating expenses
Selling expenses	803,974	425,942
Personnel costs	632,573	322,117
General and administrative	296,406	200,649
Advertising and marketing	106,505	168,561
Professional fees	60,194	27,476
Merchant account fees	54,865	33,528

Total operating costs	1,954,517	1,178,273

Income from operations	395,175	135,317

Other expense
Interest expense	17,727	4,859

Income before taxes	377,448	130,458
Income tax expense	78,078	27,157

Net income	299,370	103,301
Comprehensive income (loss)
Foreign currency remeasurement	13,332	(13,969)

Total comprehensive income	$312,702	$89,332

See accompanying notes to the consolidated financial statements and Independent Auditors’ Report

VAPESTICK HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CHANGES TO STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	Series A		Series B		Series C		Total Common Stock		Other Comprehensive Income	Retained Earnings (Accumulated Deficit)	Total
	Shares	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars
Balance at December 31, 2011	5,000	$80	5,000	$80	1,136	$18	11,136	$178	$6,548	$(326,879)	$(320,153)
Foreign currency remeasurement	—	—	—	—	—	—	—	—	(13,969)	—	(13,969)
Net income	—	—	—	—	—	—	—	—	—	103,301	103,301

Balance at December 31, 2012	5,000	80	5,000	80	1,136	18	11,136	178	(7,421)	(223,578)	(230,821)
Foreign currency remeasurement	—	—	—	—	—	—	—	—	13,332	—	13,332
Net income	—	—	—	—	—	—	—	—	—	299,370	299,370

Balance at December 31, 2013	5,000	$80	5,000	$80	1,136	$18	11,136	$178	$5,911	$75,792	$81,881

See accompanying notes to the consolidated financial statements and Independent Auditors’ Report

VAPESTICK HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
Cash flows from operating activities:
Net income	$299,370	$103,301
Adjustments to reconcile net income to net cash from operating activities:
Depreciation expense	26,454	16,254
Foreign currency remeasurement	13,332	(13,969)
Changes in operating assets:
Accounts receivable	(87,025)	(21,829)
Inventory	(28,503)	(42,279)
Prepaid inventory	(254,717)	—
Prepaids and other current assets	(1,259)	(3,993)
Deferred tax asset	13,972	25,953
Accounts payable and accrued expenses	(72,178)	79,609

Net cash from operating activities	(90,554)	143,047

Cash flows from investing activities:
Collections on due from director	27,116	57,143
Purchases of furniture and equipment	(30,334)	(26,505)

Net cash from investing activities	(3,218)	30,638

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	108,661
Repayments on long-term debt	(29,291)	(33,457)
Revolving line of credit activity, net	357,026	—
Repayments of due to director	(58,189)	(246,520)

Net cash from financing activities	269,546	(171,316)

Net change in cash and cash equivalents	175,774	2,369
Cash, beginning of the year	11,310	8,941

Cash, end of the year	$187,084	$11,310

Supplementary Cash Flow Information
Cash paid during the year for:
Interest	$17,727	$4,859

See accompanying notes to the consolidated financial statements and Independent Auditors’ Report

VAPESTICK HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 1	BUSINESS ORGANIZATION

Vapestick Holdings Limited (“Holdings”) was incorporated on September 16, 2011, and registered under the Companies Act of 2006 in England. Holdings was established as a holding company for Vapestick Branding Limited and The Vapestick Group Limited, the primary trading company, along with The Vapestick Group Limited’s wholly owned subsidiaries: Vaporstick Limited, Vapeaway Limited and Electronic Cigarette Direct Limited (collectively, the “Company”). The Company imports and distributes electronic cigarettes and their components via the internet and other wholesale and retail outlets and its primary operations are based near London, England.

NOTE 2	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements are comprised of the accounts of the Company. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of accounts receivable and inventory. Cash is deposited in various financial institutions. At times, amounts on deposit may be in excess of the Financial Services Compensation Scheme (FSCS) insurance limits.

Revenue Recognition

Revenue is derived from product sales and is recognized upon shipment to the customer. Returns are accepted, but are not significant to the Company’s overall operations. Payments received by the Company in advance are recorded as deferred revenue until the merchandise has shipped to the customer. The Company had no deferred revenue at December 31, 2013 or 2012.

Cost of Goods Sold

The Company recognizes the direct cost of purchasing products for sale, including freight-in and packaging, as cost of goods sold in the accompanying income statement. The Company purchases all of its products from two suppliers in China.

Shipping and Handling Costs

Outgoing shipping and handling costs are included in selling expenses in the accompanying statements of income.

Advertising and Promotion

The Company recognizes advertising and promotion costs as incurred. The amount of advertising and promotion expense recognized for the years ended December 31, 2013 and 2012 were $106,505 and $168,561, respectively.

VAPESTICK HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

Cash and Cash Equivalents

The Company considers all highly liquid investments, with maturities of three months or less when purchased, to be cash equivalents. At December 31, 2013 and 2012, the Company had no cash equivalents.

Accounts Receivable

Accounts receivable, primarily from retail customers or third-party internet brokers, are reported at the amount invoiced. Payment terms vary by customer and may be subject to an early payment discount. Management reviews accounts receivable on a monthly basis to determine if any receivables are potentially uncollectible. An overall allowance for doubtful accounts is determined based on a combination of historical experience, length of time outstanding and specific identification. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. As of December 31, 2013 and 2012, the Company expects these receivables to be fully collectible and therefore has not estimated an allowance for doubtful accounts for either period.

Inventory

Inventory, which consists of ready for sale disposable e-cigarettes, batteries, cartomizers and other accessories, is carried at the lower of cost or fair market value. Cost is determined using the first-in, first-out method.

Furniture and Equipment

The Company records furniture and equipment at historical cost, less accumulated depreciation. Expenditures for additions and improvements over $1,500 that substantially extend the useful life of property and equipment or increase its operating effectiveness are capitalized. Repair and maintenance costs are expensed as incurred. Long-lived assets are reviewed for impairment whenever events or circumstances warrant such a review, at least annually, pursuant to the provisions Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 360 Property, Plant, and Equipment. The Company depreciates the cost of furniture and equipment over the estimated useful lives of the assets, ranging from two to ten years, using the straight-line method. For the years ended December 31, 2013 and 2012, the Company had depreciation expense of $26,454 and $16,254, respectively. At December 31, 2013 and 2012, accumulated depreciation was $49,927 and $21,604, respectively.

Foreign Currency Translation Adjustments

The Company has reported the financial statements in US dollars at December 31, 2013 and 2012 as translated from British Sterling Pounds. The Company translated assets and liabilities at exchange rates in effect at the balance sheet dates. The Company translates their revenues and expenses using average rates during the year. The resulting foreign currency translation adjustments are recorded as a separate component of accumulated other comprehensive income in the accompanying consolidated balance sheets and consolidated statements of stockholders’ equity (deficit). The spot rates used as of December 31, 2013 and 2012 were 1.6541 and 1.6273, respectively. The average rates used for the years ended December 31, 2013 and 2012 were 1.5646 and 1.5849, respectively.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their

VAPESTICK HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

respective tax bases. Additionally, the recognition of future tax benefits, such as net operating loss carryforwards, is required to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

The Company is taxed is accordance with United Kingdom Corporation Tax, which is a corporate tax levied on the profits made by companies that are resident and trade in the UK. The rate of corporation tax is determined by the financial year, which runs from April 1 to the following March 31, and was 20% for the years ended December 31, 2013 and 2012.

Management has evaluated tax positions in accordance with ASC 740, Income Taxes, and has not identified any significant tax positions, other than those disclosed.

Subsequent Events

The Company has evaluated subsequent events through March 24, 2014, the date the financial statements were available to be issued.

NOTE 3	REVOLVING CREDIT LINES

The Company has a revolving credit line with a bank that has a maximum credit limit of approximately $364,000 as of December 31, 2013. The balance on the line was $357,026 at December 31, 2013. The line is callable at any time, bears interest of approximately 4.5% per year over the prevailing Bank of England Base Rate (0.5% at December 31, 2013) and is secured by substantially all of the Company’s assets. The agreement calls for the Company to maintain adjusted tangible net worth not less than a minimum amount of approximately $265,000 for the year ended December 31, 2013. As of December 31, 2013, the Company was not in compliance with this covenant.

NOTE 4	TAXES

The components of income tax expense for the years ended December 31, 2013 and 2012 are as follows:

	2013	2012
Current	$78,078	$27,157
Deferred	—	—

	$78,078	$27,157

VAPESTICK HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

There is no difference between income tax expense computed by applying the statutory income tax rate to earnings before taxes.

	2013	2012
Pretax earnings at statutory rate	$78,078	$27,157

The components of deferred taxes are as follows:

	2013	2012
Deferred income tax assets:
Operating loss carryforwards	$—	$13,972

NOTE 5	LONG-TERM DEBT

The Company has two term notes with a bank.

A £40,000 note that bears interest at 5.0% per year over the prevailing Bank of England Base Rate (0.5% at December 31, 2013), with 60 payments of £764 per month (approximately $1,264 at December 31, 2013) and a maturity date of January 2017 and secured by various assets of the Company. The balance due on this note as of December 31, 2013 and 2012 was $45,913 and 60,095, respectively. This note was paid in full subsequent to December 31, 2013.

A £30,000 note that bears interest at 4.6% per year, with 12 payments of £2,561 per month and secured by various assets of the Company. This note was paid in full during May 2013. The balance due on this note as of December 31, 2012 was $15,109.

Scheduled principal payments due on the term notes as of December 31, 2013 are as follows:

2014	$15,170
2015	15,170
2016	15,170
2017	403

$45,913

NOTE 6	RELATED PARTY DEBT AND TRANSACTIONS

The Company has a search engine optimization (SEO) service agreement with a company that is 50% owned by one of the Company’s directors. Per the agreement, the Company will pay 18% of the gross revenue, plus applicable value added tax, arising from sales made by, on, or through relevant websites. Total costs incurred under this agreement were $321,238 and $218,718 for the years ended December 31, 2013 and 2012.

At December 31, 2012, the Company owed a director of the Company $58,189 related to cash advances of $32,332 made to cover short-term operating needs of and $25,857 for services provided under the SEO service agreement. There were no stated terms on the cash advances provided by the director.

At December 31, 2012, a director of the Company owed $27,116 to the Company. There were no stated terms on the advance provided to the Director.

VAPESTICK HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 7	COMMITMENTS AND CONTINGENCIES

During the normal course of business, the Company may be exposed to litigation. When the Company becomes aware of potential litigation, it evaluates the merits of the case in accordance with ASC 450, Contingencies. The Company evaluates its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If the Company determines than an unfavorable outcome is probable and can be reasonably estimated, it establishes the necessary accruals. As of December 31, 2013 and 2012, the Company is not aware of any commitments or contingencies that are expected to have an adverse effect on the Company.

NOTE 8	SUBSEQUENT EVENTS

On January 9, 2014, all issued and outstanding shares in the capital of the Company were acquired by Victory Electronic Cigarettes Corporation (“Victory”) pursuant to a share exchange agreement. The terms of the share exchange agreement resulted in the shareholders of the Company receiving (a) an aggregate cash payment of £3,500,000 (approximately $5,740,000), (b) the issuance of 6,516,205 shares of Victory common stock, and (c) an agreement from Victory to issue an aggregate number of additional shares of common stock equal to 10% of all shares of common stock that Victory issues in any subsequent financing, up to gross proceeds of $1,925,000, calculated on a fully diluted basis.

FIN BRANDING GROUP, LLC

Financial Statements

For the Years Ended

December 31, 2013 and 2012

J. Kenny Crow, Jr., CPA
John R. Shields, CPA
Joseph M. Bailey, CPA
Regina L. McKellar, CPA, CVA
Edward G. McDermott, CPA
A. Bruce Dudley, Jr., CPA
Vivian V. Chateau, CPA

INDEPENDENT AUDITORS’ REPORT

To the Members

Fin Branding Group, LLC

We have audited the accompanying financial statements of Fin Branding Group, LLC, (an Illinois LLC and subsidiary of FGM, LLC) which comprise the balance sheets as of December 31, 2013 and 2012, and the related statements of operations, members’ equity and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

Mobile Office	Gulf Shores Office	CSBcpa.com
tel (251) 343.1012 | fax (251) 343.1294	tel (251) 968.4337 | fax (251) 968.8995	toll free (800) 347.8583
3742 Professional Parkway	121 Cove Avenue | P.O. Box 2405
Mobile, AL 36609	Gulf Shores, AL 36547

Member of American Institute of Certified Public Accountants and Alabama Society of Certified Public Accountants.

Fin Branding Group, LLC
Page two

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fin Branding Group, LLC, as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Subsequent Event

As discussed in Note 13 to the financial statements, on February 28, 2014, the Company merged with Victory Electronic Cigarette Corporation, Inc.

Mobile, Alabama

March 19, 2014

FINANCIAL STATEMENTS

FIN BRANDING GROUP, LLC

BALANCE SHEETS

DECEMBER 31, 2013 AND 2012

	2013	2012
Assets
Current assets
Cash	$28,543	$4,981,464
Accounts receivable, net of allowance of $400,000 in 2013 and $2,600 in 2012	2,536,753	2,837,250
Inventory	26,638,883	9,956,133
Prepaid expenses	1,078,825	399,629
Vendor advances	76,706	3,587,217

Total current assets	30,359,710	21,761,693

Property and equipment
Exhibits and display fixtures	1,264,771	404,714
Packaging and design	1,315,547	31,972
Furniture and fixtures	137,567	22,323

	2,717,885	459,009
Less accumulated depreciation	423,442	43,909

Net property and equipment	2,294,443	415,100

Other assets
Loan costs, net of accumulated amortization	582,053	883,793
Deferred charges	204,474	188,758
Goodwill	1,361,714	1,361,714

Total other assets	2,148,241	2,434,265

	$34,802,394	$24,611,058

Liabilities and Members’ Equity
Current liabilities
Accounts payable	$670,880	$473,067
Accounts payable — related parties	2,100,533	3,001,235
Accrued expenses	1,882,244	673,770
Notes payable	13,369,899	—

Total current liabilities	18,023,556	4,148,072

Other liabilities
Notes payable — related parties	19,351,468	15,264,319

Total other liabilities	19,351,468	15,264,319

Members’ equity	(2,572,630)	5,198,667

	$34,802,394	$24,611,058

See notes to financial statements

FIN BRANDING GROUP, LLC

STATEMENTS OF OPERATIONS

	Years Ended December 31
	2013	2012
Sales	$41,927,596	$15,021,010
Cost of sales	22,273,519	8,289,647

Gross profit	19,654,077	6,731,363

Operating expenses
Amortization	300,427	18,801
Depreciation	379,533	39,011
Rent	96,759	15,702
Other operating expenses	25,054,567	6,467,482

Total operating expenses	25,831,286	6,540,996

Income (loss) from operations	(6,177,209)	190,367

Other income (expense)
Interest income	—	11
Interest expense	(1,594,088)	(497,530)

Total other income (expense)	(1,594,088)	(497,519)

Net loss	$(7,771,297)	$(307,152)

See notes to financial statements

FIN BRANDING GROUP, LLC

STATEMENTS OF MEMBERS’ EQUITY

YEARS ENDED DECEMBER 31, 2013 AND 2012

Balance at January 1, 2012	$5,505,819
Net loss for the year	(307,152)

Balance at December 31, 2012	5,198,667
Net loss for the year	(7,771,297)

Balance at December 31, 2013	$(2,572,630)

See notes to financial statements

FIN BRANDING GROUP, LLC

STATEMENTS OF CASH FLOWS

	Years Ended December 31
	2013	2012
Cash flows from operating activities:
Net loss	$(7,771,297)	$(307,152)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization	300,427	18,801
Depreciation	379,533	39,011
Increase (decrease) in allowance for bad debts	397,400	(122,400)
Increase (decrease) in allowance for inventory obsolescence	300,000	—
Interest and fees added to line of credit balance	439,029	—
Interest accrued on related party loans	1,122,589	373,187
Noncash inventory and vendor advance transactions	833,354	14,262,800
(Increase) decrease in:
Accounts receivable	(96,903)	(1,623,003)
Inventory	(16,982,750)	(7,389,073)
Prepaid expenses	277,481	(136,068)
Vendor advances	3,510,511	(2,885,355)
Increase (decrease) in:
Accounts payable	197,813	179,063
Accounts payable — related parties	(2,856,644)	116,005
Accrued expenses	251,795	500,164

Net cash provided by (used in) operating activities	(19,697,662)	3,025,980

Cash flows from investing activities:
Capitalized costs	(14,403)	(441,352)
Purchase of property and equipment	(2,258,876)	(392,442)

Net cash used in investing activities	(2,273,279)	(833,794)

Cash flows from financing activities:
Draws on line of credit	56,608,925	—
Repayments on line of credit	(43,678,055)	—
Proceeds from notes payable — related parties	5,787,150	9,288,839
Repayment of notes payable — related parties	(1,700,000)	(6,821,706)

Net cash provided by financing activities	17,018,020	2,467,133

Increase (decrease) in cash	(4,952,921)	4,659,319
Cash — beginning of period	4,981,464	322,145

Cash — end of period	$28,543	$4,981,464

Supplemental cash flow disclosures:
Interest paid	$806,077	$124,343

Noncash investing and financing activities:
Accounts payable — related parties used to finance acquisition of inventory	$833,354	$1,465,614
Accounts payable — related parties used to finance capitalized costs	—	650,000
Notes payable — related parties used to finance vendor advances and acquisition of inventory	—	12,797,186
Accounts payable — related parties increased by interest accrued on notes payable — related parties	1,122,589	373,187
Insurance premiums financed	956,677	—

	$2,912,620	$15,285,987

See notes to financial statements

FIN BRANDING GROUP, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

Note 1 — Summary of significant accounting policies

Organization

Fin Branding Group, LLC, (Fin) is an Illinois limited liability company organized June 10, 2011 as Finiti Branding Group, LLC, and continuing until dissolved by consent of all members, for the purpose of manufacture, import, export, distribution and sale of electronic cigarettes and other products as determined by management. The Company is a 70% owned subsidiary of FGM, LLC (FGM). The remaining 30% is owned by members unrelated to FGM.

During 2012, Fin changed its legal name from Finiti Branding Group, LLC, to Fin Branding Group, LLC.

Nature of operations

The Company imports and distributes rechargeable and disposable electronic cigarettes in tobacco and menthol flavors, as well as related refill and replacement and accessory products under the Fin and Finiti brands. Products are sold to wholesale distributors and big-box retailers, drug and grocery retail chains, convenience stores and specialty retailers, both directly and through distributors. Products are also sold directly to consumers through the Company’s e-retail website.

Reclassifications

Certain amounts in 2012 have been reclassified to conform with the 2013 presentation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates

Accounts receivable

Management has estimated an allowance of $400,000 based on the Company’s history and management’s expectations for future returns, credits and uncollectible accounts.

Inventory

Finished goods inventory was written down by approximately $1,159,000 during 2013 based on management’s estimate of the minimum amount that would be obtainable in a bulk sale of older inventory items. Management has estimated an allowance of $300,000 for additional potential inventory losses.

Actual uncollectible receivables and inventory losses could differ from these estimates, and the differences could be material.

Significant concentrations of credit risk

The Company supplies products and services and extends credit where permitted by law to customers primarily in the United States of America. The majority of sales are to large retail chains and distributors servicing convenience stores. Sales to the Company’s largest customer accounted for 33% of 2013 sales and

FIN BRANDING GROUP, LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2013 AND 2012

61% of 2012 sales and sales to the five largest customers accounted for 82% of 2013 sales and 87% of 2012 sales. Receivables from these customers account for 68% of accounts receivable at December 31, 2013 and 93% of accounts receivable at December 31, 2012.

Substantially all of the Company’s products are manufactured by two firms located in China. Material amounts of inventory are located in China or in transit from China at December 31, 2013 and 2012. Insurance coverage of inventory in transit has been obtained from a commercial insurance carrier.

The Company maintains cash balances at national financial institutions with branches located in Alabama (and Illinois in 2012 and through June 2013). The accounts are insured by the Federal Deposit Insurance Corporation up to $250,000 per bank starting January 1, 2013 and up to $250,000 per bank for savings and money market accounts with no limits for non-interest-bearing transaction accounts through December 31, 2012. At December 31, 2013 and 2012, and during the years then ended, the Company had no cash balances that were not covered by FDIC insurance.

Inventory

Inventory is stated at the lower of cost or market with cost being determined by specific identification using cost layers. Freight-in and duty costs are included in inventory cost. Freight-out costs are charged to cost of sales when incurred.

Property and depreciation

Property and equipment are recorded at cost and expenditures for improvements are capitalized. Normal repairs and maintenance charges are expensed as incurred. Depreciation is provided by the straight-line method over the estimated useful lives of the respective assets as follows:

Exhibits and display fixtures	3-5 years
Packaging and design	5 years
Furniture and fixtures	5 years

Advertising

The Company employs a comprehensive marketing campaign targeted at end-user consumers. In-store marketing consists of product giveaways and point of purchase marketing. Out-of-store marketing consists of media advertising, event marketing, social media and trade shows. Advertising costs are expensed when incurred. Costs of marketing equipment and long-lived promotional materials such as trade show booths, retail display units and story boards are capitalized and depreciated over the expected useful life of the assets. Point of purchase marketing items are added to inventory when purchased and charged to cost of sales as the items are shipped to customers. Advertising costs of $4,389,682 and 247,610, respectively, and other marketing costs of $7,239,972 and $1,027,967, respectively, are included in 2013 and 2012 operating expenses.

Presentation of certain taxes

The Company collects various taxes from customers and remits these amounts to applicable taxing authorities. The Company’s accounting policy is to exclude these taxes from revenue and cost of sales.

Income taxes

The Company files federal and state income tax returns and is taxed as a partnership under the Internal Revenue Code and similar state statutes. In lieu of income taxes, the members of the limited

FIN BRANDING GROUP, LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2013 AND 2012

liability company are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal or state income taxes related to the Company is included in these financial statements. As a result, the Company has no tax positions resulting in unrecognized tax benefits that are subject to significant increase or decrease.

The Company files income tax returns in the U.S. federal jurisdiction, and numerous states. There are currently no years for which the Company is no longer subject to U.S. federal or state income tax examinations by tax authorities.

Note 2 — Accounts receivable

Trade accounts receivable are stated net of an allowance for doubtful accounts of $400,000 in 2013 and $2,600 in 2012. The Company estimates the allowance based on its historical experience of the customer collections. Accounts that are determined by management to be uncollectible are charged off against the allowance at the time that determination is made. All of the net trade receivables are pledged as collateral on long-term debt.

Note 3 — Inventory

At December 31, inventory consists of the following:

	2013	2012
Finished goods and POS materials	$26,579,181	$6,739,931
In-transit	—	2,834,334
Inventory in China	250,069	233,833
Raw materials	109,633	148,035

	26,938,883	9,956,133
Less allowance	(300,000)	—

Total	$26,638,883	$9,956,133

Inventory in-transit is made up of product in the possession of a common carrier or non-vessel operating common carrier (NVOCC), for which ownership and title has passed from the vendor to the Company. Inventory in China consists of component parts held for use in the manufacture of new products. Raw materials consist of nicotine held in China for use in manufacturing certain products.

Note 4 — Vendor advances

Vendor advances are made up of deposits of approximately 20% of purchase orders for inventory manufactured in China, required to be paid prior to manufacture starting. These amounts are remitted to Chinese manufacturers through a related company as discussed in Note 5. Vendor advances are applied to inventory purchases when products are shipped.

Note 5 — Related party transactions

As discussed in Note 1 to the financial statements, the Company is a 70% owned subsidiary of FGM, LLC (FGM). Gulf Distributing Holdings, LLC owns an equity interest in FGM. Various other entities are affiliated with Fin through common control with FGM and minority members.

FIN BRANDING GROUP, LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2013 AND 2012

Transactions with FGM, Gulf Distributing Holdings, LLC and its subsidiaries and related entities (Gulf), and other related parties are discussed below.

Accounts payable

Accounts payable — related parties at December 31, consist of the following:

	2013	2012
FGM and its affiliates	$802,891	$748,669
Gulf	370,954	759,777
Minority members and their affiliates	926,688	1,492,788

Total	$2,100,533	$3,001,234

Notes payable

Notes payable — related parties consist of the following at December 31:

	2013	2012
Revolving credit agreement with Gulf, maturing in April 2015, interest calculated daily at LIBOR plus 13%, interest at 6% payable monthly and remaining interest payable at maturity. Repayment of principal is limited by debt subordination and intercreditor agreement with Wells Fargo Bank (Wells Fargo) as discussed in Note 8. Balance due was paid to Holdings by FGM on April 1, 2013 and all right, title and interest in the loan was assigned by Holdings to FGM.	$5,000,000	$4,912,850

Subordinated demand notes payable to FGM, interest accrued at 6% payable on demand. Payment of principal and accrued interest is restricted by subordination agreement with Wells Fargo as discussed below and in Note 8.	10,221,427	6,521,426

Subordinated demand notes payable to minority members, interest accrued at 6% payable on demand. Payment of principal and accrued interest is restricted by subordination agreement with Wells Fargo as discussed below and in Note 8.	4,130,041	3,830,043

	$19,351,468	$15,264,319

Under the terms of a subordination agreement with Wells Fargo, FGM and the minority members have waived the right to demand payment of principal on subordinated demand notes until all indebtedness under the credit agreement with Wells Fargo has been repaid and Wells Fargo has released its lien in the collateral. Therefore, subordinated notes payable to members have been classified as long-term liabilities.

Transactions with related entities

Loan costs at December 31, 2012 include $650,000 payable to an affiliate of FGM, for services performed in connection with obtaining the Wells Fargo Bank credit agreement.

Product sales are made to Gulf. Receivables from Gulf are $(91,771) and $25,902 at December 31, 2013 and 2012, respectively, and are included in accounts receivable.

FIN BRANDING GROUP, LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2013 AND 2012

The Company’s supplier oversight and quality control is outsourced to an affiliated firm in China controlled by one of the Company’s minority members. Substantially all payments for inventory purchases are made through this affiliated firm, which receives a fee of 8% of the manufacturing costs of products manufactured in China. This fee is included in costs of inventory purchases. Total amounts paid to the affiliated firm for inventory purchases and deposits amounted to $32,557,089 in 2013 and $15,621,365 in 2012.

The Company’s accounting and administrative functions are performed by Gulf for a monthly service fee. Monthly consulting fees and office rent are paid to a company affiliated with minority members. Executive and office salaries paid by Gulf and affiliates of minority members attributable to Fin are charged back to the Company. Other expenses are paid on behalf of the Company by Gulf and minority members and affiliated companies. Commissions are paid to Gulf under a commission agreement. Interest is computed on notes payable to FGM, Gulf, and minority members as discussed above. Amounts attributable to these transactions included in the statements of operations are detailed in the following schedule:

	2013
	FGM and its Affiliates	Gulf	Minority Members and their Affiliates	Total
Revenues
Net sales	$—	$197,787	$—	$197,787

Total revenue from related parties	$—	$197,787	$—	$197,787

Expenses
Expense reimbursements and promotional products	$—	$451,598	$29,851	$481,449
Commissions	—	501,748	208,424	710,172
Monthly service and consulting fees	—	488,548	104,579	593,127
Salary chargebacks	—	693,235	13,934	707,169
Interest	884,346	370,507	238,125	1,492,978

Total expenses charged by related parties	$884,346	$2,505,636	$594,913	$3,984,895

	2012
	FGM and its Affiliates	Gulf	Minority Members and their Affiliates	Total
Revenues
Net sales	$—	$511,930	$—	$511,930

Total revenue from related parties	$—	$511,930	$—	$511,930

Expenses
Expense reimbursements and promotional products	$—	$451,598	$66,912	$518,510
Commissions	35,372	19,544	—	54,916
Monthly service fees	—	305,250	—	305,250
Salary chargebacks	—	565,198	354,697	919,895
Interest	63,297	406,114	27,174	496,585

Total expenses charged by related parties	$98,669	$1,747,704	$448,783	$2,295,156

FIN BRANDING GROUP, LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2013 AND 2012

Note 6 — Business combinations

Fin was formed on June 10, 2011 by means of capital contributions from two members:

1.	S2 Partners, Inc. received a 50% capital interest in Fin in exchange for Fin acquiring the assets and assuming the liabilities of S2 Partners, Inc.

2.	FGM received a 50% capital interest in Fin in exchange for a cash contribution of $2,000,000.

The formation of Fin was expected to more effectively utilize the assets and expertise of both members in the production, importing, exporting, sale, and distribution of Fin and Finiti electronic cigarettes. The goodwill of $1,361,714 arising from the business combination consists primarily of contractual rights, trade secrets and proprietary information, and was calculated as follows:

Estimated fair value of capital interest received	$2,000,000

Fair value of assets and liabilities at acquisition date
Cash	224,951
Accounts receivable	58,880
Inventories	299,286
Prepaids and other assets	196,904
Fixed assets	7,826
Payables	(149,561)

Total identifiable net assets	638,286

Goodwill	$1,361,714

Goodwill is calculated as the excess of the purchase price paid over the net assets recognized. The goodwill recorded as part of the S2 acquisition primarily reflects the value of start-up activities conducted and contracts and agreements entered into by S2, as well as any intangible assets that do not qualify for separate recognition. Goodwill is not amortizable nor deductible for tax purposes.

During 2011, FGM acquired a controlling interest in the Company through additional capital contributions. According to the terms of the Company’s operating agreement, the change in ownership was recorded by adjusting capital accounts so that FGM’s and minority members’ capital accounts equaled their proportionate shares of the Company’s net fair value. During 2012, FGM acquired additional capital interests as incentive for Gulf entering a revolving credit agreement with the Company and subordinating its collateral rights under the revolving credit agreement to Wells Fargo Bank as described in Note 5. During 2013, FGM acquired additional capital interests and incentive for additional loans made to the Company.

Note 7 — Intangible assets

Goodwill

As described above, in conjunction with the acquisition of the net assets of S2 Partners, Inc., the Company has recorded goodwill as an asset (included on the accompanying balance sheets). In accordance with U.S. generally accepted accounting principles, the Company does not amortize its goodwill. Instead, the goodwill asset will be tested periodically and written down (if necessary) to its current value. Goodwill is tested for impairment on an ongoing basis, generally at least quarterly.

FIN BRANDING GROUP, LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2013 AND 2012

Deferred charges

As discussed in Note 11, the Company is involved in a patent infringement lawsuit and various trademark disputes. In accordance with accounting principles generally accepted in the United States of America (US GAAP), the costs of defending patents and trademarks are being deferred until such time as the disputes are resolved.

Loan costs

Costs associated with acquiring new debt are capitalized and amortized over a period of time corresponding with the term of the related loan. Net loan costs reported on the balance sheet at December 31, consist of the following:

	2013	2012
Loan costs, at cost	$901,281	$902,594
Accumulated amortization	(319,228)	(18,801)

Net loan costs	$582,053	$883,793

Note 8 — Notes payable

Effective December 31, 2012, the Company entered into a credit agreement with Wells Fargo Bank (Lender) which provides for a revolving credit and/or letters of credit commitment in the maximum combined amount of $20 million. Amount of credit to be provided is additionally limited to specified percentages of eligible receivables and eligible finished goods and in-transit inventory. The commitment terminates on December 31, 2015. Virtually all of the Company’s assets are pledged as collateral, including rights to any profits resulting from the sale of the Company’s distribution agreements or other intangible assets. All collections of accounts receivable are required to be applied to reduce any revolving credit balance outstanding. The agreement provides for variable interest rates. The interest rate is the Daily Three Month LIBOR plus a margin of 3%, the margin will be reduced to 2.5% in 2014 providing the Company meets specified requirements for EBITDA for the year ending December 31, 2013. At December 31, 2013 and 2012, interest rates are 3.25% and 3.306%.

The balance due on the loan was $13,369,899 and $0 at December 31, 2013 and 2012.

The credit agreement was amended during 2013 to increase the amount of inventory includable in the borrowing base. The agreement was amended subsequent to year end to modify debt covenants, extend inventory increase through July 2014 and modify other collateral requirements, and to allow for the merger with Victory as discussed in Note 13.

The Company is obligated to Lender to comply with a number of debt covenants. Among these covenants is a restriction on the amount of distributions that the Company is allowed to make. Also, covenants require the Company to provide specified reports on collateral and meet certain monthly financial balances and ratios. The Company did not meet one of these ratios for the months of September, October, November and December 2013 and January 2014. Lender has waived these specified defaults.

As discussed in Note 5, notes payable to related parties are subordinated to the Wells Fargo credit agreement. Under the terms of the subordination agreement between Wells Fargo, FGM, and the minority members, no principal payments may be made on demand notes to members until all Wells Fargo indebtedness has been paid. Interest payments may be made provided the Company meets specified financial balance requirements. Under the terms of the subordination and intercreditor agreement between

FIN BRANDING GROUP, LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2013 AND 2012

Wells Fargo and Gulf, interest payments may be made according to the terms of the revolving credit agreement with Gulf provided the Company meets specified financial balance requirements. Principal payments on the revolving credit balance may be made starting July 1, 2013, up to specified limits, providing the Company meets specified financial balance and ratio requirements.

Maturities of notes payable are as follows:

	Related Parties	Wells Fargo	Total
Year ending December 31:
2014	$—	$—	$—
2015	19,351,468	13,369,899	32,721,367

	$19,351,468	$13,369,899	$32,721,367

The Wells Fargo credit agreement includes a subjective acceleration clause and a lockbox arrangement. Therefore, in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) 470-10-45-5, the balance has been classified as a current liability.

Note 9 — Retirement plan

On November 15, 2012, the Company started a 401(k) plan (Plan) with discretionary company matching contributions and automatic enrollment. Discretionary profit sharing contributions may also be made by the Company. The Plan covers all employees age 18 and over with one year of service. Employees who were employed on the Plan’s effective date are not required to meet service requirements to participate. During 2013 and 2012, the Company matched 30% of an employee’s contribution to the plan up to 6% of the employee’s gross wages.

Note 10 — Barter transaction

During 2013, the Company entered into a barter transaction, exchanging finished goods inventory with a net book value of $1,231,516 for barter credits redeemable for a percentage of future purchases of media advertising (redeemable for 100% of cost of media usage during the fourth quarter of 2013). The barter transaction was recorded as a sale at the agreed upon fair value of the inventory, which was $2,850,000. All of the barter credits were used during 2013, and $2,850,000 is included in advertising expense reported as other operating expenses for 2013.

Note 11 — Contingencies

Legal matters

The Company has been named as a defendant in a lawsuit filed by Ruyan Investments Holdings, Ltd. in the U.S. District Court for the Central District of California. The suit asserts patent infringement and seeks monetary damages and injunctive relief. The Company filed a request for reexamination by the U.S. Patent and Trademark Office, seeking to invalidate claims of the patent involved, and a motion to stay the litigation pending the outcome of the reexamination. The request for inter parties reexamination of the patent was granted during 2012, and the reexamination is pending. The motion to stay the litigation was granted in February 2013, and no further activity on the litigation is expected to take place until the reexamination is complete. Ruyan’s parent company was purchased by Imperial Tobacco Group in 2013 and, subsequent to the balance sheet date, a subsidiary of Imperial Tobacca Group, Fontem Ventures, B.V., filed an additional patent infringement suit against Fin and other e-cigarette companies, citing newly issued patents acquired as part of this purchase. Management and outside legal counsel are unable to evaluate the likelihood of a favorable or unfavorable outcome or estimate the range of potential loss. In the event of an unfavorable outcome, it is likely that the loss would be material.

FIN BRANDING GROUP, LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2013 AND 2012

From time to time, the Company may be involved in litigation and regulatory investigations arising in the ordinary course of business. While the ultimate outcome of any such matters is not presently determinable, it is the opinion of management that the resolution of any claims resulting from such matters will not have a material adverse effect on the financial position or results of operations of the Company.

Regulations

A 2013 U.S. Court of Appeals decision determined that, although electronic cigarettes may not be regulated as drug/device products, they can be regulated by the Food and Drug Administration (FDA) as “tobacco products” under the Family Smoking Prevention and Tobacco Control Act of 2009 (the Act). In Fall of 2013, the FDA issued a proposed rule (currently under review by the OMB) extending its regulatory authority over tobacco products under the Act to additional products including electronic cigarettes. Such regulation could include subjecting electronic cigarettes to various general controls and requiring a premarket review of any product not marketed as of February 15, 2007 and unmodified since then. The Company’s management and in-house corporate attorney have presented to FDA, consulted with industry groups and various experts and past FDA officials, and do not think it likely that FDA final regulations, when and if issued, will require that e-cigarettes be taken off of the market immediately. However, in the event that final FDA regulations subject e-cigarette products to the new tobacco product requirements as they currently exist, such requirements may have a material adverse effect on the Company’s operations.

Note 12 — Commitments

Marketing and service agreements

The Company has an agreement for sales and marketing services for various trade channels provided by an unrelated company. The agreement provides for payment of commissions of 5% of monthly sales to customers in the specified channels through February 2014 and business development fees of $10,000 per month through February 2013. The commission agreement automatically renews for successive one year periods unless written notice of intention not to renew is given prior to the end of the period in effect.

The Company has a commitment to an unrelated entity to make specified payments upon distribution reaching specified numbers of stores. Rebate agreements with this entity and other unrelated entities provide for rebates of various percentages of sales for periods from one to two years, with provision for renewal.

As discussed in Note 5, the Company has service agreements with Gulf and with a company affiliated with a minority member. These agreements continue until terminated by the related parties. Under the terms of the agreements, Gulf is entitled to a fee of 6% of the manufacturing costs of products sold by the Company through distribution relationships established by Gulf and the affiliated company is entitled to a fee of 8% of the manufacturing costs of products manufactured in China. A January 1, 2013 agreement with a company affiliated with minority members calls for monthly payments of $12,500 for consulting and $1,250 for office rent for three years, automatically renewable for successive three year terms unless terminated, termination subject to approval from the minority member.

The Company is a member of an industry association which has entered into a consulting and services agreement with an unrelated party calling for monthly fees of $10,000 over a two year term, cancellable by either party with sixty days notice, renewable for successive twelve month terms. The Company is paying the fees under this agreement.

Other sales and services agreements exist with various related and unrelated entities. The terms of these agreements generally specify that they may be terminated by either party with required notice of 3 months or less.

FIN BRANDING GROUP, LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2013 AND 2012

Note 13 — Subsequent events

Management’s evaluation of subsequent events

Management has evaluated subsequent events through March 19, 2014, the date which the financial statements were available to be issued.

Merger

On February 28, 2014, the Company was merged into Victory Electronic Cigarette Corp, Inc. (Victory) (a publicly traded corporation). The merger resulted in the Company becoming a wholly owned subsidiary of Victory. The Revolver and member debt were eliminated as of February 28, 2014, as part of this transaction. Additionally, as part of this transaction, various contracts with related parties were terminated and the covenants with a bank were restructured.

MUST HAVE LTD

CONTENTS OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2013

REPORT OF THE INDEPENDENT AUDITORS TO THE BOARD OF DIRECTORS OF

MUST HAVE LTD

Report on the Financial Statements

We have audited the accompanying financial statements of Must Have Ltd, which comprise the balance sheets as of June 30, 2013 and 2012, and the related statements of profit and loss, changes in stockholder’s equity and cash flows for the years then ended and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Must Have Ltd, as of June 30 2013 and 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United Kingdom. Accounting principles generally accepted in the United Kingdom vary in certain important respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in the United States Generally Accepted Accounting Principles section.

Robert Stafford BA(Hons) ACA (Senior Statutory Auditor)

for and on behalf of SCCA Ltd T/a Stafford & Co

Chartered Accountants

and Statutory Auditor

2nd Floor, Nelson Mill

Gaskell Street

Bolton

Lancashire

BL1 2QE

25 April 2014

MUST HAVE LTD

PROFIT AND LOSS ACCOUNT

FOR THE YEAR ENDED 30 JUNE 2013

	Notes	2013 £	2012 £
TURNOVER		12,073,679	3,592,113
Cost of sales		3,741,773	1,778,425

GROSS PROFIT		8,331,906	1,813,688
Administrative expenses		1,716,826	609,638

OPERATING PROFIT	3	6,615,080	1,204,050
Interest receivable and similar income		8,293	2,318

PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION		6,623,373	1,206,368
Tax on profit on ordinary activities	4	1,563,475	294,853

PROFIT FOR THE FINANCIAL YEAR		5,059,898	911,515

CONTINUING OPERATIONS

None of the company’s activities were acquired or discontinued during the current year or previous year.

TOTAL RECOGNISED GAINS AND LOSSES

The company has no recognised gains or losses other than the profits for the current year or previous year.

The notes form part of these financial statements

MUST HAVE LTD (REGISTERED NUMBER: 05101019)

BALANCE SHEET

30 JUNE 2013

		2013		2012
	Notes	£	£	£	£
FIXED ASSETS
Intangible assets	6		1,750		1,750
Tangible assets	7		113,500		45,373

			115,250		47,123

CURRENT ASSETS
Stocks	8	1,599,769		253,117
Debtors	9	712,502		41,049
Cash at bank and in hand		5,275,357		947,216

		7,587,628		1,241,382

CREDITORS
Amounts falling due within one year	10	3,286,393		821,918

NET CURRENT ASSETS			4,301,235		419,464

TOTAL ASSETS LESS CURRENT LIABILITIES			4,416,485		466,587

CAPITAL AND RESERVES
Called up share capital	11		400		400
Other reserves	12		10,000		—
Profit and loss account	12		4,406,085		466,187

SHAREHOLDERS’ FUNDS	14		4,416,485		466,587

The financial statements were approved by the Board of Directors on 25 April 2014 and were signed on its behalf by:

R Hartford — Director

The notes form part of these financial statements

MUST HAVE LTD

CASH FLOW STATEMENT — UK GAAP

FOR THE YEAR ENDED 30 JUNE 2013

	Notes	2013 £	2012 £
Net cash inflow from operating activities	1	5,919,646	1,300,654
Returns on investments and servicing of finance	2	8,293	2,318
Taxation		(294,949)	(20,080)
Capital expenditure	2	(97,765)	(40,738)
Equity dividends paid		(1,120,000)	(448,924)

		4,415,225	793,230
Financing	2	(87,084)	21,369

Increase in cash in the period		4,328,141	814,599

Reconciliation of net cash flow to movement in net funds	3
Increase in cash in the period		4,328,141	814,599

Change in net funds resulting from cash flows		4,328,141	814,599

Movement in net funds in the period		4,328,141	814,599
Net funds at 1 July		947,216	132,617

Net funds at 30 June		5,275,357	947,216

The notes form part of these financial statements

MUST HAVE LTD

NOTES TO THE CASH FLOW STATEMENT — UK GAAP

FOR THE YEAR ENDED 30 JUNE 2013

1.	RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING ACTIVITIES

	2013 £	2012 £
Operating profit	6,615,080	1,204,050
Depreciation charges	29,356	8,792
Loss on disposal of fixed assets	282	—
Share based payments	10,000	—
Increase in stocks	(1,346,652)	(166,617)
Increase in debtors	(600,360)	(9,320)
Increase in creditors	1,211,940	263,749

Net cash inflow from operating activities	5,919,646	1,300,654

2.	ANALYSIS OF CASH FLOWS FOR HEADINGS NETTED IN THE CASH FLOW STATEMENT

	2013 £	2012 £
Returns on investments and servicing of finance
Interest received	8,293	2,318

Net cash inflow for returns on investments and servicing of finance	8,293	2,318

Capital expenditure
Purchase of tangible fixed assets	(97,483)	(40,738)
Sale of tangible fixed assets	(282)	—

Net cash outflow for capital expenditure	(97,765)	(40,738)

Financing
Amount introduced by directors	27,603	25,342
Amount withdrawn by directors	(114,687)	(3,973)

Net cash (outflow)/inflow from financing	(87,084)	21,369

3.	ANALYSIS OF CHANGES IN NET FUNDS

	At 1/7/12 £	Cash flow £	At 30/6/13 £
Net cash:
Cash at bank and in hand	947,216	4,328,141	5,275,357

	947,216	4,328,141	5,275,357

Total	947,216	4,328,141	5,275,357

The notes form part of these financial statements

MUST HAVE LTD

CASH FLOW STATEMENT — US GAAP

FOR THE YEAR ENDED 30 JUNE 2013

	2013	2012
Cash Flows from Operating Activities
Net income	5,059,898	911,515
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	29,356	8,792
Stock-based compensation	10,000
Deferred income taxes

Changes in operating assets and liabilities:
Accounts receivable	(198,804)	(4,376)
Prepaid expenses and other receivables	(472,649)	(4,944)
Inventories	(1,346,652)	(166,617)
Accounts payable	694,344	25,280
Income Taxes Payable	1,268,526	503,182
Accrued expenses and other liabilities	501,605	31,429

Net cash provided by operating activities	5,545,624	1,304,261

Cash Flows from Investing Activities
Purchase of property, plant and equipment	(97,483)	(40,738)

Net cash used in investing activities	(97,483)	(40,738)

Cash Flows from Financing Activities
Payment of dividends	(1,120,000)	(448,924)

Net cash (used in) provided by financing activities	(1,120,000)	(448,924)

Net decrease in cash and cash equivalents	4,328,141	814,599
Cash and Cash Equivalents, Beginning	947,216	132,617

Cash and Cash Equivalents, Ending	5,275,357	947,216

Supplemental Disclosure of Cash Flow Information
Cash payments during the year for interest

Cash paid during the year for income taxes	294,949	20,078

MUST HAVE LTD

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2013

1.	ACCOUNTING POLICIES

Accounting convention

The financial statements have been prepared under the historical cost convention.

Turnover

Turnover represents net invoiced sales of goods, excluding value added tax.

Tangible fixed assets

Depreciation is provided at the following annual rates in order to write off each asset over its estimated useful life.

Fixtures and fittings	-	50% on cost and 15% reducing balance
Computer equipment	-	25% reducing balance

During the year, it was decided by the directors’ to alter the fixture and fittings and office equipment depreciation policy in order to reduce all kiosk additions 50% straight line each year. This was an increase from 15% reducing balance.

Stocks

Stocks are valued at the lower of cost and net realisable value, after making due allowance for obsolete and slow moving items.

Deferred tax

Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date.

Hire purchase and leasing commitments

Rentals paid under operating leases are charged to the profit and loss account on a straight line basis over the period of the lease.

Pension costs and other post-retirement benefits

The company operates a defined contribution pension scheme. Contributions payable to the company’s pension scheme are charged to the profit and loss account in the period to which they relate.

2.	STAFF COSTS

	2013 £	2012 £
Wages and salaries	560,885	380,754
Social security costs	21,701	8,581

	582,586	389,335

MUST HAVE LTD

NOTES TO THE FINANCIAL STATEMENTS — continued

FOR THE YEAR ENDED 30 JUNE 2013

3.	OPERATING PROFIT

The operating profit is stated after charging:

	2013 £	2012 £
Hire of plant and machinery	—	2,394
Depreciation — owned assets	29,356	8,792
Loss on disposal of fixed assets	282	—
Auditors’ remuneration	6,000	—
Auditors’ remuneration for non audit work	9,500	—

Directors’ remuneration	16,878	15,310

4.	TAXATION

Analysis of the tax charge

The tax charge on the profit on ordinary activities for the year was as follows:

	2013 £	2012 £
Current tax:
UK corporation tax	1,563,475	294,949
Under/Over provision	—	(96)

Tax on profit on ordinary activities	1,563,475	294,853

5.	DIVIDENDS

	2013 £	2012 £
Ordinary shares of £1 each
Interim	1,120,000	448,924

6.	INTANGIBLE FIXED ASSETS

Patents and licences £
COST
At 1 July 2012 and 30 June 2013	1,750

NET BOOK VALUE
At 30 June 2013	1,750

At 30 June 2012	1,750

MUST HAVE LTD

NOTES TO THE FINANCIAL STATEMENTS — continued

FOR THE YEAR ENDED 30 JUNE 2013

7.	TANGIBLE FIXED ASSETS

	Fixtures and fittings £	Motor vehicles £	Computer equipment £	Totals £
COST
At 1 July 2012	52,384	—	9,543	61,927
Additions	69,207	17,483	10,793	97,483

At 30 June 2013	121,591	17,483	20,336	159,410

DEPRECIATION
At 1 July 2012	12,004	—	4,550	16,554
Charge for year	21,758	4,005	3,593	29,356

At 30 June 2013	33,762	4,005	8,143	45,910

NET BOOK VALUE
At 30 June 2013	87,829	13,478	12,193	113,500

At 30 June 2012	40,380	—	4,993	45,373

8.	STOCKS

	2013 £	2012 £
Stocks	1,599,769	253,117

9.	DEBTORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

	2013 £	2012 £
Trade debtors	203,180	4,376
Other debtors	322,222	25,490
Directors’ current accounts	71,093	—
Prepayments and accrued income	116,007	11,183

	712,502	41,049

10.	CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

	2013 £	2012 £
Trade creditors	846,560	152,216
Tax	1,563,475	294,949
Social security and other taxes	42,561	6,500
VAT	741,313	248,987
Other creditors	10,516	74,583
Directors’ current accounts	25,863	41,854
Accrued expenses	56,105	2,829

	3,286,393	821,918

MUST HAVE LTD

NOTES TO THE FINANCIAL STATEMENTS — continued

FOR THE YEAR ENDED 30 JUNE 2013

11.	CALLED UP SHARE CAPITAL

Allotted, issued and fully paid:

Number:	Class:	Nominal value:	2013 £	2012 £
400	Ordinary	£1	400	400

12.	RESERVES

	Profit and loss account £	Other reserves £	Totals £
At 1 July 2012	466,187	—	466,187
Profit for the year	5,059,898		5,059,898
Dividends	(1,120,000)		(1,120,000)
Share based payments	—	10,000	10,000

At 30 June 2013	4,406,085	10,000	4,416,085

13.	TRANSACTIONS WITH DIRECTORS

The following loan to directors subsisted during the years ended 30 June 2013 and 30 June 2012:

	2013 £	2012 £
D Levin
Balance outstanding at start of year	—	—
Amounts advanced	76,093	—
Amounts repaid	—	—
Balance outstanding at end of year	76,093	—

One of the directors, David Levin, had an overdrawn loan account outstanding at the year end amounting to £76,093. This was repaid on 22 July 2013.

14.	RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS’ FUNDS

	2013 £	2012 £
Profit for the financial year	5,059,898	911,515
Dividends	(1,120,000)	(448,924)

	3,939,898	462,591
Share based payments	10,000	—

Net addition to shareholders’ funds	3,949,898	462,591
Opening shareholders’ funds	466,587	3,996

Closing shareholders’ funds	4,416,485	466,587

MUST HAVE LTD

NOTES TO THE FINANCIAL STATEMENTS — continued

FOR THE YEAR ENDED 30 JUNE 2013

15.	SHARE-BASED PAYMENT TRANSACTIONS

On the 31st January 2013 (the Grant Date), Must Have Ltd (the Company) entered into an EMI Option Agreement with David Jonathan Ryder (the Option Holder).

The principle terms and conditions of the share-based payment arrangements are as follows:

The Company granted an option to the option holder to acquire up to a maximum of 302 Shares.

The price payable per Share on exercise of the Option is £145.40.

At the Grant Date the Market Value of the Share is £145.40

Subject to legal details included in the share option agreement, the Option may be exercised at any time after the Grant Date and before the date falling on the tenth anniversary of the Grant Date.

Share — means a fully paid ordinary share of £0.10 each in the capital of the company.

Assumptions

The following assumptions are used to determine the fair value of share options at the respective date of grant:

Date of Grant	Exercise price (pence)	Ordinary shares under option	Share price at date of grant (pence)	Expected volatility	Life of option (years)	Expected dividend
31st January 2013	145.40	302	145.40	24.3%	10	Nil

The expected volatility for share options granted on 31st January 2013 has been estimated by reference to historic volatility of a sample of comparable companies, given the lack of share price trading history for the Company.

The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions, and behavioural considerations.

National Insurance is payable on gains made by employees on exercise of share options granted to them.

16.	RECONCILIATION FROM UK GAAP TO US GAAP

The financial statements prepared under UK GAAP can be reconciled to US GAAP based on the inclusion of a share based payment in relation to the EMI option granted at 31st January 2013. The financial statements completed to 30th June 2013 under UK GAAP did not include a value for the costs of the grant of the option as an expense to the profit and loss as this is not a requirement under UK GAAP. Under US GAAP an estimated costs of £10,000 has been included as an expense to the profit and loss account. This value has been calculated by using the Black Scholes model and the assumptions as detailed in the share based payments note.

The financial statements prepared under UK GAAP were prepared based on small company status, as per the FRSSE. To present the financial statements more akin to US GAAP these financial statements include certain disclosures and notes which would be included in a medium sized company and prepared as such, such as a cashflow statement. A USGAAP cashflow statement has also been included to show the fundamental differences between the disclosures.

MUST HAVE LIMITED

CONTENTS OF THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED 31 DECEMBER 2013

MUST HAVE LIMITED

PROFIT AND LOSS ACCOUNT

FOR THE PERIOD ENDED 31 DECEMBER 2013

	Notes	Period 1/7/13 to 31/12/13 £	Period 1/7/12 to 31/12/12 £
TURNOVER		9,312,961	4,253,166
Cost of sales		3,064,676	1,033,777

GROSS PROFIT		6,248,285	3,219,389
Administrative expenses		1,570,399	417,004

OPERATING PROFIT	2	4,677,886	2,802,385
Interest receivable and similar income		11,703	3,076

		4,689,589	2,805,461
Interest payable and similar charges		2	—

PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION		4,689,587	2,805,461
Tax on profit on ordinary activities	3	1,066,975	—

PROFIT FOR THE FINANCIAL YEAR		3,622,612	2,805,461

The notes form part of these financial statements

MUST HAVE LIMITED (REGISTERED NUMBER: 05101019)

BALANCE SHEET

31 DECEMBER 2013

		PE 31/12/2013		YE 30/6/2013
	Notes	£	£	£	£
FIXED ASSETS
Intangible assets	5		1,750		1,750
Tangible assets	6		162,521		113,500

			164,271		115,250
CURRENT ASSETS
Stocks		1,796,634		1,599,769
Debtors	7	638,179		712,502
Cash at bank and in hand		7,355,763		5,275,357

		9,790,576		7,587,628
CREDITORS
Amounts falling due within one year	8	3,479,750		3,286,393

NET CURRENT ASSETS			6,310,826		4,301,235

TOTAL ASSETS LESS CURRENT LIABILITIES			6,475,097		4,416,485

CAPITAL AND RESERVES
Called up share capital	9		400		400
Other reserves	10		10,000		—
Profit and loss account	10		6,464,697		4,416,085

SHAREHOLDERS’ FUNDS			6,475,097		4,416,085

The company is entitled to exemption from audit under Section 477 of the Companies Act 2006 for the year ended 31 December 2013.

The members have not required the company to obtain an audit of its financial statements for the year ended 31 December 2013 in accordance with Section 476 of the Companies Act 2006.

The directors acknowledge their responsibilities for:

(a)	ensuring that the company keeps accounting records which comply with Sections 386 and 387 of the Companies Act 2006 and

(b)	preparing financial statements which give a true and fair view of the state of affairs of the company as at the end of each financial year and of its profit or loss for each financial year in accordance with the requirements of Sections 394 and 395 and which otherwise comply with the requirements of the Companies Act 2006 relating to financial statements, so far as applicable to the company.

The financial statements have been prepared in accordance with the special provisions of Part 15 of the Companies Act 2006 relating to small companies and with the Financial Reporting Standard for Smaller Entities (effective April 2008).

The financial statements were approved by the Board of Directors on                      and were signed on its behalf by:

Director

The notes form part of these financial statements

MUST HAVE LIMITED

CASH FLOW STATEMENT

FOR THE PERIOD ENDED 31 DECEMBER 2013

	PE 1/7/2013 to 31/12/13		PE 1/7/2012 to 31/12/2012
	£	£	£	£
Cash generated from operations
Operating profit	4,677,886		2,802,385
Reconciliation to cash generated from operations:
Depreciation	38,668		5,756
Loss on disposal of fixed assets	5,385		—
Decrease/(Increase) in stocks	(196,865)		(1,246,883)
(Increase)/Decrease in debtors	3,230		(139,874)
(Decrease)/Increase in creditors	(898,945)		75,255

		3,629,359		1,496,639
Cash from other sources
Interest received	11,703		3,076
Sale of tangible fixed assets	7,000		—
Amount introduced by directors	96,421		(2,800)

		115,124		276
Application of cash
Interest paid	(2)		—
Dividends paid	(1,564,000)		(51,900)
Purchase of tangible fixed assets	(100,075)		(26,048)

		(1,664,077)		(77,948)

Net increase in cash		2,080,406		1,418,967
Cash at bank and in hand at beginning of year		5,275,357		947,216

Cash at bank and in hand at end of year		7,355,763		2,366,183

The notes form part of these financial statements

MUST HAVE LIMITED

CASH FLOW STATEMENT

FOR THE PERIOD ENDED 31 DECEMBER 2013

	6 months	6 months
	2013	2012
Cash Flows from Operating Activities
Net income	3,622,612	2,805,461
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	38,668	5,756
Stock-based compensation
Deferred income taxes
Loss on sale of property, plant and equipment	5,385

Changes in operating assets and liabilities:
Accounts receivable	3,230	(139,874)
Prepaid expenses and other receivables
Inventories	(196,865)	(1,246,883)
Accounts payable	(898,945)	75,255
Income Taxes Payable	1,066,975
Accrued expenses and other liabilities	96,421	(2,800)

Net cash provided by operating activities	3,737,481	1,496,915

Cash Flows from Investing Activities
Proceeds from sale of property, plant and equipment	7,000
Purchase of property, plant and equipment	(100,075)	(26,048)

Net cash used in investing activities	(93,075)	(26,048)

Cash Flows from Financing Activities
Payment of dividends	(1,564,000)	(51,900)

Net cash (used in) provided by financing activities	(1,564,000)	(51,900)

Net decrease in cash and cash equivalents	2,080,406	1,418,967
Cash and Cash Equivalents, Beginning	5,275,357	947,216

Cash and Cash Equivalents, Ending	7,355,763	2,366,183

MUST HAVE LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED 31 DECEMBER 2013

1.	ACCOUNTING POLICIES

Accounting convention

The financial statements have been prepared under the historical cost convention and in accordance with the Financial Reporting Standard for Smaller Entities (effective April 2008).

Turnover

Turnover represents net invoiced sales of goods, excluding value added tax.

Tangible fixed assets

Depreciation is provided at the following annual rates in order to write off each asset over its estimated useful life.

Plant and machinery etc            —    50% on cost, 25% reducing balance and 15% reducing balance.

Stocks

Stocks are valued at the lower of cost and net realisable value, after making due allowance for obsolete and slow moving items.

Deferred tax

Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date.

Hire purchase and leasing commitments

Rentals paid under operating leases are charged to the profit and loss account on a straight line basis over the period of the lease.

Pension costs and other post-retirement benefits

The company operates a defined contribution pension scheme. Contributions payable to the company’s pension scheme are charged to the profit and loss account in the period to which they relate.

2.	OPERATING PROFIT

The operating profit is stated after charging:

	Period Ended 31/12/13 £	Period 1/7/12 to 31/12/12 £
Depreciation — owned assets	37,576	—
Loss on disposal of fixed assets	5,385	—

Directors’ remuneration and other benefits etc	11,456	9,450

MUST HAVE LIMITED

NOTES TO THE FINANCIAL STATEMENTS — continued

FOR THE PERIOD ENDED 31 DECEMBER 2013

3.	TAXATION

Analysis of the tax charge

The tax charge on the profit on ordinary activities for the year was as follows:

	Period Ended 31/12/13 £	Period 1/7/12 to 31/12/12 £
Current tax:
UK Corporation tax	1,066,975	—

Tax on profit on ordinary activities	1,066,975	—

4.	DIVIDENDS

	Year Ended 31/12/13 £	Period 1/7/12 to 31/12/12 £
Ordinary shares of 1 each
Final	1,564,000	—
Interim	—	51,900

	1,564,000	51,900

5.	INTANGIBLE FIXED ASSETS

Other intangible assets £
COST
At 1 July 2013 and 31 December 2013	1,750

NET BOOK VALUE
At 31 December 2013	1,750

At 30 June 2013	1,750

MUST HAVE LIMITED

NOTES TO THE FINANCIAL STATEMENTS — continued

FOR THE PERIOD ENDED 31 DECEMBER 2013

6.	TANGIBLE FIXED ASSETS

Plant and machinery etc £
COST
At 1 July 2013	159,410
Additions	100,075
Disposals	(17,483)

At 31 December 2013	242,002

DEPRECIATION
At 1 July 2013	45,910
Charge for year	38,669
Eliminated on disposal	(5,098)

At 31 December 2013	79,481

NET BOOK VALUE
At 31 December 2013	162,521

At 30 June 2013	113,500

7.	DEBTORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

	31/12/2013 £	30/6/2013 £
Trade debtors	236,244	203,180
Other debtors	401,935	509,322

	638,179	712,502

8.	CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

	31/12/2013 £	30/6/2013 £
Trade creditors	389,151	846,560
Taxation and social security	3,008,119	2,347,349
Other creditors	82,480	92,484

	3,479,750	3,286,393

9.	CALLED UP SHARE CAPITAL

Allotted, issued and fully paid:

Number:	Class:	Nominal value:	31/12/2013 £	30/6/2013 £
400	Ordinary	1	400	400

MUST HAVE LIMITED

NOTES TO THE FINANCIAL STATEMENTS — continued

FOR THE PERIOD ENDED 31 DECEMBER 2013

10.	RESERVES

	Profit and loss account £	Other reserves £	Totals £
At 1 July 2013	4,406,085	10,000	4,416,085
Profit for the year	3,622,612		3,622,612
Dividends	(1,564,000)		(1,564,000)

At 30 June 2013	6,464,697	10,000	6,474,697

FINANCIAL STATEMENTS FOR THE YEAR ENDED

30 APRIL 2014

FOR

TEN MOTIVES LIMITED

Independent Auditor’s Report

To the Board of Directors

of Ten Motives Limited

Report on the Financial Statements

We have audited the accompanying combined financial statements of Ten Motives Limited which comprise the balance sheets as of April 30, 2014 and 2013, and the related statements of profit and loss, changes in stockholder’s equity and cash flows for the years then ended and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Ten Motives Limited as of April 30 2014 and 2013, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United Kingdom. Accounting principles generally accepted in the United Kingdom vary in certain important respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in the United States Generally Accepted Accounting Principles section.

Centrix Partnership

Hamill House

112 – 116 Chorley New Road

Bolton

Lancashire

BL1 4DH

29 May 2014

TEN MOTIVES LIMITED

PROFIT AND LOSS ACCOUNT

FOR THE YEAR ENDED 30 APRIL 2014

	Notes	30.4.14 £	30.4.13 £
TURNOVER		8,812,394	11,840,171
Cost of sales		5,565,216	7,113,632

GROSS PROFIT		3,247,178	4,726,539
Administrative expenses		827,002	1,173,172

OPERATING PROFIT	3	2,420,176	3,553,367
Interest receivable and similar income		32,554	—

		2,452,730	3,553,367
Interest payable and similar charges	4	—	12,206

PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION		2,452,730	3,541,161
Tax on profit on ordinary activities	5	577,739	845,519

PROFIT FOR THE FINANCIAL YEAR		1,874,991	2,695,642

CONTINUING OPERATIONS

None of the company’s activities were acquired or discontinued during the current year or previous year.

TOTAL RECOGNISED GAINS AND LOSSES

The company has no recognised gains or losses other than the profits for the current year or previous year.

The notes form part of these financial statements

TEN MOTIVES LIMITED (REGISTERED NUMBER: 06757227)

BALANCE SHEET

30 APRIL 2014

		30.4.14		30.4.13
	Notes	£	£	£	£
FIXED ASSETS
Tangible assets	7		17,281		11,981

CURRENT ASSETS
Stocks	8	67,627		988,635
Debtors	9	91,743		3,689,028
Cash at bank and in hand		5,099,364		1,595,470

		5,258,734		6,273,133

CREDITORS
Amounts falling due within one year	10	3,362,394		4,604,972

NET CURRENT ASSETS			1,896,340		1,668,161

TOTAL ASSETS LESS CURRENT LIABILITIES			1,913,621		1,680,142

CAPITAL AND RESERVES
Called up share capital	11		100		100
Profit and loss account	12		1,913,521		1,680,042

SHAREHOLDERS’ FUNDS	15		1,913,621		1,680,142

The financial statements were approved by the Board of Directors on 29 May 2014 and were signed on its behalf by:

A J Devlin — Director

The notes form part of these financial statements

TEN MOTIVES LIMITED

CASH FLOW STATEMENT

FOR THE YEAR ENDED 30 APRIL 2014

	30.4.14 £	30.4.13 £
Cash Flows from Operating Activities
Net income	1,874,992	2,695,641
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,716	3,690
Deferred income taxes	577,739	845,519

Changes in operating assets and liabilities:
Accounts receivable	3,388,292	(2,549,027)
Inventories	921,008	(733,635)
Prepaid expenses	173,599	(208,476)
Other current assets	35,394	(795)
Accounts payable and accrued expenses	(2,669,700)	2,728,278
Other liabilities	(650,618)	278,754

Net cash provided by operating activities	3,657,422	3,059,949

Cash Flows from Investing Activities
Purchase of property, plant and equipment	12,016	9,748

Net cash used in investing activities	12,016	9,748

Cash Flows from Financing Activities
Payment of dividends	141,512	1,573,329

Net cash (used in) provided by financing activities	141,512	1,573,329

Net decrease in cash and cash equivalents	3,503,894	1,476,872
Cash and Cash Equivalents, Beginning	1,595,470	118,598

Cash and Cash Equivalents, Ending	5,099,364	1,595,470

Supplemental Disclosure of Cash Flow Information
Cash payments during the year for interest	0	0

Cash paid during the year for income taxes	845,519	232,935

Supplemental Schedule of Noncash Investing and Financing Activities
Purchase of property, plant and equipment via debt	0	0

Issuance of common stock for subscription receivable	0	0

The notes form part of these financial statements

TEN MOTIVES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 APRIL 2014

1.	ACCOUNTING POLICIES

Accounting convention

The financial statements have been prepared under the historical cost convention.

Revenue

Turnover represents net invoiced sales of goods, excluding value added tax, except in respect of service contracts where turnover is recognised when the company obtains the right to consideration.

Revenue is the amount derived from the provision of goods falling within the company’s ordinary activities, excluding value added tax. Revenue is recognised when the transfer of legal title occurs between the company and the customer. The transfer of legal title is deemed to occur on delivery of the goods.

Tangible fixed assets

Depreciation is provided at the following annual rates in order to write off the cost less estimated residual value of each asset over its estimated useful life.

Fixtures and fittings	-	15% on reducing balance
Computer equipment	-	33% on cost

Stocks

Stocks are valued at the lower of cost and net realisable value, after making due allowance for obsolete and slow moving items.

Deferred tax

Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date.

Hire purchase and leasing commitments

Rentals paid under operating leases are charged to the profit and loss account on a straight line basis over the period of the lease.

2.	STAFF COSTS

	30.4.14 £	30.4.13 £
Wages and salaries	75,798	75,526

The average monthly number of employees during the year was as follows:

	30.4.14	30.4.13
Office and clerical	5	5

TEN MOTIVES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — continued

FOR THE YEAR ENDED 30 APRIL 2014

3.	OPERATING PROFIT

The operating profit is stated after charging:

	30.4.14 £	30.4.13 £
Hire of plant and machinery	—	10,565
Other operating leases	3,756	9,786
Depreciation — owned assets	6,716	3,690
Auditors’ remuneration	12,500	—

Directors’ remuneration	—	—

4.	INTEREST PAYABLE AND SIMILAR CHARGES

	30.4.14 £	30.4.13 £
Factor charges & discount	—	12,206

5.	TAXATION

Analysis of the tax charge

The tax charge on the profit on ordinary activities for the year was as follows:

	30.4.14 £	30.4.13 £
Current tax:
UK corporation tax	577,739	845,519

Tax on profit on ordinary activities	577,739	845,519

UK corporation tax has been charged at 21% (2013 - 23.92%).

6.	DIVIDENDS

	30.4.14 £	30.4.13 £
Ordinary shares of 1 each
Final	1,641,512	1,573,329

TEN MOTIVES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — continued

FOR THE YEAR ENDED 30 APRIL 2014

7.	TANGIBLE FIXED ASSETS

	Fixtures and fittings £	Computer equipment £	Totals £
COST
At 1 May 2013	1,127	15,034	16,161
Additions	12,016	—	12,016

At 30 April 2014	13,143	15,034	28,177

DEPRECIATION
At 1 May 2013	100	4,080	4,180
Charge for year	1,956	4,760	6,716

At 30 April 2014	2,056	8,840	10,896

NET BOOK VALUE
At 30 April 2014	11,087	6,194	17,281

At 30 April 2013	1,027	10,954	11,981

8.	STOCKS

	30.4.14 £	30.4.13 £
Stocks	67,627	988,635

9.	DEBTORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

	30.4.14 £	30.4.13 £
Trade debtors	33,240	3,421,532
Other debtors	23,626	59,020
Prepayments	34,877	208,476

	91,743	3,689,028

10.	CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

	30.4.14 £	30.4.13 £
Trade creditors	104,962	317,760
Tax	573,652	845,519
Social security and other taxes	71	—
VAT	1,139	448,233
Proposed dividends	1,500,000	—
Other creditors	610,514	(11,497)
Directors’ current accounts	424,000	400,000
Accrued expenses	148,056	2,604,957

	3,362,394	4,604,972

TEN MOTIVES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — continued

FOR THE YEAR ENDED 30 APRIL 2014

11.	CALLED UP SHARE CAPITAL

Allotted, issued and fully paid:

Number:	Class:	Nominal value:	30.4.14 £	30.4.13 £
100	Ordinary	1	100	100

12.	RESERVES

Profit and loss account £
At 1 May 2013	1,680,042
Profit for the year	1,874,991
Dividends	(1,641,512)

At 30 April 2014	1,913,521

13.	RELATED PARTY DISCLOSURES

During the year, total dividends of £1,471,512 were paid to the directors.

The company purchased goods for resale from a company under common control, 10 Motives Limited. During the year it purchased £237,952 of stock. That together with transfer of certain assets and liabilities contribute to the company being owed £610,514 at the year end.

14.	ULTIMATE CONTROLLING PARTY

The controlling party is A J Devlin.

15.	RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS’ FUNDS

	30.4.14 £	30.4.13 £
Profit for the financial year	1,874,991	2,695,642
Dividends	(1,641,512)	(1,573,329)

Net addition to shareholders’ funds	233,479	1,122,313
Opening shareholders’ funds	1,680,142	557,829

Closing shareholders’ funds	1,913,621	1,680,142

16.	RECONCILIATION FROM UK GAAP TO US GAAP

The financial statements prepared under UK GAAP can be reconciled to US GAAP based on the inclusion of Statement of Cash Flow including on page 7.

FINANCIAL STATEMENTS FOR THE YEAR ENDED

30 APRIL 2014

FOR

10 MOTIVES LIMITED

Independent Auditor’s Report

To the Board of Directors

of 10 Motives Limited

Report on the Financial Statements

We have audited the accompanying combined financial statements of 10 Motives Limited which comprise the balance sheets as of April 30, 2014 and 2013, and the related statements of profit and loss, changes in stockholder’s equity and cash flows for the years then ended and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of 10 Motives Limited as of April 30 2014 and 2013, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United Kingdom. Accounting principles generally accepted in the United Kingdom vary in certain important respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in the United States Generally Accepted Accounting Principles section.

Centrix Partnership

Hamill House

112 – 116 Chorley New Road

Bolton

Lancashire

BL1 4DH

29 May 2014

10 MOTIVES LIMITED

PROFIT AND LOSS ACCOUNT

FOR THE YEAR ENDED 30 APRIL 2014

	Notes	Year Ended 30.4.14 £	Period 2.2.12 to 30.4.13 £
TURNOVER		15,613,046	—
Cost of sales		9,277,071	—

GROSS PROFIT		6,335,975	—
Administrative expenses		1,595,687	—

OPERATING PROFIT and PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION	3	4,740,288	—
Tax on profit on ordinary activities	4	1,074,953	—

PROFIT FOR THE FINANCIAL YEAR		3,665,335	—

CONTINUING OPERATIONS

None of the company’s activities were acquired or discontinued during the current year or previous period.

TOTAL RECOGNISED GAINS AND LOSSES

The company has no recognised gains or losses other than the profit for the current year.

The notes form part of these financial statements

10 MOTIVES LIMITED (REGISTERED NUMBER: 07934188)

BALANCE SHEET

30 APRIL 2014

		30.4.14		30.4.13
	Notes	£	£	£	£
FIXED ASSETS
Tangible assets	6		30,811		—

CURRENT ASSETS
Stocks	7	637,834		—
Debtors	8	5,066,417		—
Cash at bank		1,021,649		100

		6,725,900		100

CREDITORS
Amounts falling due within one year	9	4,771,276		—

NET CURRENT ASSETS			1,954,624		100

TOTAL ASSETS LESS CURRENT LIABILITIES			1,985,435		100

CAPITAL AND RESERVES
Called up share capital	11		100		100
Profit and loss account	12		1,985,335		—

SHAREHOLDERS’ FUNDS	15		1,985,435		100

The financial statements were approved by the Board of Directors on 29 May 2014 and were signed on its behalf by:

A J Devlin — Director

The notes form part of these financial statements

10 MOTIVES LIMITED

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED 30 APRIL 2014

	Notes	Year Ended 30.4.14 £	Period 2.2.12 to 30.4.13 £
Cash Flows from Operating Activities
Net income		3,665,335	0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation		2,852	0
Stock-based compensation		0	0
Deferred income taxes		1,074,953	0
Loss on sale of property, plant and equipment

Changes in operating assets and liabilities:
Accounts receivable		(4,189,248)	0
Inventories		(637,834)	0
Prepaid expenses		(29,631)
Other current assets		(847,538)
Accounts payable and accrued expenses		1,587,760	0
Other liabilities		608,565

Net cash provided by operating activities		1,235,212	0

Cash Flows from Investing Activities
Purchase of property, plant and equipment		33,663	0

Net cash used in investing activities		33,663	0

Cash Flows from Financing Activities
Payment of dividends		180,000	0
Proceeds from sale of common stock		0	100

Net cash (used in) provided by financing activities		180,000	100

Net decrease in cash and cash equivalents		1,021,550	100
Cash and Cash Equivalents, Beginning		100	0

Cash and Cash Equivalents, Ending		1,021,650	100

Supplemental Disclosure of Cash Flow Information
Cash payments during the year for interest		0	0

Cash paid during the year for income taxes		0	0

Supplemental Schedule of Noncash Investing and Financing Activities
Purchase of property, plant and equipment via debt		0	0

Issuance of common stock for subscription receivable		0	0

The notes form part of these financial statements

10 MOTIVES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 APRIL 2014

1.	ACCOUNTING POLICIES

Accounting convention

The financial statements have been prepared under the historical cost convention and are in accordance with applicable accounting standards.

Revenue

Revenue is the amount derived from the provision of goods falling within the company’s ordinary activities, excluding value added tax. Revenue is recognised when the transfer of legal title occurs between the company and the customer. The transfer of legal title is deemed to occur on delivery of the goods.

Tangible fixed assets

Depreciation is provided at the following annual rates in order to write off the cost less estimated residual value of each asset over its estimated useful life.

Fixtures and fittings	-	15% on reducing balance
Computer equipment	-	20% on cost

Stocks

Stocks are valued at the lower of cost and net realisable value, after making due allowance for obsolete and slow moving items.

Deferred tax

Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date.

Hire purchase and leasing commitments

Rentals paid under operating leases are charged to the profit and loss account on a straight line basis over the period of the lease.

2.	STAFF COSTS

	Year Ended 30.4.14 £	Period 2.2.12 to 30.4.13 £
Wages and salaries	56,395	—

The average monthly number of employees during the year was as follows:

	Year Ended 30.4.14	Period 2.2.12 to 30.4.13
Office and clerical	3	—

10 MOTIVES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — continued

FOR THE YEAR ENDED 30 APRIL 2014

3.	OPERATING PROFIT

The operating profit is stated after charging:

	Year Ended 30.4.14 £	Period 2.2.12 to 30.4.13 £
Other operating leases	35,594	—
Depreciation — owned assets	2,852	—
Auditors’ remuneration	19,000	—

Directors’ remuneration	—	—

4.	TAXATION

Analysis of the tax charge

The tax charge on the profit on ordinary activities for the year was as follows:

	Year Ended 30.4.14 £	Period 2.2.12 to 30.4.13 £
Current tax:
UK corporation tax	1,074,953	—

Tax on profit on ordinary activities	1,074,953	—

UK corporation tax has been charged at 21%.

5.	DIVIDENDS

	Year Ended 30.4.14 £	Period 2.2.12 to 30.4.13 £
Ordinary shares of 1 each
Final	1,680,000	—

10 MOTIVES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — continued

FOR THE YEAR ENDED 30 APRIL 2014

6.	TANGIBLE FIXED ASSETS

	Fixtures and fittings £	Computer equipment £	Totals £
COST
Additions	26,427	7,236	33,663

At 30 April 2014	26,427	7,236	33,663

DEPRECIATION
Charge for year	1,610	1,242	2,852

At 30 April 2014	1,610	1,242	2,852

NET BOOK VALUE
At 30 April 2014	24,817	5,994	30,811

7.	STOCKS

	30.4.14 £	30.4.13 £
Finished goods	637,834	—

8.	DEBTORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

	30.4.14 £	30.4.13 £
Trade debtors	4,189,248	—
Other debtors	847,538	—
Prepayments	29,631	—

	5,066,417	—

9.	CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

	30.4.14 £	30.4.13 £
Trade creditors	588,475	—
Tax	1,074,953	—
Social security and other taxes	434	—
VAT	608,131	—
Proposed dividends	1,500,000	—
Accrued expenses	999,283	—

	4,771,276	—

10 MOTIVES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — continued

FOR THE YEAR ENDED 30 APRIL 2014

10.	OPERATING LEASE COMMITMENTS

The following operating lease payments are committed to be paid within one year:

	Land and buildings
	30.4.14 £	30.4.13 £
Expiring:
Between one and five years	51,182	—

11.	CALLED UP SHARE CAPITAL

Allotted, issued and fully paid:

Number:	Class:	Nominal value:	30.4.14 £	30.4.13 £
100	Ordinary	1	100	100

12.	RESERVES

Profit and loss account £
Profit for the year	3,665,335
Dividends	(1,680,000)

At 30 April 2014	1,985,335

13.	RELATED PARTY DISCLOSURES

During the year, total dividends of £1,500,000 were paid to the directors.

The company has sold goods to Ten Motives Limited, a company jointly owned by the directors A Devlin and A Jones, The company sold goods of £237,952 and also took on various assets and liabilities at arms length value. The amount owed to Ten Motives Limited at 30 April 2014 amounted to £610,514.

14.	ULTIMATE CONTROLLING PARTY

The controlling party is A J Devlin.

10 MOTIVES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — continued

FOR THE YEAR ENDED 30 APRIL 2014

15.	RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS’ FUNDS

	30.4.14 £	30.4.13 £
Profit for the financial year	3,665,335	—
Dividends	(1,680,000)	—
New share capital subscribed	—	100

Net addition to shareholders’ funds	1,985,335	100
Opening shareholders’ funds	100	—

Closing shareholders’ funds	1,985,435	100

16.	RECONCILIATION FROM UK GAAP TO US GAAP

The financial statements prepared under UK GAAP can be reconciled to US GAAP based on the inclusion of Statement of Cash Flow including on page 8.

VAPESTICK

VIP E-CIGARETTE
VIP
VIP

CIRRO
Electronic Cigarettes

VAPESTICK.CO.UK

ECIG

RECHARGEABLE
VICTORY
RECHARGEABLE
VICTORY

VAPESTICK
The Electronic Cigarette

10
MOTIVES

VIP
VIP

VIP ELECTRONIC CIGARETTES
FIN
TEN MOTIVES
VAPESTICK
e-cigs
VICTORY ELECTRONIC CIGARETTES
EL REY
VICTORIA PREMIUM ELECTRONIC CIGARETTES

33,333,333 Shares

common stock

PROSPECTUS

                , 2014

Wells Fargo Securities

Canaccord Genuity

SOCIETE GENERALE

Stephens Inc.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee	$22,218
Federal Taxes
State Taxes and Fees
Transfer Agent Fees
Accounting fees and expenses
Legal fees and expense
Blue Sky fees and expenses
Miscellaneous

Total

All amounts are estimates other than the SEC’s registration fee.

Item 14. Indemnification of Directors and Officers.

Nevada Revised Statutes (NRS) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees and agents. The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement upon receipt of an undertaking by or on behalf of the director or officer to repay such expenses if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation.

Our bylaws include an indemnification provision under which we have the power to indemnify our current and former directors and officers against expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by any such person, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified under our bylaws. These indemnification rights are contractual, and as such will continue as to a person who has ceased to be a director or officer and will inure to the benefit of the heirs, executors and administrators of such a person.

Item 15. Recent Sales of Unregistered Securities.

On January 31, 2013, we issued convertible notes in the principal amount of $200,000 and warrants to purchase 200,000 shares of our common stock to investors in a private offering. The sale and the issuance of the notes and warrants were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation S promulgated under the Securities Act (“Regulation S”).

On June 25, 2013, we issued 32,500,000 shares of our common stock to the shareholders of Victory Electronic Cigarettes, Inc. (“VEC”) in connection with our acquisition of VEC (the “Reverse Merger”). The shares were issued in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”) and Regulation S.

On June 25, 2013, in connection with the Reverse Merger we completed a private placement, pursuant to which we issued an aggregate of 10,000,000 shares of our common stock at a price of $0.25 per share for gross proceeds of $2,500,000. The shares were offered and sold in reliance upon exemptions from registration pursuant to Regulation S and Regulation D.

On June 25, 2013, we issued 620,800 shares of our common stock to one finder in connection with the private placement. The shares were issued in reliance upon exemptions from registration pursuant to Regulation S and/or Section 4(a)(2) of the Securities Act.

On June 25, 2013, we issued 223,200 shares of our common stock to Wolverton Securities Ltd. pursuant to the terms of an advisory agreement. The shares were issued in reliance upon exemptions from registration pursuant to Regulation S and/or Section 4(a)(2) of the Securities Act.

On July 29, 2013, the Company entered into a loan repayment agreement with a note holder, pursuant to which the Company paid the $250,000 balance owed and accrued interest of $5,000 for a note that matured on January 31, 2014, in exchange for the note holder agreeing to cancel 1,600,000 shares of the Company’s common stock.

On November 4, 2013, we issued convertible notes in the aggregate principal amount of $2,475,000, pursuant to a private offering. The notes were issued in reliance upon exemptions from registration pursuant to Regulation S and/or Section 4(a)(2) of the Securities Act.

On January 9, 2014, we issued 6,595,900 shares of our common stock to the shareholders of Vapestick Holdings Limited (“Vapestick”) in connection with our acquisition of Vapestick. The shares were issued in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act and Regulation S.

On January 7, 2014, January 14, 2014, January 31, 2014 and February 28, 2014, we completed “best efforts” private offerings of $27,375,000 aggregate principal amount of 15% Senior Secured Convertible Promissory Notes, as amended, and warrants to purchase shares of common stock with accredited investors for total net proceeds to the Company of $25,424,790 after deducting placement agent fees and other expenses.

The sale and the issuance of the Notes and Warrants in the Offerings were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”). We made this determination based on the representations of each Purchaser which included, in pertinent part, that each such Purchaser was (a) an “accredited investor” within the meaning of Rule 501 of Regulation D or (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and upon such further representations from each Purchaser that (i) such Purchaser is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) the Purchaser agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) the Purchaser has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (iv) the Purchaser had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (v) the Purchaser has no need for the liquidity in its investment in us and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

On February 28, 2014, we issued 10,000,000 shares of our common stock (the “Merger Shares”) to the shareholders of FIN in connection with our acquisition of FIN.

The Merger Shares were issued in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D. These shares of our common stock qualified for exemption under Section 4(a)(2) since the issuance of the shares by us did not involve a public offering. In addition, the FIN Shareholders and/or the Representative had the necessary investment intent consistent with Section 4(a)(2) since (i) such FIN Shareholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) the FIN Shareholders agreed not to sell or otherwise transfer the Merger Shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) the FIN Shareholder and/or the Representative has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (iv) the FIN Shareholder and/or the Representative had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (v) FIN Shareholders agreed to and received share certificates bearing a standard Securities Act legend. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(a)(2) and Rule 506 of Regulation D of the Securities Act for this transaction.

On April 22, 2014, we issued 2,300,000 shares of our common stock to the shareholders of Must Have Limited (“MHL”) in connection with our acquisition of MHL The shares were issued in reliance upon exemptions from registration pursuant to Regulation S. These shares of our common stock qualified for exemption Regulation S as all of the shares were issued to non-US persons as that term is defined in Regulation S. These shares of our common stock qualified for exemption Regulation S as all of the shares were issued to non-US persons as that term is defined in Regulation S.

On April 22, 2014, we completed a private offering with a group of accredited investors for total net proceeds to the Company of $20,511,200 after deducting placement agent fees and other expenses and issued to the purchasers 6% Senior Convertible Notes for a principal amount of $24,175,824. The sale and the issuance of the convertible notes were offered and sold in reliance upon exemptions from registration pursuant to Regulation S. These notes qualified for exemption Regulation S as all of the convertible notes were issued to non-US persons as that term is defined in Regulation S.

On April 30, 2014, we completed an initial closing of a “best efforts” private offering of $3,139,987.50 of units, each unit consisting of (i) one (1) share of our common stock, par value $0.001 per share and (ii) a warrant to purchase ¼ share of our common stock. We issued 483,075 units in the offering, comprised of 483,075 share of our common stock and warrants to purchase 120,768 shares of our common stock, at a price of $6.50 per unit, to a group of accredited investors for total net proceeds to the Company of $2,825,988.75 after deducting placement agent fees and other expenses.

The sale and the issuance of the units, shares and warrants were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”). We made this determination based on the representations of each purchaser which included, in pertinent part, that each such purchaser was (a) an “accredited investor” within the meaning of Rule 501 of Regulation D or (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and upon such further representations from each purchaser that (i) such purchaser is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) the purchaser agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) the purchaser has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (iv) the purchaser had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (v) the purchaser has no need for the liquidity in its investment in us and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

On May 30, 2014, we entered into an exchange agreement with one of the holders of promissory notes issued in connection with the FIN acquisition, under which we exchanged $3,625,000 principal amount of promissory notes plus accrued interest, in exchange for $4,210,526.33 of principal amount of 4% original issue discount convertible promissory notes (the “4% Convertible Notes”). The issuance of these 4% Convertible Notes were issued in reliance upon exemptions from registration pursuant to Section 3(a)(9) of the Securities Act.

On May 30, 2014, we completed a private offering to Dominion Capital LLC for total net proceeds to the Company of $2,000,000 after deducting placement agent fees and other expenses and issued to the purchaser an additional $2,105,263.16 principal amount of 4% Convertible Notes.

The sale and the issuance of these 4% Convertible Notes were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”). We made this determination based on the representations of each purchaser which included, in pertinent part, that each such purchaser was (a) an “accredited investor” within the meaning of Rule 501 of Regulation D or (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and upon such further representations from each Purchaser that (i) such Purchaser is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) the Purchaser agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) the Purchaser has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (iv) the Purchaser had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (v) the Purchaser has no need for the liquidity in its investment in us and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

On June 3, 2014, we completed a private offering with a group of accredited investors for total gross proceeds to the Company of $3,950,000 after deducting placement agent fees and other expenses and issued to the purchasers 6% Senior Convertible Notes for a principal amount of $3,296,704. The sale and the issuance of the convertible notes were offered and sold in reliance upon exemptions from registration pursuant to Regulation S. These Notes qualified for exemption Regulation S as all of the Exchange Shares were issued to non-US persons as that term is defined in Regulation S.

On June 19, 2014, we completed a closing of a “best efforts” private offering of $912,659 of units, each unit consisting of (i) one (1) share of our common stock, par value $0.001 per share and (ii) a warrant to purchase ¼ share of our common stock. We issued 140,410 units in the offering, comprised of 140,410 shares of our common stock and warrants to purchase 35,102 shares of our common stock, at a price of $6.50 per unit, to a group of accredited investors for total net proceeds to the Company of $821,393.10 after deducting placement agent fees and other expenses.

The sale and the issuance of the units, shares and warrants were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”). We made this determination based on the representations of each purchaser which included, in pertinent part, that each such purchaser was (a) an “accredited investor” within the meaning of Rule 501 of Regulation D or (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and upon such further representations from each purchaser that (i) such Purchaser is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) the purchaser agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) the purchaser has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (iv) the purchaser had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (v) the purchaser has no need for the liquidity in its investment in us and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

On July 15, 2013, we completed a private offering of $20,000,000 with Man FinCo Limited, in which we issued 2,962,963 shares of our common stock at a price of $6.50 per share. The shares were issued in reliance upon exemptions from registration pursuant to Regulation S and/or Section 4(a)(2) of the Securities Act.

On July 16, 2014, we issued 3,000,000 shares of our common stock to the sellers of the assets of Hardwire Interactive, Inc. (“Hardwire”) in connection with our acquisition of the Hardwire assets.

The shares were issued in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D. These shares of our common stock qualified for exemption under Section 4(a)(2) since the issuance of the shares by us did not involve a public offering. In addition, the sellers had the necessary investment intent consistent with Section 4(a)(2) since (i) such seller is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) the seller agreed not to sell or otherwise transfer the merger shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) the seller has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (iv) the seller had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (v) the sellers agreed to and received share certificates bearing a standard Securities Act legend. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(a)(2) and Rule 506 of Regulation D of the Securities Act for this transaction.

On July 16, 2014, we completed a closing of a “best efforts” private offering of $1,205,823 of units, each unit consisting of (i) one (1) share of our common stock, par value $0.001 per share and (ii) a warrant to purchase ¼ share of our common stock. We issued 185,511 units in the offering, comprised of 185,511 share of our common stock and warrants to purchase 46,374 shares of our common stock, at a price of $6.50 per unit, to a group of accredited investors for total net proceeds to the Company of $1,085,241 after deducting placement agent fees and other expenses.

The sale and the issuance of the units, shares and warrants were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D. We made this determination based on the representations of each purchaser which included, in pertinent part, that each such purchaser was (a) an “accredited investor” within the meaning of Rule 501 of Regulation D or (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and upon such further representations from each purchaser that (i) such purchaser is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) the purchaser agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) the purchaser has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (iv) the purchaser had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (v) the purchaser has no need for the liquidity in its investment in us and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

On July 17, 2014, we entered into an exchange agreement with two of the holders of the promissory notes issued in connection with the FIN acquisition, under which we exchanged $10,500,000 principal amount of promissory notes, in exchange for $11,042,632 of principal amount of 12% original issue discount convertible promissory note. The issuance of the convertible notes were issued in reliance upon exemptions from registration pursuant to Section 3(a)(9) of the Securities Act.

Item 16. Exhibits.

See Exhibit Index following the signature page.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting certificates in such denominations and registered in such names as required by underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For purposes of determining any liability under the Securities Act, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereonto duly authorized, in the City of Nunica, State of Michigan, on October 8, 2014.

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD.

By:	/s/ Brent Willis
Brent Willis
Chief Executive Officer, President and Secretary

By:	/s/ James P. McCormick
James P. McCormick
Chief Financial Officer and Treasurer

We, the undersigned officers and directors of Electronic Cigarettes International Group, Ltd., hereby severally constitute Brent Willis and James P. McCormick, and each of them singly, as true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names, in the capacities indicated below the registration statement filed herewith and any amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Electronic Cigarettes International Group, Ltd. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brent Willis Brent Willis	Chief Executive Officer, President, Secretary and Director	October 8, 2014

/s/ James P. McCormick James P. McCormick	Chief Financial Officer and Treasurer (chief accounting officer)	October 8, 2014

/s/ Marc Hardgrove Marc Hardgrove	President — Online Division and Director	October 8, 2014

/s/ James P. Geiskopf James P. Geiskopf	Director	October 8, 2014

/s/ William R. Fields William R. Fields	Director	October 8, 2014

/s/ Craig Colmar Craig Colmar	Director	October 8, 2014

/s/ Charles L. Jarvie Charles L. Jarvie	Director	October 8, 2014

/s/ Howard Lefkowitz Howard Lefkowitz	Director	October 8, 2014

/s/ Tim McClure Tim McClure	Director	October 8, 2014

/s/ David Karp David Karp	Director	October 8, 2014

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1	Underwriting Agreement**

2.1	Share Exchange Agreement dated April 2, 2013 among our company, Victory Electronic Cigarettes, Inc. and the shareholders of Victory Electronic Cigarettes, Inc.(1)

2.2	Share Exchange Agreement by and among Victory Electronic Cigarettes Corporation, Vapestick Holdings Ltd., and all the shareholders of Vapestick Holdings Ltd., dated December 15, 2013(2)

2.3	Agreement and Plan of Merger by and among Victory Electronic Cigarettes Corporation, VCIG LLC, FIN Electronic Cigarette Corporation, Inc. and Elliot B. Maisel as Representative, dated February 12, 2014(3)

2.4	Agreement to Buy the Shares in Ten Motives Limited and 10 Motives Limited by and between Victory Electronic Cigarettes Corporation, E-Cigs UK Holding Company Limited, and the Ten Motives Shareholders, dated as of May 30, 2014.(17)

3.1(i)	Articles of Incorporation(4)

3.1(i)(a)	Articles of Merger(5)

3.1(i)(b)	Amendment to Articles of Incorporation(6)

3.1(i)(c)	Amendment to Articles of Incorporation(20)

3.1(ii)	Bylaws(4)

4.1	Form of Convertible Note issued in January 2013 offering(7)

4.2	Form of Warrant January 2013 offering(7)

4.3	Form of Convertible Note dated November 4, 2013(8)

4.4	Form of Warrant issued to E-Cig Acquisition Company LLC and William R. Fields(9)

4.5	Form of 15% Senior Secured Convertible Promissory Note issued in offerings in January and February 2014(10)

4.6	Form of Warrant issued in offerings in January and February 2014(10)

4.7	Form of 6% Secured Convertible Promissory Note issued in offering on April 22, 2014(11)

4.8	Form of Amendment to 6% Convertible Note dated June 3, 2014(18)

4.9	Form of Amendment No. 2 to 6% Convertible Note dated August 20, 2014(25)

4.10	Form of Warrant from April 30, 2014 offering(12)

4.11	Form of Agent Warrant(13)

4.12	4% Exchange Convertible Note dated May 30, 2014(23)

4.13	4% Convertible Note dated May 30, 2014(17)

4.14	Form of 12% Convertible Notes dated July 17, 2014(24)

4.15	Form of Warrant dated July 17, 2014(24)

5.1	Opinion of Lionel Sawyer & Collins(25)

10.1	$200,000 Debenture dated January 31, 2013 issued by Victory Electronic Cigarettes LLC in favor of our company(2)

10.2	Security Agreement dated March 25, 2013 but effective as of January 31, 2013 between Victory Electronic Cigarettes Inc. as debtor and our company as secured party(2)

Exhibit No.	Description of Exhibit

10.3	Return To Treasury Agreement dated June 18, 2013 between our company and Stephen Brady(14)

10.4	Non-Broker Private Placement Agreement dated May 1, 2013 between our company and Wolverton Securities Ltd.(14)

10.5	General Financial Advisory Agreement dated June 21, 2013 between our company and Wolverton Securities Ltd.(14)

10.6	Promissory Note with Brent Willis(15)

10.7	Promissory Note with Marc Hardgrove(15)

10.8	Promissory Note with David Martin(15)

10.9	Sales and Consulting Agreement by and among Victory Electronic Cigarettes Corporation and E-Cig Acquisition Company LLC, dated December 30, 2013(9)

10.10	Form of Securities Purchase Agreement from offerings in January and February 2014(10)

10.11	Form of Registration Rights Agreement from offerings in January and February 2014(10)

10.12	Form of Security Agreement from offerings in January and February 2014(10)

10.13	Form of Amended and Restated Promissory Notes dated February 28, 2014(23)

10.14	Form of Registration Rights Agreement entered into by and among Victory Electronic Cigarettes Corporation and the FIN shareholders dated February 28, 2014(10)

10.15	Form of Promissory Notes dated April 22, 2014(11)

10.16	Form of Registration Rights Agreement entered into with MHL Shareholders dated April 22, 2014(11)

10.17	MHL Shareholders Guarantee(11)

10.18	Security Agreement entered into between MHL and the MHL Shareholders(11)

10.19	Form of Securities Purchase Agreement from April 22, 2014 offering(11)

10.20	Form of Amendment to Securities Purchase Agreement dated June 3, 2014(18)

10.21	Form of Amendment No. 2 to Securities Purchase Agreement dated August 20, 2014(25)

10.22	Form of Registration Rights Agreement from April 22, 2014 offering(11)

10.23	Form of Amendment to Registration Rights Agreement dated June 3, 2014(18)

10.24	Purchasers Guarantee from April 22, 2014 offering(11)

10.25	Security Agreement entered into between MHL and purchasers from April 22, 2014 offering(11)

10.26	Share Charge entered into with purchasers from April 22, 2014 offering(11)

10.27	Intercreditor Agreement(11)

10.28	Amendment to Intercreditor Agreement(18)

10.29	Form of Securities Purchase Agreement for April 30, 2014, June 19, 2014 and July 16, 2014 offering(12)

10.30	Form of Registration Rights Agreement for April 30, 2014, June 19, 2014 and July 16, 2014 offering(19)

10.31	Exchange Agreement dated May 30, 2014(24)

10.32	Purchase Agreement dated May 30, 2014(17)

10.33	Asset Purchase Agreement entered into on July 2, 2014 (21)

Exhibit No.	Description of Exhibit

10.34	Securities Purchase Agreement entered into on July 3, 2014(21)

10.35	Voting Agreement entered into on July 15, 2014 (22)

10.36	Registration Rights Agreement entered into with Man FinCo on July 15, 2014 (22)

10.37	Registration Rights Agreement entered into with sellers of Hardwire on July 16, 2014 (22)

10.38	Form of Exchange Agreement dated July 17, 2014(24)

10.39	Advisory Agreement by and among Fields Texas Limited LLC and the Company dated April 28, 2014(25)

10.40	Termination Agreement of Advisory Agreement with Fields Texas Limited LLC(25)

10.41 †	Employment Agreement with Brent Willis dated June 25, 2013(14)

10.42 †	Employment Agreement with Marc Hardgrove dated June 25, 2013(14)

10.43 †	Employment Agreement with Robert Hartford dated July 9, 2013(16)

10.44 †	Amended and Restated Employment Agreement with Brent Willis dated August 22, 2014(25)

10.45 †	Amended and Restated Employment Agreement with Marc Hardgrove dated August 22, 2014(25)

10.46 †	Employment Agreement with James McCormick dated August 22, 2104(25)

10.47 †	2013 Stock Option Plan(13)

10.48 †	2014 Stock Option Plan (23)

21.1	List of Subsidiaries (23)

23.1	Consent of McGladrey LLP

23.2	Consent of Accell Audit & Compliance P.A.

23.3	Consent of Crow Shields Bailey, PC

23.4	Consent of SCCA Ltd T/a Stafford & Co.

23.5	Consent of Centrix Partnership

23.6	Consent of Lionel Sawyer & Collins (Reference is made to Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page of the Registration Statement)

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Schema

101.CAL*	XBRL Taxonomy Calculation Linkbase

101.DEF*	XBRL Taxonomy Definition Linkbase

101.LAB*	XBRL Taxonomy Label Linkbase

101.PRE*	XBRL Taxonomy Presentation Linkbase

*	XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

**	To be filed by amendment.

†	Management contract or compensatory plan or arrangement.

(1)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on April 5, 2013.

(2)	Filed as an Exhibit on Annual Report on Form 10-K with the SEC on March 31, 2014.

(3)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on February 19, 2014.

(4)	Filed as an Exhibit on Registration Statement on Form SB-2 with the SEC on May 15, 2007.

(5)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on July 18, 2013.

(6)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on April 11, 2014.

(7)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on February 6, 2013.

(8)	Filed as an Exhibit on Quarterly Report on Form 10-Q with the SEC on November 14, 2013.

(9)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on January 6, 2014.

(10)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on March 6, 2014.

(11)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on April 29, 2014

(12)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on May 6, 2014.

(13)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on January 17, 2014.

(14)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on June 28, 2013.

(15)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on August 21, 2013.

(16)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on July 12, 2013.

(17)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on June 5, 2014.

(18)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on June 9, 2014.

(19)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on June 24, 2014.

(20)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on July 9, 2014.

(21)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on July 10, 2014.

(22)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on July 18, 2014.

(23)	Filed as an Exhibit on Registration Statement on Form S-1/A with the SEC on July 2, 2014.

(24)	Filed as an Exhibit on Registration Statement on Form S-1/A with the SEC on July 28, 2014.

(25)	Filed as an Exhibit on Registration Statement on Form S-1/A with the SEC on September 8, 2014.